    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1996


                                                      REGISTRATION NO. 333-15507
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           INTERSTATE HOTELS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            PENNSYLVANIA                            7011                             25-1788101
      (State of incorporation)               (Primary Standard                    (I.R.S. Employer
                                         Industrial Classification              Identification No.)
                                                Code Number)

                            ------------------------

                                FOSTER PLAZA TEN
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 937-0600
   (Address and telephone number of Registrant's principal executive offices)
                            ------------------------

                              MARVIN I. DROZ, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                FOSTER PLAZA TEN
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 937-0600
           (Name, address and telephone number of agent for service)

                            ------------------------

                                   Copies to:

               ROBERT A. PROFUSEK, ESQ.                               PATRICK J. FOYE, ESQ.
                DAVID J. LOWERY, ESQ.                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
              JONES, DAY, REAVIS & POGUE                                 919 THIRD AVENUE
                 599 LEXINGTON AVENUE                                NEW YORK, NEW YORK 10022
               NEW YORK, NEW YORK 10022                                   (212) 735-3000
                    (212) 326-3939

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           INTERSTATE HOTELS COMPANY
                             CROSS REFERENCE SHEET
             PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404

                  ITEM NUMBER AND CAPTION                LOCATION IN PROSPECTUS BY CAPTION
                  -----------------------                ---------------------------------
    1.   Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus.............................   Forepart of Registration Statement and
                                                     Outside Front Cover Page of Prospectus
    2.   Inside Front and Outside Back Cover Pages
           of Prospectus..........................   Inside Front and Outside Back Cover Pages
                                                     of Prospectus
    3.   Summary Information, Risk Factors and
           Ratio
           of Earnings to Fixed Charges...........   Prospectus Summary; Risk Factors
    4.   Use of Proceeds..........................   Prospectus Summary; Use of Proceeds;
                                                       Capitalization
    5.   Determination of Offering Price..........   Outside Front Cover Page of Prospectus;
                                                       Underwriting
    6.   Dilution.................................   *
    7.   Selling Security Holders.................   *
    8.   Plan of Distribution.....................   Outside Front Cover Page of Prospectus;
                                                       Underwriting
    9.   Description of Securities to be
           Registered.............................   Prospectus Summary; Description of
                                                     Capital Stock
   10.   Interests of Named Experts and Counsel...   *
   11.   Information with Respect to the
           Registrant.............................   Outside Front Cover Page of Prospectus;
                                                     Inside Front Cover Page of Prospectus;
                                                       Prospectus Summary; Risk Factors; The
                                                       Company; Recent Developments; Dividend
                                                       Policy; Price Range of Common Stock;
                                                       Capitalization; Selected Financial and
                                                       Other Data; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Indebtedness of
                                                       the Company, Business and Properties;
                                                       Management; Principal Shareholders;
                                                       Certain Relationships and Related
                                                       Transactions; Description of Capital
                                                       Stock; Shares Eligible for Future Sale;
                                                       Underwriting
   12.   Disclosure of Commission Position on
           Indemnification for Securities
           Act Liabilities........................   *

------------------

* Such item is inapplicable, or the answer thereto is in the negative, and is omitted from the Prospectus.

                                EXPLANATORY NOTE

     This Registration Statement covers shares of Common Stock to be offered in a public offering in the United States and Canada (the "U.S. Offering") and shares of Common Stock to be offered in a concurrent public offering outside the United States and Canada (the "International Offering"). The complete form of prospectus relating to the U.S. Offering (the "U.S. Prospectus") follows immediately after this explanatory note. The form of prospectus relating to the International Offering (the "International Prospectus") will be identical in all respects to the U.S. Prospectus, except that the International Prospectus contains different front and back cover pages and the section titled "Underwriting." The form of the U.S. Prospectus included herein is followed by those pages to be used in the International Prospectus which differ from those in the U.S. Prospectus. Each of such pages included herein is labeled "Alternate Page for International Prospectus."

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION OF THESE SECURITIES UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 6, 1996

PROSPECTUS
                                     [LOGO]

                                4,000,000 SHARES
                           INTERSTATE HOTELS COMPANY

                                  COMMON STOCK
                            ------------------------
     All of the shares of Common Stock of Interstate Hotels Company (the "Company") are being offered by the Company. Of the 4,000,000 shares of Common Stock offered, 3,400,000 shares are being offered hereby in the United States and Canada by the U.S. Underwriters and 600,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters. The offering price and aggregate underwriting discount per share are identical for both offerings (the "Offering"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "IHC." On November 12, 1996, the last reported sale price of the Common Stock on the NYSE was $25 5/8 per share.
                            ------------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===========================================================================================================
                                                                       UNDERWRITING         PROCEEDS TO
                                                PRICE TO PUBLIC        DISCOUNT(1)           COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share...................................           $                    $                    $
-----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                    $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted the several U.S. Underwriters and the several International Underwriters 30-day options to purchase up to an additional 510,000 and 90,000 shares of Common Stock, respectively, to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------
  The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York City on or about                  , 1996.
                            ------------------------
MERRILL LYNCH & CO.
           MONTGOMERY SECURITIES
                      MORGAN STANLEY & CO.
                          INCORPORATED
                                SMITH BARNEY INC.
                                          CREDIT LYONNAIS SECURITIES (USA) INC.
                            ------------------------
               The date of this Prospectus is             , 1996.

                              PORTFOLIO OF HOTELS
------------------------------------------------------------------------------

                            (AS OF OCTOBER 15, 1996)

Map of the continental United States, Mexico and the Caribbean denoting the Company's headquarters, hotels owned at IPO, hotels acquired since the IPO and managed/serviced hotels.

Map of Central America denoting a Managed/Serviced Hotel of the Company Map of Russia denoting a Managed/Serviced Hotel of the Company
Map of Israel denoting a Managed/Serviced Hotel of the Company
Map of Thailand denoting a Managed/Serviced Hotel of the Company
Map of Hawaii denoting seven Managed/Serviced Hotels of the Company


IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                                PHOTO

                                                EMBASSY SUITES PHOENIX NORTH
                                                PHOENIX, ARIZONA (OWNED)


PHOTO                                           PHOTO
THE CHARLES HOTEL                               HOTEL TVERSKAYA
CAMBRIDGE, MASSACHUSETTS (MANAGED)              MOSCOW, RUSSIA (MANAGED)


                        PHOTO

                        DON CESAR BEACH RESORT
                        ST. PETERSBURG BEACH, FLORIDA
                        (MANAGED WITH A MINORITY INTEREST)

PHOTO

COLORADO SPRINGS, COLORADO (OWNED)


PHOTO                                        PHOTO

DENVER HILTON SOUTH                          WESTIN RESORT MIAMI BEACH
GREENWOOD VILLAGE, COLORADO (OWNED)          MIAMI BEACH, FLORIDA (OWNED)


PHOTO

RADISSON PLAZA HOTEL SAN JOSE AIRPORT
SAN JOSE, CALIFORNIA (OWNED)


                                             PHOTO

                                             WARNER CENTER AIRPORT
                                             WOODLAND HILLS, CALIFORNIA (OWNED)

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. In this Prospectus, except as otherwise specified herein,
(i) the term the "Company" refers to Interstate Hotels Company, a Pennsylvania corporation, its subsidiaries and its predecessors and certain of their affiliates, (ii) all information assumes that the Underwriters' over-allotment options will not be exercised, (iii) all statistics relating to the Company's portfolio hotels are as of October 15, 1996, and (iv) all lodging industry statistics (other than Company statistics) are from, or derived from, information published or provided by Smith Travel Research, an independent industry research organization. Smith Travel Research has not provided any form of consultation, advice or counsel regarding the Offering contemplated hereby, and Smith Travel Research is in no way associated with the Offering.

                                  THE COMPANY

     The Company is the largest independent hotel management company in the United States based on total portfolio hotel revenues and number of guestrooms and properties managed. The Company manages or performs related services for 161 hotels, with 36,631 rooms, located in 28 states in the United States and in the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand, Panama and Russia. The Company owns or has a controlling interest in 23 of these properties (the "Owned Hotels"), all of which are upscale or luxury hotels.

     The Company completed its initial public offering (the "IPO") in June 1996 and acquired 14 Owned Hotels in connection therewith (the "IPO Acquisitions"). Since the IPO the Company has aggressively pursued acquisitions of new hotels and management contracts, acquiring nine full service upscale or luxury hotels containing a total of 2,223 rooms for a total acquisition cost, including estimated closing costs, capital expenditures and initial working capital ("Total Acquisition Cost"), of $198.2 million (the "Post-IPO Acquisitions") and entering into agreements to acquire two additional full service upscale hotels containing a total of 655 rooms for a Total Acquisition Cost of $66.0 million. The Company has also acquired a hotel management business consisting of management contracts and leases covering 56 mid-scale and upper economy hotels containing a total of 6,587 rooms. The Company believes that its competitive advantages, including its ability to source acquisition opportunities, its flexible branding strategy, the strength and depth of its management team, and its ability to access additional capital, position it to take advantage of continued growth opportunities as the lodging industry in the United States continues to consolidate.

     For the nine months ended September 30, 1996, 83.8% of the Company's net management revenues were derived from upscale or luxury hotels and resorts, including the Owned Hotels. The Company is the largest franchisee of upscale hotels in the Marriott(R) system, owning, managing or providing services to 39 hotels, with 13,517 rooms, bearing the Marriott(R) flag. Consistent with the Company's multiple branding strategy, the Company also manages hotels under many other major full service brand names, including Doubletree(TM), Embassy Suites(R), Hilton(TM), Holiday Inn(R), Radisson(TM), Sheraton(TM) and Westin(TM), as well as under the Company's own Colony(R) trade name. Among the well-known hotels managed by the Company are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; the Hay-Adams Hotel in Washington, D.C.; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the Westin Resort Miami Beach (formerly the Doral Ocean Beach Resort) in Miami Beach, Florida. The Company also operates in the mid-scale, upper economy and budget segments of the lodging industry.

     Since its founding in 1961 to own and operate a single motor lodge in northwestern Pennsylvania, the Company has achieved consistent annual growth, even through industry downturns. The total revenues of the hotels to which the Company provided management or related services increased from $514 million in 1991 to almost $1.1 billion in 1995, an average annual compound growth rate of 19.7%, and were $982.5 million for the first nine months of 1996 as compared to $779.2 million for the first nine months of 1995. Since 1991, the Company's portfolio of hotels has increased from 49 to 161. The Company's management and related revenues grew from $17.6 million in 1991 to $45.0 million in 1995, an average annual compound growth rate of 26.5%, and were $35.8 million for the first nine months of 1996 as compared to $32.9 million for the first nine months of 1995. Pro forma total revenues for the Company's 23 Owned Hotels were $201.4 million for the first nine months of 1996 as compared to $184.4 million for the first nine months of 1995. The Company's net income before income tax and extraordinary and non-recurring items increased at an average annual compound growth rate of 69.8% from $1.9 million in 1991 to $15.8 million in 1995, and was $22.3 million for the first nine months of 1996 as compared to $12.5 million for the first nine months of 1995.

     The Company attributes its steady growth to the disciplined pursuit of four core strategies: (i) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; (ii) adding new management contracts and selectively acquiring hotel management businesses; (iii) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques; and (iv) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner.

     The Company believes that its prospects for continuing sustainable growth are enhanced by a number of competitive advantages, including: (i) a proven ability to source management contract and property acquisition opportunities resulting from the Company's large and geographically diverse hotel portfolio;
(ii) excellent relationships with hotel investors and owners due to the Company's disciplined management techniques and its track record of improving the profitability of the hotels it manages; (iii) the Company's flexible branding strategy, which permits the Company to own and operate multiple hotels under different brands within the same geographic market and to operate more opportunistically within existing and new markets than hotel companies committed to particular flags; (iv) the Company's corporate infrastructure and the operational synergies resulting therefrom, which permit the Company to lower the unit costs of its services and assure the implementation of quality management systems on a Company-wide basis; (v) the strength and depth of its management team, the senior members of which have an average tenure of 23 years in the lodging industry and 12 years with the Company; (vi) the stability of the Company's cash flow resulting from the Company's large portfolio of hotel contracts and the Owned Hotels; and (vii) the Company's conservative capitalization and ability to access additional equity and debt capital to finance future growth on a cost-effective basis.

     The Company's Owned Hotels consist of 23 geographically diverse upscale hotels, containing an aggregate of 6,621 rooms and operating under the Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM) and Westin(TM) trade names principally in major metropolitan markets such as Atlanta, Boston, Chicago, Denver, Fort Lauderdale, Houston, Los Angeles, Miami, Philadelphia, Phoenix and Washington, D.C. The Owned Hotels produced superior operating results in the first nine months of 1996, achieving an average occupancy rate of 74.9%, an average daily rate ("ADR") of $93.79, and room revenue per available room ("REVPAR") of $70.23, as compared to an average occupancy rate of 74.1%, ADR of $86.25 and REVPAR of $63.90 for the first nine months of 1995. The Company expects further improvement in the results of operations of the Owned Hotels as the effects of the repositioning of certain of them, and the application of the Company's practices to all of them, are realized.

     The Company's principal executive offices are located at Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220, and its telephone number is
(412) 937-0600.

                              RECENT DEVELOPMENTS

     In June 1996, the Company completed its IPO, which included the sale of approximately 12.5 million shares of Common Stock at $21.00 per share. The net proceeds of the IPO of $240.5 million, together with the net proceeds of a new term loan, were used to acquire the IPO Acquisitions and two Post-IPO Acquisitions, to repay existing indebtedness and for general corporate purposes. Since the IPO, significant developments have included the following:

     Post-IPO Acquisitions. The Company has acquired nine full service upscale or luxury hotels containing 2,223 total rooms. The Total Acquisition Cost of the Post-IPO Acquisitions was $198.2 million. These hotels are operated under franchise affiliations with Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM) and Westin(TM). The Company expects the operating results of the Post-IPO Acquisitions to benefit from renovations, capital expenditures and market repositionings, the estimated cost of which is included in the Total Acquisition Cost. The Company believes that all of the Post-IPO Acquisitions represent attractive investments because they (i) are located in major metropolitan or growing secondary markets and are well located within these markets, (ii) were acquired at an average cost of $88,235 per room excluding initial working capital, which the Company believes represents at least a 30% discount to replacement cost, and (iii) have attractive current returns and potential for significant revenue and cash flow growth through rebranding, rehabilitating and/or repositioning of the hotels and application of the Company's disciplined management techniques.

     Pending Acquisitions. The Company has entered into agreements to purchase the Burlington Radisson in Burlington, Vermont and the Washington Vista in Washington, D.C. for a Total Acquisition Cost of $66.0 million (the "Pending Acquisitions"). The Burlington Radisson is an upscale hotel containing 255 rooms located in downtown Burlington on the waterfront of Lake Champlain. The Washington Vista is an upscale hotel containing 400 rooms located in the heart of Washington, D.C. The Company plans to reflag the hotel as a Westin(TM) as part of its repositioning strategy for the hotel. The Company expects to complete both of the Pending Acquisitions in the fourth quarter of this year. A portion of the net proceeds of the Offering will be used to consummate the Pending Acquisitions. The Company also has other acquisitions under letters of intent which are subject to the satisfaction of due diligence and other conditions to closing and is evaluating other hotels for acquisition.

     Equity Inns Transaction. On November 15, 1996, the Company acquired for 1,957,895 shares of Common Stock the hotel management business affiliated with Equity Inns, Inc., a publicly traded real estate investment trust ("Equity Inns"). This business, which consists of management contracts for eight mid-scale and upper economy hotels containing 776 rooms, and long-term leases for 48 mid-scale and upper economy hotels containing 5,811 rooms owned by an affiliate of Equity Inns, was conducted by Trust Management, Inc. ("Trust Management") and Trust Leasing, Inc. ("Trust Leasing") prior to the closing of the transaction (the "Equity Inns Transaction"). Of these hotels, 14 were acquired or opened by Equity Inns in 1995 and 11 were acquired or opened by Equity Inns in 1996. The pro forma statement of income data included herein give effect to the results of operations of these hotels only from the date of acquisition or opening by Equity Inns and not as of January 1, 1995. Equity Inns is obligated through November 15, 2001 generally to offer the Company the right to lease and manage any hotel acquired or developed by Equity Inns. Many of the hotels managed and leased by the Company as a result of the Equity Inns Transaction are quality mid-scale and upper economy service and extended stay hotels. The hotels are operated under premium franchise brands including Hampton Inns(TM), Residence Inn(TM), Holiday Inn(R), Comfort Inn(TM) and Homewood Suites(TM). Upon consummation of the Equity Inns Transaction, the Company became the largest franchisee and independent manager in the Hampton Inns(R) system, providing services to 39 hotels, with 4,624 rooms, bearing the Hampton Inns(TM) flag.

     Financing Activities. In October 1996, the Company's existing bank credit facilities were amended to (i) increase the acquisition facility (the "Acquisition Facility") from $100 million to $200 million, (ii) increase the term loan from $195 million to $295 million, and (iii) increase the Company's permitted nonrecourse and subordinated indebtedness to fund acquisitions from $50 million to $250 million.

                                  THE OFFERING

Common Stock Offered by the Company
    U.S. Offering.............................   3,400,000 shares
    International Offering....................   600,000 shares
         Total................................   4,000,000 shares (1)
Common Stock to be Outstanding after the
  Offering....................................   34,639,296 shares (1)(2)
Use of Proceeds...............................   The net proceeds of the Offering, together
                                                 with cash on hand, will be used to finance the
                                                 Pending Acquisitions, to repay existing
                                                 indebtedness, to finance other possible
                                                 acquisitions and for general corporate purposes.
New York Stock Exchange symbol................   IHC

------------------

(1) Does not include up to 600,000 shares of Common Stock subject to over-allotment options granted to the Underwriters. See "Underwriting."

(2) Does not include 2,370,449 shares of Common Stock reserved for issuance under the Company's equity incentive plans and 850,000 shares reserved for issuance under other compensation plans. See "Management--Director Compensation," "--Stock Option Grants" and "--Compensation Plans and Arrangements."

                        SUMMARY FINANCIAL AND OTHER DATA
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL DATA)

     The following table sets forth summary historical financial data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and as of and for the nine months ended September 30, 1995 and 1996, summary pro forma financial data for the Company for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996, and certain other data. The summary financial data of the Company as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995 have been derived from audited combined financial statements of the Company included elsewhere in this Prospectus. The summary financial data of the Company as of December 31, 1991, 1992 and 1993 and for each of the years ended December 31, 1991 and 1992 have been derived from audited combined financial statements of the Company which are not required to be included in this Prospectus. The summary historical financial data of the Company as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the information set forth therein. The interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information and the combined financial statements and notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                                        NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                                  SEPTEMBER 30,
                           -------------------------------------------------------------------   --------------------------------
                                                                                    PRO FORMA                          PRO FORMA
                             1991       1992       1993       1994        1995       1995 (1)      1995       1996      1996 (1)
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
STATEMENT OF INCOME DATA:
  Revenues:
    Lodging revenues.....  $     --   $     --   $     --   $     --   $       --   $ 332,003    $     --   $ 57,983   $ 286,338
    Management and
      related fees (2)...    17,645     19,873     25,564     36,726       45,018      41,295      32,888     35,788      32,954
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
      Total revenues.....    17,645     19,873     25,564     36,726       45,018     373,298      32,888     93,771     319,292
  Expenses:
    Lodging expenses.....        --         --         --         --           --     233,641          --     38,875     185,965
    Operating expenses
      and other (3)......    12,350     12,999     15,384     20,708       25,077      33,229      17,587     31,371      27,561
    Lease expense........        --         --         --         --           --      24,101          --         --      28,883
    Depreciation and
      amortization.......     3,286      3,352      3,282      3,659        4,201      29,835       2,963      7,762      22,264
    Interest, net........       101        (98)       (12)       (30)         (99)     27,640        (191)     5,315      19,607
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
  Income before income
    tax expense..........     1,908      3,620      6,910     12,389       15,839      24,852      12,529     10,448      35,012
  Income tax expense
    (4)..................        --         --         --         --           --       9,444          --     11,145      13,305
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
  Income (loss) before
    extraordinary item...     1,908      3,620      6,910     12,389       15,839      15,408      12,529       (697)     21,707
  Extraordinary item
    (5)..................        --         --         --         --           --          --          --     (7,643)         --
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
  Net income (loss)......  $  1,908   $  3,620   $  6,910   $ 12,389   $   15,839   $  15,408    $ 12,529   $ (8,340)  $  21,707
                           ========   ========   ========   ========    =========   =========    ========   ========   =========
  Pro forma net income
    per common share
    (6)..................                                                           $     .45                          $     .64
                                                                                    =========                          =========
  Pro forma common shares
    outstanding (6)......                                                          34,178,704                         34,178,704
                                                                                   ==========                         ==========
BALANCE SHEET DATA
  (AT PERIOD END):
Cash and cash
  equivalents............  $  2,997   $  4,461   $  4,520   $  6,702   $   14,035                $  8,356   $ 24,300   $  18,712
Total assets.............    25,146     24,270     24,436     30,741       61,401                  37,571    591,817     750,742
Current portion of
  long-term debt.........     2,092        576        600        673          363                     362      6,421       9,021
Long-term debt, excluding
  current portion........        76      1,500      1,209      3,217       35,907                   2,906    287,870     314,520
Total equity.............    18,360     16,685     16,627     18,858        9,256                  20,805    248,053     377,728

                                                                                                        NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                                  SEPTEMBER 30,
                           -------------------------------------------------------------------   --------------------------------
                                                                                    PRO FORMA                          PRO FORMA
                             1991       1992       1993       1994        1995       1995 (1)      1995       1996      1996 (1)
                           --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
OTHER FINANCIAL DATA:
EBITDA (7)...............  $  5,295   $  6,874   $ 10,180   $ 16,018   $   19,930   $  82,731    $ 15,301   $ 23,419   $  78,279
Net cash provided by
  operating activities...     3,668      7,332     10,389     15,318       25,328                  16,652     14,710      23,048
Net cash (used in)
  investing activities...      (726)      (481)    (3,088)    (3,852)     (22,858)                 (3,794)  (246,071)   (364,464)
Net cash (used in)
  provided by financing
  activities.............    (2,571)    (5,387)    (7,242)    (9,285)       4,863                 (11,204)   241,626     330,306
TOTAL PORTFOLIO HOTEL
  DATA: (8)
Total portfolio hotel
  revenues...............  $513,907   $584,344   $760,766   $858,986   $1,056,279                $779,242   $982,538
Number of hotels (9).....        49         53         82        136          150                     140        159
Number of rooms (9)......    17,386     18,985     24,202     31,502       35,044                  31,960     36,037
COMPARABLE HOTEL
  OPERATING DATA: (10)
Occupancy percentage
  (11)...................                           74.9%      75.4%        76.6%                   78.1%      79.2%
ADR (12).................                          $83.73     $86.96       $91.78                  $92.00     $98.72
REVPAR (13)..............                          $62.74     $65.60       $70.31                  $71.87     $78.16
Gross operating profit
  margin (14)............                           28.2%      30.0%        31.5%                   32.3%      33.9%

------------------

 (1) The pro forma financial data give effect to all issuances of Common Stock prior to and in connection with the IPO, the IPO Acquisitions, the Post-IPO Acquisitions, the Pending Acquisitions, the Equity Inns Transaction and the assumed issuance at $25 5/8 per share of 3,448,000 of the 4,000,000 shares of Common Stock offered in this Offering, which represents the portion of the Offering that would result in sufficient net proceeds, together with cash on hand, to finance the Pending Acquisitions and to repay $24,100 of indebtedness, as if all such transactions had occurred as of January 1, 1995, except that (i) the pro forma balance sheet data give effect to the acquisition of the two Owned Hotels acquired since September 30, 1996, the Pending Acquisitions and the assumed issuance of 3,448,000 shares of Common Stock as if each had occurred on September 30, 1996 and (ii) the pro forma statement of income data give effect to the results of operations of the 25 hotels acquired or opened by Equity Inns after January 1, 1995 as of their respective dates of acquisition or opening and not as of January 1, 1995. The pro forma financial data presented is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

 (2) Pro forma management and related fees are adjusted to reflect consolidation of the Owned Hotels and the resultant pro forma elimination of $4,544 and $3,438 of management and related fees actually derived from the Owned Hotels in 1995 and the nine months ended September 30, 1996, respectively.

 (3) Includes non-recurring, non-cash compensation of $11,896 for the nine months ended September 30, 1996.

 (4) Until immediately prior to the consummation of the IPO, the Company operated as an S corporation and, accordingly, was not subject to federal and certain state income taxes. The Company recorded income tax expense of $6,261 to establish deferred income taxes as of the date of the Company's change in tax status from an S corporation to a C corporation. The pro forma statement of income data have been computed as if the Company had been subject to federal and state income taxes, based on the applicable statutory tax rates then in effect.

 (5) Represents an extraordinary loss resulting from the early extinguishment of indebtedness, net of a deferred tax benefit of $3,937.

 (6) Based on 34,087,296 shares of Common Stock outstanding on a pro forma basis after the Offering plus an additional 91,408 shares of Common Stock to reflect the dilutive effect of outstanding options.

 (7) EBITDA represents earnings before interest, income taxes, depreciation and amortization, minority interests and extraordinary item. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

 (8) Represents all hotels, including the Owned Hotels, to which the Company provides management or related services.

 (9) As of the end of the periods presented.

(10) The comparable hotel data set consists of all of the hotels (35 hotels containing a total of 12,771 rooms) managed continuously by the Company from January 1, 1993 through September 30, 1996.

(11) Represents total rooms occupied by hotel guests on a paid basis divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(12) Represents total room revenues divided by the total number of rooms occupied by hotel guests on a paid basis.

(13) Represents room revenues divided by total available rooms.

(14) Represents gross operating profit divided by total revenues. "Gross operating profit" represents total revenues less departmental expenses and undistributed operating expenses, excluding management fees.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risks and investment considerations should be carefully considered before purchasing shares of Common Stock offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

     The Company is subject to the risks inherent in the lodging industry. In addition to the specific risks discussed below, these risks include changes in general, regional and local economic conditions, overbuilding, varying levels of demand for rooms and related services, changes in travel patterns, the recurring need for renovation, refurbishment and improvement of hotel properties, changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs, changes in interest rates, the availability of financing and changes in real estate taxes and operating expenses.

COMPETITION FOR GUESTS

     The lodging industry is highly competitive, and the Company's hotels generally are located in areas that contain numerous competitive properties. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location and, to a lesser extent, the quality and scope of other amenities, including food and beverage facilities. Many of the properties with which the Company's hotels compete for guests are part of or owned by entities that have substantially greater financial or other resources than the Company.

RISKS ASSOCIATED WITH RAPID EXPANSION

     Growth Risks. The Company's revenues and net income have grown substantially during the past several years. Since consummation of the IPO, the Company's portfolio of Owned Hotels has increased from 14 hotels to 23 hotels, and the Company intends to continue to pursue a growth-oriented strategy for the foreseeable future, but there can be no assurance that the Company will achieve its growth objectives. The Company is subject to a variety of business risks generally associated with growing companies. The Company's ability to successfully pursue new growth opportunities will depend on a number of factors, including, among others, the Company's ability to identify suitable growth opportunities, finance acquisitions and integrate new hotels into its operations, as well as the competitive climate and the availability and cost of capital. While the Company believes that it will have sufficient resources to pursue its strategy, this belief is premised in part on adequate cash being generated from operations. The Company may in the future seek an additional increase in the capital available to it under its Acquisition Facility or otherwise obtain additional debt or equity financing, depending upon the amount of capital required to pursue future growth opportunities or address other needs, conditions in the capital markets and other factors. There can be no assurance that such increase or additional financing will be available to the Company on acceptable terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     In addition, there can be no assurance that the Company will be able to successfully integrate new hotels into its operations or that new hotels will achieve revenue and profitability levels comparable to the Company's existing portfolio hotels. Furthermore, the Company's expansion within its existing markets could adversely affect the financial performance of its existing portfolio hotels and expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on the Company.

     Acquisition and Development Risks. The Company expects to acquire additional hotels in the future. Acquisitions entail the risk that investments will fail to perform in accordance with expectations. In addition, the Company intends to selectively develop new mid-scale and upper economy hotels in the future. New project development is subject to a number of risks, including market or site deterioration after acquisition and the possibility of construction delays or cost overruns due to regulatory approvals, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing.

CERTAIN EFFECTS OF ACQUISITIONS

     Since its IPO, the Company has acquired nine hotels. Under the purchase method of accounting, the assets, liabilities and results of operations associated with such acquisitions have been included in the Company's financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Company as of and for the nine months ended September 30, 1996 and subsequent dates and periods are not comparable to the financial position and results of operations of the Company as of and for prior dates and periods.

     The pro forma financial information presented gives effect to the IPO, the IPO Acquisitions, the Post-IPO Acquisitions, the Pending Acquisitions, the Equity Inns Transaction, the issuance of 3,448,000 shares of Common Stock in this Offering and certain other adjustments described herein as if such transactions had been completed on prior dates. The pro forma information presented is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated.

RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE

     At October 15, 1996, the Company owned fee title or controlling partnership interests in 23 of the 161 hotels it managed and operated 17 hotels under leases, ten of which are long-term leases (not including hotels the Company currently manages or leases as a result of the Equity Inns Transaction). In addition, the Company's business strategy includes the acquisition of additional hotels. Accordingly, the Company will be subject to varying degrees of risk generally related to owning or leasing real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, costs and terms of financing, liability for long-term lease obligations, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid; therefore, the ability of the Company to vary its portfolio of owned hotels in response to changes in economic and other conditions may be limited.

TERMS OF MANAGEMENT AGREEMENTS

     On a pro forma basis net management revenues, including the Owned Hotels, represented 6.9% of the Company's total revenues for the nine months ended September 30, 1996. Hotel management agreements expire or are acquired, terminated or renegotiated in the ordinary course of the Company's business. Typically, the Company's hotel management agreements may be terminated for various reasons, including default by the Company or sale of or foreclosure on the underlying property. In addition, approximately one-third of the Company's management agreements allow for termination without cause upon 30 to 90 days notice. An additional 21 management agreements allow for termination without cause upon 30 to 90 days notice with the payment of a termination fee. As of October 15, 1996, the Company had management agreements with remaining terms of less than five years for 103 of its 161 managed hotels. These 103 management agreements accounted for $10.7 million, or 3.4%, of the Company's total pro forma revenues for the nine months ended September 30, 1996. Sixteen of these management agreements (which generated $2.4 million, or 0.8%, of the Company's total pro forma revenues for the nine months ended September 30, 1996) are subject to termination in 1997. Although the net number of hotel management agreements to which the Company is a party has increased every year since 1987, there can be no assurance that the Company will continue to obtain new management agreements or that it will be able to renew or replace terminated or expired management agreements, or that the terms of new or renegotiated management agreements will be as favorable to the Company as the terms of prior agreements.

     In addition to the services called for under its management agreements, the Company often provides purchasing services, equipment leasing services, insurance and risk management services and other ancillary services to third-party hotel owners. On a pro forma basis, 4.4% of the Company's total revenues for the nine months ended September 30, 1996 were comprised of such services. The costs for these management services are typically subject to prospective approval by the hotel owners on an annual basis. Although the Company believes that its charges for these services are generally competitive with those provided by unrelated third parties, there can be no assurance that third-party hotel owners will not choose to obtain such services from other providers.

COMPETITION FOR MANAGEMENT AGREEMENTS

     The Company competes in the lodging industry with international, national, regional and local hotel management companies, some of which have greater financial or other resources than the Company. Competitive factors include relationships with hotel owners and investors, the availability of capital, financial performance, contract terms, brand name recognition, marketing support, reservation system capacity and the willingness to provide funds in connection with new management arrangements. In order for the Company to expand its business by acquiring additional management agreements, the Company may be required to offer more attractive terms to hotel owners than it has had to make in the past or to make equity investments in hotel properties. Hotel owners in many cases have been requesting lower base fees coupled with greater incentive fees or seeking capital contributions from independent hotel management companies in the form of loans or equity investments.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The lodging industry is seasonal in nature, with the second and third calendar quarters generally accounting for a greater portion of annual revenues than the first and fourth calendar quarters. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management agreements (which could involve the write-off of capitalized acquisition costs in addition to the loss of future revenues), the timing of achieving incremental revenues from additional hotels and the realization of a gain or loss upon the sale of a hotel also may adversely impact earnings comparisons.

RISK OF INCREASING LEVERAGE; RESTRICTIVE COVENANTS

     Since its IPO, the Company has financed its acquisitions largely with indebtedness obtained pursuant to the Company's Acquisition Facility, and intends to finance future acquisitions with the proceeds of this Offering, the Acquisition Facility or with other credit facilities obtained by the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The credit agreement with respect to the Acquisition Facility contains restrictive covenants, including covenants limiting capital expenditures, incurrence of debt and sales of assets and requiring the Company to achieve certain financial ratios, some of which will become more restrictive over time. See "Indebtedness of the Company." The Company's existing indebtedness incurred under the Acquisition Facility, as well as its term indebtedness, is secured by mortgages on the Company's hotel properties as well as other assets of the Company. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and lodging industry conditions and to increased competitive pressures.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company has not paid any dividends on the Common Stock since the IPO and does not anticipate that it will pay any dividends in the foreseeable future. The Acquisition Facility prohibits payment of dividends or other distributions to shareholders. See "Dividend Policy."

CONFLICTS OF INTEREST

     Milton Fine, the co-founder of the Company and its Chairman of the Board, and individuals and entities affiliated with Mr. Fine (collectively, the "Fine Family Shareholders") will beneficially own approximately 36.9% of the outstanding Common Stock following consummation of the Offering. See "Principal Shareholders." Certain of the Fine Family Shareholders also have ownership interests in 12 hotels that are managed or leased but not owned by the Company. Each of the Fine Family Shareholders has agreed not to transfer any of its interests in any of these hotels (subject to certain permitted transfers) without first complying with a right of first offer and a right of first refusal procedure in favor of the Company. See "Certain Relationships and Related Transactions--Transactions with the Fine Family Shareholders." Except for one management agreement pursuant to which the Company waived its management fee for a period ending no later than November 30, 1998, the Company believes that its management agreements and leases for these hotels are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties. These relationships, however, coupled with the ownership of Common Stock by the Fine Family Shareholders and representation on the Company's Board of Directors (the "Board") by certain of the Fine Family Shareholders, could give rise to potential conflicts of interest. The Company has implemented a policy requiring transactions between the Company and related parties to be approved by a majority of disinterested directors upon such disinterested directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. There can be no assurance, however, that this policy will always be successful in eliminating the influence of such potential conflicts of interest. See "Management--Directors and Executive Officers."

CONTROL BY PRINCIPAL SHAREHOLDERS

     The Fine Family Shareholders are able to exert substantial influence over the election of directors and the management and affairs of the Company and over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. Affiliates of Blackstone Real Estate Advisors L.P. (collectively, "Blackstone") may also be able to exert influence over these matters. Pursuant to a stockholders agreement (the "Interstone Stockholders Agreement") between the Company and Blackstone, dated June 25, 1996, so long as Blackstone owns 25% or more of the shares of Common Stock issued to it on the date of the Interstone Stockholders Agreement, the Fine Family Shareholders have agreed that they will vote all of their shares of Common Stock for the election of a director candidate nominated by Blackstone, and Blackstone has agreed to vote all of its shares of Common Stock for the election of the director candidates nominated by the Board.

SUBSTANTIAL RELIANCE ON SENIOR MANAGEMENT

     The Company will place substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management. The Company's future success and its ability to manage future growth depends in large part upon the efforts of these persons and on the Company's ability to attract and retain these key executives and other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

GOVERNMENT REGULATION

     The Company is subject to numerous foreign and U.S. federal, state and local government laws, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws), accessibility for disabled persons and general building and zoning requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws, including liquor license laws or increases in minimum wage rate requirements, reduces revenues and profits of hotels owned, leased and managed by the Company and could otherwise adversely affect the Company's operations. Although third-party hotel owners are generally responsible for all costs, expenses and liabilities incurred in connection with operating the hotels under the Company's management agreements, including compliance with government laws, the Company may be contingently liable for certain liabilities for which it does not maintain insurance, including certain employment liabilities, environmental liabilities and, in respect of properties in the United States, claims arising under the Americans with Disabilities Act. The Company also is subject to various foreign and U.S. federal, state and local environmental laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities. Under the Company's hotel management agreements, third-party hotel owners are generally responsible for any environmental liabilities. However, under certain countries' laws, including those of the United States, the Company also may be exposed to environmental liabilities whether or not the third-party hotel owner is able to satisfy such liabilities. In addition, the Company will be subject to any environmental liabilities arising with respect to its owned hotels.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and By-Laws, and Pennsylvania law, include various provisions that could have the effect of making it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock--Certain Corporate Governance Matters." In addition, the Company's Articles of Incorporation grant the Board authority to issue up to 25,000,000 shares of preferred stock having such rights, preferences and privileges as designated by the Board without shareholder approval. See "Description of Capital Stock--Preferred Stock." The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of such preferred stock that may be issued in the future.

SHARES ELIGIBLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, the Company will have outstanding 34,639,296 shares of Common Stock. Of these shares, 18,190,946 are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The holders of 18,071,441 of these shares have registration rights with respect to future registrations of the Common Stock beneficially owned by them. In connection with the IPO, Blackstone agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock until December 16, 1996 without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). In connection with this Offering, the Company, each of its directors and executive officers who is a holder of restricted securities and the Fine Family Shareholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any such shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch. Trust Leasing and Trust Management have agreed with the Company not to sell any of the Common Stock acquired in connection with the Equity Inns Transaction until June 30, 1997 and not to sell more than 50% of such Common Stock until December 31, 1997. See "Principal Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                                  THE COMPANY

     The Company is the largest independent hotel management company in the United States based on total portfolio hotel revenues and number of guestrooms and properties managed. The Company manages or performs related services for 161 hotels, with 36,631 rooms, located in 28 states in the United States and in the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand, Panama and Russia. The Company owns or has a controlling interest in 23 of these properties, all of which are upscale or luxury hotels.

     The Company completed its IPO in June 1996 and acquired 14 Owned Hotels in connection therewith. Since the IPO the Company has aggressively pursued acquisitions of new hotels and management contracts, acquiring nine full service upscale or luxury hotels containing a total of 2,223 rooms for a Total Acquisition Cost of $198.2 million and entering into agreements to acquire two additional full service upscale hotels containing a total of 655 rooms for a Total Acquisition Cost of $66.0 million. The Company has also acquired a hotel management business consisting of management contracts and leases covering 56 mid-scale and upper economy hotels containing a total of 6,587 rooms. The Company believes that its competitive advantages, including its ability to source acquisition opportunities, its flexible branding strategy, the strength and depth of its management team, and its ability to access additional capital, position it to take advantage of continued growth opportunities as the lodging industry in the United States continues to consolidate.

     For the nine months ended September 30, 1996, 83.8% of the Company's net management revenues were derived from upscale or luxury hotels and resorts, including the Owned Hotels. The Company is the largest franchisee of upscale hotels in the Marriott(R) system, owning, managing or providing services to 39 hotels, with 13,517 rooms, bearing the Marriott(R) flag. Consistent with the Company's multiple branding strategy, the Company also manages hotels under many other major full service brand names, including Doubletree(TM), Embassy Suites(R), Hilton(TM), Holiday Inn(R), Radisson(TM), Sheraton(TM) and Westin(TM), as well as under the Company's own Colony(R) trade name. Among the well-known hotels managed by the Company are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; the Hay-Adams Hotel in Washington, D.C.; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the Westin Resort Miami Beach (formerly the Doral Ocean Beach Resort) in Miami Beach, Florida. The Company also operates in the mid-scale, upper economy and budget segments of the lodging industry.

     Since its founding in 1961 to own and operate a single motor lodge in northwestern Pennsylvania, the Company has achieved consistent annual growth, even through industry downturns. The total revenues of the hotels to which the Company provided management or related services increased from $514 million in 1991 to almost $1.1 billion in 1995, an average annual compound growth rate of 19.7%, and were $982.5 million for the first nine months of 1996 as compared to $779.2 million for the first nine months of 1995. Since 1991, the Company's portfolio of hotels has increased from 49 to 161. The Company's management and related revenues grew from $17.6 million in 1991 to $45.0 million in 1995, an average annual compound growth rate of 26.5%, and were $35.8 million for the first nine months of 1996 as compared to $32.9 million for the first nine months of 1995. Pro forma total revenues for the Company's 23 Owned Hotels were $201.4 million for the first nine months of 1996 as compared to $184.4 million for the first nine months of 1995. The Company's net income before income tax and extraordinary and non-recurring items increased at an average annual compound growth rate of 69.8% from $1.9 million in 1991 to $15.8 million in 1995, and was $22.3 million for the first nine months of 1996 as compared to $12.5 million for the first nine months of 1995.

     The Company attributes its steady growth to the disciplined pursuit of four core strategies: (i) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; (ii) adding new management contracts and selectively acquiring hotel management businesses; (iii) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques; and (iv) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner. See "Business and Properties-- Business Strategy."

     The Company believes that its prospects for continuing sustainable growth are enhanced by a number of competitive advantages, including: (i) a proven ability to source management contract and property acquisition opportunities resulting from the Company's large and geographically diverse hotel portfolio;
(ii) excellent relationships with hotel investors and owners due to the Company's disciplined management techniques and its track record of improving the profitability of the hotels it manages; (iii) the Company's flexible branding strategy, which permits the Company to own and operate multiple hotels under different brands within the same geographic market and to operate more opportunistically within existing and new markets than hotel companies committed to particular flags; (iv) the Company's corporate infrastructure and the operational synergies resulting therefrom, which permit the Company to lower the unit costs of its services and assure the implementation of quality management systems on a Company-wide basis; (v) the strength and depth of its management team, the senior members of which have an average tenure of 23 years in the lodging industry and 12 years with the Company; (vi) the stability of the Company's cash flow resulting from the Company's large portfolio of hotel contracts and the Owned Hotels; and (vii) the Company's conservative capitalization and ability to access additional equity and debt capital to finance future growth on a cost-effective basis. See "Business and Properties--Growth Strategy."

                              RECENT DEVELOPMENTS

INITIAL PUBLIC OFFERING

     In June 1996, the Company completed its IPO, which included the sale of approximately 12.5 million shares of Common Stock at $21.00 per share. The net proceeds of the IPO of $240.5 million, together with the net proceeds of a new term loan, were used to acquire the IPO Acquisitions and two Post-IPO Acquisitions, to repay existing indebtedness and for general corporate purposes.

POST-IPO ACQUISITIONS

     Since its IPO, the Company has acquired nine full service upscale or luxury Owned Hotels containing 2,223 total rooms. The Total Acquisition Cost of these hotels was $198.2 million. These hotels are operated under franchise affiliations with Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM) and Westin(TM). The Company expects the operating results of the Post-IPO Acquisitions to benefit from renovations, capital expenditures and market repositionings, the cost of which is included in the Total Acquisition Cost. The Company believes that all of the Post-IPO Acquisitions represent attractive investments because they (i) are located in major metropolitan or growing secondary markets and are well-located within their markets, (ii) were acquired at an average cost of $88,235 per room excluding initial working capital, which the Company believes represents at least a 30% discount to replacement cost, and (iii) have attractive current returns and potential for significant revenue and cash flow growth through rebranding, rehabilitating, and/or repositioning of the hotels and application of the Company's disciplined management techniques. The following is a description of each of the Post-IPO
Acquisitions:

          Boston Marriott Westborough. This four story, 223 room hotel, located in Westborough, Massachusetts, was acquired for a Total Acquisition Cost of $20.2 million, using proceeds from the IPO. The hotel, located at the junction of Interstate 495 and U.S. Route 9, was built in 1985, and the Company has managed the hotel since 1991.

          Brentwood Holiday Inn. This nine story, 247 room hotel, located in Brentwood, Tennessee, which is eight miles from Nashville, was acquired for a Total Acquisition Cost of $20.9 million, using proceeds from the IPO. The property was built in 1989 as a prototype Holiday Inn hotel and has received the Holiday Inn Excellence Award in each of the past four years.

          Roanoke Airport Marriott. This eight story, 320 room hotel, located near the airport in Roanoke, Virginia, was acquired by the Company for a Total Acquisition Cost of $25.3 million. The hotel was built in 1983 and features one of the area's largest private meeting facilities, including a high-tech conference theater.

          Blacksburg Marriott. This two story, 148 room hotel, located across the street from the Virginia Polytechnic Institute and State University in Blacksburg, Virginia, was acquired by the Company for a Total Acquisition Cost of $8.8 million. The Blacksburg Marriott was built in 1971, and the Company plans to fully renovate every room in the hotel in 1997. The Company is evaluating the branding strategy for this hotel and may reflag it in the near future.

          Embassy Suites Phoenix North. This hotel (formerly the Fountain Suites), located in Phoenix, Arizona, consists of seven three-story buildings and six two-story buildings containing a total of 314 two-room suites. The hotel was built in 1985 and was acquired by the Company as an independent hotel for a Total Acquisition Cost of $27.7 million. The Company reflagged the hotel as an Embassy Suites(R) as part of its repositioning strategy for the hotel.

          Englewood Radisson. This nine story, 192 room hotel is located in Englewood, New Jersey, which is four miles west of New York City near the Meadowlands Sports Complex. The Englewood Radisson was acquired by the Company for a Total Acquisition Cost of $13.5 million. The hotel was opened in 1989 and has land available for future room expansion. The land on which the Englewood Radisson is located is subject to a ground lease with a remaining term of 90 years.

          Radisson Plaza Hotel San Jose Airport. This five story, 185 room hotel is located less than two miles from the San Jose, California International Airport in the heart of Silicon Valley and was acquired by the Company for a Total Acquisition Cost of $17.3 million. The hotel was built in 1985, and the Company has managed it since December 1995.

          Columbus Hilton. This four story, 177 room hotel is located in Columbus, Georgia. The hotel was acquired by the Company for a Total Acquisition Cost of $9.1 million. The hotel is located across the street from the convention center and is regarded as the premier hotel in its market. The Columbus Hilton was built around the original Empire Woodruff Grist Mill, a red brick mill that began operations in 1861. A national landmark, the original brick mill was restored and converted into part of the hotel in 1982.

          Westin Resort Miami Beach. This 18 story, 417 room hotel (formerly the Doral Ocean Beach Resort) is located on three oceanfront acres in the "Mid-Beach" portion of Miami Beach, Florida. The Company acquired the hotel for a Total Acquisition Cost of $55.4 million. The Company is considering converting existing ancillary space into additional guest rooms which has been included in the Total Acquisition Cost. The Company reflagged this hotel, which was built in 1963, as a Westin(TM) as part of its repositioning strategy for the hotel.

PENDING ACQUISITIONS

     The Company has entered into agreements to purchase the Burlington Radisson in Burlington, Vermont and the Washington Vista in Washington, D.C. for a Total Acquisition Cost of $66.0 million. Both of the Pending Acquisitions meet the acquisition criteria applied to the Post-IPO Acquisitions.

          Burlington Radisson. This eight story, 255 room upscale hotel is located in Burlington, Vermont. The Burlington Radisson is the only hotel that is located in downtown Burlington on the waterfront of Lake Champlain. The Company has signed an agreement to acquire the hotel, which was built in 1975, for a Total Acquisition Cost of $15.3 million.

          Washington Vista. This 14 story, 400 room hotel is located in the heart of Washington, D.C., within walking distance of many of the city's famous landmarks and close to the national headquarters of many trade and professional organizations. The Company has signed an agreement to acquire the hotel, which was built in 1982, for a Total Acquisition Cost of $50.7 million. The Company plans to reflag the hotel as a Westin(TM) as part of its repositioning strategy for the hotel.

     The Company expects to complete both of the Pending Acquisitions in the fourth quarter of this year. A portion of the net proceeds of the Offering will be used to consummate the Pending Acquisitions. The Company also has other acquisitions under letters of intent which are subject to the satisfaction of a number of conditions to closing and is evaluating other hotels for acquisition.

EQUITY INNS TRANSACTION

     On November 15, 1996, the Company acquired for 1,957,895 shares of Common Stock the hotel management business affiliated with Equity Inns. This business, which consists of management contracts for eight mid-scale and upper economy hotels containing 776 rooms, and long-term leases for 48 mid-scale and upper economy hotels containing 5,811 rooms, was conducted by Trust Management and Trust Leasing prior to the consummation of the Equity Inns Transactions. Of these hotels, 14 were acquired or opened by Equity Inns in 1995 and 11 were acquired or opened by Equity Inns in 1996. The pro forma statement of income data included herein give effect to the results of operations of these hotels only from the date of acquisition or opening by Equity Inns and not as of January 1, 1995. In connection with the Equity Inns Transaction, the Company assumed management of all of the leased hotels except four hotels which were developed and will continue to be managed by Promus Hotels, Inc. As described more fully below, the Company also acquired a right of first offer under which it generally has the right through November 15, 2001 to lease and manage any hotel acquired or developed by Equity Inns. Many of the hotels managed and leased by the Company as a result of the Equity Inns Transaction are quality mid-scale and upper economy hotels. These hotels are operated under premium franchise brands including Hampton Inns(TM), Residence Inn(TM), Holiday Inn(R), Comfort Inn(TM) and Homewood Suites(TM). Upon consummation of the Equity Inns Transaction, the Company became the largest franchisee and independent manager in the Hampton Inns(TM) system, providing services to 39 hotels, with 4,624 rooms, bearing the Hampton Inns(TM) flag.

     In connection with the Equity Inns Transaction, the Company and Equity Inns granted to each other certain options and rights of first offer with respect to future hotel opportunities over the five-year period following the closing. Through November 15, 2001, Equity Inns is obligated generally to offer to the Company the right to lease and manage any hotel property which is acquired or developed by Equity Inns, except that Promus Hotels, Inc. has the right to manage any future hotels which it sells to Equity Inns. During the same five-year period, the Company is obligated generally to grant Equity Inns the option to acquire all mid-scale, upper economy, economy or budget hotels which the Company plans to develop and sell (excluding developments subject to a joint venture or partnership agreement). All hotel properties so acquired by Equity Inns would be leased back to a subsidiary of the Company on terms substantially the same as those set forth below. In addition, through November 15, 2001, the Company is obligated to offer to Equity Inns the right to acquire all limited service, extended stay, upper economy and mid-scale hotels which the Company or any wholly owned subsidiary owns as of the closing or subsequently acquires or develops, in the event that the Company determines to sell such hotels. Any such sale will be conditioned on Equity Inns' entering into a lease with a subsidiary of the Company on terms substantially the same as set forth below. Finally, the Company has agreed to refer to Equity Inns, through November 15, 2001, any opportunities which are presented to the Company to acquire hotels in the foregoing categories.

     The Equity Inns Transaction was consummated initially through a new partnership, Crossroads/ Memphis Partnership, L.P. ("Crossroads/Memphis"). Trust Leasing and Trust Management contributed to Crossroads/Memphis all of the leases with Equity Inns and the management contracts in exchange for a 50% limited partnership interest in Crossroads/Memphis. Subsidiaries of the Company contributed to Crossroads/ Memphis 1,957,895 newly issued shares of Common Stock of the Company (the "Contributed Shares") in exchange for a 50% general and limited partnership interest in Crossroads/Memphis. The Company's subsidiary that serves as general partner has the sole right to manage and control Crossroads/Memphis. Crossroads/Memphis has engaged affiliates of the Company to manage the leased properties and perform the management contracts held by Crossroads/Memphis. The leases with Equity Inns have a 15-year term, and Crossroads/Memphis has an option to renew each lease for an additional five-year term if certain performance standards are met. Crossroads/Memphis is required to pay fixed monthly base rent together with quarterly percentage rent. The rent formulas are fixed for the first ten years of the term and will be adjusted thereafter. The Company has guaranteed Crossroads/Memphis' lease obligations to Equity Inns.

     Trust Leasing and Trust Management have the right to exchange their partnership interests in Crossroads/Memphis at any time for Contributed Shares. Upon exchange of all of the partnership interests, the Company will own 100% of Crossroads/Memphis and Trust Leasing and Trust Management will own all of the Contributed Shares. Upon exchange, the Contributed Shares will be subject to a registration rights and shareholders agreement which, among other things, will
(i) grant demand and piggyback registration rights to Trust Management and Trust Leasing and (ii) prohibit the holders from selling any of the Contributed Shares until June 30, 1997 and from selling 50% or more of the Contributed Shares until December 31, 1997.

FINANCING ACTIVITIES

     In October 1996, the Company's existing bank credit facilities were amended to (i) increase the Acquisition Facility from $100 million to $200 million, (ii) increase the term loan from $195 million to $295 million, and (iii) increase the Company's permitted nonrecourse and subordinated indebtedness to fund acquisitions from $50 million to $250 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Indebtedness of the Company."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock has traded on the NYSE since June 20, 1996 under the symbol "IHC." The following table sets forth, for the periods indicated, the high and low sales prices per share of Common Stock on the NYSE.


                                                                                 PRICE
                                                                           -----------------
                                     PERIOD                                HIGH       LOW
                                     ------                                ----       ----
    June 20, 1996 through June 30, 1996................................    $23 3/8  $ 21
    Quarter ended September 30, 1996...................................     27 3/4    22 1/8
    October 1, 1996 through December 5, 1996...........................     29 5/8    24 3/4



     The last reported sale price per share on the NYSE on December 5, 1996 was $24 3/4. As of December 5, 1996, there were approximately 100 holders of record of the Common Stock.


                                DIVIDEND POLICY

     The Company has not paid any dividends on the Common Stock since its IPO and does not anticipate paying any dividends following consummation of this Offering. The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. Further, the terms of the Acquisition Facility prohibit the payment of dividends on the Common Stock. Any determination to pay cash dividends in the future will be at the discretion of the Board and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be approximately $96.7 million (approximately $111.3 million if the over-allotment options are exercised in full), after giving effect to estimated underwriting discounts and commissions and offering expenses payable by the Company. The net proceeds from the Offering, together with cash on hand, will be used to finance the Pending Acquisitions, to repay $24.1 million of indebtedness incurred to finance one of the Post-IPO Acquisitions, to finance other possible acquisitions and for general corporate purposes. The indebtedness to be repaid matures in 2003 and bears interest at a rate that varies, at the Company's option, in relation to LIBOR. At November 1, 1996, the interest rate on such indebtedness was approximately 7.5%. Pending final application of the net proceeds, the Company will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to, among other things, the acquisition of the two Owned Hotels acquired since September 30, 1996, the Pending Acquisitions and the Offering. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information and the combined financial statements and notes thereto included elsewhere in this Prospectus.

                                                                        SEPTEMBER 30, 1996
                                                                    ---------------------------
                                                                    HISTORICAL      AS ADJUSTED
                                                                    ----------      -----------
                                                                    (IN THOUSANDS)
Total short-term borrowings and current portion of long-term
  debt...........................................................    $   6,421       $   9,021(1)
Total long-term debt, excluding current portion..................      287,870         314,520(1)
Minority interests...............................................        5,756           5,756
Shareholders' equity:
     Preferred Stock ($.01 par value, 25,000,000 shares
       authorized, no shares issued and outstanding at September
       30, 1996 and as adjusted).................................           --              --
     Common Stock ($.01 par value, 75,000,000 shares authorized,
       28,671,401 shares issued and outstanding at September 30,
       1996; 34,639,296 shares issued and outstanding, as
       adjusted).................................................          287             346(2)
     Additional paid-in capital..................................      253,058         396,149(2)
     Retained deficit............................................       (5,292)         (5,292)
                                                                     ---------       ---------
          Total shareholders' equity.............................      248,053         391,203
                                                                     ---------       ---------
               Total capitalization..............................    $ 548,100       $ 720,500
                                                                     =========       =========

------------------

(1) The difference between the historical and the as adjusted debt represents indebtedness incurred to finance the two Post-IPO Acquisitions consummated after September 30, 1996 that will continue to be outstanding following the Offering.

(2) Includes 1,957,895 shares of Common Stock issued in connection with the Equity Inns Transaction and 10,000 shares of restricted stock issued in October 1996 pursuant to the Company's 1996 Equity Incentive Plan.

                       SELECTED FINANCIAL AND OTHER DATA
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL DATA)

     The following table sets forth selected historical financial data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and as of and for the nine months ended September 30, 1995 and 1996, selected pro forma financial data of the Company for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996, and certain other data. The selected financial data of the Company as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995 have been derived from audited combined financial statements of the Company included elsewhere in this Prospectus. The selected financial data of the Company as of December 31, 1991, 1992 and 1993 and for each of the years ended December 31, 1991 and 1992 have been derived from audited combined financial statements of the Company which are not required to be included in this Prospectus. The selected historical financial data of the Company as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments (which include normal recurring adjustments) necessary to present fairly the information set forth therein. The interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information and the combined financial statements and notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                                            NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                                ENDED SEPTEMBER 30,
                            ------------------------------------------------------------------    -------------------------------
                                                                                     PRO FORMA                          PRO FORMA
                              1991       1992       1993       1994        1995      1995 (1)       1995       1996     1996 (1)
                            --------   --------   --------   --------   ----------   ---------    --------   --------   ---------
STATEMENT OF INCOME DATA:
Lodging revenues:
 Rooms....................  $     --   $     --   $     --   $     --   $       --   $221,372     $     --   $ 37,351   $201,696
 Food and beverage........        --         --         --         --           --     91,696           --     16,792     68,467
 Other departmental.......        --         --         --         --           --     18,935           --      3,840     16,175
Management and related
 fees (2).................    17,645     19,873     25,564     36,726       45,018     41,295       32,888     35,788     32,954
                            --------   --------   --------   --------   ----------   ---------    --------   --------   --------
   Total revenues.........    17,645     19,873     25,564     36,726       45,018    373,298       32,888     93,771    319,292
Lodging expenses:
 Rooms....................        --         --         --         --           --     55,574           --      8,064     47,473
 Food and beverage........        --         --         --         --           --     69,285           --     12,513     52,212
 Other departmental.......        --         --         --         --           --      8,909           --      1,680      6,061
 Property costs...........        --         --         --         --           --     99,873           --     16,618     80,219
General and
 administrative...........     3,063      4,096      5,057      8,302        9,811     15,710        6,464      7,240     12,443
Payroll and related
 benefits.................     8,856      8,803     10,321     12,420       15,469     17,115       11,123     12,564     13,734
Non-cash compensation
 (3)......................        --         --         --         --           --         --           --     11,896         --
Lease expense.............        --         --         --         --           --     24,101           --         --     28,883
Depreciation and
 amortization.............     3,286      3,352      3,282      3,659        4,201     29,835        2,963      7,762     22,264
                            --------   --------   --------   --------   ----------   ---------    --------   --------   --------
Operating income..........     2,440      3,622      6,904     12,345       15,537     52,896       12,338     15,434     56,003
Other (expense) income:
 Interest, net............      (101)        98         12         30           99    (27,640)         191     (5,315)   (19,607)
 Other, net...............      (431)      (100)        (6)        14          203       (404)          --        329     (1,384)
                            --------   --------   --------   --------   ----------   --------     --------   --------   --------
Income before income tax
 expense..................     1,908      3,620      6,910     12,389       15,839     24,852       12,529     10,448     35,012
Income tax expense (4)....        --         --         --         --           --      9,444           --     11,145     13,305
                            --------   --------   --------   --------   ----------   --------     --------   --------   --------
Income (loss) before
 extraordinary item.......     1,908      3,620      6,910     12,389       15,839     15,408       12,529       (697)    21,707
Extraordinary item (5)....        --         --         --         --           --         --           --     (7,643)        --
                            --------   --------   --------   --------   ----------   --------     --------   --------   --------
Net income (loss).........  $  1,908   $  3,620   $  6,910   $ 12,389   $   15,839   $ 15,408     $ 12,529   $ (8,340)  $ 21,707
                            ========   ========   ========   ========   ==========   ========     ========   ========   ========
Pro forma net income per
 common share (6).........                                                           $   0.45                           $   0.64
                                                                                     ========                           ========
Pro forma common
 shares outstanding (6)...                                                          34,178,704                         34,178,704
                                                                                    ==========                         ==========
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash
 equivalents..............  $  2,997   $  4,461   $  4,520   $  6,702   $   14,035                $  8,356   $ 24,300   $ 18,712
Total assets..............    25,146     24,270     24,436     30,741       61,401                  37,571    591,817    750,742
Current portion of
 long-term debt...........     2,092        576        600        673          363                     362      6,421      9,021
Long-term debt, excluding
 current portion..........        76      1,500      1,209      3,217       35,907                   2,906    287,870    314,520
Total equity..............    18,360     16,685     16,627     18,858        9,256                  20,805    248,053    377,728
OTHER FINANCIAL DATA:
EBITDA (7)................  $  5,295   $  6,874   $ 10,180   $ 16,018   $   19,930   $ 82,731     $ 15,301   $ 23,419   $ 78,279
Net cash provided by
 operating activities.....     3,668      7,332     10,389     15,318       25,328                  16,652     14,710     23,048
Net cash (used in)
 investing activities.....      (726)      (481)    (3,088)    (3,852)     (22,858)                 (3,794)  (246,071)  (364,464 )
Net cash (used in)
 provided by financing
 activities...............    (2,571)    (5,387)    (7,242)    (9,285)       4,863                 (11,204)   241,626    330,306
TOTAL PORTFOLIO HOTEL
 DATA: (8)
Total portfolio hotel
 revenues.................  $513,907   $584,344   $760,766   $858,986   $1,056,279                $779,242   $982,538
Number of hotels (9)......        49         53         82        136          150                     140        159
Number of rooms (9).......    17,386     18,985     24,202     31,502       35,044                  31,960     36,037
COMPARABLE HOTEL
 OPERATING DATA: (10)
Occupancy percentage
 (11).....................                            74.9%      75.4%        76.6%                   78.1%      79.2%
ADR (12)..................                           $83.73     $86.96       $91.78                  $92.00     $98.72
REVPAR (13)...............                           $62.74     $65.60       $70.31                  $71.87     $78.16
Gross operating profit
 margin (14)..............                            28.2%      30.0%        31.5%                   32.3%      33.9%

------------------

 (1) The pro forma financial data give effect to all issuances of Common Stock prior to or in connection with the IPO, the IPO Acquisitions, the Post-IPO Acquisitions, the Pending Acquisitions, the Equity Inns Transaction and the assumed issuance at $25 5/8 per share of 3,448,000 of the 4,000,000 shares of Common Stock offered in this Offering, which represents the portion of the Offering that would result in sufficient net proceeds, together with cash on hand, to finance the Pending Acquisitions and to repay $24,100 of indebtedness, as if all such transactions had occurred as of January 1, 1995, except that (i) the pro forma balance sheet data give effect to the acquisition of the two Owned Hotels acquired since September 30, 1996, the Pending Acquisitions and the assumed issuance of the 3,448,000 shares of Common Stock as if each had occurred on September 30, 1996 and (ii) the pro forma statement of income data give effect to the results of operations of the 25 hotels acquired or opened by Equity Inns after January 1, 1995 as of their respective dates of acquisition or opening and not as of January 1, 1995. The pro forma financial data presented is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

 (2) Pro forma management and related fees are adjusted to reflect consolidation of the Owned Hotels and the resultant pro forma elimination of $4,544 and $3,438 of management and related fees actually derived from the Owned Hotels in 1995 and the nine months ended September 30, 1996, respectively.

 (3) Represents a non-recurring expense.

 (4) Until immediately prior to the consummation of the IPO, the Company operated as an S corporation and, accordingly, was not subject to federal and certain state income taxes. The Company recorded income tax expense of $6,261 to establish deferred income taxes as of the date of the Company's change of status from an S corporation to a C corporation. The pro forma statement of income data have been computed as if the Company had been subject to federal and state income taxes, based on the applicable statutory tax rates then in effect.

 (5) Represents an extraordinary loss resulting from the early extinguishment of indebtedness, net of a deferred tax benefit of $3,937.

 (6) Based on 34,087,296 shares of Common Stock outstanding on a pro forma basis after the Offering plus an additional 91,408 shares of Common Stock to reflect the dilutive effect of outstanding options.

 (7) EBITDA represents earnings before interest, income taxes, depreciation and amortization, minority interests and extraordinary item. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

 (8) Represents all hotels, including the Owned Hotels, to which the Company provides management or related services.

 (9) As of the end of the periods presented.

(10) The comparable hotel data set consists of all of the hotels (35 hotels containing a total of 12,771 rooms) managed continuously by the Company from January 1, 1993 through September 30, 1996.

(11) Represents total rooms occupied by hotel guests on a paid basis divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(12) Represents total room revenues divided by the total number of rooms occupied by hotel guests on a paid basis.

(13) Represents room revenues divided by total available rooms.

(14) Represents gross operating profit divided by total revenues. "Gross operating profit" represents total revenues less departmental expenses and undistributed operating expenses, excluding management fees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain statements contained herein and elsewhere in this Prospectus which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the risks detailed in "Risk Factors" and referenced elsewhere in this Prospectus. See "Forward-Looking Information."

GENERAL

     The following is management's discussion and analysis of the Company's financial position and results of operations. In light of the transactions referred to in "Certain Relationships and Related Transactions--The Organization and Initial Public Offering," the assumed issuance of 3,448,000 of the 4,000,000 shares of Common Stock and the application of the net proceeds therefrom, together with cash on hand, to finance the purchase of the Pending Acquisitions and to repay $24.1 million of indebtedness, and the fact that the Owned Hotels were purchased on varying dates since 1994, the following discussion and analysis includes discussion and analysis of the Company's pro forma financial position and results of operations in addition to historical data and should be read in conjunction with the pro forma financial information included elsewhere in this Prospectus. See "Index to Financial Statements."

     The following table sets forth selected items from the statements of income as a percent of total revenues and certain other selected data:

                                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                   -----------------------------------    --------------------------
                                                                PRO                           PRO
                                                               FORMA                         FORMA
                                   1993     1994     1995       1995      1995     1996       1996
                                   -----    -----    -----    --------    -----    -----    --------
Total revenues...................  100.0%   100.0%   100.0%    100.0%     100.0%   100.0%    100.0%
Lodging expenses.................     --       --       --       62.6        --     41.4       58.3
General and administrative.......   19.8     22.6     21.8        4.2      19.7      7.7        3.9
Payroll and related benefits.....   40.4     33.8     34.4        4.6      33.8     13.4        4.3
Non-cash compensation............     --       --       --         --        --     12.7         --
Lease expense....................     --       --       --        6.5        --       --        9.0
Depreciation and amortization....   12.8     10.0      9.3        8.0       9.0      8.3        7.0
                                   -----    -----    -----    --------    -----    -----    --------
  Operating income...............   27.0     33.6     34.5       14.1      37.5     16.5       17.5
Other income (expense):
  Interest, net..................     --      0.1      0.2       (7.4)      0.6     (5.7)      (6.1)
  Other, net.....................     --       --      0.5       (0.1)       --      0.4       (0.4)
                                   -----    -----    -----    --------    -----    -----    --------
Income before income tax
  expense........................   27.0     33.7     35.2        6.6      38.1     11.2       11.0
Income tax expense...............     --       --       --        2.5        --     11.9        4.2
                                   -----    -----    -----    --------    -----    -----    --------
  Income (loss) before
     extraordinary item..........   27.0     33.7     35.2        4.1      38.1     (0.7)       6.8
  Extraordinary item (1).........     --       --       --         --        --     (8.2)        --
                                   -----    -----    -----    --------    -----    -----    --------
     Net income (loss)...........   27.0%    33.7%    35.2%       4.1%     38.1%    (8.9)%      6.8%
                                   =====    =====    =====    ========    =====    =====    ========

------------------

(1) Represents an extraordinary loss resulting from the early extinguishment of indebtedness, net of a deferred tax benefit.

     The pro forma adjustments described below under "Pro Forma Nine Months Ended September 30, 1996 Compared to Combined Nine Months Ended September 30, 1995" result primarily from the acquisition of the Owned Hotels, the Pending Acquisitions and the Equity Inns Transaction (collectively, the "Pro Forma Hotels"). The Owned Hotels consist of 23 geographically diverse upscale hotels, containing an aggregate of 6,621 rooms and operating under the Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM), and Westin(TM) trade names principally in major metropolitan markets such as Atlanta, Boston, Chicago, Denver, Fort Lauderdale, Houston, Los Angeles, Miami, Philadelphia, Phoenix and Washington, D.C. The Owned Hotels produced superior operating results in the first nine months of 1996, achieving an average occupancy rate of 74.9%, ADR of $93.79, and REVPAR of $70.23, as compared to an average occupancy rate of 74.1%, ADR of $86.25 and REVPAR of $63.90 for the first nine months of 1995. The following is a list of the Owned Hotels as of October 15, 1996:

                                                                                NUMBER
                       HOTEL                            LOCATION               OF ROOMS
    -------------------------------------------   -------------------        --------------
    Embassy Suites Phoenix North (formerly        Phoenix, AZ                      314
      Fountain Suites) (1)
    Radisson Plaza Hotel San Jose Airport (1)     San Jose, CA                     185
    Warner Center Marriott                        Woodland Hills, CA               463
    Colorado Springs Marriott                     Colorado Springs, CO             310
    Denver Hilton South                           Greenwood Village, CO            305
    Ft. Lauderdale Airport Hilton                 Dania, FL                        388
    Westin Resort Miami Beach (formerly the       Miami Beach, FL                  417
      Doral Ocean Beach Resort) (1)
    Atlanta Marriott North Central                Atlanta, GA                      287
    Columbus Hilton (1)                           Columbus, GA                     177
    Lisle Radisson                                Lisle, IL                        242
    Schaumburg Embassy Suites                     Schaumburg, IL                   209
    Boston Marriott Andover                       Andover, MA                      293
    Boston Marriott Westborough (1)               Westborough, MA                  223
    Englewood Radisson Hotel (1)                  Englewood, NJ                    192
    Huntington Hilton                             Melville, NY                     302
    Marriott Suites at Valley Forge               Valley Forge, PA                 229
    Philadelphia Marriott West                    West Conshohocken, PA            286
    Brentwood Holiday Inn (1)                     Brentwood, TN                    247
    Houston Marriott North at Greenspoint         Houston, TX                      391
    Blacksburg Marriott (1)                       Blacksburg, VA                   148
    Roanoke Airport Marriott (1)                  Roanoke, VA                      320
    Tysons Corner Marriott                        Tysons Corner, VA                390
    Fort Magruder Inn and Conference Center       Williamsburg, VA                 303
                                                                                ------
                                                                                 6,621
                                                                                ======

------------------

(1) Denotes a Post-IPO Acquisition.

     The amounts referred to below as combined financial information ("combined") represent the historical financial results of operations of the Company combined with the historical financial results of operations of the Owned Hotels, with intercompany eliminations and without any pro forma adjustments.

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO COMBINED NINE MONTHS ENDED SEPTEMBER 30, 1995

     Pro forma total revenues increased by $46.1 million, or 16.9%, from $273.2 million in the nine months ended September 30, 1995 to $319.3 million in the nine months ended September 30, 1996. The most significant portion of this increase related to pro forma lodging revenues, which consists of rooms, food and beverage and other departmental revenues. Pro forma lodging revenues increased by $43.1 million, or 17.7%, from $243.2 million in the nine months ended September 30, 1995 to $286.3 million in the nine months ended September 30, 1996. The increase was due to the overall improvement in the operating performance of the Pro Forma Hotels, which was attributed to a change in franchise affiliations for certain of the Owned Hotels, fewer hotel renovations in 1996 than in 1995 and an overall improvement in economic conditions in certain geographic regions. This increase in lodging revenues was consistent with the increase in the Pro Forma Hotels' room revenues of $37.0 million, or 22.5%, to $201.7 million in the nine months ended September 30, 1996. For the Owned Hotels, the average room rate increased by 8.7%, from $86.25 during the nine months ended September 30, 1995 to $93.79 during the nine months ended September 30, 1996, and occupancy increased from 74.1% to 74.9%, respectively. This resulted in a 9.9% increase in REVPAR to $70.23 during the nine months ended September 30, 1996. The Atlanta, Chicago, Colorado Springs, Denver and the Philadelphia markets had the most significant impact on average rate and occupancy growth. Pro forma management and related fees increased by $3.0 million, or 9.8%, from $30.0 million in the nine months ended September 30, 1995 to $33.0 million in the nine months ended September 30, 1996 due primarily to the performance improvement of existing managed hotels and incremental revenues associated with the net addition of new hotels, many of which provide for incentive management fees and utilize the Company's other contractual services. Such contractual services include insurance services, purchasing and renovation services, MIS support, central accounting, leasing, and training and relocation programs.

     Pro forma lodging expenses, which consist of rooms, food and beverage, property costs and other departmental expenses, increased by $15.8 million, or 9.3%, from $170.2 million in the nine months ended September 30, 1995 to $186.0 million in the nine months ended September 30, 1996. The pro forma operating margin for the Pro Forma Hotels increased from 30.0% during the nine months ended September 30, 1995 to 35.1% during the nine months ended September 30, 1996. The increase was attributed to the increase in revenues and the overall improvement in operating performance and operating efficiencies of the Pro Forma Hotels.

     General and administrative expenses are associated with the management of hotels and consist primarily of centralized management expenses such as operations management, sales and marketing, finance and other hotel support services, as well as general corporate expenses. Pro forma general and administrative expenses increased by $1.2 million, or 10.8%, from $11.2 million in the nine months ended September 30, 1995 to $12.4 million in the nine months ended September 30, 1996. Pro forma general and administrative expenses as a percentage of pro forma revenues decreased slightly to 3.9% during the nine months ended September 30, 1996 compared to 4.1% during the nine months ended September 30, 1995 as a result of operating leverage.

     Pro forma payroll and related benefits expenses increased by $1.0 million, or 8,6%, from $12.7 million in the nine months ended September 30, 1995 to $13.7 million in the nine months ended September 30, 1996. The increase was due primarily to the addition of new employees related to the growth of the Company's hotel management business. Pro forma payroll and related benefits expenses as a percentage of pro forma revenues decreased to 4.3% during the nine months ended September 30, 1996 compared to 4.6% in the nine months ended September 30, 1995.

     Pro forma depreciation and amortization increased by $2.6 million, or 13.0%, from $19.7 million in the nine months ended September 30, 1995 to $22.3 million in the nine months ended September 30, 1996.

     Pro forma operating income increased by $14.5 million, or 35.1%, from $41.5 million in the nine months ended September 30, 1995 to $56.0 million in the nine months ended September 30, 1996. Accordingly, pro forma operating margin increased from 15.2% during the nine months ended September 30, 1995 to 17.5% during the nine months ended September 30, 1996. As discussed above, the improvement in the pro forma operating margin was attributed to the increase in pro forma revenues and the overall decrease in pro forma operating expenses as a percentage of pro forma revenues.

     The pro forma income tax expense of $13.3 million in the nine months ended September 30, 1996 and $7.4 million in the nine months ended September 30, 1995 was computed as if the Company were subject to federal and state income taxes for the entire period, based on an effective tax rate of 38%.

     As a result of the changes noted above, pro forma net income increased by $7.4 million, or 51.9%, from $14.3 million in the nine months ended September 30, 1995 to $21.7 million in the nine months ended September 30, 1996. Accordingly, pro forma net income margin increased from 5.2% during the nine months ended September 30, 1995 to 6.8% during the nine months ended September 30, 1996.

HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1995

     Total revenues increased by $60.9 million, or 185.1%, from $32.9 million in the nine months ended September 30, 1995 to $93.8 million in the nine months ended September 30, 1996. The most significant portion of this increase related to lodging revenues, which increased by $58.0 million due to the operations of the Owned Hotels acquired through September 30, 1996. Net management fees increased by $2.5 million, or 13.0%, from $19.4 million in the nine months ended September 30, 1995 to $21.9 million in the nine months ended September 30, 1996 due to the addition of 35 new management contracts and increased revenues associated with the performance improvement of existing managed hotels. The increase in net management fees was partially offset by the loss of 28 management contracts primarily due to the divestiture of hotels by third-party hotel owners. Other management-related fees increased slightly from $13.5 million in the nine months ended September 30, 1995 to $13.9 million in the nine months ended September 30, 1996.

     Lodging expenses were $38.9 million in the nine months ended September 30, 1996 due to the operations of the Owned Hotels acquired through September 30, 1996. The operating margin of the Owned Hotels acquired through September 30, 1996 was 33.0% during the nine months ended September 30, 1996.

     General and administrative expenses increased by $0.7 million, or 12.0%, from $6.5 million in the nine months ended September 30, 1995 to $7.2 million in the nine months ended September 30, 1996. The increase was due primarily to incremental expenses associated with the growth of the Company's business and the acquisitions of the Owned Hotels. General and administrative expenses as a percentage of revenues decreased to 7.7% during the nine months ended September 30, 1996 compared to 19.7% during the nine months ended September 30, 1995 as a result of the operations of the Owned Hotels acquired through September 30, 1996.

     Payroll and related benefit expenses increased by $1.5 million, or 13.0%, from $11.1 million in the nine months ended September 30, 1995 to $12.6 million in the nine months ended September 30, 1996. The increase was related to the addition of corporate management and staff personnel as the Company's portfolio of hotels for which it provides management and other services grew. Payroll and related benefits expenses as a percentage of revenues decreased to 13.4% during the nine months ended September 30, 1996 compared to 33.8% during the nine months ended September 30, 1995 as a result of the operations of the Owned Hotels acquired through September 30, 1996.

     Non-cash compensation of $11.9 million in the nine months ended September 30, 1996 resulted from the issuance of 785,533 shares of restricted stock to certain executives and key employees of the Company in consideration of the cancellation of options issued by the Company's predecessor, Interstate Hotels Corporation ("IHC"), in 1995.

     Depreciation and amortization increased by $4.8 million, or 162.0%, from $3.0 million in the nine months ended September 30, 1995 to $7.8 million in the nine months ended September 30, 1996 due to the acquisitions of the Owned Hotels through September 30, 1996.

     Operating income (exclusive of non-cash compensation) increased by $15.0 million, or 121.5%, from $12.3 million in the nine months ended September 30, 1995 to $27.3 million in the nine months ended September 30, 1996. Operating margin decreased from 37.5% during the nine month ended September 30, 1995 to 29.1% during the nine months ended September 30, 1996. This decrease in the operating margin reflects the inclusion of the operating expenses of the Owned Hotels acquired through September 30, 1996 which were not reflected in the Company's results prior to their respective acquisition dates in 1996.

     The Company had $0.2 million of interest income in the nine months ended September 30, 1995 compared to $5.3 million of interest expense in the nine months ended September 30, 1996 due primarily to additional borrowings related to the Acquisition (as defined in "Certain Relationships and Related Transactions--The Organization and Initial Public Offering").

     Other, net of $0.3 million in the nine months ended September 30, 1996, consisted primarily of minority interests.

     Income tax expense of $11.1 million in the nine months ended September 30, 1996 was computed based on an effective tax rate of 38% and includes deferred tax expense of $6.3 million which was recorded in June, 1996, coinciding with the date IHC changed its tax status from a pass-through entity for tax purposes to a C corporation.

     An extraordinary loss of $7.6 million, net of a deferred tax benefit of $3.9 million, in the nine months ended September 30, 1996 resulted from the early extinguishment of certain indebtedness and was related to the write-off of deferred financing fees, prepayment penalties and loan commitment fees.

     As a result of the changes noted above, a net loss of $8.3 million was recorded in the nine months ended September 30, 1996 compared to net income of $12.5 million in the nine months ended September 30, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEARS DECEMBER 31, 1994 AND 1993

     Total revenues increased by $11.1 million, or 43.7%, from $36.7 million in 1993 to $45.0 million in 1994 and by $8.3 million, or 22.6%, from 1994 to $45.0 million in 1995. Net management fees increased by $3.1 million from 1993 to 1994 and $4.7 million from 1994 to 1995 due to the addition of 83 new management contracts in 1994 and 43 new management contracts in 1995 and increased revenues associated with existing managed hotels. These increases were partially offset by the loss of 29 management contracts in each of 1994 and 1995 due primarily to the divestiture of hotels by third-party owners. In 1994, $1.3 million, or 42%, of the increase in net management fees resulted from increases in base management fees, and $1.8 million, or 58%, of the increase resulted from increases in incentive management fees due to performance improvement of existing contracts and the increase in the number of new contracts that provide for incentive management fees. In 1995, $3.1 million, or 66%, of the increase in net management fees resulted from increases in base management fees, and $1.6 million, or 34%, of the increase resulted from increases in incentive management fees. Purchasing and other fees increased by $4.0 million, or 115.0%, from 1993 to 1994 and $2.8 million, or 38.0%, from 1994 to 1995 due primarily to incremental revenues related to additional franchise/marketing representation fees related to the acquisition of the Colony portfolio in May 1994 ($0.8 million in 1994 and $0.7 million in 1995) (see "Business and Properties--The Company's Portfolios") and incremental revenues related to the net addition of new hotels, many of which utilize the Company's purchasing, project management and other contractual services ($1.2 million in 1994 and $2.1 million in 1995). Additionally, an increase of $2.0 million from 1993 to 1994 was associated with the creation of training and relocation programs for managed hotels. Insurance income increased by $4.1 million from 1993 to 1994 and by $0.7 million from 1994 to 1995 due partially to the net addition of new managed hotels that elected to participate in the Company's insurance program and the addition in mid-1994 of a health care financial indemnity policy to the coverage of the Company's subsidiary, Northridge Insurance Company ("Northridge").

     General and administrative expenses increased by $3.2 million, or 64.2%, from $5.1 million in 1993 to $8.3 million in 1994 and by $1.5 million, or 18.2%, from 1994 to $9.8 million in 1995. These increases were due primarily to incremental expenses associated with the acquisition of the Colony portfolio ($0.8 million in 1994 and $1.3 million in 1995). Additionally, an increase of $1.3 million from 1993 to 1994 was associated with the creation of training and relocation programs for managed hotels. The remaining increases were attributed to incremental expenses related to the growth of the Company's hotel management business. General and administrative expenses as a percentage of revenues decreased to 21.8% during 1995 compared to 22.6% in 1994. During 1993, general and administrative expenses as a percentage of revenues were 19.8%.

     Payroll and related benefits expenses increased by $2.1 million, or 20.3%, from $10.3 million in 1993 to $12.4 million in 1994 and by $3.1 million, or 24.5%, from 1994 to $15.5 million in 1995. These increases were due primarily to incremental expenses associated with the acquisition of the Colony portfolio and the growth of the Crossroads portfolio ($0.9 million in 1994 and $1.5 million in 1995). See "Business and Properties-- The Company's Portfolios." An increase of $1.3 million in 1995 related to an increase in incentive bonuses paid to certain executive officers and development staff. The remaining increases were attributed to incremental expenses related to the growth of the Company's hotel management business and the new training and relocation programs. Payroll and related benefits expenses as a percentage of revenues increased to 34.4% during 1995 compared to 33.8% in 1994. During 1993, payroll and related benefits expenses as a percentage of revenues were 40.4%.

     Operating income increased by $5.4 million, or 78.8%, from $6.9 million in 1993 to $12.3 million in 1994 and by $3.2 million, or 25.9%, from 1994 to $15.5 million in 1995. Operating margins were 27.0%, 33.6% and 34.5% in 1993, 1994 and 1995, respectively. The improvement in the operating margins was attributed to the overall increase in revenues and improvements in operating expenses as percentages of revenues.

     As a result of the changes noted above, net income (exclusive of income tax expense) was $6.9 million, $12.4 million and $15.8 million in 1993, 1994 and 1995, respectively, which represent increases of $5.5 million, or 79.3%, from 1993 to 1994 and $3.4 million, or 27.8%, from 1994 to 1995. Net income margins were 27.0%, 33.7% and 35.2% in 1993, 1994 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of liquidity are cash from operations and borrowings under its credit facilities. Net cash provided by operations was $14.7 million in the nine months ended September 30, 1996, compared to $16.7 million in the nine months ended September 30, 1995. The Company's cash and cash equivalent assets were $24.3 million and $8.4 million at September 30, 1996 and 1995, respectively.

     At September 30, 1996, the Company's total indebtedness was $294.3 million, comprised of $193.8 million of term loans, $70.7 million of borrowings under the Acquisition Facility, $29.3 million of mortgage indebtedness encumbering six Owned Hotels owned by a partnership in which the Company owns a 75% interest and representing the other partner's portion of such indebtedness, and $0.5 million of notes payable in connection with the acquisition of Colony Hotels and Resorts. In October 1996, $53.4 million of additional indebtedness was incurred and the Company's credit facilities were amended by converting $100 million of outstanding borrowings (including $29.3 million of the indebtedness incurred in October 1996), which were incurred primarily to finance hotel acquisitions, to term loans under the Company's credit facilities and increasing the Company's revolving loan capacity under the Acquisition Facility from $100 million to $200 million. The Company also modified its credit facilities to increase the Company's permitted nonrecourse indebtedness to fund acquisitions from $50 million to $100 million and to permit the Company to incur up to $150 million of subordinated indebtedness. For a discussion of the Company's credit facilities and other indebtedness, see "Indebtedness of the Company."

     Management of the Company believes that, with respect to its current operations, the Company's cash on hand and funds from operations will be sufficient to cover its reasonably foreseeable working capital, ongoing capital expenditure and debt service requirements. In the nine months ended September 30, 1996, the Company spent $2.7 million on capital expenditures at the Owned Hotels. The Company's capital expenditure budget (before acquisitions) for 1997 is $12.3 million, which includes capital expenditures related to the Post-IPO Acquisitions.

     The Company intends to pursue a growth-oriented strategy involving, among other things, the acquisition of interests in additional hotel properties and hotel management companies, as well as the acquisition of additional management contracts (which may from time to time require capital expenditures by the Company). See "Business and Properties--Growth Strategy." The net proceeds of this Offering will be used to finance the Pending Acquisitions, to repay existing indebtedness, for other possible acquisitions and for general corporate purposes. See "Use of Proceeds." Management believes that the net proceeds of the Offering, the Acquisition Facility and cash provided by operations will be sufficient to pursue the Company's acquisition strategy and to fund its other presently foreseeable capital requirements. However, the Company believes that, absent a presently unforeseen change, additional acquisition opportunities will continue to exist for the foreseeable future and depending upon conditions in the capital and other financial markets and other factors, the Company may from time to time consider the issuance of debt or other securities, the proceeds of which could be used to finance acquisitions, to refinance debt or for other general corporate purposes.

SEASONALITY

     The lodging industry is affected by normally recurring seasonal patterns. At most of the Company's hotels, demand is higher in the second and third quarters than during the remainder of the year. Demand also changes on different days of the week, with Sunday having the lowest occupancy.

INFLATION

     The effects of inflation, as measured by fluctuations in the consumer price index, have not had a material impact on the Company's revenues or net income in recent years.

                          INDEBTEDNESS OF THE COMPANY

     As of September 30, 1996, on a pro forma basis after giving effect to the Pending Acquisitions, the acquisition of the two Owned Hotels acquired since September 30, 1996 and the Offering, the Company had outstanding indebtedness of $323.5 million consisting of $293.7 million outstanding under its seven-year term loan facility (the "Term Loan," and together with the Acquisition Facility, the "Credit Facilities") with Credit Lyonnais, New York branch ("Credit Lyonnais"), $29.3 million of mortgage indebtedness encumbering six Owned Hotels owned by a partnership in which the Company owns a 75% interest and representing the other partner's portion of such indebtedness (the Company's portion of such indebtedness being included in the Term Loan) and $0.5 million outstanding under a note relating to the acquisition of Colony Hotels and Resorts. As of September 30, 1996, on a pro forma basis, there was $200 million of borrowing capacity under the Acquisition Facility and there were no outstanding borrowings under the Acquisition Facility.

     In connection with the IPO, the Company entered into a credit agreement with Credit Lyonnais pursuant to which Credit Lyonnais provided a total of $295 million of financing, consisting of the seven-year, $100 million Acquisition Facility and the $195 million Term Loan. In October 1996, the Acquisition Facility was increased by converting the borrowings outstanding under the Acquisition Facility ($100 million) to a term loan (together with the Term Loan, the "Term Loans") and increasing the revolving loan capacity from $100 million to $200 million. The Company also modified the Credit Facilities to increase the Company's permitted nonrecourse indebtedness to fund acquisitions from $50 million to $100 million and to permit the Company to incur an additional $150 million of subordinated indebtedness from third-party lenders.

     Amounts outstanding under the Credit Facilities bear interest, at the Company's option, at the Base Rate (as defined) plus 1% or at a reserve-adjusted Eurodollar rate for periods of one, two, three or six months, plus 2%. The Base Rate is the higher of (i) the rate which Credit Lyonnais establishes from time to time as its reference rate for short-term commercial loans in U.S. dollars and (ii) the rate which is 0.5% in excess of the overnight cost of funds of Credit Lyonnais. The Company is required to have in effect interest rate protection agreements for $135 million of indebtedness under the Credit Facilities. The Company presently has in effect interest rate protection agreements for varying terms for the entire amount of the Term Loan and $100 million of the $200 million Acquisition Facility. These agreements cap the Eurodollar rate at 6% on all the indebtedness subject to these agreements except for $54 million of such indebtedness which is subject to an interest rate swap agreement that fixes the Eurodollar rate at 5.8%

     The Term Loans mature in 2003 and require scheduled quarterly principal amortization payments over the seven-year term. The Acquisition Facility matures in 2003 and will be reduced by quarterly commitment reductions totalling $10 million per quarter after the first five years.

     The Credit Facilities contain customary covenants and certain financial covenants, including, without limitation, the following: (a) the Company must maintain, on a quarterly basis, a minimum annual EBITDA of $65 million in 1996, $70 million in each of 1997 and 1998 and $75 million each year thereafter; (b) the Company must maintain, on a quarterly basis, a consolidated net worth of (x) $190 million plus (y) the aggregate of 80% of its consolidated net income, if positive, for each fiscal quarter ending after the initial borrowing date (which percentage reduces to 70% for each fiscal quarter after 1998) plus (z) 60% of each increase to consolidated net worth resulting from each public offering of Common Stock; (c) the Company must not permit its modified senior total indebtedness leverage ratio (defined as the ratio of the Company's total indebtedness (excluding up to $30 million in certain nonrecourse indebtedness and $150 million in permitted subordinated indebtedness) to the Company's EBITDA) to be greater than 4.50 to 1 at the end of each fiscal quarter of 1996 and 1997, 4.25 to 1 at the end of each fiscal quarter of 1998 and 1999, 4.00 to 1 at the end of each fiscal quarter of 2000 and 2001, 3.75 to 1 at the end of each fiscal quarter of 2002, or 3.50 to 1 at the end of each fiscal quarter of 2003; (d) the Company must not permit its modified total indebtedness ratio (defined as the ratio of the Company's total indebtedness (excluding up to $30 million in certain non-recourse indebtedness) to the Company's EBITDA) to be greater than 5.25 to 1 at the end of the fourth quarter of 1996 and at the end of each quarter of 1997, 5.00 to 1 at the end of each quarter of 1998 and 1999,
4.75 to 1 at the end of each quarter of 2000 and 2001, 4.50 to 1 at the end of each quarter of 2002, and 4.25 to 1 at the end of each quarter until maturity;
(e) the Company must not permit its interest coverage ratio (defined as the ratio of the Company's EBITDA to the Company's total interest expense on its outstanding indebtedness) to be less than 2.50 to 1 at the end of each fiscal quarter of 1996 and 1997, or 2.75 to 1 at the end of each fiscal quarter thereafter; (f) the Company must not permit its debt service coverage ratio (defined as the ratio of the Company's EBITDA to the Company's total interest expense plus scheduled principal payments on its outstanding indebtedness) to be less than
2.00 to 1 at the end of each fiscal quarter of 1996 and 1997, or 2.25 to 1 at the end of each fiscal quarter thereafter; and (g) the Company must not permit its adjusted debt service coverage ratio (defined as the ratio of the Company's EBITDA plus lease expense to the Company's total interest expense, scheduled principal payments on its outstanding indebtedness plus lease expense) to be less than 1.50 to 1 at the end of any quarter. All of the foregoing tests are to be made using data from the four consecutive fiscal quarters then last ended.

                            BUSINESS AND PROPERTIES

GROWTH STRATEGY

     The Company believes that its prospects for continuing sustainable growth are enhanced by a number of competitive advantages, including: (i) a proven ability to source management contract and property acquisition opportunities resulting from the Company's large and geographically diverse hotel portfolio;
(ii) excellent relationships with hotel investors and owners due to the Company's disciplined management techniques and its track record of improving the profitability of the hotels it manages; (iii) the Company's flexible branding strategy, which permits the Company to own and operate multiple hotels under different brands within the same geographic market and to operate more opportunistically within existing and new markets than hotel companies committed to particular flags; (iv) the Company's corporate infrastructure and the operational synergies resulting therefrom, which permit the Company to lower the unit costs of its services and assure the implementation of quality management systems on a Company-wide basis; (v) the strength and depth of its management team, the senior members of which have an average tenure of 23 years in the lodging industry and 12 years with the Company; (vi) the stability of the Company's cash flow resulting from the Company's large portfolio of hotel contracts and the Owned Hotels; and (vii) the Company's conservative capitalization and ability to access additional equity and debt capital to finance future growth on a cost-effective basis.

     Proven Ability to Source Acquisitions. As a result of its experienced management and the size and geographic diversity of its hotel portfolio, as well as an in-depth knowledge of individual markets, the Company has access to acquisition opportunities not available to all its competitors. Information about acquisition opportunities is obtained through contacts at every level of the Company, including hotel general managers, regional managers and senior management. Industry association contacts also provide information about potential acquisitions. In addition, management's knowledge of existing hotels throughout the United States and personal relationships with numerous hotel owners and operators provide the Company with extensive information regarding acquisition opportunities. Of the nine Post-IPO Acquisitions, all but one of such acquisition opportunities were identified through the Company's own contacts and not through third-party brokers.

     Relationships with Hotel Owners. The Company enjoys excellent relationships with hotel investors and owners due to its disciplined management techniques and track record of improving profitability of the hotels it manages. These relationships provide a source of management contract and property acquisition opportunities and help the Company to renew its management contracts.

     Flexibility Afforded by Multiple Branding. The Company is able to own and operate hotels under a variety of brand names. This flexibility allows the Company to own and operate multiple hotels under different brands within the same geographic market and provides the Company with competitive and economic advantages such as the ability optimally to position hotels within their local markets, to provide a broad base of national reservation and marketing systems and to pursue acquisitions within both its existing and new markets more freely than hotel operating companies that are committed to particular flags. The Company currently operates hotels under 21 different brand names, and the nine Post-IPO Acquisitions bear six different flags.

     Corporate Infrastructure and Operational Synergies. By virtue of providing management and related services to 161 hotels, the Company achieves significant synergies and economies of scale not available to many of its competitors. The Company's management seeks to maintain a blend of centralized control over strategic issues while encouraging decentralized decision-making with respect to appropriate operational issues. All personnel, marketing, cash management and other policies are formulated at the Company's central corporate offices and are provided to its hotels. The Company's corporate offices also provide accounting, legal, insurance and finance functions, institute management information systems and coordinate the preparation of budgets. This centralization of control over strategic matters allows the Company's hotels to be operated with fewer employees and frees hotel management personnel to focus on matters having the greatest impact on the performance of the particular hotel and on the quality of its guests' hotel stays.

     Strong Management Team. Collectively, the Company's senior management has an average of 23 years of experience in the lodging industry and an average of 12 years with the Company. Following consummation of the Offering, the nine members of the Company's senior management will beneficially own an aggregate of 20.4% of the outstanding shares of Common Stock. As a result, the interests of the Company's senior management will be closely aligned with the interests of the Company's shareholders. See "Management-- Compensation Plans and Arrangements."

     Stable Cash Flow. The Company believes that it will have long-term financial stability and significant sources of internal financing for future growth as a result of its ownership of the Owned Hotels, its substantial portfolio of hotel management agreements and its expected growth in its hotel portfolio. On a pro forma basis, 68.8% of the Company's total revenues in the nine months ended September 30, 1996 were generated from the Owned Hotels. The Company also expects to generate stable cash flow from net management fees. As of October 15, 1996, the Company had 35 management agreements (not including management contracts with respect to the Owned Hotels) with remaining terms of five years or more. These agreements generated net management fees of $7.6 million, constituting 2.4% of the Company's total pro forma revenues in the nine months ended September 30, 1996. In addition, the Company has a favorable renewal record for its management agreements, which has contributed to the stability of the Company's cash flow. Since 1990, over 90% of the Company's management agreements for upscale hotels have been renewed at expiration, excluding management agreements covering properties that have been sold to unaffiliated parties.

     Access to Capital. The Company believes that in order to continue to maximize the value of its shareholders' equity and to execute its growth strategy, it is essential to implement and periodically review a diversified financing strategy that (i) incorporates long-term, secured and unsecured corporate debt, (ii) minimizes exposure to fluctuations of interest rates and
(iii) maintains maximum flexibility to manage the Company's short-term cash needs. The Company believes that its capital structure will be conducive to and will allow flexibility for the growth which the Company seeks to achieve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Indebtedness of the Company."

BUSINESS STRATEGY

     The Company attributes its steady growth to the disciplined pursuit of four core strategies: (i) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; (ii) adding new management contracts and selectively acquiring hotel management businesses; (iii) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques; and (iv) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner. As a result of these strategies, the Company believes that it is well-positioned to take advantage of strong industry trends. The Company believes that the United States lodging industry will continue to experience an excess of demand growth over supply growth in the upscale and luxury segments, which are the segments in which the Company primarily operates.

     Hotel Acquisitions and Selective New Construction. The Company anticipates that it will be able to grow through the acquisition of hotels having attractive economic prospects that are suitable for application of the Company's operating strategies. The Company has acquired nine Owned Hotels since its IPO, and it anticipates consummating the Pending Acquisitions in the fourth quarter of this year. See "Recent Developments--Pending Acquisitions." The Company will continue to seek to acquire well-located and constructed hotels at significant discounts to replacement cost and at attractive returns with potential for cash flow growth and long-term capital appreciation. In addition, the Company anticipates that it may make partial investments in hotel properties through joint ventures with strategic business partners or through equity contributions or secured loans. The Company also believes that its extensive real estate and finance industry contacts will continue to facilitate the Company's ability to identify, evaluate and negotiate potential acquisition opportunities.

     The Company intends to selectively develop new mid-scale and upper economy hotels in the future. In particular, the Company will evaluate the competitive environment, including market room and occupancy rates, site location and marketing, financial and operating issues, as well as the opportunity to realize operating efficiencies from the ownership of multiple hotels, in any market under consideration for new development. The Company has entered into a partnership agreement with a property developer to construct a 121 room

Courtyard by Marriott(R) near New Haven, Connecticut. Construction of the hotel is expected to commence in November 1996 and be completed by September 1997. The Company expects to acquire an approximate 54% interest in the partnership in exchange for a contribution estimated to be approximately $2.4 million.

     Addition of New Hotel Management Agreements. The increasing profitability of the Company's hotel management business has been enhanced by its ability to win new hotel management agreements and by the operating leverage inherent in the hotel management business. Through the application of its proven operating principles, the Company has achieved consistent annual growth, even through industry downturns. Since 1990, over 90% of the Company's management agreements for upscale hotels have been renewed at expiration, excluding management agreements covering properties that have been sold to unaffiliated parties. The Company has increased the net number of hotel management agreements in its portfolio every year since 1987.

     The following table demonstrates the significant growth since 1990 in the net number of hotels under management of the Company:

                                                   1990    1991    1992    1993    1994    1995    1996*
                                                   ----    ----    ----    ----    ----    ----    -----
Hotels under management at beginning of year....     30      39      49      53      82     136      150
Hotels added:
     Interstate portfolio.......................      4      12      12      15      18      16       10
     Crossroads portfolio.......................      5       3       2      28      33      21       18
     Colony portfolio...........................     --      --      --      --      32       6        3
Hotels lost:
     Interstate portfolio.......................     --      (3)     (6)     (4)    (10)     (7)      (2)
     Crossroads portfolio.......................     --      (2)     (4)    (10)    (10)    (17)     (14)
     Colony portfolio...........................     --      --      --      --      (9)     (5)      (4)
                                                   ----    ----    ----    ----    ----    ----    -----
Hotels under management at end of year..........     39      49      53      82     136     150      161
                                                   ====    ====    ====    ====    ====    ====     ====

------------------

* Through October 15, 1996. Does not include hotels the Company manages as a result of the Equity Inns Transaction. Includes the Owned Hotels.

     Since its IPO, the Company has increased the net number of hotels under its management from 154 at June 20, 1996 to 161 (including the Owned Hotels) at October 15, 1996. Upon consummation of the Equity Inns Transaction, an additional 52 management contracts were added to the Company's portfolio. See "Recent Developments--Equity Inns Transaction." Through the efforts of its internal business development staff, comprised of ten salespeople, the Company will continue to seek to acquire new hotel management agreements and hotel management companies that operate hotels suitable for integration into the Company's portfolios. These individuals will continue to identify new business by conducting comprehensive market studies, developing extensive call lists, employing direct solicitation techniques and seeking referrals from third-party owners of the Company's managed hotels.

     The Company believes that it will continue to win new hotel management agreements as a result of its reputation for integrity, its track record of delivering superior financial returns for hotel owners and investors and its willingness to structure key terms of hotel management agreements to satisfy hotel owner objectives. In particular, the Company believes that its stable relationships with institutional hotel investors will facilitate the Company's growth by generating new hotel management agreements within the institutions' existing hotel portfolios, as well as for hotels newly acquired by them.

     The Company also believes that the operation of hotels in the United States is highly fragmented, with many hotels being operated by managers who lack the experience and expertise to operate, market and maintain such hotels profitably. The Company believes that the industry will experience consolidation as existing owners and operators continue to experience financial and operating difficulties and sell or lease hotels to professional management companies such as the Company.

     By operating hotels in multiple segments of the lodging industry, the Company increases its opportunities to compete for new hotel management agreements. Although the Company remains committed to participating in each segment of the lodging industry and, accordingly, will seek to add hotel management agreements to each of its three portfolios as opportunities arise, the Company believes that the greatest opportunities for expansion exist in the luxury and upscale segments of the lodging industry. Many luxury and upscale hotels have been underperforming and could greatly benefit from the Company's strong management and proven operating strategies, without compromising the quality and service expectations of the hotels' guests.

     Improvement of Performance of Owned Hotels. The Company operates its portfolio hotels efficiently by utilizing regional and centralized support services to control costs, efficiently allocating resources and maintaining consistently high quality services to guests. In addition, the Company believes that significant opportunities exist to enhance the value of some of the Owned Hotels, either through modest upgrading or through major renovation.

     Improving Value for Hotel Owners. The Company has consistently generated operating results superior to the hotel industry through a business philosophy emphasizing the creation and enhancement of investment value for the hotel owner and the employment of innovative management strategies designed to maximize owner value. The Company's operating strategies involve specific procedures and services designed to achieve revenue and asset value enhancement, cost control and guest and employee satisfaction. After entering into a new hotel management agreement or acquiring a new hotel, the Company implements an operating plan based on a comprehensive operations and market-position study which identifies key areas requiring immediate attention to ensure that resources are devoted to the most critical areas first. Key areas may include such departments as rooms, food and beverage, sales and marketing, general and administrative and maintenance. The Company then develops a detailed action plan to implement the new standards of operation. If necessary, certain departments are quickly and aggressively streamlined to maximize efficiencies and reduce costs. The Company's system of investigation, prioritization and immediate action is designed to ensure that the hotel will achieve optimal performance as rapidly as possible.

     After implementation of initial improvements, the Company continues to seek methods to increase revenue and operating cash flow from the hotels. Quality of facilities and customer service is continually reviewed and emphasized by management. As the Company gains experience with the operations of a particular hotel, the marketing plan and budget for the hotel are refined to increase the occupancy rate and ADR at the hotel, while maintaining effective cost controls. In addition, regional and general managers are provided incentives through cash bonuses to achieve revenue and operating goals.

OPERATIONS

     The Company provides a wide variety of services to its portfolio hotels. Such services include those traditionally provided by major hotel operating companies, such as sales and marketing support, financial planning and reporting, rooms, food and beverage and engineering services, human resources and training programs and legal support, as well as certain specialized support services, such as purchasing, project management, leasing and risk management.

     The Company's services are provided by hotel personnel who are employed, trained and supported by the Company's experienced corporate personnel. Most of these services are provided by the Company in consideration of the management fees payable to the Company, which are based upon a percentage of gross revenues and/or operating profits. The Company's management agreements generally provide for payment to the Company of a base fee equal to a specific percentage of the hotel's gross revenues. The Company's base fees range from 1% to 6% of gross revenues, with an average of approximately 2.4%. In addition, some of the Company's contracts provide for payment of an incentive fee based on operating profits or net operating cash flow if certain operating profit or cash flow levels are achieved. The Company's incentive fees generally range from 10% to 20% of operating profits or net operating cash flow. For the nine months ended September 30, 1996, on a pro forma basis, base fees represented approximately 84.5% of the Company's net management fees, and incentive fees represented the remaining 15.5% of net management fees. Hotel owners are responsible for all operating expenses, capital expenditures and working capital requirements related to the managed hotels. The Company charges the third-party owners incremental fees for providing purchasing, project management and equipment leasing services. The following is a brief description of each of the services generally provided by the Company to its managed hotels:

     Purchasing. The Company assists its portfolio hotels with purchases of a wide variety of goods and services, including perishable food, consumable supplies, dry goods, linens, cable television systems, telephone systems, advertising agency services, independent marketing services, consulting services, printing services, furniture, fixtures and equipment. The Company's purchasing service is a key element of its operating system and its ability to improve the profitability of its portfolio hotels. As the largest independent hotel management company in the United States, the Company has significant leverage to negotiate competitive prices on goods and services from both local and national vendors. As a result, the Company is able to pass along substantial savings to its hotels. The purchasing services provided by the Company are offered at a fee based on merchandise value.

     Project Management. The Company assists and advises its portfolio hotels on all aspects of renovation and reconstruction projects, including design, budgeting, scheduling, purchasing, systems, materials and contracting. The Company is actively involved in each stage of a project, from planning through completion of construction. The project management services provided are offered on a contracted fee basis.

     Leasing. The Company offers equipment leasing services to its portfolio hotels for furniture and office equipment such as computers, telephone equipment and photocopiers. The Company generally leases such items for a term of three to six years. The Company also provides some shorter-term rentals. The Company offers equipment leasing services primarily as a convenience for its hotels. As of October 15, 1996, the Company provided leasing services to 29 of the hotels in the Company's portfolio.

     Risk Management. Through its subsidiary, Northridge, the Company offers its portfolio hotels reinsurance and risk management services. The Company purchases insurance from major insurance carriers at attractive rates due to the Company's high volume purchasing and exceptional claims history. The Company then provides its hotels the opportunity to participate in the policy at prices and coverages more advantageous than third-party hotel owners could otherwise obtain. As of October 15, 1996, over 72.3% of the Company's managed properties participated in its insurance program, which currently covers over $2.8 billion in insurable values. In conjunction with its risk management services and in order to minimize its operating liabilities, the Company sets policies regarding the standards of operation to which all of its portfolio hotels and their employees must adhere.

     Sales and Marketing Support. The Company provides its portfolio hotels with traditional sales and marketing support, as well as customized assistance, to identify and attract potential business, leisure and convention guests.

     Rooms Services. The Company assists its portfolio hotels in developing quality standards and operating procedures for room operations, while focusing on controlling expenses and maximizing profits. Such assistance includes:

     - Developing the concept, design and staffing requirements for the front office, housekeeping, property maintenance, laundry, valet, telecommunications, garage and other guest services departments;

     - Establishing quality standards for products and services and evaluating performance against these standards;

     - Conducting training conferences and workshops for rooms department employees at all levels;

     - Creating operating procedures, training manuals, reference guides and training programs;

     - Developing, maintaining and auditing front office software applications and training staff in their proper usage; and

     - Selecting equipment and supplies such as linens, guest room amenities and uniforms.

     Food and Beverage Services. The Company assists its portfolio hotels in developing high quality, profitable food and beverage operations as well as innovative approaches to food and beverage concepts and designs. Such assistance includes:

     - Providing educational and technical training materials and seminars on how to improve the technical skills of employees;

     - Establishing quality levels and management guidelines for new and existing food and beverage facilities in accordance with area market expectations;

     - Providing ongoing research and development of systems and equipment;

     - Creating and implementing system-wide promotional programs to enhance hotel revenues;

     - Conducting business audits that analyze current financial performance against industry norms, providing a detailed review of existing procedures and programs and setting a plan for achieving goals in business growth and cost containment; and

     - Providing low cost access to the freshest and highest quality food products and beverages available in the market.

     Human Resources and Training Programs. The Company's human resources department is responsible for designing the employee selection process, creating competitive compensation programs and developing appropriate training programs at all levels. The Company's human resources department has developed 26 training programs to introduce new employees to the Company's methods of operation and to augment their skills. The training programs focus on such areas as supervisory development, middle management training, career planning, technical training and executive development. In addition, Company employees are required to attend outside courses developed by a variety of managerial and technical organizations both within and outside the industry.

     Financial Planning and Reporting. The Company provides its portfolio hotels with a wide variety of accounting, financial reporting and financial planning services that assist the hotel owners in making informed decisions.

     Management Information Systems. The Company provides its portfolio hotels with access to key operating information and technologies as well as on-going systems support. Access to key information enables the Company's hotels to set operating objectives and measure their operating performance on a daily basis.

     Engineering Services. The Company provides its portfolio hotels with expertise in physical plant systems such as mechanical, plumbing, electrical, fire and life safety and swimming pools.

     Legal Support. The Company's in-house legal department provides its portfolio hotels with legal support with respect to employment law issues, liquor licensing and various vendor and service contract negotiations.

THE COMPANY'S PORTFOLIOS

     The Company has achieved superior operating results as compared to other hotel operating companies as a result of its ability to successfully manage a highly diverse group of hotels and other properties, both in terms of their geographic location and the segment of the lodging industry they serve. The Company operates hotels throughout the United States and in Canada, Mexico, Israel, the Caribbean, Thailand, Panama and Russia. The Company also manages hotels in each segment of the lodging industry--luxury, upscale, mid-scale, economy and budget. In addition, the Company operates hotels in diverse geographic locations and market segments which makes the Company less susceptible to unfavorable general and regional economic conditions.

     To facilitate the management of its diverse portfolio of hotels, the Company has divided its hotels among three separate portfolios--Interstate (luxury and upscale), Crossroads (mid-scale, upper economy and budget) and Colony (hotels and resorts, including condominium and timeshares)--as indicated in the following table and as described more fully below.

                                              NUMBER       NUMBER       % OF 1996 NET
             THE COMPANY'S PORTFOLIOS        OF HOTELS    OF ROOMS    MANAGEMENT FEES(1)
        ----------------------------------   ---------    --------    ------------------
        Interstate........................       84        27,240              84%
        Crossroads........................       54         7,038              11
        Colony............................       23         2,353               5
                                                ---        ------             ---
             Total........................      161        36,631             100%
                                                ===        ======             ===

------------------

(1) For the nine months ended September 30, 1996.

     Interstate Portfolio. Interstate, the original and largest of the Company's three hotel management portfolios and the core of its hotel management business, consists of luxury and upscale hotels, suites and resorts, comprised of 84 hotels with a total of 27,240 rooms at October 15, 1996. Among Interstate's top performing hotels are the 20 Owned Hotels contained in this portfolio. These Owned Hotels, which contain an aggregate of 6,049 rooms, produced superior operating results in 1995 and the first nine months of 1996, achieving an average occupancy rate of 73.4% and 75.1%, respectively, ADR of $87.39 and $95.97, respectively, and REVPAR of $64.16 and $72.07, respectively, compared to industry averages for upscale hotels of a 68.5% occupancy rate, ADR of $80.38, and REVPAR of $55.06, for 1995. The Company expects further improvement in the results of operations of the Owned Hotels as the effects of the repositioning of certain of them are realized.

     The Company manages many of the Interstate portfolio hotels under brand names such as Colony(R), Doubletree(TM), Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM), Sheraton(TM) and Westin(TM). Among the well-known hotels in the Interstate portfolio are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; the Hay-Adams Hotel in Washington, D.C.; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the Westin Resort Miami Beach (formerly the Doral Ocean Beach Resort) in Miami Beach, Florida. Interstate's hotels are geographically diversified, located in 23 states throughout the United States and in Canada.

     Interstate's hotels serve a diverse customer base comprised of travelers involved in business, leisure and convention and meeting activities. Business travelers, which represent the largest and most profitable customer group for Interstate's hotels, have increased as a proportion of total customers since 1991 due to the Company's strategic efforts to attract more business travelers and the general improvement in the economy.

     Interstate's hotels are typically large upscale hotels or resorts with high volume food, catering and beverage operations and ample meeting space. These hotels provide guests with high quality rooms, facilities and guest services such as concierge services, room service, health clubs, business centers, voice mail, in-room movies and other amenities. Many of the hotels in the Interstate portfolio also provide quality leisure activities. For example, the Marriott at Sawgrass Resort offers golfing privileges at the famous TPC Stadium golf course.

     The following table provides a complete listing of the hotels in the Interstate portfolio as of October 15, 1996:

                          INTERSTATE PORTFOLIO HOTELS

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
       HOTEL                                     LOCATION                ROOMS           DATE
       -----                                     --------                -----           ----
Colony
Toronto Colony Hotel                         Toronto, Ontario              717          Dec. 93
Delta
Toronto Delta Meadowvale                     Mississauga, Ontario          374          Feb. 96
Doubletree
Doubletree Resort Surfside                   Clearwater Beach, FL          428          Dec. 94
Embassy Suites
Schaumburg Embassy Suites (1)                Schaumburg, IL                209          Dec. 95
Embassy Suites Phoenix North (formerly
  Fountain Suites) (1)(2)                    Phoenix, AZ                   314          Aug. 96
Hilton
Denver Hilton South (1)                      Greenwood Village, CO         305          Dec. 94
Ft. Lauderdale Airport Hilton (1)            Dania, FL                     388          Dec. 95
Gaithersburg Hilton                          Gaithersburg, MD              301          June 93
Newark Hilton Gateway                        Newark, NJ                    253          Sep. 95
Parsippany Hilton                            Parsippany, NJ                508          Sep. 91
Huntington Hilton (1)                        Melville, NY                  302          Dec. 95
Holiday Inn and Crowne Plaza
San Francisco Holiday Inn Golden Gateway     San Francisco, CA             498          Aug. 92
Seattle Crowne Plaza                         Seattle, WA                   415          Dec. 92
Marriott
Marriott's Laguna Cliffs Resort              Dana Point, CA                346          Oct. 94
San Diego Marriott Suites Downtown           San Diego, CA                 264          Jan. 90
San Diego Marriott Mission Valley (3)        San Diego, CA                 350          Dec. 88
San Francisco Marriott Fisherman's Wharf     San Francisco, CA             255          Oct. 88
Warner Center Marriott (1)                   Woodland Hills, CA            463          Feb. 94
Colorado Springs Marriott (1)                Colorado Springs, CO          310          Feb. 89
Trumbull Marriott (3)                        Trumbull, CT                  321          Dec. 85
Boca Raton Marriott                          Boca Raton, FL                256          Aug. 87
Ft. Lauderdale Marriott North (3)            Ft. Lauderdale, FL            321          Dec. 86
Marriott's Casa Marina Resort                Key West, FL                  312          Dec. 78
Marriott's Reach Resort (3)                  Key West, FL                  149          Dec. 93
Orlando Airport Marriott                     Orlando, FL                   484          Nov. 88
Orlando Marriott                             Orlando, FL                 1,064          Nov. 88
Marriott at Sawgrass Resort                  Ponte Vedra Beach, FL         516          Aug. 88
Atlanta Marriott North Central (1)           Atlanta, GA                   287          Feb. 95
Boston Marriott Andover (1)                  Andover, MA                   293          Dec. 95
Boston Marriott Westborough (1)(2)           Westborough, MA               223          July 91
Minneapolis Marriott Southwest (3)           Minnetonka, MN                320          Nov. 88
St. Louis Marriott West (3)                  St. Louis, MO                 300          Jan. 92
Charlotte Marriott Executive Park            Charlotte, NC                 298          Sep. 83
Albany Marriott (3)                          Albany, NY                    360          July 85
Syracuse Marriott                            East Syracuse, NY             250          July 77

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
           HOTEL                                LOCATION                 ROOMS           DATE
           -----                                --------                ------       ------------
Cincinnati Marriott (3)                      Cincinnati, OH                352          Mar. 86
Harrisburg Marriott (3)                      Harrisburg, PA                348          June 80
Pittsburgh Marriott City Center (4)          Pittsburgh, PA                400          July 96
Pittsburgh Airport Marriott (3)              Pittsburgh, PA                314          Nov. 87
Pittsburgh Green Tree Marriott (3)           Pittsburgh, PA                467          Nov. 72
Marriott Suites at Valley Forge (1)          Valley Forge, PA              229          Dec. 95
Philadelphia Marriott West (1)               West Conshohocken, PA         286          Oct. 91
Providence Marriott (3)                      Providence, RI                345          Nov. 75
Chattanooga Marriott                         Chattanooga, TN               343          Jan. 88
Memphis Marriott                             Memphis, TN                   320          Oct. 87
Arlington Dallas Marriott                    Arlington, TX                 310          Dec. 92
Houston Marriott North at Greenspoint (1)    Houston, TX                   391           May 88
Roanoke Airport Marriott (1)(2)              Roanoke, VA                   320          Aug. 96
Radisson
Manhattan Beach Radisson Plaza Hotel         Manhattan Beach, CA           380          Jan. 91
Radisson Plaza Hotel San Jose Airport
  (1)(2)                                     San Jose, CA                  185          Dec. 95
Lisle Radisson (1)(5)                        Lisle, IL                     242          Nov. 93
Englewood Radisson Hotel (1)(2)              Englewood, NJ                 192         Sept. 96
Sheraton
Sheraton Biscayne Bay                        Miami, FL                     598          Oct. 86
Westin
Westin Bonaventure                           Los Angeles, CA             1,369          Dec. 95
Westin Resort Miami Beach (formerly the
  Doral Ocean Beach Resort) (1)(2)           Miami Beach, FL               417          Oct. 96
Independent
Lexington Hotel                              Phoenix, AZ                   180          Nov. 93
Pala Mesa Resort                             Fallbrook, CA                 133          June 93
Colonial Inn                                 La Jolla, CA                   75          Sep. 94
Cliffs at Shell Beach Resort                 Shell Beach, CA               165          Oct. 94
Goodwin Hotel                                Hartford, CT                  124          Jan. 92
Hay-Adams Hotel                              Washington, DC                143          June 95
Don CeSar Beach Resort (6)                   St. Petersburg Beach, FL      275          Dec. 92
The Charles Hotel at Harvard Square          Cambridge, MA                 296          Feb. 85
Harbor View Hotel                            Edgartown, MA                 124          July 94
Kelley House                                 Edgartown, MA                  59          July 94
Harbor House Hotel                           Nantucket, MA                 112          July 94
Wharf Cottages and Marina                    Nantucket, MA                  23          July 94
White Elephant Inn                           Nantucket, MA                  96          July 94
Mission Point Resort                         Mackinac, MI                  235          July 94
The Inn at Great Neck                        Great Neck, NY                 85           May 96
Waterford Hotel                              Oklahoma City, OK             197          Dec. 94
The Bellevue Hotel                           Philadelphia, PA              170          Dec. 94
Founders Inn and Conference Center           Virginia Beach, VA            240          Nov. 95
Fort Magruder Inn and Conference Center
  (1)                                        Williamsburg, VA              303          Oct. 95

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
       HOTEL                                      LOCATION               ROOMS           DATE
       ----                                       --------              -------      ------------
Other Contracts (7)
Ritz Carlton Phoenix                         Phoenix, AZ                   280          July 96
Hyatt Regency Burlingame                     San Francisco, CA             793          Jan. 96
Hartford Marriott Farmington                 Farmington, CT                381          Jan. 95
Crowne Plaza Westshore                       Tampa, FL                     272          Jan. 93
Hyatt Charlotte South Park                   Charlotte, NC                 262          Jan. 93
Charlotte Marriott City Center               Charlotte, NC                 431          Jan. 93
The Mayfair New York                         New York, NY                  201          July 96
Hyatt Fairlakes                              Fairfax, VA                   316          Jan. 93
Hyatt Dulles                                 Herndon, VA                   317          Jan. 93
Tysons Corner Marriott (1)                   Tysons Corner, VA             390          Dec. 95
                                                                        ------
     Total Interstate Rooms                                             27,240
     Total Interstate Hotels                                                84

------------------

(1) Denotes an Owned Hotel.

(2) Denotes a Post-IPO Acquisition.

(3) An affiliate of Milton Fine (but not the Company) owns a minority interest in this hotel.

(4) The Company owns an approximate 5% limited partnership interest in this hotel.

(5) Includes an office center containing approximately 150,000 square feet.

(6) The Company owns an approximate 13% limited partnership interest in this hotel.

(7) The Company provides certain services, such as asset management or consulting services but not property management services, to these hotels.

     Crossroads Portfolio. The Company's Crossroads portfolio consists primarily of mid-scale, upper economy and budget hotels, motels and inns comprised of 54 hotels with a total of 7,038 rooms at October 15, 1996, excluding 48 hotels and motels with a total of 5,811 rooms in which the Company acquired a 15-year leasehold interest and management contracts for eight hotels with a total of 776 rooms in connection with the Equity Inns Transaction. See "Recent Developments--Equity Inns Transaction." The Company established the Crossroads portfolio in 1990 to broaden the scope of its hotel management business beyond upscale hotels. In the nine months ended September 30, 1996, the Crossroads portfolio accounted for approximately $2.7 million, or 11.4%, of the Company's net management fees.

     Crossroads manages hotels under brand names such as Best Western(TM), Comfort Inn(TM), Courtyard by Marriott(R), Days Inn(TM), Fairfield Inn(TM), Hilton(TM), Holiday Inn(R), Howard Johnson(TM), Marriott(R), Radisson(TM), Ramada(TM), Sleep Inn(TM) and Super 8(TM) and also manages several independent hotels. Crossroads' hotels are located in 18 states, primarily on the east and west coasts. The hotels in the Crossroads portfolio appeal to value-oriented business and leisure travelers. They are typically mid-scale and upper economy hotels with limited food, catering and beverage operations and little or no meeting space. Crossroads' hotels provide guests with modest rooms, facilities and guest services. Amenities may include complimentary continental breakfasts, pool facilities, facsimile services and cable television.

     The following table provides a complete listing of the hotels in the Crossroads portfolio as of October 15, 1996 and does not include the hotels the Company manages or leases as a result of the Equity Inns Transaction:

                          CROSSROADS PORTFOLIO HOTELS

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                  HOTEL                         LOCATION                ROOMS           DATE
                  -----                         --------                ------       ------------
Best Western
Canton Best Western University Inn           Canton, NY                    102          Apr. 95
Comfort Inn
Comfort Inn Murray Hill                      Murray Hill, NY               128          Nov. 95
Courtyard by Marriott
Marina Del Rey Courtyard by Marriott         Marina Del Rey, CA            276           May 95
Albany Courtyard by Marriott                 Albany, NY                     78          Jan. 96
Days Inn
College Park Days Inn                        College Park, MD               68          Feb. 95
Chambersburg Days Inn                        Chambersburg, PA              107           May 94
Virginia Beach Days Inn Airport              Virginia Beach, VA            148          Nov. 94
Fairfield Inn
Vicksburg Fairfield Inn                      Vicksburg, MS                  81          July 95
Chambersburg Fairfield Inn                   Chambersburg, PA               74          Aug. 96
Hilton
Meadowlands Hilton                           Secaucus, NJ                  295          Aug. 91
Columbus Hilton (1)(2)                       Columbus, GA                  177          Oct. 96
Holiday Inn
Walnut Creek Holiday Inn                     Walnut Creek, CA              148           May 95
Ft. Lauderdale Beach Galleria Holiday Inn    Ft. Lauderdale, FL            240          Dec. 94
Madeira Beach Holiday Inn                    Madeira Beach, FL             149          Dec. 94
Fort Wayne Holiday Inn                       Ft. Wayne, IN                 147          Sep. 93
Brentwood Holiday Inn (1)(2)                 Brentwood, TN                 247          July 96
Richmond Holiday Inn                         Richmond, VA                  280          Aug. 94
Howard Johnson
Greenwich Howard Johnson                     Greenwich, CT                 103          Sep. 93
Clearwater Central Howard Johnson            Clearwater Beach, FL          193          Dec. 94
Ithaca Howard Johnson                        Ithaca, NY                     72          Sep. 93
Latham Howard Johnson                        Latham, NY                    146          Sep. 93
Utica Howard Johnson                         Utica, NY                     147          Sep. 93
Marriott
Blacksburg Marriott (1)(2)                   Blacksburg, VA                148          Aug. 96
Radisson
Rochester Radisson Inn                       Rochester, NY                 171          Sep. 93
Ramada
Santa Ana Ramada Grand Avenue Hotel          Santa Ana, CA                 182          Nov. 94
Ramada Inn Gulfview                          Clearwater Beach, FL          289          Dec. 94
Ft. Lauderdale Airport Ramada Inn            Ft. Lauderdale, FL            298          Dec. 94
Niles Ramada Inn                             Niles, MI                     127          Feb. 95
Bordentown Ramada Inn                        Bordentown, NJ                 95          Feb. 95

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                 HOTEL                            LOCATION               ROOMS           DATE
                 -----                            --------              ------       ------------
Super 8
Flagstaff Super 8 Motel                      Flagstaff, AZ                  86          Dec. 94
Arcata Super 8 Motel                         Arcata, CA                     62          Dec. 94
Indio Super 8 Motel                          Indio, CA                      70          Dec. 94
Red Bluff Super 8 Motel                      Red Bluff, CA                  72          Dec. 94
Mission Bay Super 8 Motel                    San Diego, CA                 117          Apr. 96
Selma Super 8 Motel                          Selma, CA                      40          Dec. 94
Willows Super 8 Motel                        Willows, CA                    41          Dec. 94
Yucca Valley Super 8 Motel                   Yucca Valley, CA               48          Dec. 94
Rock Falls Super 8 Motel                     Rock Falls, IL                 63          Apr. 94
Somerset Super 8 Motel                       Somerset, KY                   63          Apr. 96
Poplar Bluff Super 8 Motel                   Poplar Bluff, MO               63          Apr. 96
Miner/Sikeston Super 8 Motel                 Sikeston, MO                   63          Apr. 96
Sleep Inn
Destin Sleep Inn                             Destin, FL                     77          Sep. 96
Sarasota Sleep Inn                           Sarasota, FL                   80          Sep. 96
Tallahassee Sleep Inn                        Tallahassee, FL                79          Sep. 96
Ocean Springs Sleep Inn                      Ocean Springs, MS              78          Sep. 96
Independent
Mirage Springs Hotel and Casino              Desert Hot Springs, CA        110          Mar. 96
Azure Tides Inn                              Sarasota-Lido Key, FL          59          Dec. 95
Mears Great Oak Landing                      Chestertown, MD                28          June 95
College Park Royal Pine Inn                  College Park, MD              114          Feb. 95
Government Hotel                             Charlotte, NC                 195          Dec. 95
Brookstown Inn                               Winston-Salem, NC              71          July 94
Plainview Plaza Hotel                        Plainview, NY                 182          Sep. 93
Virginia Beach Pavilion Towers               Virginia Beach, VA            292          Dec. 95
Other Contracts (3)
Greensboro Ramada Inn Airport                Greensboro, NC                169          Oct. 94
                                                                        ------
     Total Crossroads Rooms                                              7,038
     Total Crossroads Hotels                                                54

------------------

(1) Denotes an Owned Hotel.

(2) Denotes a Post-IPO Acquisition.

(3) The Company provides certain services, such as accounting or consulting services but not property management services, to this hotel.

     Colony Portfolio. The Company's Colony portfolio consists of upscale and mid-scale leisure hotels and resorts, condominiums and timeshares, comprised of 23 properties with a total of 2,353 rooms at October 15, 1996. The Company purchased the assets of Colony Hotel and Resorts in May 1994 for $1 million, payable in five equal annual installments through 1999. The portfolio of resorts enabled the Company to expand its presence in the resort market and establish a presence in the global market. In the nine months ended September 30, 1996, the Colony portfolio accounted for approximately $1.1 million, or 4.8%, of the Company's net management fees.

     Colony operates most of its properties under the brand name "A Colony Hotel and Resort." Colony's managed hotels and other properties are located in six states (including vacation destinations such as Hawaii, Colorado and Vermont) as well as Mexico, Israel, the Caribbean, Thailand, Panama and Russia.

     The properties in the Colony portfolio appeal primarily to leisure travelers. They include upscale and mid-scale properties with a wide range of room types, facilities and guest services. Most of Colony's properties provide amenities such as golf, tennis, beach facilities and/or water or snow skiing, depending on the location.

     The following table provides a complete listing of the properties in the Colony portfolio as of October 15, 1996:

                          COLONY PORTFOLIO PROPERTIES

                                                                             NUMBER
                                                                               OF       COMMENCEMENT
              HOTEL                       LOCATION                            ROOMS         DATE
              -----                       --------                           -------    ------------
Hotels and Resorts
Hawaii Polo Inn (1)                    Honolulu, HI                              72        June 94
Lawaii Beach Resort                    Koloa, Kauai, HI                         171        June 94
Maui El Dorado Resort                  Lahaina, HI                              102        June 96
Banyan Harbor                          Lihue, Kauai, HI                         148        June 95
Alana Waikiki Hotel                    Waikiki Beach, HI                        313        Feb. 96
Lake Lure Golf Resort                  Lake Lure, NC                             47        June 94
Montauk Yacht Club Resort and Marina   Montauk, NY                              107        June 94
Stratton Village Lodge                 Stratton Mountain, VT                     91        June 94
Stratton Mountain Inn                  Stratton Mountain, VT                    119        June 94
Hotel Tverskaya                        Moscow, Russia                           122        Sep. 95
Hotel Suites Central Park              Panama City, Panama                       68        July 96
Kamala Bay Terrace                     Phuket, Thailand                         117        June 94
Vacation Villa Resorts
Ocotillo Lodge                         Palm Springs, CA                         124        Nov. 95
Mountainside at Silvercreek            Silvercreek, CO                          120        June 94
Kona Bali Kai Resort                   Kailua-Kona, HI                           66        June 94
Poipu Kai Resort                       Koloa, Kauai, HI                          85        June 94
Golden Eagle Resort (1)                Stowe, VT                                 89        June 94
Colony Tel Aviv Resort (1)             Tel Aviv, Israel                          80        June 94
San Felipe Marina and Spa (1)          Baja, Mexico                              52        June 94
Puerto Aventuras Beach Hotel           Cancun, Mexico                            30        Sep. 95
Point Pleasant                         St. Thomas, Virgin Islands               110        Sep. 95
Timothy Beach Resort                   St. Kitts, West Indies                    60        June 94
Caribees Resort                        St. Lucia, West Indies                    60        Oct. 95
                                                                             ------
     Total Colony Rooms                                                       2,353
     Total Colony Properties                                                     23

------------------

(1) Denotes a property for which the Company provides only franchise and/or marketing services.

GEOGRAPHIC DIVERSIFICATION

     The geographic distribution of the Company's hotel portfolio reflects the Company's belief that geographic diversification helps to insulate its portfolio from local market fluctuations that are typical for the lodging industry. The following table summarizes certain information with respect to the distribution of the Company's hotel portfolio as of October 15, 1996:

                                                                        % OF PRO FORMA 1996       % OF PRO FORMA
                                 NUMBER       NUMBER        % OF             MANAGEMENT             1996 OWNED
        STATE/COUNTRY           OF HOTELS    OF ROOMS    TOTAL ROOMS        REVENUES (1)          HOTEL REVENUES
-----------------------------   ---------    --------    -----------    --------------------    ------------------
Florida (2)                         22         6,944         19.0%               24.0%                  12.5%
California (3)                      25         6,566         17.9                16.8                   11.0
Pennsylvania (4)                     9         2,395          6.5                 6.8                   10.3
Massachusetts (5)                    8         1,226          3.3                 6.4                    9.0
New York (6)                        14         2,331          6.4                 5.8                    6.8
New Jersey (7)                       5         1,343          3.7                 4.1                    2.7
Tennessee (8)                        3           910          2.5                 4.1                    2.3
Canada                               2         1,091          3.0                 3.1                     --
North Carolina                       7         1,473          4.0                 3.0                     --
Missouri                             3           426          1.2                 2.6                     --
Connecticut                          4           929          2.5                 2.5                     --
Rhode Island                         1           345          0.9                 2.3                     --
Washington                           1           415          1.1                 2.0                     --
Virginia (9)                        10         2,754          7.5                 1.9                   14.2
Russia                               1           122          0.3                 1.8                     --
Ohio                                 1           352          1.0                 1.7                     --
Texas (10)                           2           701          1.9                 1.6                    4.6
Hawaii                               7           957          2.6                 1.4                     --
Maryland                             4           511          1.4                 1.4                     --
Minnesota                            1           320          0.9                 1.2                     --
Oklahoma                             1           197          0.5                 0.9                     --
Arizona (11)                         4           860          2.3                 0.8                    3.9
Michigan                             2           362          1.0                 0.7                     --
Colorado (12)                        3           735          2.0                 0.5                    9.1
District of Columbia                 1           143          0.4                 0.5                     --
Vermont                              3           299          0.8                 0.4                     --
Israel                               1            80          0.2                 0.3                     --
Virgin Islands                       1           110          0.3                 0.3                     --
Indiana                              1           147          0.4                 0.3                     --
Mississippi                          2           159          0.4                 0.2                     --
West Indies                          2           120          0.3                 0.2                     --
Illinois (13)                        3           514          1.4                 0.2                    7.3
Kentucky                             1            63          0.2                 0.1                     --
Georgia (14)                         2           464          1.3                  --                    6.3
Thailand                             1           117          0.3                   *                     --
Mexico                               2            82          0.2                   *                     --
Panama                               1            68          0.2                   *                     --
                                   ---        ------        -----               -----                  -----
     Totals                        161        36,631        100.0%              100.0%                 100.0%
                                   ===        ======        =====               =====                  =====

------------------

  *  Less than 0.1%

 (1) Represents the percentage of the Company's net management fees and asset management fees for the nine months ended September 30, 1996, including the Owned Hotels.

 (2) Includes two Owned Hotels, containing 805 rooms.

 (3) Includes two Owned Hotels, containing 648 rooms.

 (4) Includes two Owned Hotels, containing 515 rooms.

 (5) Includes two Owned Hotels, containing 516 rooms.

 (6) Includes one Owned Hotel, containing 302 rooms.

 (7) Includes one Owned Hotel, containing 192 rooms.

 (8) Includes one Owned Hotel, containing 247 rooms.

 (9) Includes four Owned Hotels, containing 1,161 rooms.

(10) Includes one Owned Hotel, containing 391 rooms.

(11) Includes one Owned Hotel, containing 314 rooms.

(12) Includes two Owned Hotels, containing 615 rooms.

(13) Includes two Owned Hotels, containing 451 rooms.

(14) All hotels in this state are Owned Hotels, and management fees relating thereto are eliminated on a pro forma basis.

NATIONAL FRANCHISE AFFILIATIONS

     As an independent hotel operating company, the Company can choose the franchises that will provide the greatest benefits to the hotels it manages. Factors considered when selecting a franchise include brand recognition, access to national reservations systems, national direct sales efforts, volume purchasing agreements, and technical and business assistance. As of October 15, 1996, 134 hotels were operated under a national or regional franchise system. Operating under multiple franchise systems provides the Company with further diversification, less dependence on the continued popularity of one brand and less vulnerability to new requirements of any individual franchise system. The following chart summarizes certain information with respect to the franchise affiliations of the hotels in the Company's portfolio as of October 15, 1996:

                                      NUMBER        NUMBER          % OF
            FRANCHISE                OF HOTELS     OF ROOMS     TOTAL ROOMS
---------------------------------    ---------     --------     ------------
Marriott (1)                             39         13,517           36.9%
Colony                                   24          3,070            8.4
Hilton (2)                                8          2,529            6.9
Holiday Inn and Crowne Plaza (3)          9          2,396            6.5
Westin (4)                                2          1,786            4.9
Hyatt                                     4          1,688            4.6
Radisson (5)                              5          1,170            3.2
Ramada                                    6          1,160            3.2
Super 8                                  12            788            2.2
Howard Johnson                            5            661            1.8
Sheraton                                  1            598            1.6
Embassy Suites (6)                        2            523            1.4
Doubletree                                1            428            1.2
Delta                                     1            374            1.0
Courtyard by Marriott                     2            354            1.0
Days Inn                                  3            323            0.9
Sleep Inn                                 4            314            0.9
Ritz Carlton                              1            280            0.8
Fairfield Inn                             2            155            0.4
Comfort Inn                               1            128            0.3
Best Western                              1            102            0.3
Independent (7)                          28          4,287           11.6
                                        ---         ------          -----
     Totals                             161         36,631          100.0%
                                        ===         ======          =====

------------------

(1) Includes 11 Owned Hotels, containing 3,340 rooms.

(2) Includes four Owned Hotels, containing 1,172 rooms.

(3) Includes one Owned Hotel, containing 247 rooms.

(4) Includes one Owned Hotel, containing 417 rooms.

(5) Includes three Owned Hotels, containing 619 rooms.

(6) Includes two Owned Hotels, containing 523 rooms.

(7) Includes one Owned Hotel, containing 303 rooms.

MANAGEMENT

     The Company has a distinct corporate culture and management style, which has evolved over the Company's 35 years of operation. The Company's management seeks to maintain a blend of centralized control over strategic issues while encouraging decentralized decision-making with respect to operational issues. The Company believes that the operational details which determine the quality of a guest's hotel stay are best managed by on-site hotel personnel.

     The Company has a human resources department dedicated to designing the employee selection process, creating competitive compensation programs and developing appropriate training programs at all levels. The Company's human resources department has developed 26 training programs to introduce new employees to the Company's method of operation and to augment their managerial skills. The training programs focus on such areas as supervisory development, middle management training, career planning, technical training and executive development. In addition, Company employees are required to attend outside courses developed by a variety of managerial and technical organizations both within and outside the industry.

     The Company's executive officers supervise core departments such as accounting, management information systems, marketing, central purchasing and human resources. The corporate office utilizes information systems that track each hotel's daily occupancy, average room rate and revenues from rooms and food and beverage operations. By having the latest information available at all times, management believes it is better able to respond to changes in each market and control variable expenses to maximize the profitability of each hotel. The Company's senior management has been with the Company for an average of 12 years and has an average of 23 years of experience in the lodging industry. See "Risk Factors--Substantial Reliance on Senior Management." Following consummation of the Offering, the senior management will beneficially own 20.4% of the outstanding shares of Common Stock. As a result, the interests of the Company's senior management will be closely aligned with the interests of the Company's shareholders. See "Management--Stock Option Grants" and "--Compensation Plans and Arrangements."

     The Company's hotel management business is organized generally around geographic regions to ensure a close working relationship among individuals at the Company's hotels and at its corporate offices. Each region is headed by a Regional Vice President or a Regional Director of Operations who is responsible for overseeing and monitoring the hotels in his or her respective region to ensure that they are operating under the specific guidelines established by the Company. Each Regional Vice President and Regional Director of Operations heads a team that specializes in sales and marketing, operations and accounting. The regional teams are responsible for ensuring that the on-site management personnel adhere to the Company's policies, take full advantage of the Company's corporate resources and achieve financial and operating targets. The Company's five Regional Vice Presidents and eight Regional Directors of Operations have been with the Company an average of seven years.

     Each of the Company's hotels is managed by a General Manager and an Executive Committee, which is comprised of the hotel department heads. In addition to conducting the day-to-day operations of the hotel, the General Manager and Executive Committee are responsible for developing and implementing an accurate, timely and detailed annual budget, comprehensive marketing plan, capital improvement program, human resources development program and short- and long-term operating strategies. The General Manager and the Executive Committee regularly review current activity and discuss overall performance and direction of key areas of the hotel. The Company's 66 General Managers in the Company's Interstate division have been with the Company an average of eight years.

COMPETITION

     The hotel management business is highly competitive. Some of the Company's competitors may have substantially greater marketing and financial resources than the Company. Competition among independent hotel management companies has intensified in the past few years, and, as a result, hotel owners in many cases have been requesting lower base fees coupled with greater incentive fees or seeking capital contributions from independent hotel management companies in the form of loans or equity investments. See "Risk Factors-- Competition for Management Agreements."

PROPERTIES

     The principal executive offices of the Company are located in Pittsburgh, Pennsylvania and are occupied pursuant to a lease that expires December 31, 1997. The Company is currently renegotiating the term of this lease. In addition to its executive offices, the Company leases office space in Scottsdale, Arizona, Honolulu, Hawaii and Orlando, Florida. The Company believes that such properties are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to the Company.

EMPLOYEES

     The Company employs most of the employees at its owned, leased and managed hotels as well as those at its corporate offices; however, third-party hotel owners pay the wages and benefits for all the employees in their hotels. As of October 15, 1996, the Company had approximately 19,500 employees, approximately 19,300 of whom were employees of specific hotels.

     Eleven of the properties under the Company's management, employing approximately 2,300 workers, are subject to labor union contracts. The Company has not experienced any union strikes or other material labor disruptions.

GOVERNMENT REGULATION

     The lodging industry in general, and the Company in particular, is subject to extensive foreign and U.S. federal, state and local government regulations. See "Risk Factors--Government Regulation." There are currently no material legal or administrative proceedings pending against the Company with respect to any regulatory matters, and the Company believes that it is in compliance in all material respects with statutory and administrative regulations with respect to its business.

ENVIRONMENTAL MATTERS

     Under various foreign and U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In certain jurisdictions, liability may be imposed upon owners or operators of real properties for personal injury associated with exposure to asbestos containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may result in expenditures and require interruption of such businesses. In connection with its current or previous operations or previous ownership of hotels, the Company may be potentially liable for any of these costs under environmental laws and related common law principles. The Company seeks to reduce its environmental liability when it acquires hotels by conducting environmental audits of the subject property. Although the Company currently is not aware of any material environmental claims pending or threatened against it or any of its managed, leased, owned or previously owned hotels, no assurance can be given that a material environmental claim will not be asserted against, and ultimately result in liability for, the Company. The cost of defending against, and ultimately paying or settling, claims of liability or of remediating a contaminated property could have a material adverse effect on the financial condition and results of operations of the Company. See "Risk Factors--Government Regulation."

     All of the Owned Hotels have undergone Phase I environmental assessments (which generally provide a physical inspection and database search but not soil or groundwater analyses) within the last 30 months. Phase

I environmental assessments were conducted at some but not all of the hotels that the Company leases as a result of the Equity Inns Transaction. Equity Inns has agreed to indemnify the Company with respect to environmental liabilities relating to the leased hotels. In addition, most of the Company's currently owned, leased and managed hotels have been inspected to determine the presence of asbestos containing materials ("ACMs"). While ACMs are present in certain of the properties, operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. The Company believes that the presence of ACMs in its owned, leased and managed hotels will not have a material adverse effect on its financial condition and results of operations; however, there can be no assurance that this will be the case.

LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is named as defendant in legal proceedings resulting from incidents at its hotels. The Company maintains comprehensive liability insurance and also requires hotel owners to maintain adequate insurance coverage. The Company believes such coverage to be of a nature and amount sufficient to ensure that it is adequately protected from any material financial loss as a result of such claims. In addition, the Company generally is indemnified by third-party hotel owners for lawsuits and damages against it in its capacity as hotel manager. The Company currently is not the subject of any legal actions for which it is neither insured nor indemnified and which the Company believes will individually or in the aggregate have a material adverse effect on the Company's financial condition or results of operations, nor to the Company's knowledge is any such litigation threatened.

INTELLECTUAL PROPERTY

     Generally, the third-party owners of the Company's portfolio hotels, rather than the Company, are parties to the franchise agreements to use the trade names under which the hotels are operated. The Company is a party, however, to franchise agreements with Marriott International, Inc., Hilton Inns, Inc., Promus Hotels, Inc., Radisson Hotels International, Inc., Holiday Inns, Inc. and Westin Hotel Company. The Company's franchise agreements to use the Marriott(R), Hilton(TM), Embassy Suites(R), Radisson(TM) and Westin(TM) trade names expire at varying times generally ranging from 2000 to 2015. The Company has registered, or has applied with the United States Patent Office for registration of, a number of trademarks and service marks incorporating the word "Colony," as well as many other trademarks and service marks used in the Company's business.

     Below are trade names utilized by the Company's portfolio hotels pursuant to license arrangements with national franchisors. Other hotels in the Company's portfolio operate pursuant to license agreements with these and other franchisors.

     EMBASSY SUITES(R), HILTON(TM), HOLIDAY INN(R), MARRIOTT(R), RADISSON(TM) AND WESTIN(TM) ARE TRADEMARKS OF THIRD PARTIES, EXCEPT AS DESCRIBED HEREIN NONE OF WHICH IS AFFILIATED WITH THE COMPANY, WHICH HAVE NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE COMPANY'S PORTFOLIO HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY SUCH FRANCHISOR OR LICENSOR (OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers, and their ages and positions with the Company as of the date of this Prospectus, are as follows:

              NAME              AGE                         POSITION
    ------------------------    ----    ------------------------------------------------
    Milton Fine                  70     Chairman of the Board
    W. Thomas Parrington,
      Jr.                        51     President, Chief Executive Officer and Director
    J. William Richardson        49     Chief Financial Officer and Executive Vice
                                        President, Finance and Administration
    Robert L. Froman             50     Executive Vice President, Development
    Thomas D. Reese              51     Executive Vice President, Operations
    Marvin I. Droz               41     Senior Vice President and General Counsel
    David J. Fine                32     Director
    Michael J. Aranson           52     Director
    R. Michael McCullough        57     Director
    Thomas J. Saylak             36     Director
    Steven J. Smith              56     Director

     Milton Fine co-founded the Company in 1961 and served as its Chief Executive Officer until April 1996. Mr. Fine is a life trustee of the Carnegie Institute and Chairman of the Board of the Carnegie Museum of Art. He is also a member of the Board of Directors of the Andy Warhol Museum in Pittsburgh, Pennsylvania.

     W. Thomas Parrington, Jr. has been with the Company since 1981, serving as Chief Executive Officer since April 1996, President and Director since 1994 and as Chief Financial Officer prior thereto.

     J. William Richardson has served as the Company's Chief Financial Officer and Executive Vice President of Finance and Administration since 1994. Mr. Richardson previously served as Controller and Treasurer of the Company since 1988.

     Robert L. Froman has been with the Company since 1984, serving as Executive Vice President of Development since 1986.

     Thomas D. Reese has served as Executive Vice President of Operations since joining the Company in October 1996. Prior to joining the Company, Mr. Reese was Vice President of Marriott Hotels, Resorts and Suites from August 1992 to October 1996 and general manager of the New York Marriott Marquis Hotel prior thereto.

     Marvin I. Droz has served as Senior Vice President and General Counsel since joining the Company in 1990.

     David J. Fine has been a Director of the Company since 1991. Mr. Fine is a lawyer specializing in the areas of real estate finance and property acquisition, development and disposition. From 1991 to 1996, Mr. Fine was an attorney with Eckert, Seamans, Cherin & Mellott, and from 1990 to 1991, he was an attorney with Gaston and Snow. David J. Fine is the son of Milton Fine.

     Michael J. Aranson has been a Director of the Company since 1991 and is an Officer and Director of Resource Investments, Inc., which functioned as a private broker-dealer and investment advisory firm, which he co-founded, from 1975 through 1986. Mr. Aranson and his affiliated entities serve as a general partner of 67 investment partnerships which own commercial real estate in 33 states.

     R. Michael McCullough has been a Director of the Company since 1991. Mr. McCullough is Senior Chairman of Booz, Allen & Hamilton, Inc., an international management and technology consulting firm.

     Thomas J. Saylak has been a Director of the Company since December 1995. Mr. Saylak is a Senior Managing Director of The Blackstone Group L.P. Prior to joining Blackstone in 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the real estate investment, banking and investment management unit of the Trammell Crow Company, from 1987 to 1993.

     Steven J. Smith has been a Director of the Company since 1991 and has been a management consultant since 1989.

     Board Committees. The Board has established two directorate committees--a compensation committee (the "Compensation Committee") and an audit review committee (the "Audit Review Committee"). The Compensation Committee is comprised of persons who are not full-time employees of the Company and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate). The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Audit Review Committee reviews the professional services provided by the Company's independent auditors and the independence of such auditors from the management of the Company. The Audit Review Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. All of the members of the Audit Review Committee are directors who are not employed by the Company or any of its affiliates.

     Director Nomination Procedures. Nominations for election of directors by the shareholders may be made by the Board or by any shareholder entitled to vote in the election of directors generally. The Company's By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission (the "Commission") or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such shareholder, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Pursuant to the Interstone Stockholders Agreement, the Fine Family Shareholders have agreed to vote their shares of Common Stock for a director designee selected by Blackstone. See "Certain Relationships and Transactions--The Organization and Initial Public Offering."

DIRECTOR COMPENSATION

     Directors who are not also officers or employees of the Company ("Outside Directors") are paid an annual retainer of $15,000 plus $750 for each Board meeting attended. In addition, members of each directorate committee are paid $500 ($650 in the case of the committee chairperson) for each committee meeting attended on days on which the Board does not also meet. Outside Directors are also be entitled to participate in the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan").

     The Director Plan is administered by a committee (the "Director Plan Committee") of the Board to be comprised of not less than two directors. The Director Plan Committee has the power to interpret the Director Plan, to determine all questions thereunder and to adopt and amend rules and regulations for the administration of the Director Plan, except that the Director Plan Committee has no authority, discretion or power to determine the terms or timing of options to be granted under the Director Plan.

     Subject to adjustment as described below, the number of shares of Common Stock issued or transferred, plus the number of shares covered by outstanding options, under the Director Plan may not exceed 100,000. Shares of Common Stock covered by an option which is cancelled or terminated will again be available to be issued or to be the subject of a stock option granted under the Director Plan. The Director Plan Committee will make or provide for adjustments to the maximum number of shares issuable pursuant to the Director Plan, the number and kind of shares of Common Stock or other securities that are covered by outstanding options and the exercise price applicable to outstanding options as the Director Plan Committee determines to be equitably required to prevent dilution or expansion of the rights of optionees which would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event (any such transaction or event, an "Antidilution Event") which the Director Plan Committee determines has or may have an effect similar to any of the foregoing.

     Any person who becomes an Outside Director will automatically receive at such time an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the market value of a share of Common Stock on the date the individual first becomes a director (the options described in this sentence are hereinafter referred to as "Initial Options"). For purposes of the Director Plan and the Company's Equity Incentive Plan, "fair market value" is the closing sale price of the shares of Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange on the date an Option is granted or, if there were no sales on such date, on the most recent preceding date on which sales occurred. Initial Options will become exercisable to the extent of 34% of the shares covered thereby after the optionee continuously has served as a director through the next annual shareholders' meeting immediately following such grant date, and to the extent of an additional 33% of the shares covered thereby in each of the next two successive years if the optionee has continuously served as a director in such years. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Initial Options held by such optionee will become immediately exercisable to the extent the Initial Options would have been exercisable had the optionee remained a director through the date of the Company's next annual shareholders' meeting. To the extent exercisable, each Initial Option will be exercisable in whole or in part.

     On the date of the annual meeting of the Company's shareholders in each year, commencing with the 1997 annual meeting, each Outside Director elected at or continuing his or her term after such meeting automatically will be granted a non-qualified option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date ("Annual Option"). Annual Options become exercisable on the same basis as Initial Options.

     The exercise price of stock options granted under the Director Plan may be paid in cash, shares of Common Stock held by the optionee for at least six months or a combination thereof. The requirement of payment in cash will be deemed to be satisfied if the optionee provides for a broker who is a member of the National Association of Securities Dealers, Inc. ("NASD") to sell a sufficient number of shares of Common Stock being purchased so that the net sales proceeds equal, at least, the exercise price, and such broker agrees to deliver the exercise price to the Company not later than the settlement date of the sale. Shares of Common Stock issued pursuant to the Director Plan may be authorized but unissued shares or treasury stock. Fractional shares will not be issued in connection with the exercise of a stock option, and cash in lieu thereof will be paid by the Company. Each Initial Option and Annual Option (each an "Option") will terminate on the earliest to occur of (i) three months after the optionee ceases to serve as a director of the Company for a reason other than the optionee's death or disability, (ii) one year following the optionee's death or disability, or (iii) five years from the date the Option becomes exercisable. Options are not be transferable other than by will or the laws of descent or distribution and are exercisable during the lifetime of the Optionee only by the Optionee or, in the event of the Optionee's incapacity, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

     The Board may at any time amend or terminate the Director Plan. Notwithstanding the foregoing, (i) except for the adjustments described above, without the approval of the shareholders of the Company, no such amendment will increase the maximum number of shares covered by the Director Plan, materially modify the requirements as to eligibility for participation in the Director Plan or otherwise cause the Director Plan or any grant made pursuant thereto to cease to satisfy any applicable condition of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) no such amendment will cause any Director to fail to qualify as a "non-employee director" within the meaning of Rule 16b-3; (iii) provisions relating to the amount and price of securities to be awarded and the timing of awards under the Director Plan will not be amended more than once every six months, other than to comport with changes in the Code, the Employment Retirement Income Security Act or the rules promulgated thereunder; and (iv) no amendment or termination will adversely affect any outstanding award without the consent of the director holding such award.

     In general, (i) no income will be recognized by an Optionee at the time an Option is granted and (ii) at the time of exercise of an Option, ordinary income will be recognized by the Optionee in an amount equal to the difference between the Option price paid for the shares and the fair market value of the shares on the date of exercise. To the extent that an Optionee recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code.

     Options under the Director Plan will be granted automatically. The number of Initial Options and Annual Options to be granted will depend on the number of Outside Directors elected to the Board and the timing of any such election. In connection with the IPO, each of Messrs. Aranson, McCullough and Smith were granted Initial Options to purchase 5,000 shares of Common Stock at an exercise price of $21.00 per share. No Options may be granted under the Director Plan after April 2006.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to Milton Fine, who served as Chairman of the Board and Chief Executive Officer in 1995 but is presently Chairman of the Board, and each of the four other most highly compensated executive officers of the Company in 1995 (collectively, the "Named Executive Officers"). The information in the table gives effect to the ratio applied to the exchange of shares of common stock of the Company's predecessor, IHC, for shares of Common Stock of the Company in the Organization (as defined in "Certain Relationships and Transactions--The Organization and Initial Public Offering").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                               COMPENSATION
                                                           ---------------------
                                 ANNUAL COMPENSATION       SECURITIES
                                 --------------------      UNDERLYING     LTIP          ALL OTHER
 NAME AND PRINCIPAL POSITION      SALARY      BONUS         OPTIONS      PAYOUTS     COMPENSATION(1)
------------------------------   --------    --------      ----------    -------     ---------------
Milton Fine...................   $159,896    $     --             --     $   --          $50,000
  Chairman of the Board
W. Thomas Parrington, Jr......    313,781     378,000        227,906      2,600           18,000
  President and Chief
  Executive
  Officer (2)
J. William Richardson.........    216,608     259,929        136,744      3,250           15,000
  Chief Financial Officer and
  Executive Vice President,
  Finance and Administration
Robert L. Froman..............    225,163     181,666        136,744         --               --
  Executive Vice President,
  Development
Marvin I. Droz................    174,720     200,928         91,163         --               --
  Senior Vice President and
  General Counsel

------------------

(1) Consists entirely of fees paid for services as a director of the Company's subsidiary, Northridge.

(2) Mr. Parrington was President and Chief Operating Officer during 1995.

STOCK OPTION GRANTS

     The following table sets forth certain information with respect to the options granted to the Named Executive Officers during 1995 (the "Prior Options"), all of which were cancelled prior to and in anticipation of the IPO as described below. The information gives effect to the ratio applied to the exchange of shares of common stock of IHC for shares of Common Stock of the Company in the Organization.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                   % OF TOTAL
                     NUMBER OF      OPTIONS                                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                     SECURITIES    GRANTED TO                                                   ANNUAL RATES OF STOCK PRICE
                     UNDERLYING   EMPLOYEES IN                 MARKET PRICE                    APPRECIATION FOR OPTION TERM
                      OPTIONS     1995 FISCAL    EXERCISE OR    AT DATE OF    EXPIRATION   -------------------------------------
       NAME           GRANTED         YEAR       BASE PRICE      GRANT(1)        DATE          0%           5%           10%
-------------------  ----------   ------------   -----------   ------------   ----------   ----------   ----------   -----------
Mr. Fine...........         --          --              --            --           --              --           --            --
Mr. Parrington.....    227,906        25.5%        $  3.18        $10.65         2013      $1,702,458   $5,116,490   $12,769,573
Mr. Richardson.....    136,744        15.3            5.52         10.65         2013         701,497    2,749,922     7,341,785
Mr. Froman.........    136,744        15.3            4.39         10.65         2013         856,017    2,904,443     7,496,306
Mr. Droz...........     91,163        10.2           10.65         10.65         2013              --    1,365,622     4,426,875

------------------

(1) Market price has been determined based upon a valuation performed in 1995.

     The following table sets forth information regarding the values of the Prior Options at December 31, 1995. The information gives effect to the ratio applied to the exchange of shares of common stock of IHC for shares of Common Stock of the Company in the Organization.

                       OPTION VALUES AT DECEMBER 31, 1995

                                             NUMBER OF SECURITIES
                                                  UNDERLYING
                                             UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                                                      AT                IN-THE-MONEY OPTIONS
                   NAME                      DECEMBER 31, 1995(1)    AT DECEMBER 31, 1995(1)(2)
------------------------------------------   --------------------    --------------------------
Milton Fine...............................               --                          --
W. Thomas Parrington, Jr. ................          227,906                  $1,702,458
J. William Richardson.....................          136,744                     701,497
Robert L. Froman..........................          136,744                     856,017
Marvin I. Droz............................           91,163                          --

------------------

(1) All Prior Options held by the Named Executive Officers at December 31, 1995 were unexercisable.

(2) Market price has been determined based upon a valuation performed in 1995.

     Prior to and in anticipation of the IPO, the Prior Options were cancelled in consideration of the issuance to the Named Executive Officers and certain other employees of restricted stock of IHC that was exchanged for a total of 785,533 shares of Common Stock, as follows: Mr. Droz: 75,037 shares; Mr. Fine: 0 shares; Mr. Froman: 155,579 shares; Mr. Parrington: 264,034 shares; Mr.
Richardson: 143,286 shares; and all other employees: 147,597 shares.

     Outstanding Options. Pursuant to the Company's Equity Incentive Plan, the Company has granted stock options to purchase an aggregate of 1,043,000 shares of Common Stock at exercise prices ranging from $21.00 to $26.75 per share. Each of the options has a ten-year term and becomes exercisable as to one-third of the shares covered thereby on each of the first three annual anniversaries of the date of grant so long as the holder thereof remains a full-time employee of the Company, except that the options become immediately exercisable in the event of the holder's death, disability or termination of employment by the Company for Cause (as defined) or in the event that any person or group (other than the Fine Family) becomes the beneficial owner of more than 30% of the outstanding shares of capital stock of the Company entitled generally to vote in the election of directors ("Voting Stock") and, within 12 months after such acquisition, there is a change in a majority of the members of the Board (any such event, a "Change in Control"). Unexercised options terminate 30 calendar days after the holder's termination of employment by the Company, except that such period is 180 days in the event of disability and 360 days in the event of death.

     Decisions as to the awarding of stock options or other awards are within the discretion of the Compensation Committee. In connection with year-end compensation reviews, the Compensation Committee is presently considering granting stock options to purchase, or other awards with respect to, up to 500,000 shares of Common Stock.

     Set forth in the table below are the numbers of shares of Common Stock underlying the stock options granted under the Equity Incentive Plan to (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group.

                                                                        NUMBER OF SHARES
                             NAME AND POSITION                         UNDERLYING OPTIONS
        ------------------------------------------------------------   ------------------
        Milton Fine.................................................         150,000
          Chairman of the Board
        W. Thomas Parrington, Jr....................................         200,000
          President and Chief Executive Officer
        J. William Richardson.......................................          93,750
          Chief Financial Officer and
          Executive Vice President,
          Finance and Administration
        Robert L. Froman............................................          62,500
          Executive Vice President,
          Development
        Marvin I. Droz..............................................          62,500
          Senior Vice President and
          General Counsel
        All executive officers, as a group..........................         643,750
        All directors who are not executive officers, as a group....              --
        All employees, including officers who are not executive
        officers, as a group........................................         399,250

COMPENSATION PLANS AND ARRANGEMENTS

     Management Bonus Plan. The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the growth and success of the Company and its subsidiaries, including the Named Executive Officers, are eligible to receive bonuses based upon achievement of specified targets and goals for the Company and the individual employee. Bonus awards may not exceed 50% to 120% of the executive's annual base salary and 20% of each executive's bonus award will be payable in the form of shares of Common Stock, which will be subject to restrictions and forfeiture provisions similar to those applicable to the Outstanding Restricted Stock. Subject to adjustment as provided in the Management Bonus Plan, the number of shares that may be issued or transferred under the Management Bonus Plan may not in the aggregate exceed 250,000 shares, which may be shares of original issuance or treasury shares or a combination thereof. The Management Bonus Plan is administered by the Compensation Committee or such other committee of the Board as the Board may appoint.

     Executive Loans. In 1996, the Company loaned $2.0 million and $1.0 million to, respectively, Messrs. Parrington and Richardson (the "Executive Loans"). The Executive Loans are fully recourse to the borrowers thereunder, mature on June 30, 2006 and bear interest at the adjusted federal rate. If the executive's employment is terminated by the Company for cause or by the executive for any reason other than death, disability or circumstances that would entitle the executive to benefits under his or her change in control agreement (described below), then the executive's loan would become due and payable in three equal annual installments commencing with the first anniversary of the date of such termination. If the executive's employment is terminated for any other reason, the loan plus accrued interest would be forgiven. If the executive remains employed by the Company, one-tenth of the principal amount of the Executive Loans plus the interest for that year will be forgiven on June 30, 1997 and each of the next nine annual anniversaries thereof.

     Deferred Compensation Agreements. In connection with the termination of certain prior benefit arrangements, each of Messrs. Parrington and Richardson entered into a deferred compensation agreement. Pursuant to the deferred compensation agreements, $561,000 and $702,000 will be deposited into a grantor trust established by the Company for the benefit of, respectively, Messrs. Parrington and Richardson. Such amounts plus accumulated earnings will be paid out in ten semiannual payments beginning at the earlier of the date of approved retirement from the Company or the attainment of age 60, provided that the beneficiary thereof performs consulting services to the Company and does not engage in any competitive activity. See "Certain Relationships and Related Transactions--Transaction with Officers and Directors" for a discussion of certain other loans by the Company.

     Executive Retirement Plan. Each of the General Managers of the Company's hotels which are employees of the Company and other employees of the Company holding job classifications of Vice President or above, including the Named Executive Officers (collectively, the "Participants"), is eligible to participate in the Company's executive retirement plan (the "ERP"). The ERP is intended to be a non-qualified and unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Actual participation in the ERP is determined by the ERP's administrative committee, which is appointed by the Board.

     The Company annually contributes 8% of the Participant's base salary and may make discretionary contributions of up to an additional 5% of the Participant's base salary. These discretionary contributions are based on the Company's net increase in earnings per share in a given year. In addition, Participants are eligible to designate a portion (specified annually by the Board or the Compensation Committee) of their cash bonus to be contributed to the ERP.

     The funds contributed by the Company or participants are held in a grantor trust established by the Company. Unless the administrative committee determines that the amounts contributed to the ERP on behalf of a participant ("Plan Benefits") are payable earlier, in general a Participant receives his ERP Plan Benefits one year after his retirement or termination of employment. Plan Benefits are paid out in a lump sum and are taxable to the Participant as ordinary income upon receipt.


     Stock Purchase Plan. Each full-time employee who has completed 12 consecutive months of employment with the Company, including the Named Executive Officers but excluding any employee whose customary employment is not for more than 20 hours per week or more than five months per calendar year, is eligible to participate in the Company's stock purchase plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to satisfy the requirements of Section 423 of the Code. Under the Stock Purchase Plan, participating employees may elect to authorize the Company to withhold a maximum of 8% of the participating employee's salary, which amounts will be held in the participating employee's account and used to purchase Common Stock on a semi-annual basis at a price equal to a designated percentage from 85% to 100% of the average closing sales price for Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange (except as described below). The designated percentage will be established semi-annually by the Compensation Committee, which is responsible for the administration of the Stock Purchase Plan, except that for the period ending December 31, 1996 the price will be the IPO price (subject to the limitations described below).


     The price paid by a participating employee under the Stock Purchase Plan for shares of Common Stock may not be less than the lesser of (i) 85% of the fair market value of such shares on the date of the regular offering of the right to participate in such plan (the "offering date") and (ii) 85% of the fair market price of such shares on the date the shares are purchased (the "purchase date"). The fair market value of the shares available for purchase by a participating employee (determined as of the offering date) generally may not exceed $25,000 per calendar year.

     Amounts withheld from a participating employee's salary in order to purchase shares of Common Stock under the Stock Purchase Plan will be taxable as part of the employee's compensation. However, the purchase of shares under the Stock Purchase Plan will not itself be a taxable event even if the purchase price for the shares is less than the fair market value of the shares on either the offering date or the purchase date. (The difference between the fair market value, on either the offering date or the purchase date, and the purchase price is not taxable on the offering date or the purchase date.)

     If a participating employee disposes of shares that were purchased under the Stock Purchase Plan, and the purchase price was less than 100% of the fair market value of the shares at the offering date, and such disposition is neither within two years after the offering date nor within one year after the purchase date (the "holding period"), then the employee will realize ordinary income to the extent of the lesser of (i) the amount by which the fair market value of the shares on the offering date exceeded the purchase price and (ii) the amount by which the fair market value of the shares at the time of disposition exceeds the price paid for the shares. Any further gain, upon a sale of such shares, is taxed as a long-term capital gain. To the extent the purchase price exceeded the amount realized by an employee upon the sale of the shares, the employee will have a long-term capital loss.

     If, during the holding period, an employee disposes of shares that were purchased under the Stock Purchase Plan, and the purchase price was less than 100% of the fair market value of the shares at the offering date, then the full amount of the excess of the fair market value of the shares on the purchase date over the purchase price will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of disposition), and any profit above the amount of such excess upon a disposition by sale will be taxable as a longterm or short-term capital gain (depending upon how long the employee has held the shares). Any loss, after including the amount of the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary income, will be treated as a capital loss.

     If, during the holding period, a participating employee sells or disposes of shares purchased under the Stock Purchase Plan, the Company will be entitled to a deduction against ordinary income for the full amount of the compensation that the employee must report as ordinary income. The Company will not be entitled to any deduction if the employee sells the shares after the holding period or dies while owning such shares.

     If a participating employee dies prior to disposing of shares purchased under the Stock Purchase Plan, the employee's tax return for the year of death must include as ordinary income the lesser of (i) the amount by which the fair market value of the shares on the offering date exceeded the purchase price or
(ii) the amount by which the fair market value of the shares at the time of death exceeded the purchase price. If such an amount is required to be included on the employee's tax return for the year of death, an estate tax deduction may be available to the estate of the deceased employee.

     Any dividends paid on shares purchased under the Stock Purchase Plan must be reported as ordinary income in the year received.

     Employees may resell Common Stock acquired under the Stock Purchase Plan without restrictions; however, any "affiliate" who acquires Common Stock under the Stock Purchase Plan may resell only upon compliance with Rule 144 under the Securities Act, except that the two-year holding period requirement of Rule 144 will not apply. For this purpose, the term "affiliate" includes any participating employee who directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

     The Stock Purchase Plan reserves 500,000 shares of authorized but unissued or reacquired Common Stock for purchase thereunder. The Stock Purchase Plan will remain in effect until terminated at any time by the Board, except that such termination will be subject to employees' rights to purchase shares in any outstanding semi-annual offering period.

     The Stock Purchase Plan may be amended from time to time by the Board. No amendment will increase the aggregate number of shares of Common Stock that may be issued and sold under the Stock Purchase Plan (except for authorizations pursuant to the antidilution provisions of the Stock Purchase Plan) without further approval by the Company's shareholders. Furthermore, no amendment that would cause the Stock Purchase Plan to fail to meet the requirements of Section 423 of the Code will be adopted without shareholder approval.

     Equity Incentive Plan. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") is designed to attract and retain qualified officers and other key employees of the Company. The Equity Incentive Plan authorizes the grant of options to purchase shares of Common Stock ("Option Rights"), stock appreciation rights ("Appreciation Rights"), restricted shares ("Restricted Shares"), deferred shares ("Deferred Shares"), performance shares ("Performance Shares") and performance units ("Performance Units"). The Compensation Committee administers the Equity Incentive Plan and determines to whom Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares and Performance Units are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

     Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan may not in the aggregate exceed 2,400,000 shares, which may be shares of original issuance or treasury shares or a combination thereof. Officers, including officers who are members of the Board, and other key employees of and consultants to the Company and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Equity Incentive Plan.

     The Compensation Committee may grant Option Rights that entitle the optionee to purchase shares of Common Stock at a price equal to or greater or less than market value on the date of grant, and the Option Rights may be conditioned on the achievement of specified performance objectives ("Management Objectives"). Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any calendar year. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of nonforfeitable, nonrestricted shares of Common Stock that are already owned by the optionee,
(iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of the foregoing methods of payment. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates. Any grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Common Stock or any other noncash consideration authorized under the Equity Incentive Plan, except that the term of any reload option right shall not extend beyond the term of the Option Right originally exercised. The Compensation Committee has the authority to specify at the time Option Rights are granted that shares of Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Equity Incentive Plan does not require any such holding period and would permit immediate sequential exchanges of shares of Common Stock at the time of exercise of Option Rights. Option Rights granted under the Equity Incentive Plan may be Option Rights that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, or Option Rights that are not intended to so qualify. Any grant may provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price. No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same optionee regardless of whether Option Rights previously granted to him or her remain unexercised.

     Appreciation Rights granted under the Equity Incentive Plan may be either free-standing Appreciation Rights or Appreciation Rights that are granted in tandem with Option Rights. An Appreciation Right represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100%, between the base price per share of Common Stock in the case of a free-standing Appreciation Right, or the option price of the related Option Right in the case of a tandem Appreciation Right, and the market value of the Common Stock on the date of exercise of the Appreciation Right. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the Spread is positive, and the exercise of a tandem Appreciation Right requires the surrender of the related Option Right for cancellation. A free-standing Appreciation Right must specify a base price, which may be equal to or greater or less than the fair market value of a share of Common Stock on the date of grant, must specify the period of continuous employment, or continuous engagement of consulting services, that is necessary before the Appreciation Right becomes exercisable (except that it may provide for its earlier exercise in the event of a change in control of the Company or other similar transaction or event) and may not be exercised more than ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof and may either (i) grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives or (ii) preclude the right of the participant to receive, and the Company to issue, Common Stock or other equity securities in lieu of cash. In addition, any grant may specify that the

Appreciation Right may be exercised only in the event of a change in control of the Company. Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any calendar year. The Compensation Committee may condition the award of Appreciation Rights on the achievement of one or more Management Objectives and may provide with respect to any grant of Appreciation Rights for the payment of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

     An award of Restricted Shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of specified Management Objectives. Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve the Company as an officer or other salaried employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control of the Company or other similar transaction or event.

     An award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions during the Deferral Period (as defined in the Equity Incentive Plan) as the Compensation Committee may specify. During the Deferral Period, the participant has no right to transfer any rights covered by the award and no right to vote the shares covered by the award. On or after the date of any grant of Deferred Shares, the Compensation Committee may authorize the payment of dividend equivalents thereon on a current, deferred or contingent basis in either cash or additional shares of Common Stock. Grants of Deferred Shares may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant. Deferred Shares must be subject to a Deferral Period, as determined by the Compensation Committee on the date of grant, except that the Compensation Committee may provide for a shorter Deferral Period in the event of a change in control of the Company or other similar transaction or event. The Compensation Committee may condition the award of Deferred Shares on the achievement of one or more Management Objectives.

     A Performance Share is the equivalent of one share of Common Stock, and a Performance Unit is the equivalent of $1.00. A participant may be granted any number of Performance Shares or Performance Units, which shall be specified in any such grant. The participant will be given one or more Management Objectives to meet within a specified period (the "Performance Period"). The specified Performance Period may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event. A minimum level of acceptable achievement will also be established by the Compensation Committee. If by the end of the Performance Period the participant has achieved the specified Management Objectives, the participant will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the Performance Shares or Performance Units in accordance with a predetermined formula. To the extent earned, the Performance Shares or Performance Units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of Common Stock or any combination thereof. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the division, subsidiary, department or function within the Company or a subsidiary in which the participant is employed or with respect to which the participant provides consulting services. The Compensation Committee may adjust any Management Objectives and the related minimum level of acceptable achievement if, in its judgment, transactions or events have occurred after the date of grant that are unrelated to the participant's performance and result in distortion of the Management Objectives or the related minimum level of acceptable achievement.

     No Option Right, Appreciation Right or other "derivative security" within the meaning of Rule 16b-3 is transferable by a participant except by will or the laws of descent and distribution. Option Rights and Appreciation Rights may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the transferability of the particular awards under the Equity Incentive Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3, if such rule is then applicable to awards under the plan. The Compensation Committee may specify at the date of grant that all or any part of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or are to be no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Equity Incentive Plan with respect to Restricted Shares, are subject to further restrictions on transfer.

     The maximum number of shares that may be issued or transferred under the Equity Incentive Plan, the number of shares covered by outstanding Option Rights or Appreciation Rights and the option prices or base prices per share applicable thereto, and the number of shares covered by outstanding grants of Deferred Shares and Performance Shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events. In the event of any such transaction or event, the Compensation Committee may in its discretion provide in substitution for any or all outstanding awards under the Equity Incentive Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan and the number of shares permitted to be covered by Option Rights and Appreciation Rights, granted to any one participant during any calendar year.

     The Compensation Committee must consist of not less than two nonemployee directors who are "non-employee directors" within the meaning of Rule 16b-3. In connection with its administration of the Equity Incentive Plan, the Compensation Committee is authorized to interpret the Equity Incentive Plan and related agreements and other documents. The Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the Equity Incentive Plan and may condition the grant of awards on the surrender or deferral by the participant of the participant's right to receive a cash bonus or other compensation otherwise payable by the Company or a subsidiary to the participant. The Equity Incentive Plan may be amended from time to time by the Compensation Committee but, without further approval by the shareholders of the Company, no such amendment may (i) increase the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards or increase the number of shares which may be granted to any participant in any calendar year or (ii) otherwise cause Rule 16b-3 to cease to be applicable to the Equity Incentive Plan.

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Equity Incentive Plan based on federal income tax laws in effect on the date of this Prospectus. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     In general: (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted; (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the Optionee's alternative minimum tax, if any, the difference between the fair market value of the shares of Common Stock at exercise and the option exercise price constitutes an item of adjustment. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a longterm capital loss. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the recipient at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. No income generally will be recognized upon the grant of Deferred Shares. The recipient of a grant of Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Common Stock on the date that the Deferred Shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gains or loss holding period for the Deferred Shares will also commence on that date. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received.

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation and (ii) any applicable reporting obligations are satisfied.

     The total number of stock options or other awards that will be granted under the Equity Incentive Plan in the future is not determinable at this time. The Equity Incentive Plan is not intended to be the exclusive means by which the Company may grant equity-based incentive awards, and the adoption thereof will in no way limit the ability of the Company to grant equity-based awards outside the Equity Incentive Plan.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Each of the Named Executive Officers is a party to an employment agreement with the Company. Pursuant to the employment agreements, the Named Executive Officer party thereto is entitled to the greater of either (i) the Named Executive Officer's salary and bonus for the prior fiscal year or (ii) the monthly payments which the Named Executive Officer is entitled to under the executive's employment agreement for the remainder of the term of the agreement, plus the continuation of health and other welfare benefits for the greater of one year or the remainder of the term of the agreement, in the event that the Named Executive

Officer is terminated by the Company without Cause (as defined). In addition, each of the Named Executive Officers is a party to a change-in-control agreement that provides for the payment of such severance benefits and the provision of such health and other benefits if the Named Executive's employment is terminated by the Company, or by the Executive, following a Change in Control (as defined), except that the severance benefits payable thereunder are based upon three times the highest salary and bonus that the Executive received during any of the three years preceding the year in which the Change in Control occurred and are reduced dollar-for-dollar for salary and bonus payments made by the Company during any period of continuation of employment following the Change in Control. In addition, the amounts payable under the change-in-control agreements are increased to compensate the Named Executive Officer for any excise tax payable by the Company pursuant to Section 280G of the Code. The Named Executive Officers are not obligated under the employment agreements or the change-in-control agreements to mitigate damages by seeking alternative employment; however, the Company's obligations to provide health and other welfare benefits thereunder terminates if the Named Executive Officer obtains other full-time employment within three years of such termination. Each Named Executive Officer's employment agreement will terminate without further action immediately prior to the payment of any severance benefits under the Named Executive Officer's change-in-control agreement. The employment agreements and the change-in-control agreements include provisions prohibiting the Named Executive Officers from engaging in any Competitive Activity (as defined) for two year after termination of employment and providing for the payment of legal fees and expenses incurred in enforcing or defending such agreements.

     All of the foregoing plans and agreements were approved by the Company's shareholders and the Board prior to the IPO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was formed in June 1996 and currently is composed of R. Michael McCullough (Chairman), Michael J. Aranson and Steven J. Smith. Prior thereto, decisions regarding the compensation of officers were made by the Board.

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

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock on the date hereof and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless indicated otherwise, the address for each of the shareholders named in the table is Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                                              PERCENTAGE OF
                                                                               SHARES OWNED
                                                              NUMBER       --------------------
                                                             OF SHARES     PRIOR TO     AFTER
                                                               OWNED       OFFERING    OFFERING
                                                            -----------    --------    --------
    Milton Fine (1)......................................     6,218,640       20.3%       17.9%
    Fine Family Trusts (2)...............................    12,782,940       41.7        36.9
    Blackstone (3).......................................     2,528,571        8.2         7.3
    David J. Fine (4)....................................     6,571,800       21.4        19.0
    W. Thomas Parrington, Jr. (5)........................       305,660        1.0           *
    J. William Richardson (6)............................       170,403          *           *
    Robert L. Froman.....................................       196,072          *           *
    Marvin I. Droz (7)...................................       100,454          *           *
    Michael J. Aranson...................................         5,000          *           *
    R. Michael McCullough................................        10,000          *           *
    Thomas J. Saylak.....................................            --         --          --
    Steven J. Smith......................................         4,300          *           *
    Trust Leasing and Trust Management (8)...............     1,957,895        6.4         5.7
    All directors and executive officers as a group (11
      persons) (9).......................................    13,592,329       44.3        39.2

------------------

 *  Less than 1%.

(1) Includes 5,000 shares owned by Mr. Fine's wife, 2,500 shares owned by Mr. Fine's wife in trust for her children and 6,211,140 of the 12,782,940 shares beneficially owned by the Fine Family Trusts. Milton Fine disclaims beneficial ownership of all of such shares.

(2) The "Fine Family Trusts" are comprised of five trusts: one of which Milton Fine is the trustee and four of which David Fine is the trustee.

(3) Blackstone's address is 345 Park Avenue, New York, New York 10154.

(4) David Fine may be deemed to beneficially own 6,571,800 of the 12,782,940 shares beneficially owned by the Fine Family Trusts. David J. Fine disclaims beneficial ownership of such shares.

(5) Includes 1,500 shares owned by Mr. Parrington's daughters.

(6) Includes 200 shares owned by Mr. Richardson's daughters.

(7) Includes 1,000 shares owned by Mr. Droz's wife.

(8) The address of Trust Leasing and Trust Management is 4735 Spottswood #102, Memphis, Tennessee 38117.

(9) Includes 10,000 Restricted Shares, which are subject to certain risks of forfeiture as described in "Management--Compensation Plans and Arrangements--Equity Incentive Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 REORGANIZATION

     The Company was incorporated in April 1996 as a Pennsylvania corporation. In 1995, the Company's predecessors consummated a series of transactions to aggregate the hotel management businesses owned by the Fine Family Shareholders into a single entity (the "1995 Reorganization"). As a result of the 1995 Reorganization, 59 separate corporations that were wholly owned by the Fine Family Shareholders were merged with and into the Company's predecessor, IHC, effective November 1, 1995, with IHC being the surviving corporation. Pursuant to the Agreement and Plan of Merger entered into in connection with the 1995 Reorganization, IHC assumed liabilities aggregated approximately $7.4 million incurred by Milton Fine and a $5.6 million liability incurred by the Fine Family Trusts to purchase stock owned by a deceased shareholder of IHC. These liabilities were satisfied in December 1995.

THE ORGANIZATION AND INITIAL PUBLIC OFFERING

     The Company consummated its initial public offering of 11,000,000 shares of its Common Stock on June 25, 1996 and of an additional 1,448,350 shares to cover over-allotments on July 9, 1996. Prior to consummation of the IPO, the Fine Family Shareholders owned all of the voting stock and approximately 92% of the non-voting stock of IHC, with the remaining approximately 8% of the non-voting stock in IHC owned by certain of IHC's officers (excluding Milton Fine). In addition, the Fine Family Shareholders owned direct and indirect interests in certain of the subsidiaries and affiliated companies of IHC including its Crossroads, Colony and Northridge subsidiaries. The Fine Family Shareholders and certain officers (excluding Milton Fine) and former employees of IHC also owned interests in the Interstone partnerships with Blackstone (as described below), which owned 14 Owned Hotels. Prior to consummation of the IPO, all of the foregoing interests were contributed to the Company in exchange for Common Stock of the Company. In addition, prior to the consummation of the IPO, the Company and its affiliates effected the following transactions (collectively with the foregoing transactions, the "Organization"): (i) all of the outstanding shares of common stock of IHC were contributed to the Company by the Fine Family Shareholders in exchange for Common Stock of the Company and (ii) the Company issued shares of Common Stock to certain officers and employees of the Company in exchange for restricted stock in IHC previously issued to them (see "Management--Stock Option Grants"). As a result of the foregoing and the Acquisition from Blackstone described below, the Company currently owns 100% of IHC and its subsidiaries and all of the equity interests in the 14 Owned Hotels acquired in partnership with Blackstone (excluding minority interests owned by third parties in seven hotels). The Company issued 13,689,929 shares of Common Stock in the Organization to the Fine Family Shareholders and certain officers and current and former employees of the Company, all of which are restricted securities under the Securities Act. See "Shares Eligible for Future Sale." In addition, the Company entered into a registration rights agreement with each of the existing shareholders of the Company prior to the IPO (collectively, the "Original Shareholders") pursuant to which the Original Shareholders were granted demand and piggyback registration rights. The Company has agreed to indemnify the Original Shareholders against certain liabilities, including liabilities under the Securities Act, incident to any such registration.

     In March 1994, Milton Fine, as trustee, and certain officers and former employees of IHC formed a partnership ("IHC/Interstone") which in turn formed a series of partnerships (collectively, "Interstone I") with Blackstone to pursue acquisitions of hotel properties. Interstone I acquired title to seven hotels and a controlling interest in another hotel. IHC/Interstone contributed all of its interests in Interstone I to the Company prior to consummation of the IPO, and the Company purchased the equity interests of Blackstone in Interstone I in connection with the IPO.

     Following the completion of the Interstone I investment program, in December 1995 IHC, the Fine Family Shareholders and certain officers of IHC formed a partnership ("IHC/Interstone II"), which in turn formed another series of partnerships with Blackstone (collectively, "Interstone II") to acquire a 75% interest in a portfolio of six hotels owned by an institutional investor. Under the Interstone II partnership agreements, certain major decisions may not be taken without the prior consent of the institutional investor. The Fine Family Shareholders and the officers of IHC contributed all of their interests in Interstone II to the Company prior to consummation of the IPO, and the Company purchased the interest of Blackstone in Interstone II in connection with the IPO.

     In connection with the formation of Interstone II, IHC and Blackstone entered into an Option Agreement (the "Option Agreement") pursuant to which IHC granted to Blackstone an option (the "Blackstone Option") to purchase a 20% equity interest in a new company to be formed upon exercise of the Blackstone Option to succeed the Company and upon payment by Blackstone of the exercise price of $23.3 million. In connection with the IPO, Blackstone exercised the Blackstone Option and paid the Company the $23.3 million exercise price. Blackstone received $44.8 million of Common Stock based on the IPO price and the Company paid one of the Blackstone entities a $233,000 arrangement fee for services in negotiating and arranging the Blackstone Option.

     Simultaneously with the completion of the Interstone II investment program, in December 1995, IHC/ Interstone II and Blackstone formed a third series of partnerships (collectively, "Interstone III") to acquire additional hotel properties. IHC/Interstone II has committed up to $30.6 million for a 51% interest therein, and Blackstone has committed up to $29.4 million for a 49% interest therein. The capital commitments expire on December 31, 1997. All hotel acquisition opportunities that meet the investment parameters for Interstone III which come to the attention of the Company or Blackstone must be presented to Interstone III unless the party identifying the acquisition opportunity certifies that in its judgment the acquisition by Interstone III would not be feasible, appropriate or practical. The Company made the foregoing certification with respect to each of the Post-IPO Acquisitions and the Pending Acquisitions, and no acquisitions have been made by Interstone III as of the date of this Prospectus. All major decisions involving Interstone III are made jointly by the Company and Blackstone. The Company and Blackstone each have a buy-sell option commencing in December 1997. Interstone III will pay a 1% acquisition fee to the partner introducing each hotel acquisition made by such partnerships. IHC/Interstone II contributed all of its interests in Interstone III to the Company in connection with the IPO.

     In March 1996, the Company entered into an Agreement of Purchase and Sale (the "Acquisition Agreement") to acquire all of Blackstone's interests in Interstone I (excluding one Interstone I hotel, the Fort Magruder Hotel and Conference Center) and Interstone II (collectively, the "Acquisition") for a cash purchase price of approximately $125 million. Closing of the Acquisition occurred immediately following the consummation of the IPO on June 25, 1996.

     In connection with the execution of the Acquisition Agreement, the Company also entered into a Contribution Agreement (the "Blackstone Contribution Agreement") with certain affiliates of the Company and Blackstone pursuant to which such affiliates agreed to contribute to the Company their interests in the partnership (the "Fort Magruder Partnership") that owned the Fort Magruder Inn and Conference Center in consideration of the issuance of $8.3 million of Common Stock at the IPO price (the "Contribution"). Closing of the Contribution occurred immediately prior to the closing of the Acquisition.

     Pursuant to the Blackstone Contribution Agreement, the Company, Blackstone and the Fine Family Shareholders executed the Interstone Stockholders Agreement at the closing of the Acquisition and Contribution. Under the Interstone Stockholders Agreement (i) Blackstone was granted tag along rights with respect to certain shares of Common Stock by the Fine Family Shareholders, (ii) Blackstone granted to the Fine Family Shareholders a right of first offer with respect to certain sales of shares of Common Stock by Blackstone, (iii) Blackstone was granted demand and piggyback registration rights, (iv) the Fine Family Shareholders agreed to vote their shares of Common Stock for a director designee of Blackstone, (v) Blackstone agreed to vote its shares of Common Stock for the election of the director candidates nominated by the Board, and (vi) Blackstone agreed not to sell or transfer its shares, subject to certain exceptions, for a period of 180 days following the IPO.

TRANSACTIONS WITH THE FINE FAMILY SHAREHOLDERS

     During 1993, 1994 and 1995, the Company received payments in the aggregate amounts of approximately $5.8 million, $6.7 million and $7.9 million, respectively, for management services provided to 13, 18 and 27 hotels, respectively, in which the Fine Family Trusts had an ownership interest. Accounts receivable of approximately $0.7 million, $0.9 million and $1.0 million were due from these hotels at December 31, 1993, 1994 and 1995, respectively.

     During 1993, 1994 and 1995, the Company advanced funds from time to time to its shareholders, and received repayments of a portion of such advances. At December 31, 1995, the outstanding amount of such advances to shareholders was $1.6 million.

     In March 1996, the Company made a distribution to its existing shareholders in the aggregate amount of $30 million. The distribution was paid with promissory notes payable on September 28, 1997 and bearing interest at 5% per annum. These notes were repaid in connection with the IPO.

     Certain of the Fine Family Shareholders own minority interests in 12 hotels that are managed but not owned by the Company. Except for one management agreement pursuant to which the Company waived its management fee for a period ending no later than November 30, 1998, the Company believes that in each case the terms on which these hotels are managed are at least as favorable to the Company as those it could have obtained from unaffiliated persons. The Fine Family Shareholders have granted to the Company a right of first offer and a right of first refusal in connection with any proposed transfer of their interests (subject to certain permitted transfers) in these hotels in consideration of the Company's agreeing to continue to provide at no cost to the Fine Family Shareholders certain accounting and administrative services of the type which the Company is currently providing to the Fine Family Shareholders in connection therewith.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     See "Management--Compensation Plans and Arrangements--Executive Loans" for a description of loans from the Company to Messrs. Parrington and Richardson. The Company has made loans from time to time to its senior executives, including each of the Named Executive Officers other than Mr. Fine. The maximum amount of such loans to any executive was $210,000 during the three-year period since January 1, 1993. Such loans are payable upon demand and, in general, do not bear interest until such demand is made. The loans made to Messrs. Parrington and Richardson are forgiven over time provided certain conditions are satisfied.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's Articles of Incorporation provide that the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Upon consummation of the Offering, 34,639,296 shares of Common Stock will be issued and outstanding (35,239,296 shares if the over-allotment options are exercised in full), and no shares of Preferred Stock will be issued or outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per each share owned of record on all matters voted upon by shareholders. Subject to preferential rights that may be applicable to any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive rights and no rights to convert their Common Stock to any other securities, and there are no redemption or sinking fund provisions with respect to the Common Stock. The Company is subject to provisions of the Pennsylvania Business Corporation Law (the "BCL") which provide for cumulative voting.

PREFERRED STOCK

     The Board has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deferring or preventing a change in control of the Company.

CERTAIN CORPORATE GOVERNANCE MATTERS

     The Company's Articles of Incorporation and By-Laws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the directors of the Company(assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) shareholder action can be taken only at an annual or special meeting of shareholders and not by written consent in lieu of a meeting, (iii) except as described below, special meetings of shareholders may be called only by the Chairman of the Board or by 80% of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chairman of the Board or his specific designee or by 80% of the total number of directors of the Company (assuming no vacancies), (iv) the Chairman of the Board may be removed only by the holders of at least 80% of the Company's voting stock, (v) directors of the Company may be removed only for cause and (vi) the Board or the Chairman of the Board may postpone and reschedule any previously scheduled annual or special meeting of shareholders. The Company's By-Laws also require that shareholders desiring to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to shareholders more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the shareholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of the Company that are owned beneficially and of record by each of them and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 25% of the Company's voting stock or upon the request of the Chairman of the Board, the Board will be required to call a meeting of shareholders for the purpose specified in such written request and fix a record date for the determination of shareholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 days after the date of receipt of notice of such meeting), provided that (i) in the event that the Board calls an annual or special meeting of shareholders to be held not later than 90 days after receipt of any such written request, no separate special meeting of shareholder as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board include (among others) the purposes specified in such written request of the shareholders and (ii) unless otherwise determined by the Chairman of the Board or vote of a majority of the members of the Board then in office, action may not be taken at a special meeting of the shareholders in respect of the removal of directors other than for cause, any change in the number of directors or any other matter affecting the composition of the Board or any directorate committee.

     Under applicable provisions of Pennsylvania law, the approval of a Pennsylvania company's board of directors, in addition to shareholder approval, is required to adopt any amendment to the company's articles of incorporation, but a company's by-laws may be amended either by action of its shareholders or, if the company's articles of incorporation so provide, its board of directors. The Company's Articles of Incorporation and By-Laws provide that except as described below, the provisions summarized above and the provisions relating to nomination procedures may not be amended by the shareholders, nor may any provision inconsistent therewith be adopted by the shareholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as a single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that shareholder action be taken at a meeting of shareholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals required by law, including approval by the Board with respect to any amendment to the Company's Articles of Incorporation), such action will be effective as of one year from the date of adoption.

     The foregoing provisions of the Company's Articles of Incorporation and By-Laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits to the Company and its shareholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     The Company is subject to provisions of the BCL which require that a merger, consolidation, share exchange or sale of assets between a public corporation, or a subsidiary thereof, and a shareholder be approved by a majority of voting shares outstanding other than those held by the "interested shareholder" (which includes a shareholder who is a party to the proposed transaction or who is treated differently from other shareholders) unless (i) the transaction has been approved by a majority of the corporation's directors who are not affiliated with the interested shareholder and first elected to the board within 24 months of the vote to approve such transaction, or (ii) the transaction results in the payment to all other shareholders of an amount not less than the highest amount paid for the same class of shares by the interested shareholder. In addition, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders beneficially owning more than 20% of the voting power of a public corporation (excluding certain shares) is prohibited for a five-year period following the date on which the holder acquired the 20% or greater voting power and, unless certain other conditions are satisfied, requires approval of a majority of voting shares outstanding other than those held by such interested shareholder. Moreover, the BCL provides that any profit realized from the disposition of an equity security of a corporation by a shareholder who disposes of such security within 18 months after obtaining control must be returned to the corporation. These and other related BCL provisions may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

     Because of the length of time that the Fine Family Trusts have held controlling interests in the Company, these statutory restrictions are not applicable to such shareholders.

TRANSFER AGENT AND REGISTRAR


     The Company has appointed ChaseMellon Shareholder Services as the transfer agent and registrar for the Common Stock.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering (assuming the over-allotment options are not exercised), the Company will have 34,639,296 shares of Common Stock outstanding. Of these shares, all of the shares of Common Stock sold in the IPO are, and all of the Shares sold in this Offering will be, freely tradeable by persons other than "affiliates" of the Company without restriction or limitation under the Securities Act. The remaining 18,190,946 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Restricted Securities") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

     In general, under Rule 144, if two years have elapsed since the later of the date of acquisition of Restricted Securities from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Securities from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In connection with the IPO, Blackstone agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock until December 16, 1996 without the prior written consent of Merrill Lynch. In connection with this Offering, the Company, each of its directors and executive officers who is a holder of Common Stock and the Fine Family Shareholders have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any such shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch. Trust Leasing and Trust Management have agreed not to sell any of the Common Stock acquired in connection with the Equity Inns Transaction until June 30, 1997 and not to sell more than 50% of such Common Stock until December 31, 1997.

     The Company can make no predictions as to the effect, if any, that future sales of Restricted Securities, or the availability of such Restricted Securities for sale, or the issuance of shares of Common Stock upon the exercise of options or otherwise, or the perception that such sales or exercises could occur, will have on the market price prevailing from time to time. Sales of substantial amounts of Restricted Securities in the public market could have an adverse effect on the market price of the Common Stock.

     In connection with the Acquisition, the Organization, and the Equity Inns Transaction, the Company granted Blackstone, the Original Shareholders, and Trust Leasing and Trust Management, respectively, certain registration rights with respect to the Common Stock. See "Certain Relationships and Transactions-- The Organization and Initial Public Offering" and "Recent Developments--Equity Inns Transaction."

                                    TAXATION

     The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders and, in particular, does not address consequences that may apply in light of their particular circumstances. In addition, the discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     Prospective investors should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced treaty rate, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     There will be no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States provided such holder provides a valid Internal Revenue Service (the "IRS") Form 4224 to the payor. Instead, the effectively connected dividends will be subject to regular U.S. income tax generally in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Proposed regulations were issued by the IRS in April 1996 that would, if and when finalized, substantially modify the existing rules for withholding of tax on payments of certain types of income (including dividends) to foreign persons. These proposals ("Proposed Regulations") would, subject to certain exceptions and transition rules, be effective for payments made after December 31, 1997, regardless of the date of issuance of the instrument with respect to which those payments are made. There can be no assurance that the Proposed Regulations will be finalized (whether before or after their proposed effective date) or, if they are finalized, that they will not be materially modified from their current form.

     Among the provisions of the Proposed Regulations is a proposal that would require a Non-U.S. Holder of common stock to certify its residence in a country with which the United States has an income tax treaty in order to claim the benefit of a reduced rate of withholding tax under such treaty on dividends paid with respect to such common stock. In addition, the Proposed Regulations would, if finalized in their current form, make other changes to the existing procedures relating to withholding of tax on dividends. Prospective investors are urged to consult their tax advisors with respect to the possible impact of the Proposed Regulations on their particular situations.

     In addition, under a 1984 proposed regulation (which never entered into force), in order to claim the benefits of a tax treaty, a Non-U.S. Holder of Common Stock would have been required to demonstrate entitlement to such benefits by filing certain forms including a statement from a designated governmental body of the treaty country. The administrative document whereby the IRS issued the Proposed Regulations also removes that 1984 proposed regulation.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock only if
(i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition or (iii) subject to the exception below, the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company believes it currently is and will likely remain a U.S. real property holding corporation. However, gain realized on a disposition of Common Stock by a Non-U.S. Holder that is not deemed to own more than five percent of the Common Stock during such period will not be subject to U.S. federal income tax under the rule described in clause (iii) of this paragraph, provided that the Common Stock is "regularly traded" (within the meaning of Section 897(c)(3) of the Code) on an established securities market located in the United States at the time of disposition. If a Non-U.S. Holder is deemed to own more than five percent of the Common Stock at any time during the shorter of the five-year period preceding such disposition or such holder's holding period, such Non-U.S. Holder may be subject to U.S. federal income tax upon a disposition of shares of such stock and is urged to consult its tax advisor.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

     The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-United States office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Non-U.S. Holder, and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


     In addition, the Proposed Regulations would, if finalized in their current form, modify the foregoing rules to conform them to the rules proposed therein with respect to withholding tax on dividends. Prospective investors are urged to consult their tax advisors with respect to the possible impact of these provisions of the Proposed Regulations on their particular situations.


FEDERAL ESTATE TAX

     An individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death and who is treated as the owner of Common Stock, or that has made certain lifetime transfers of an interest in the Common Stock, will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     The U.S. Underwriters named below (the "U.S. Underwriters"), acting through their U.S. representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Montgomery Securities, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Credit Lyonnais Securities (USA) Inc. (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of a U.S. Purchase Agreement with the Company (the "U.S. Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The U.S. Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters may be increased as set forth in the U.S. Purchase Agreement.

                                                                                 NUMBER
                   U.S. UNDERWRITERS                                            OF SHARES
                   -----------------                                            ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated................................................
    Montgomery Securities....................................................
    Morgan Stanley & Co. Incorporated........................................
    Smith Barney Inc. .......................................................
    Credit Lyonnais Securities (USA) Inc. ...................................
                                                                                ---------
                 Total.......................................................   3,400,000
                                                                                =========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Credit Lyonnais Securities, Montgomery Securities, Morgan Stanley & Co. International Limited and Smith Barney Inc. are acting as International representatives (the "International Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 3,400,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Underwriters, and the International Underwriters have severally agreed to purchase, an aggregate of 600,000 shares of Common Stock. Under certain circumstances under the International Purchase Agreement, the commitments of non-defaulting International Underwriters may be increased. The public offering price per share and the total underwriting discount per share will be identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. Sales of Common Stock to be purchased by the U.S. Underwriters in the U.S. Offering and the International Underwriters in the International Offering are conditioned upon one another.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 510,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. Additionally, the Company has granted the International Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 90,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     The U.S. Underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of
$     per share, and the U.S. Underwriters may allow, and such dealers may
reallow, a discount not in excess of $     per share to certain other dealers.
After the completion of the Offering, the offering price, concession and discount may be changed.

     The U.S. Underwriters and the International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except, in each case, for transactions pursuant to such agreement.

     The U.S. Representatives and the International Representatives acted as representatives of the Underwriters in the IPO and received customary underwriting compensation in connection therewith.


     The Company and each of its directors and executive officers who is a holder of Common Stock and the Fine Family Shareholders have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased pursuant to the Offering or in the open market) or securities convertible into or exercisable for Common Stock without the prior written consent of Merrill Lynch for a period of 90 days after the date of this Prospectus. See "Shares Eligible for Future Sale."


     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In the Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     If requested by the Company, the Underwriters will reserve up to 100,000 shares of Common Stock for sale at the public offering price to certain employees, customers, vendors and business associates of the Company who have expressed an interest in purchasing shares of Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares of Common Stock. Any reserved shares of Common Stock that are not so purchased by such persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other Common Stock offered by this Prospectus.

     Each International Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of the Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations
1995), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS


     The Consolidated Financial Statements of Interstate Hotels Company and Predecessor Entity as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone/CGL Partners, L.P. and Predecessor Entity as of December 31, 1994, December 14, 1995 and December 31, 1995 and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995; the Financial Statements of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Carter Associates and Carter Associates, Inc. as of December 31, 1995 and for the year ended December 31, 1995; the Financial Statements of OBR Limited, L.P. as of December 31, 1995 and for the year ended December 31, 1995; and the Combined Financial Statements of Trust Management, Inc. and Trust Leasing, Inc. as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.



     The Financial Statements of Fountain Suites Hotel as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the reports of Pannell Kerr Forster, independent accountants, given on their authority as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION


     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of the Company, the Company's rapid expansion, the ownership and leasing of real estate, competition from other hospitality companies, changes in economic cycles, as well as the other factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Common Stock is listed on the New

York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company is required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. The Company intends to furnish its shareholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                           INTERSTATE HOTELS COMPANY

           INDEX TO PRO FORMA FINANCIAL DATA AND FINANCIAL STATEMENTS

                            ------------------------

                                                                                      PAGE
                                                                                      -----
PRO FORMA FINANCIAL DATA
  Pro Forma Financial Data Summary..................................................    F-3
  Pro Forma Balance Sheet as of September 30, 1996 (unaudited)......................    F-4
  Pro Forma Statement of Income for the year ended December 31, 1995 (unaudited)....    F-5
  Pro Forma Statement of Income for the nine months ended September 30, 1996
     (unaudited)....................................................................    F-6
  Notes to Pro Forma Financial Data.................................................    F-7
INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY
  Report of Independent Accountants.................................................   F-13
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30,
     1996 (unaudited)...............................................................   F-14
  Consolidated Statements of Income for the years ended December 31, 1993, 1994 and
     1995 and the nine months ended September 30, 1995 and 1996 (unaudited).........   F-15
  Consolidated Statements of Changes in Equity for the years ended December 31,
     1993, 1994 and 1995 and the nine months ended September 30, 1996 (unaudited)...   F-16
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
     and 1995 and the nine months ended September 30, 1995 and 1996 (unaudited).....   F-17
  Notes to Consolidated Financial Statements........................................   F-18
INTERSTONE I PROPERTY PARTNERSHIPS AND PREDECESSOR ENTITIES
  Report of Independent Accountants.................................................   F-34
  Combined Balance Sheets as of December 31, 1994 and 1995..........................   F-35
  Combined Statements of Operations and Owners' Equity for the years ended December
     31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and
     for the period from January 1, 1996 through June 24, 1996 (unaudited)..........   F-36
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and
     1995 and for the nine months ended September 30, 1995 and for the period from
     January 1, 1996 through June 24, 1996 (unaudited)..............................   F-37
  Notes to Combined Financial Statements............................................   F-38
INTERSTONE/CGL PARTNERS, L.P. AND PREDECESSOR ENTITY
  Report of Independent Accountants.................................................   F-48
  Combined Balance Sheets as of December 31, 1994, December 14, 1995 and December
     31, 1995.......................................................................   F-49
  Combined Statements of Operations and Predecessor's Equity and Partners' Capital
     for the years ended December 31, 1993 and 1994, for the period from January 1,
     1995 to December 14, 1995, for the period from December 15, 1995 to December
     31, 1995 and for the nine months ended September 30, 1995 and for the period
     from January 1, 1996 through June 24, 1996 (unaudited).........................   F-50
  Combined Statements of Cash Flows for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995 and for the nine months ended
     September 30, 1995 and for the period from January 1, 1996 through June 24,
     1996 (unaudited)...............................................................   F-51
  Notes to Combined Financial Statements............................................   F-52
BOSTON MARRIOTT WESTBOROUGH HOTEL
  Report of Independent Accountants.................................................   F-60
  Balance Sheets as of December 31, 1994 and 1995...................................   F-61


                                                                                      PAGE
                                                                                      -----
  Statements of Operations and Equity for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and for the period
     from January 1, 1996 through July 1, 1996 (unaudited)..........................   F-62
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and for the period from January 1,
     1996 through July 1, 1996 (unaudited)..........................................   F-63
  Notes to Financial Statements.....................................................   F-64
CARTER ASSOCIATES AND CARTER ASSOCIATES, INC.
  Report of Independent Accountants.................................................   F-68
  Combined Balance Sheet as of December 31, 1995....................................   F-69
  Combined Statements of Operations and Partners' Deficit for the year ended
     December 31, 1995, for the nine months ended September 30, 1995 and for the
     seven months ended July 31, 1996 (unaudited)...................................   F-70
  Combined Statements of Cash Flows for the year ended December 31, 1995, for the nine months ended September 30, 1995 and for the seven months ended July 31,
     1996 (unaudited)...............................................................   F-71
  Notes to Financial Statements.....................................................   F-72
OBR LIMITED, L.P. D/B/A DORAL OCEAN BEACH RESORT
  Report of Independent Accountants.................................................   F-77
  Balance Sheets as of December 31, 1995 and September 30, 1996 (unaudited).........   F-78
  Statements of Operations and Owners' Equity for the year ended December 31, 1995
     and for the nine months ended September 30, 1995 and 1996 (unaudited)..........   F-79
  Statements of Cash Flows for the year ended December 31, 1995 and for the nine
     months ended September 30, 1995 and 1996 (unaudited)...........................   F-80
  Notes to Financial Statements.....................................................   F-81
TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.
  Report of Independent Accountants.................................................   F-87
  Combined Balance Sheets as of December 31, 1995 and September 30, 1996
     (unaudited)....................................................................   F-88
  Combined Statements of Operations for the year ended December 31, 1995 and for the
     nine months ended September 30, 1995 and 1996 (unaudited)......................   F-89
  Combined Statements of Shareholder's Equity for the year ended December 31, 1995
     and for the nine months ended September 30, 1996 (unaudited)...................   F-90
  Combined Statements of Cash Flows for the year ended December 31, 1996 and for the
     nine months ended September 30, 1995 and 1996 (unaudited)......................   F-91
  Notes to Combined Financial Statements............................................   F-92
FOUNTAIN SUITES HOTEL
  Independent Auditor's Report......................................................   F-98
  Hotel Balance Sheet for the year ended December 31, 1995..........................   F-99
  Statements of Hotel Operations and Hotel Equity for the year ended December 31,
     1995, for the nine months ended September 30, 1995 and for the period from
     January 1, 1996 to August 29, 1996 (unaudited).................................  F-100
  Statements of Hotel Cash Flows for the year ended December 31, 1995, for the nine months ended September 30, 1995 and for the period from January 1, 1996 to
     August 29, 1996 (unaudited)....................................................  F-101
  Notes to Financial Statements.....................................................  F-102

                            PRO FORMA FINANCIAL DATA

     The following unaudited Pro Forma Balance Sheet of the Company as of September 30, 1996 presents, in "The Company Pro Forma" column, the financial position of the Company as if a portion of the Offering, as described in "Note
1 -- Basis of Presentation," and the acquisitions of the two Owned Hotels acquired since September 30, 1996, the Pending Acquisitions and the Equity Inns Transaction had occurred as of September 30, 1996. The unaudited Pro Forma Statements of Income of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996 present, in "The Company Pro Forma" column, the results of operations of the Company as if a portion of the Offering, as described in "Note 1 -- Basis of Presentation," all issuances of Common Stock prior to or in connection with the IPO, the IPO Acquisitions, the Post-IPO Acquisitions, the Pending Acquisitions and the Equity Inns Transaction had occurred as of January 1, 1995, except that the Pro Forma Statements of Income data give effect to the results of operations of hotels acquired or opened by Equity Inns after January 1, 1995 as of their respective dates of acquisition or opening and not as of January 1, 1995. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" columns and are discussed in the accompanying notes.

     The unaudited Pro Forma Balance Sheet and Statements of Income of the Company are presented for informational purposes only and may not reflect the future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited pro forma financial data and notes thereto should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See "Index to Financial Statements."

                           INTERSTATE HOTELS COMPANY

                           PRO FORMA BALANCE SHEET(2)
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)
                                   ---------

                                     ASSETS

                                                                   PRO FORMA ADJUSTMENTS
                                                                ---------------------------
                                                    THE                          FINANCING,        THE
                                                  COMPANY                         OFFERING       COMPANY
                                                 HISTORICAL     ACQUISITIONS     AND OTHER      PRO FORMA
                                                 ----------     ------------     ----------     ---------
Current assets:
  Cash and cash equivalents....................   $  24,300      $  (112,420)(a)  $ 106,832(g)  $  18,712
  Accounts receivable..........................      23,582               --             --        23,582
  Net investment in direct financing leases....         657               --             --           657
  Deferred income taxes........................       5,076               --             --         5,076
  Prepaid expenses and other assets............       4,117           (1,250)(b)         --         2,867
                                                  ---------      -----------      ---------     ---------
     Total current assets......................      57,732         (113,670)       106,832        50,894
Restricted cash................................      10,532               --             --        10,532
Property and equipment, net....................     496,723          113,670(c)          --       610,393
Investments in contracts.......................       3,154               --             --         3,154
Investments in hotel real estate...............       5,222               --             --         5,222
Officers and employees notes receivable........       4,509               --             --         4,509
Net investment in direct financing leases......       1,572               --             --         1,572
Other assets...................................      12,373           46,500(d)       5,593(h)     64,466
                                                  ---------      -----------      ---------     ---------
     Total assets..............................   $ 591,817      $    46,500      $ 112,425     $ 750,742
                                                  =========      ===========      =========     =========

                                         LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable -- trade....................       6,184               --             --         6,184
  Accounts payable -- health trust.............       3,116               --             --         3,116
  Accrued payroll and related costs............       9,444               --             --         9,444
  Income taxes payable.........................       2,373               --             --         2,373
  Other accrued liabilities....................      19,116               --             --        19,116
  Current portion of long term debt............       6,421               --          2,600(i)      9,021
                                                  ---------      -----------      ---------     ---------
     Total current liabilities.................      46,654               --          2,600        49,254
Long-term debt.................................     287,870               --         26,650(j)    314,520
Deferred income taxes..........................       2,271               --             --         2,271
Other liabilities..............................       1,213               --             --         1,213
                                                  ---------      -----------      ---------     ---------
     Total liabilities.........................     338,008               --         29,250       367,258
Minority interests.............................       5,756               --             --         5,756
Equity:
  Common Stock.................................         287               19(e)          34(k)        340
  Paid-in capital..............................     253,058           46,481(f)      83,141(l)    382,680
  Accumulated deficit..........................      (5,292)              --             --        (5,292)
                                                  ---------      -----------      ---------     ---------
     Total equity..............................     248,053           46,500         83,175       377,728
                                                  ---------      -----------      ---------     ---------
     Total liabilities and equity..............   $ 591,817      $    46,500      $ 112,425     $ 750,742
                                                  =========      ===========      =========     =========

  The accompanying notes are an integral part of this Pro Forma Balance Sheet

                           INTERSTATE HOTELS COMPANY

                       PRO FORMA STATEMENT OF INCOME (3)
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        PRO FORMA ADJUSTMENTS
                                                                                     ---------------------------
                                           THE                                                         FINANCING,         THE
                                         COMPANY     INTERSTONE I   INTERSTONE/CGL                     OFFERING         COMPANY
                                        HISTORICAL    HISTORICAL      HISTORICAL     ACQUISITIONS      AND OTHER       PRO FORMA
                                        ----------   ------------   --------------   ------------      ---------       ----------
Lodging revenues:
  Rooms...............................   $     --      $ 53,451        $ 48,203        $119,718(a)     $      --       $  221,372
  Food and beverage...................         --        35,352          24,746          31,598(a)            --           91,696
  Other departmental..................         --         7,141           4,138           7,656(a)            --           18,935
Management and related fees...........     45,018            --              --             821(a)        (4,544)(e)       41,295
                                         --------      --------        --------        --------        ---------       ----------
    Total revenues....................     45,018        95,944          77,087         159,793           (4,544)         373,298
Lodging expenses:
  Rooms...............................         --        13,160          11,367          31,047(b)            --           55,574
  Food and beverage...................         --        26,046          18,261          24,978(b)            --           69,285
  Other departmental..................         --         3,042           2,257           3,610(b)            --            8,909
  Property costs......................         --        33,574          28,370          47,749(b)        (9,820)(f)       99,873
General and administrative............      9,811           686             654           4,458(b)           101(g)        15,710
Payroll and related benefits..........     15,469            --              --           2,296(b)          (650)(h)       17,115
Non-cash compensation.................         --            --              --              --               --(i)            --
Lease expense.........................         --            --              --          24,101(c)            --           24,101
Depreciation and amortization.........      4,201        10,251           7,455          12,121(d)        (4,193)(j)       29,835
                                         --------      --------        --------        --------        ---------       ----------
                                           29,481        86,759          68,364         150,360          (14,562)         320,402
                                         --------      --------        --------        --------        ---------       ----------
    Operating income..................     15,537         9,185           8,723           9,433           10,018           52,896
Other (income) expense:
  Interest, net.......................        (99)        9,605             460              --           17,674(k)        27,640
  Other, net..........................       (203)          589              --              --               18(l)           404
                                         --------      --------        --------        --------        ---------       ----------
                                             (302)       10,194             460              --           17,692           28,044
                                         --------      --------        --------        --------        ---------       ----------
    Income (loss) before income tax
      expense.........................     15,839        (1,009)          8,263           9,433           (7,674)          24,852
Income tax expense....................         --            --           3,607              --            5,837(m)         9,444
                                         --------      --------        --------        --------        ---------       ----------
    Net income (loss).................   $ 15,839      $ (1,009)       $  4,656        $  9,433        $ (13,511)      $   15,408
                                         ========      ========        ========        ========        =========       ==========
Pro forma net income per common
  share...............................                                                                                 $     0.45
                                                                                                                       ==========
Pro forma common shares outstanding...                                                                                 34,178,704
                                                                                                                       ==========


   The accompanying notes are an integral part of this Pro Forma Statement of
                                    Income.

                           INTERSTATE HOTELS COMPANY

                       PRO FORMA STATEMENT OF INCOME (3)
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      PRO FORMA ADJUSTMENTS
                                                                                   ---------------------------
                                           THE                                                       FINANCING,          THE
                                         COMPANY   INTERSTONE I   INTERSTONE/CGL                     OFFERING          COMPANY
                                         HISTORICAL  HISTORICAL     HISTORICAL     ACQUISITIONS      AND OTHER        PRO FORMA
                                         -------   ------------   --------------   ------------      ---------        ----------
Lodging revenues:
  Rooms................................  $37,351     $ 27,926        $ 25,355        $111,064(a)     $      --        $  201,696
  Food and beverage....................  16,792        18,372          12,273          21,030(a)            --            68,467
  Other departmental...................   3,840         3,619           2,235           6,481(a)            --            16,175
Management and related fees............  35,788            --              --             604(a)        (3,438)(e)        32,954
                                         ------        ------          ------         -------          -------        ----------
     Total revenues....................  93,771        49,917          39,863         139,179           (3,438)          319,292
Lodging expenses:
  Rooms................................   8,064         6,524           5,606          27,279(b)            --            47,473
  Food and beverage....................  12,513        13,066           8,907          17,726(b)            --            52,212
  Other departmental...................   1,680         1,631           1,129           1,621(b)            --             6,061
  Property costs.......................  16,618        16,869          13,150          38,675(b)        (5,093)(f)        80,219
General and administrative.............   7,240           558             759           4,556(b)          (670)(g)        12,443
Payroll and related benefits...........  12,564            --              --           1,872(b)          (702)(h)        13,734
Non cash compensation..................  11,896            --              --              --          (11,896)(i)            --
Lease expense..........................      --            --              --          28,883(c)            --            28,883
Depreciation and amortization..........   7,762         5,283           4,256           8,428(d)        (3,465)(j)        22,264
                                         ------        ------          ------         -------          -------        ----------
                                         78,337        43,931          33,807         129,040          (21,826)          263,289
                                         ------        ------          ------         -------          -------        ----------
    Operating income...................  15,434         5,986           6,056          10,139           18,388            56,003
Other (income) expense:
  Interest, net........................   5,315         4,737           4,965              --            4,590(k)         19,607
  Other, net...........................    (329 )          --              --              --            1,713(l)          1,384
                                         ------        ------          ------         -------          -------        ----------
                                         4,986..        4,737           4,965              --            6,303            20,991
                                         ------        ------          ------         -------          -------        ----------
    Income before income tax expense...  10,448         1,249           1,091          10,139           12,085            35,012
Income tax expense.....................  11,145            --              --              --            2,160(m)         13,305
                                         ------        ------          ------         -------          -------        ----------
    Net income (loss)..................  $ (697 )    $  1,249        $  1,091        $ 10,139        $   9,925        $   21,707
                                         ======        ======          ======         =======          =======        ==========
Pro forma net income per common
  share................................                                                                               $      .64
                                                                                                                      ----------
                                                                                                                      ----------
Pro forma common shares outstanding....                                                                               34,178,704
                                                                                                                      ----------
                                                                                                                      ----------


   The accompanying notes are an integral part of this Pro Forma Statement of
                                    Income.

                           INTERSTATE HOTELS COMPANY

                       NOTES TO PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1. BASIS OF PRESENTATION

     The pro forma financial statements have been prepared assuming the issuance of 3,448,000 shares of Common Stock at an offering price of $25 5/8 per share, which, net of estimated underwriting discounts and offering expenses payable by the Company, would result in sufficient net proceeds, together with cash on hand, to finance the Pending Acquisitions and to repay $24,100 of acquisition draws. These shares are assumed to have been issued, the hotels acquired, and the debt repaid, at the beginning of the periods presented, and thus interest expense attributable to such debt has been eliminated. The acquisitions of the Columbus Hilton, Westin Resort Miami Beach, Burlington Radisson, Washington Vista and assets related to the Equity Inns Transaction have been accounted for using the purchase method of accounting.

NOTE 2. PRO FORMA BALANCE SHEET ADJUSTMENTS

ACQUISITIONS

(a)  Adjustments to reflect the net decrease in cash and cash equivalents:
     Purchase of Columbus Hilton from an unrelated third party...............    $  (8,200)(1)
     Purchase of Westin Resort Miami Beach, net of $1,000 deposit paid in
          September, 1996, from an unrelated third party.....................      (43,000)(1)
     Purchase of Burlington Radisson, net of $250 deposit paid in September,
          1996, from an unrelated third party................................      (13,750)(1)
     Purchase of Washington Vista from an unrelated third party..............      (47,470)(1)
                                                                                 ---------
                                                                                 $(112,420)
                                                                                 =========
(b)  Adjustment to reflect the net decrease in other current assets:
     Elimination of $1,000 deposit paid in September, 1996 for the Westin
          Resort Miami Beach.................................................    $  (1,000)(1)
     Elimination of $250 deposit paid in September, 1996 for the Burlington
          Radisson...........................................................         (250)(1)
                                                                                 $  (1,250)
(c)  Adjustment to reflect the net increase in fixed assets:
     Purchase of Columbus Hilton from an unrelated third party...............    $   8,200(1)
     Purchase of Westin Resort Miami Beach from an unrelated third party.....       44,000(1)
     Purchase of Burlington Radisson from an unrelated third party...........       14,000(1)
     Purchase of Washington Vista from an unrelated third party..............       47,470(1)
                                                                                 ---------
                                                                                 $ 113,670
                                                                                 =========

(d)  Adjustment to reflect the net increase in other assets:
     Intangible assets related to the purchase of leases, management
          contracts and goodwill related to the Equity Inns Transaction......    $  46,500(2)
                                                                                 =========
(e)  Adjustment to reflect increase in Common Stock outstanding for shares
          issued pursuant to the Equity Inns Transaction.....................    $      19(2)
                                                                                 =========

                                   ---------

NOTE 2. PRO FORMA BALANCE SHEET ADJUSTMENTS--CONTINUED

(f)  Adjustments to reflect the net increase in paid-in capital:
     Acquisition of leases, management contracts and goodwill related to the
          Equity Inns Transaction in exchange for 1,957,895 shares of Common
          Stock..............................................................    $  46,500(2)
     Increase in Common Stock outstanding for shares issued pursuant to the
          Equity Inns Transaction............................................          (19)(2)
                                                                                 ---------
                                                                                 $  46,481
                                                                                 =========

FINANCING, OFFERING AND OTHER

(g)  Adjustments to reflect the net increase in cash and cash equivalents:
     Proceeds from issuance of 3,448,000 shares of Common Stock
          at $25 5/8 per share................................................    $ 88,372(3)
     Proceeds from borrowings under the amended Term Loan.....................      29,250(4)
     Payment of estimated fees and expenses related to the issuance of
          Common Stock........................................................      (5,197)(3)
     Payment of estimated fees and expenses related to borrowings from the amended Term Loan, the amended Acquisition Facility and the new debt
          rate hedge..........................................................      (5,593)(4)
                                                                                  --------
                                                                                  $106,832
                                                                                  ========
(h)  Adjustment to reflect the net increase in other assets:
     Deferred loan costs paid for the amended Term Loan and the amended
          Acquisition Facility................................................    $  5,593(4)
                                                                                  ========
(i)  Adjustment to reflect the net increase in the current portion of long-term debt as a
     result of debt restructuring.............................................    $  2,600(4)
                                                                                  ========
(j)  Adjustments to reflect the net increase in long-term debt as a result of debt
     restructuring............................................................    $ 26,650(4)
                                                                                  ========
(k)  Adjustment to reflect increase in Common Stock outstanding related to the
          Offering............................................................    $     34(3)
                                                                                  ========
(l)  Adjustments to reflect the net increase in paid in capital:
     Proceeds from issuance of 3,448,000 shares Common Stock at $25 5/8 per
          share...............................................................    $ 88,372(3)
     Payment of estimated fees and expenses related to the issuance of
          Common Stock........................................................      (5,197)(3)
     Increase in Common Stock outstanding related to the Offering.............         (34)(3)
                                                                                  --------
                                                                                  $ 83,141
                                                                                  ========

     The detail supporting the pro forma balance sheet as of September 30, 1996 reflect four self-balancing entries which are identified in (1) through (4) below and reflect the following:

(1) Record purchase of four hotels from unrelated third parties, net of deposits paid.

(2) Issuance of 1,957,895 shares of Common Stock in connection with the Equity Inns Transaction. The stock price assumed was $23.75 per share, representing the approximate trading price at the date the Company reached an agreement with the seller and announced the purchase.

                                   ---------

NOTE 2. PRO FORMA BALANCE SHEET ADJUSTMENTS--CONTINUED
(3) Record issuance of 3,448,000 shares of Common Stock at $25 5/8 per share, net of related estimated expenses.

(4) Record debt financing from the amended Term Loan, net of payment of estimated fees and expenses related to the amended Term Loan and the amended Acquisition Facility.

NOTE 3. PRO FORMA STATEMENT OF INCOME ADJUSTMENTS

ACQUISITIONS

                                                                    YEAR ENDED    NINE MONTHS ENDED
                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                       1995             1996
                                                                   ------------   -----------------
 (a) Adjustments to reflect the addition of pro forma revenues for the Post-IPO Acquisitions, Pending Acquisitions and
       the Equity Inns Transaction for the period prior to
       ownership by the Company:
     Lodging revenues:
     Rooms.......................................................    $119,718         $ 111,064
     Food and beverage...........................................      31,598            21,030
     Other departmental..........................................       7,656             6,481
     Management and related fees.................................         821               604
                                                                     --------         ---------
                                                                     $159,793         $ 139,179
                                                                     ========         =========
 (b) Adjustments to reflect addition of pro forma operating
       expenses for the Post-IPO Acquisitions, Pending
       Acquisitions and the Equity Inns Transaction for the
       period prior to ownership by the Company:
     Lodging expenses:
     Rooms.......................................................    $ 31,047         $  27,279
     Food and beverage...........................................      24,978            17,726
     Other departmental..........................................       3,610             1,621
     Property costs..............................................      47,749            38,675
     General and administrative..................................       4,458             4,556
     Payroll.....................................................       2,296             1,872
                                                                     --------         ---------
                                                                     $114,138         $  91,729
                                                                     ========         =========
 (c) Adjustment to reflect the pro forma lease expense related to the acquisition of leases related to the Equity Inns
       Transaction...............................................    $ 24,101         $  28,883
                                                                     ========         =========
 (d) Adjustment to reflect the pro forma depreciation and
       amortization expense related to the Post-IPO Acquisitions,
       Pending Acquisitions and the Equity Inns Transaction for
       the period prior to ownership by the Company*.............    $ 12,121         $   8,428
                                                                     ========         =========
                   FINANCING, OFFERING AND OTHER

 (e) Adjustments to reflect net decrease in management and
       related fee revenues:
     Pro forma adjustment to reflect management of the Owned
       Hotels
         for the period prior to ownership by the Company........    $  4,209         $   1,758
     Elimination of pro forma management fees for the Owned
       Hotels
         for the period prior to ownership by the Company........      (7,486)           (4,443)

                                   ---------

                                                                    YEAR ENDED    NINE MONTHS ENDED
                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                       1995             1996
                                                                     -------          --------

NOTE 3. PRO FORMA STATEMENT OF INCOME ADJUSTMENTS--CONTINUED
     Elimination of purchasing fees capitalized by the Owned
       Hotels
         for the period prior to ownership by the Company........        (360)             (103)
     Elimination of purchasing fees expensed by the Owned Hotels for
         the period prior to ownership by the Company............         (61)              (17)
     Elimination of insurance premiums paid to the Company from the Owned Hotels for the period prior to ownership by
         the Company.............................................        (846)             (633)
                                                                     --------         ---------
                                                                     $ (4,544)        $  (3,438)
                                                                     ========         =========
 (f) Adjustments to reflect net decrease in property costs of the
       Owned Hotels:
       Pro forma net increase in management fee expense for
          Interstone I properties as a result of new management
          contracts..............................................    $    490         $      --
       Pro forma net decrease in management fee expense for
          Interstone/CGL properties as a result of new management
          contracts..............................................      (1,917)               --
       Elimination of pro forma management fees for the Owned
          Hotels for the period prior to ownership...............      (7,486)           (4,443)
       Elimination of insurance premiums paid by the Owned Hotels
          to IHC for the period prior to ownership...............        (846)             (633)
       Elimination of purchasing fees expensed by the Owned
          Hotels for the period prior to ownership...............         (61)              (17)
                                                                     --------         ---------
                                                                     $ (9,820)        $  (5,093)
                                                                     ========         =========
 (g) Adjustment to reflect net increase (decrease) in general and administrative expense:
       Increase in general and administrative expenses related to
          managing and administering a publicly held company.....    $  1,000         $     500
       Elimination of corporate overhead allocations from the
          prior owner of the Interstone/CGL properties...........        (622)               --
       Elimination of asset management fees of Interstone/CGL
          Partners, L.P. to an unrelated partner.................          --              (262)
       Elimination of relocation costs of management funded by
          the previous partners of the Owned Hotels..............        (277)             (908)
                                                                     --------         ---------
                                                                     $    101         $    (670)
                                                                     ========         =========
 (h) Adjustment to reflect the decrease in compensation paid to
       seller/ principal in the Equity Inns Transaction**........    $   (650)        $    (702)
                                                                     ========         =========
 (i) Adjustment to reflect the elimination of non-recurring,
       non-cash compensation associated with the IPO.............    $     --         $ (11,896)
                                                                     ========         =========
 (j) Adjustment to reflect the net decrease in depreciation and amortization:
       Pro forma depreciation and amortization expense of the
          Interstone I properties for the period prior to
          ownership*.............................................    $  7,535         $   3,759
       Pro forma depreciation and amortization expense of the
          Interstone/CGL properties for the period prior to
          ownership*.............................................       6,026             2,976
       Elimination of amortization of loan costs of the original
          Term Loan and Acquisition Facility.....................          --              (501)

                                   ---------

                                                                    YEAR ENDED    NINE MONTHS ENDED
                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                       1995             1996
                                                                     -------          --------
NOTE 3. PRO FORMA STATEMENT OF INCOME ADJUSTMENTS--CONTINUED
       Elimination of historical depreciation and amortization
          expense of the Interstone I properties.................     (10,251)           (5,283)
       Elimination of historical depreciation and amortization
          expense of the Interstone/CGL properties...............      (7,455)           (4,256)
       Elimination of amortization of loan costs of the Company
          related to indebtedness repaid.........................         (36)             (152)
       Elimination of depreciation expense related to purchasing
          fees capitalized prior to ownership....................         (12)               (8)
                                                                     --------         ---------
                                                                     $ (4,193)        $  (3,465)
                                                                     ========         =========
 (k) Adjustments to reflect the net increase in interest expense:
     Pro forma interest expense related to amended Term
       Loan***...................................................    $ 22,066         $  11,862
     Pro forma interest expense related to the unused commitment fee
         on the amended Acquisition Facility****.................         750               477
     Pro forma interest expense related to the Interstone/CGL
         Loan*****...............................................       2,248             1,122
     Pro forma amortization of loan costs related to the amended
       Term
         Loan and amended Acquisition Facility...................       3,239             2,433
     Elimination of interest expense of the Company related to
         indebtedness repaid.....................................        (564)           (1,602)
     Elimination of interest expense of the Interstone I
       properties
         related to indebtedness repaid..........................      (9,605)           (4,737)
     Elimination of interest expense of the Interstone/CGL
       properties
         related to indebtedness repaid..........................        (460)           (4,965)
                                                                     --------         ---------
                                                                     $ 17,674         $   4,590
                                                                     ========         =========
 (l) Adjustment to reflect the net increase in other expenses:
     Elimination of equity earnings in Interstone/CGL
         Partners, L.P. for the period prior to the IPO..........    $   (154)        $     210
     Pro forma adjustment to minority interest in earnings of
         Interstone/CGL Partners, L.P............................         404             1,517
     Elimination of minority interest acquired by the Company....          11               (14)
     Elimination of gain on settlement of debt obligations
       assumed
         by the Company in connection with the 1995
       reorganization............................................         346                --
     Elimination of losses recognized by the Interstone I
       properties
         related to a 1995 debt refinancing......................        (589)               --
                                                                     --------         ---------
                                                                     $     18         $   1,713
                                                                     ========         =========

                                   ---------

NOTE 3. PRO FORMA STATEMENT OF INCOME ADJUSTMENTS--CONTINUED

 (m) Adjustment to record the income tax expense associated with operating corporation using an effective income tax rate
       of 38%. The pro forma consolidated statement of income
       does not include the initial recording of deferred income
       tax expense related to the change in tax status. This
       amount was recorded by the Company subsequent to the
       closing of the IPO.
     Elimination of historical income tax expense................    $     --         $ (11,145)
     Income tax expense at an effective rate of 38%..............       9,444            13,305
     Elimination of income tax expense recorded by previous
            corporate owner of the Interstone/CGL properties.....      (3,607)               --
                                                                     --------         ---------
                                                                     $  5,837         $   2,160
                                                                     ========         =========

------------------

     * Pro forma depreciation expense is calculated on the straight-line method over the estimated useful life of the asset. (Pro forma depreciation expense for buildings and improvements is calculated over a period of 10 to 40 years, and pro forma depreciation expense for furniture and fixtures is calculated over a period of 5 to 10 years.) Pro forma amortization of deferred expenses is calculated on the straight-line method over the estimated useful life of the asset. (Pro forma amortization for franchise fees is calculated over a period of 8 to 25 years, and a non-compete agreement is calculated over a period of 5 years. Amortization of intangibles related to the Equity Inns transaction are amortized over periods ranging from 5 to 25 years).

   ** Prior to the transaction, a portion of earnings were distributed to the seller/principal in the form of compensation. Subsequent to the transaction, the compensation will no longer be paid.

  *** Interest on the $293,750 Term Loan is assumed in two tranches: $54 million swapped at 7.8% and the remainder floating at LIBOR (5.5%) plus 2%. Principal amortizes at $1,250/quarter after the first quarter.
      Principal amortizes at $1,900/quarter after the second and third quarters. Principal amortizes at $3,800/quarter after the fourth quarter.
      Also assumed is a $50 agency fee.

 **** The interest for the unused commitment fee is 3/8 of 1% on the available debt remaining on the new acquisition line.

***** Interest on the $29,250 Interstone/CGL loan is assumed in two tranches:
      $18,000 is swapped at 7.8% and the remainder is floating at LIBOR (5.5%) plus 2%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Interstate Hotels Company:

     We have audited the accompanying consolidated balance sheets of Interstate Hotels Company and Predecessor Entity (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in equity and cash flows for the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1994 and 1995, and the consolidated results of their operations, changes in equity and cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                     /s/COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
April 10, 1996, except for the
  third paragraph of Note 9,
  as to which the date is
  April 22, 1996, except for the first
  paragraph of Note 1, as to which the
  date is June 25, 1996 and except for
  Note 17, as to which the date is
  November 15, 1996

                INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY

                          CONSOLIDATED BALANCE SHEETS
                                   ---------

                                     ASSETS

                                                                  DECEMBER 31,
                                                          -----------------------------      SEPTEMBER 30,
                                                             1994              1995              1996
                                                          -----------      ------------      -------------
                                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents............................   $ 6,701,518      $ 14,034,622      $  24,299,981
  Accounts receivable (Note 13)........................     8,276,693        10,653,952         23,581,853
  Net investment in direct financing leases (Note 4)...       242,818           399,266            657,104
  Deferred income taxes................................            --                --          5,076,316
  Prepaid expenses and other assets....................        55,182           312,642          4,117,467
                                                          -----------      ------------      -------------
       Total current assets............................    15,276,211        25,400,482         57,732,721
Restricted cash (Notes 14 and 15)......................     1,285,674         2,096,213         10,532,251
Property and equipment, net (Note 5)...................     1,913,704         1,894,149        496,722,523
Investments in contracts, net of accumulated
  amortization of $13,790,408 and $16,933,107 at
  December 31, 1994 and 1995, respectively, and
  $19,321,011 at September 30, 1996....................     8,752,174         5,860,972          3,153,690
Investments in hotel real estate (Note 6)..............            --        12,884,150          5,221,563
Officers and employees notes receivable................     1,370,537         1,219,313          4,508,529
Affiliates notes receivable............................       879,944         8,717,662                 --
Net investment in direct financing leases (Note 4).....       681,611           836,010          1,571,619
Other assets...........................................       581,228         2,492,041         12,374,143
                                                          -----------      ------------      -------------
         Total assets..................................   $30,741,083      $ 61,400,992      $ 591,817,039
                                                          ===========      ============       ============
                                          LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable:
    Trade..............................................     1,116,329           925,085          6,183,647
    Health Trust (Note 11).............................       539,436         5,505,207          3,115,907
    Affiliates (Note 3)................................     1,220,000                --                 --
  Accrued payroll and related benefits.................     2,757,565         3,026,235          9,444,115
  Income taxes payable.................................            --                --          2,372,844
  Other accrued liabilities............................     2,359,074         5,546,201         19,116,413
  Current portion of long-term debt....................       672,792           362,735          6,421,003
                                                          -----------      ------------      -------------
       Total current liabilities.......................     8,665,196        15,365,463         46,653,929
Long-term debt (Note 7)................................     3,217,436        35,907,225        287,869,994
Deferred income taxes..................................            --                --          2,271,496
Other liabilities......................................            --                --          1,212,968
                                                          -----------      ------------      -------------
       Total liabilities...............................    11,882,632        51,272,688        338,008,387
                                                          -----------      ------------      -------------
Minority interests (Note 6)............................            --           871,910          5,755,875
Commitments and contingencies (Note 14)
Equity:
  Common stock (Note 8)................................        41,600             2,780            286,714
  Paid-in capital......................................    17,880,302        26,883,017        253,058,067
  Partners' capital....................................     3,878,442                --                 --
  Unearned compensation (Note 9).......................            --        (3,262,853)                --
  Accumulated deficit..................................      (738,739)      (12,736,889)        (5,292,004)
  Receivable from stockholders (Note 13)...............    (2,203,154)       (1,629,661)                --
                                                          -----------      ------------      -------------
       Total equity....................................    18,858,451         9,256,394        248,052,777
                                                          -----------      ------------      -------------
         Total liabilities and equity..................   $30,741,083      $ 61,400,992      $ 591,817,039
                                                          ===========      ============      =============

   The accompanying notes are an integral part of the consolidated financial statements.

                INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY

                       CONSOLIDATED STATEMENTS OF INCOME
                                   ---------

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Lodging revenues:
  Rooms.........................  $        --   $        --   $        --   $        --   $37,350,457
  Food and beverage.............           --            --            --            --    16,792,039
  Other departmental............           --            --            --            --     3,840,427
Net management fees.............   19,229,463    22,284,511    27,022,051    19,356,440    21,871,786
Other management-related fees...    6,334,512    14,441,550    17,996,293    13,531,948    13,916,397
                                  -----------   -----------   -----------   -----------   -----------
                                   25,563,975    36,726,061    45,018,344    32,888,388    93,771,106
                                  -----------   -----------   -----------   -----------   -----------
Lodging expenses:
  Rooms.........................           --            --            --            --     8,063,904
  Food and beverage.............           --            --            --            --    12,512,715
  Other departmental............           --            --            --            --     1,680,237
  Property costs................           --            --            --            --    16,617,693
General and administrative......    5,056,803     8,301,244     9,811,303     6,464,273     7,239,883
Payroll and related benefits....   10,320,729    12,420,248    15,468,422    11,122,732    12,564,277
Non-cash compensation...........           --            --            --            --    11,895,970
Depreciation and amortization...    3,282,044     3,659,132     4,201,266     2,963,351     7,762,073
                                  -----------   -----------   -----------   -----------   -----------
                                   18,659,576    24,380,624    29,480,991    20,550,356    78,336,752
                                  -----------   -----------   -----------   -----------   -----------
     Operating income...........    6,904,399    12,345,437    15,537,353    12,338,032    15,434,354
Other income (expense):
  Interest, net.................       11,794        30,459        99,160       190,849    (5,314,858)
  Other, net....................       (5,761)       13,547       202,801            --       328,773
                                  -----------   -----------   -----------   -----------   -----------
     Income before income tax
       expense..................    6,910,432    12,389,443    15,839,314    12,528,881    10,448,269
Income tax expense (Note 17)....           --            --            --            --    11,145,061
                                  -----------   -----------   -----------   -----------   -----------
     Income (loss) before
       extraordinary items......    6,910,432    12,389,443    15,839,314    12,528,881      (696,792)
Extraordinary loss from early
  extinguishment of debt, net of
  deferred tax benefit of
  $3,937,118....................           --            --            --            --    (7,642,641)
                                  -----------   -----------   -----------   -----------   -----------
     Net income (loss)..........  $ 6,910,432   $12,389,443   $15,839,314   $12,528,881   $(8,339,433)
                                  ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                                   ---------

                                                                                                       RECEIVABLE
                                 COMMON      PAID-IN       PARTNERS'      UNEARNED     ACCUMULATED        FROM
                                 STOCK       CAPITAL        CAPITAL     COMPENSATION     DEFICIT      STOCKHOLDERS      TOTAL
                                --------   ------------   -----------   ------------   ------------   ------------   ------------
Balance at December 31,
  1992........................  $ 34,000   $ 17,756,802   $ 1,009,680   $        --    $  (269,403 )  $(1,846,080 )  $ 16,684,999
  Common stock of newly
    established entities......    22,700             --            --            --             --             --          22,700
  Additional capital
    contributions.............        --         99,400            --            --             --             --          99,400
  Partners' capital
    contributions.............        --             --         1,000            --             --             --           1,000
  Net increase in receivable
    from stockholders.........        --             --            --            --             --     (1,133,320 )    (1,133,320)
  Distributions paid..........        --             --    (1,690,000)           --     (4,268,646 )           --      (5,958,646)
  Net income..................        --             --     2,641,353            --      4,269,079             --       6,910,432
                                --------   ------------   -----------   -----------    ------------   -----------    ------------
Balance at December 31,
  1993........................    56,700     17,856,202     1,962,033            --       (268,970 )   (2,979,400 )    16,626,565
  Effect of
    recapitalization..........   (21,500)        21,500            --            --             --             --              --
  Common stock of newly
    established entities......     6,400             --            --            --             --             --           6,400
  Additional capital
    contributions.............        --          2,600            --            --             --             --           2,600
  Net decrease in receivable
    from stockholders.........        --             --            --            --             --        776,246         776,246
  Distributions paid..........        --             --    (4,955,600)           --     (5,987,203 )           --     (10,942,803)
  Net income..................        --             --     6,872,009            --      5,517,434             --      12,389,443
                                --------   ------------   -----------   -----------    ------------   -----------    ------------
Balance at December 31,
  1994........................    41,600     17,880,302     3,878,442            --       (738,739 )   (2,203,154 )    18,858,451
  Effect of Reorganization....   (41,583)     4,520,025    (4,478,442)           --             --             --              --
  Assumption of liability by
    principal stockholder.....        --      1,220,000            --            --             --             --       1,220,000
  Common stock of newly
    established entities......     2,600             --            --            --             --             --           2,600
  Partners' capital
    contributions.............        --             --       600,000            --             --             --         600,000
  Stock options granted.......       163      3,262,690            --    (3,262,853 )           --             --              --
  Assumption of stockholders'
    liability.................        --             --            --            --    (12,994,923 )           --     (12,994,923)
  Net decrease in receivable
    from stockholders.........        --             --            --            --             --        573,493         573,493
  Distributions paid..........        --             --            --            --    (14,842,541 )           --     (14,842,541)
  Net income..................        --             --            --            --     15,839,314             --      15,839,314
                                --------   ------------   -----------   -----------    ------------   -----------    ------------
Balance at December 31,
  1995........................     2,780     26,883,017            --    (3,262,853 )  (12,736,889 )   (1,629,661 )     9,256,394
  Unearned compensation
    recognized................        --             --            --            --         93,420             --          93,420
  Return of stock options
    issued in 1995............      (163)    (3,262,690)           --     3,262,853             --             --              --
  Restricted stock issued.....     7,855     11,775,140            --            --             --             --      11,782,995
  Net decrease in receivable
    from stockholders.........        --             --            --            --             --      1,629,661       1,629,661
  Dividends and capital
    distributions.............        --    (35,395,467)           --            --     (4,334,263 )           --     (39,729,730)
  Contribution of Predecessor
    Entity net assets for
    common stock..............   126,474    (20,151,635)           --            --     20,025,161             --              --
  Issuance of common stock to
    purchase hotel............     3,952      9,602,724            --            --             --             --       9,606,676
  Issuance of common stock,
    net of offering
    expenses..................   145,816    263,606,978            --            --             --             --     263,752,794
  Net loss....................        --             --            --            --     (8,339,433 )           --      (8,339,433)
                                --------   ------------   -----------   -----------    ------------   -----------    ------------
Balance at September 30, 1996
  (unaudited).................  $286,714   $253,058,067   $        --   $        --    $(5,292,004 )  $        --    $248,052,777
                                ========   ============   ===========   ===========    ============   ===========    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   ---------

                                                                                                          NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                     -------------------------------------------    -----------------------------
                                                        1993            1994            1995            1995            1996
                                                     -----------    ------------    ------------    ------------    -------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................   $ 6,910,432    $ 12,389,443    $ 15,839,314    $ 12,528,881    $  (8,339,433)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization.................     3,282,044       3,659,132       4,201,266       2,963,351        7,762,073
    Minority interests' share of equity loss from
      investment in hotel real estate.............            --              --         (10,421)             --         (106,023)
    Write-off of deferred financing fees..........            --              --              --              --        6,231,264
    Non-cash compensation.........................            --              --              --              --       11,895,970
    Deferred income taxes.........................            --              --              --              --        1,835,099
    Other.........................................        (5,710)        (53,771)       (297,923)        (68,250)        (340,463)
  Cash (used) provided by assets and liabilities:
    Accounts receivable...........................      (489,170)     (2,652,129)     (2,377,259)     (3,712,604)      (3,348,043)
    Prepaid expenses and other assets.............        48,989         (16,878)       (257,460)       (564,251)      (3,486,813)
    Accounts payable..............................       108,806         915,261       4,774,527       3,170,284       (2,565,532)
    Income taxes payable..........................            --              --              --              --        2,372,844
    Accrued liabilities...........................       533,892       1,076,703       3,455,797       2,334,793        2,799,196
                                                     -----------    ------------    ------------    ------------    -------------
      Net cash provided by operating activities...    10,389,283      15,317,761      25,327,841      16,652,204       14,710,139
                                                     -----------    ------------    ------------    ------------    -------------
Cash flows from investing activities:
  Investments in contracts........................      (352,000)     (2,138,921)       (941,817)       (245,895)         (80,623)
  Investments in hotel real estate................            --              --     (13,038,153)             --       (5,146,563)
  Change in notes receivable, net.................    (1,478,595)        528,694      (7,686,494)     (1,915,068)      (3,289,216)
  Acquisition of hotels, net of cash received.....            --              --              --              --     (236,672,875)
  Purchase of property and equipment, net.........      (716,007)       (607,354)       (438,165)       (364,795)      (1,147,860)
  Purchase of assets to be leased.................      (236,380)       (874,697)       (606,115)       (565,386)      (1,446,698)
  Payments received under capital leases..........        26,759         204,688         387,807         260,388          563,278
  Change in restricted cash.......................      (205,308)       (813,572)       (810,539)       (994,776)      (1,987,351)
  Other...........................................      (126,558)       (150,364)        275,658          31,775        3,136,875
                                                     -----------    ------------    ------------    ------------    -------------
      Net cash used in investing activities.......    (3,088,089)     (3,851,526)    (22,857,818)     (3,793,757)    (246,071,033)
                                                     -----------    ------------    ------------    ------------    -------------
Cash flows from financing activities:
  Proceeds from long-term debt....................     1,625,000       3,548,000      35,000,000              --      265,750,000
  Repayment of long-term debt.....................    (1,892,739)     (2,641,990)    (15,265,191)       (622,268)    (241,689,127)
  Financing costs paid............................        (5,000)        (33,518)     (2,087,611)             --       (9,348,804)
  Proceeds from issuance of common stock, net.....            --              --              --              --      263,752,794
  Minority interests..............................            --              --         882,331              --       (1,735,818)
  Capital contributions...........................       123,100           9,000         602,600         600,000               --
  Funds advanced to stockholders..................    (1,704,136)     (1,688,754)     (3,244,661)     (7,950,158)      (6,422,834)
  Repayment of funds advanced to stockholders.....       570,816       2,465,000       3,818,154       2,493,154        8,052,495
  Repayment of notes payable to stockholders......            --              --              --              --      (30,000,000)
  Dividends and capital distributions paid........    (5,958,646)    (10,942,803)    (14,842,541)     (5,725,190)      (6,732,453)
                                                     -----------    ------------    ------------    ------------    -------------
      Net cash (used in) provided by financing
        activities................................    (7,241,605)     (9,285,065)      4,863,081     (11,204,462)     241,626,253
                                                     -----------    ------------    ------------    ------------    -------------
Net increase in cash and cash equivalents.........        59,589       2,181,170       7,333,104       1,653,985       10,265,359
Cash and cash equivalents at beginning of
  period..........................................     4,460,759       4,520,348       6,701,518       6,701,518       14,034,622
                                                     -----------    ------------    ------------    ------------    -------------
Cash and cash equivalents at end of period........   $ 4,520,348    $  6,701,518    $ 14,034,622    $  8,355,503    $  24,299,981
                                                     ===========    ============    ============    ============    =============
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................   $   240,136    $    261,151    $    507,398    $    244,032    $   5,956,745
                                                     ===========    ============    ============    ============    =============
Supplemental disclosure of non-cash investing and
    financing activities:
  Notes payable issued to acquire contracts.......            --    $  1,175,568              --              --               --
                                                     ===========    ============    ============    ============    =============
  Assumption of liability by principal
    stockholder...................................            --              --    $  1,220,000              --               --
                                                     ===========    ============    ============    ============    =============
  Assumption of stockholders' liability...........            --              --    $ 12,994,923              --               --
                                                     ===========    ============    ============    ============    =============
  Unearned compensation related to stock
    options.......................................            --              --    $  3,262,853              --    $  (3,262,853)
                                                     ===========    ============    ============    ============    =============
  Notes payable issued to stockholders............            --              --              --              --    $  30,000,000
                                                     ===========    ============    ============    ============    =============
  Issuance of common stock to purchase hotel......            --              --              --              --    $   9,606,676
                                                     ===========    ============    ============    ============    =============

   The accompanying notes are an integral part of the consolidated financial statements.

                INTERSTATE HOTELS COMPANY AND PREDECESSOR ENTITY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     Interstate Hotels Company was formed on April 19, 1996 pursuant to a plan to pursue an initial public offering (the Initial Offering) of common stock (refer to Note 17). On June 25, 1996, Interstate Hotels Company's predecessor, Interstate Hotels Corporation and Affiliates (IHC or the Predecessor Entity), contributed all of the outstanding shares of common stock of IHC to Interstate Hotels Company in exchange for equal shares of common stock of Interstate Hotels Company. Also in conjunction with the Initial Offering, certain other affiliates which owned interests in 13 hotels (the Owned Hotels) and certain executives of IHC, who also owned interests in the Owned Hotels, contributed their interests to Interstate Hotels Company in exchange for common stock. As a result, Interstate Hotels Company owns 100% of its subsidiaries (consisting of the Predecessor Entity) and all of the interests in the Owned Hotels (excluding minority equity interests in seven of the hotels), all of which is herein defined as the Company. The contributions of common stock of IHC and other interests to Interstate Hotels Company were accounted for in a manner similar to that used in pooling-of-interests accounting. The accompanying financial statements of Interstate Hotels Company include the results of operations for the Predecessor Entity for the period prior to the consummation of the Initial Offering and the results of operations for the Company, which includes the results of operations for the Owned Hotels for the period subsequent to June 25, 1996.

     The Company provides management and other services principally to hotels. The Predecessor Entity's financial statements combine the accounts of IHC and IHC Member Corporation (IHC Member), which were under common control and ownership prior to the Initial Offering. The Predecessor Entity's combined financial statements also include the following wholly-owned subsidiaries:
Crossroads Hospitality Company, L.L.C. (Crossroads), Colony Hotels and Resorts Company (Colony), Continental Design and Supplies Company, L.L.C. (CDS), Hilltop Equipment Leasing Company, L.P. (Hilltop), Northridge Insurance Company (Northridge) and the majority-owned consolidated investment in IHC/Interstone Partnership II, L.P. (IHC/IPII).

     IHC, Crossroads and Colony operate properties and collect management fees pursuant to management agreements with the respective owners of the hotels. It is the responsibility of IHC, Crossroads and Colony to manage the assets, collect the revenues and pay the operating expenses and other liabilities of the respective properties in accordance with the management agreements. In addition, franchise, accounting and other operating fees are earned for certain properties as stipulated in the respective agreements. These fees are included in other management-related fees in the Company's consolidated statements of income. The consolidated statements of income include only the income earned by the Company from the operation of the respective properties (refer to Note 10). The properties' operating assets, liabilities, income and expenses are included in the owners' financial statements.

     CDS, Hilltop and Northridge provide various services to properties operated by IHC, Crossroads and Colony. CDS provides the hotels with certain purchasing and project management services and earns fees based on a percentage of the price of equipment purchased and hotel gift shop revenues. Fees earned by CDS are included in other management-related fees in the Company's consolidated statements of income.

     Hilltop provides office, computer and telephone equipment under capital and operating leases to certain hotels with noncancelable terms ranging from one to sixty months. Rental income earned by Hilltop is included in other management-related fees in the Company's consolidated statements of income.

     Northridge provides reinsurance to major insurance carriers solely in connection with the insurance that those carriers provide to the properties managed by the Company. Northridge also provides direct insurance coverage to the Company in connection with its self-insured health care program. Income earned by Northridge is included in other management-related fees in the Company's consolidated statements of income.

                                   ---------

1. BASIS OF PRESENTATION--CONTINUED
     IHC/IPII owns an interest in an affiliated partnership that owns six hotels, five of which are managed by the Company (refer to Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination and Consolidation:

     The consolidated financial statements of the Company include the accounts of the entities described in Note 1. All transactions and intercompany balances among the entities are eliminated.

     The principal stockholder of the Company has an ownership interest in certain hotels and related entities managed by the Company (refer to Note 13). These entities are not included in the Company's consolidated financial statements.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     For purposes of the consolidated statements of cash flows, all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. Substantially all cash and cash equivalents are maintained at a limited number of financial institutions. No collateral or other security is provided on cash deposits, other than $100,000 of deposits for each financial institution insured by the Federal Deposit Insurance Corporation.

  Leases:

     Assets acquired and subsequently leased to hotels under capital leases are recorded at the net investment in direct financing leases, which represents the total future minimum lease payments receivable net of unearned income. When payments are received, the receivable is reduced and the unearned income is recognized on a pro-rata basis over the life of the lease.

  Property and Equipment:

     Property and equipment are recorded at cost and are depreciated on the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service or sold are eliminated from the accounts and any gain or loss thereon is included in operations.

  Investments in Contracts:

     Investments in contracts consists of the allocated costs arising from the purchase and change in control of the Company in 1989 and amounts paid to obtain management and other contracts. Investments in contracts are being amortized over the average life of the contracts ranging from three to ten years.

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Investments in Hotel Real Estate:

     The Company accounts for investments in hotel real estate as follows:

     - Majority-owned hotels: The Company consolidates all majority-owned interests in hotels.

     - Less than majority-owned: The Company accounts for investments in less than 50% but greater than 20% owned entities in which it can exert significant influence on the equity method of accounting. The Company accounts for all other investments on the cost method.

  Other Assets:

     Other assets in 1995 include financing fees of approximately $2,075,000, which are being amortized over the term of the related indebtedness of 84 months. Other assets as of September 30, 1996 include approximately $8,714,000 of financing fees.

  Revenue Recognition:

     The Owned Hotels recognize revenue from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day. Net management fees and other management-related fees are recognized when earned. Hotels managed under short-term operating leases with certain lessee and lessor cancellation clauses are treated as management contracts, with the fees earned from these leases recognized when earned.

  Reimbursable Expenses:

     The Company is reimbursed for costs associated with providing data processing, sales and marketing and employee training services to managed hotels. These revenues are included in other management-related fees and the corresponding costs are included in general and administrative and payroll and related benefits on the consolidated statements of income.

  Insurance:

     Insurance premiums are recorded as income on a pro-rata basis over the life of the related policies, as appropriate, with the portion applicable to the unexpired terms of the policies in force recorded as unearned premium reserves. Losses are provided for reported claims, claims incurred but not reported and claim settlement expense at each balance sheet date. Such losses are based on management's best estimate of the ultimate cost of settlement of claims. Actual liabilities may differ from estimated amounts. Any changes in estimates are reflected in current earnings.

  Income Tax Status:

     Prior to the Reorganization on November 1, 1995 discussed in Note 3, the entities that comprise the Predecessor Entity elected to be treated as either S Corporations or limited partnerships. Similar elections were made, where possible, for state income tax purposes.

     After the Reorganization, the S Corporation status of Colony was terminated and for the period subsequent to November 29, 1995 Colony is treated as a C Corporation for federal and state income tax purposes. All of the other entities included in IHC were S Corporations, limited liability companies or partnerships until the Initial Offering, which were generally all treated as pass-through entities for tax purposes.

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
     Accordingly, the majority of all federal and state income tax liabilities and benefits are borne by the respective stockholders or partners. State and local income tax liabilities and benefits borne by IHC are not significant and are included in the consolidated statements of income for the three years in the period ended December 31, 1995.

     Pursuant to the Initial Offering, IHC terminated its status as an S Corporation (refer to Note 17). Accordingly, the Company is subject to federal and state income taxes. Deferred income taxes are recorded using the liability method. Under this method, deferred tax liabilities and assets are provided for the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

  Reclassifications:

     Certain amounts in the 1993, 1994 and 1995 consolidated financial statements have been reclassified to conform to the presentation adopted in the September 30, 1996 unaudited consolidated financial statements.

  Unaudited Financial Statements:

     The unaudited consolidated balance sheet as of September 30, 1996 and the unaudited consolidated statements of income, changes in equity and cash flows for the nine months ended September 30, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the consolidated financial statements for these periods are also unaudited. Operating results for the nine-month period ended September 30, 1996 is not necessarily indicative of the results for the entire year.

3. REORGANIZATION:

     On November 1, 1995, IHC underwent a capital restructuring (the Reorganization) in order to eliminate duplicative administrative and accounting expenses, among other things. Pursuant to the Reorganization, IHC merged a number of companies and created subsidiaries for certain other entities which were all under common control. The Reorganization was accounted for in a manner similar to that used in pooling-of-interests accounting. Additionally, concurrent with the Reorganization, IHC assumed a $12,995,000 obligation of its principal stockholder that was accounted for as a distribution of capital. IHC also recorded a contribution of capital when indebtedness in the amount of $1,220,000 that was owed to an affiliate was assumed by the principal stockholder.

4. NET INVESTMENT IN DIRECT FINANCING LEASES:

     Hilltop leases office, computer and telephone equipment to hotels under capital leases. The following represents the components of the net investment in direct financing leases:

                                                             DECEMBER 31,
                                                       -----------------------   SEPTEMBER 30,
                                                          1994         1995          1996
                                                       ----------   ----------   -------------
                                                                                 (UNAUDITED)
     Total future minimum lease payments
       receivable....................................  $1,212,082   $1,611,815    $ 2,946,402
     Less unearned income............................     287,653      376,539        717,679
                                                       -----------  -----------   -----------
                                                          924,429    1,235,276      2,228,723
     Less current portion............................     242,818      399,266        657,104
                                                       ----------   ----------    -----------
                                                       $  681,611   $  836,010    $ 1,571,619
                                                       ==========   ==========    ===========

                                   ---------

4. NET INVESTMENT IN DIRECT FINANCING LEASES--CONTINUED
     Future minimum lease payments to be received under these leases for each of the years ending December 31 are as follows:

    1996.....................................................................  $  508,798
    1997.....................................................................     430,278
    1998.....................................................................     382,245
    1999.....................................................................     240,477
    2000.....................................................................      50,017
                                                                               ----------
                                                                               $1,611,815
                                                                               ==========

5. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:



                                                           DECEMBER 31,
                                                      -----------------------   SEPTEMBER 30,
                                                         1994         1995          1996
                                                      ----------   ----------   -------------
                                                                                (UNAUDITED)
     Land...........................................  $       --   $       --   $  43,384,731
     Buildings and improvements.....................     656,590      678,142     403,677,499
     Furniture, fixtures and equipment..............   3,367,231    3,775,677      89,591,710
                                                      ----------   ----------   -------------
                                                       4,023,821    4,453,819     536,653,940
     Less accumulated depreciation..................   2,110,117    2,559,670      39,931,417
                                                      ----------   ----------   -------------
                                                      $1,913,704   $1,894,149   $ 496,722,523
                                                      ==========   ==========   =============

6. INVESTMENTS IN HOTEL REAL ESTATE:

     As of December 31, 1995, IHC/IPII is owned 93.23% by the Company, with the remaining 6.77% owned by a limited partnership consisting of certain officers of the Company. This minority partnership contributed $882,331 to IHC/IPII for their interest, which is reflected as minority interests in the Company's consolidated balance sheets. IHC/IPII made a $13,038,000 investment on December 15, 1995 for a 20.45% interest in Interstone/CGL Partners, L.P. (CGL). The following represents the summarized financial information of CGL:

                                                                            DECEMBER 31,
                                                                                1995
                                                                            ------------
     Assets:
       Current............................................................  $  7,822,863
       Noncurrent.........................................................   171,741,811
                                                                            ------------
               Total assets...............................................   179,564,674
     Liabilities:
       Current............................................................     4,636,254
       Other long-term liabilities........................................     1,212,968
       Long-term debt, including current portion..........................   120,000,000
                                                                            ------------
               Total liabilities..........................................   125,849,222
                                                                            ------------
               Net assets.................................................    53,715,452
     Less ownership interest of others....................................    40,831,302
                                                                            ------------
     Investments in hotel real estate.....................................  $ 12,884,150
                                                                            ============

                                   ---------

6. INVESTMENTS IN HOTEL REAL ESTATE--CONTINUED

                                                                                  DECEMBER 15
                                                                                (INCEPTION) TO
                                                                               DECEMBER 31, 1995
                                                                               -----------------
Hotel operations:
  Operating revenues.........................................................     $ 2,484,498
  Operating costs and expenses...............................................       1,386,137
                                                                                  -----------
  Operating profit...........................................................       1,098,361
  Other expenses.............................................................       1,025,197
                                                                                  -----------
Hotel income before partnership expenses.....................................          73,164
Partnership expenses:
  Depreciation and amortization..............................................         366,181
  Interest...................................................................         460,000
                                                                                  -----------
                                                                                      826,181
                                                                                  -----------
Net loss.....................................................................        (753,017)
                                                                                  -----------
Ownership interest of others.................................................        (599,014)
                                                                                  -----------
Equity loss of investment in hotel real estate...............................     $  (154,003)
                                                                                  ===========

7. LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                               DECEMBER 31,          SEPTEMBER 30,
                                                         ------------------------         1996
                                                            1994         1995       ----------------
                                                         ----------   -----------     (UNAUDITED)
                                                                                    REFER TO NOTE 17
Term Loan and Revolving Credit Facility................  $       --   $        --     $264,500,000
CGL Loan...............................................          --            --       29,250,000
IHC 1995 revolving credit and term loan facility.......          --    35,000,000               --
IHC 1994 revolving credit and term loan facility.......   1,948,000            --               --
Colony note payable....................................     875,568       703,300          540,997
Bank notes payable.....................................     766,660       566,660               --
Note payable...........................................     300,000            --               --
                                                         ----------   -----------     ------------
                                                          3,890,228    36,269,960      294,290,997
Less current portion...................................     672,792       362,735        6,421,003
                                                         ----------   -----------     ------------
                                                         $3,217,436   $35,907,225     $287,869,994
                                                         ==========   ===========     ============

     On December 13, 1995, IHC entered into a $35,000,000 Term Loan agreement and a $15,000,000 Revolving Credit Facility (collectively, the Loan Agreement). The Term Loan is separated into four seven-year notes and one six-year note. The notes are payable in four quarterly installments of $1,750,000 beginning March 13, 2000, four quarterly installments of $2,625,000 beginning March 13, 2001 and four quarterly installments of $4,375,000 beginning March 13, 2002. The Loan Agreement provides for a 1% prepayment penalty in the first year. The Loan Agreement also provides for mandatory prepayments to be made commencing with the year ending December 31, 1998 based on excess cash flow, as defined in the agreement.

     Interest is payable subject to IHC's election of the Base Rate Option or the Eurodollar Rate Option. The Base Rate Option is the lender's prime rate plus 1.75% for the seven-year notes and prime plus 1.5% for the six-year note. The Euro Rate Option is LIBOR plus 3.25% for the seven-year notes and LIBOR plus 3% for

                                   ---------

7. LONG-TERM DEBT--CONTINUED
the six-year note. IHC elected the Eurodollar Rate Option to be in effect at December 31, 1995, which was equal to 9.125% and 8.875% for the seven-year notes and the six-year note, respectively.

     A portion of the proceeds from the Term Loan was used to repay the outstanding balance of the IHC 1994 revolving credit and term loan facility. The proceeds were also used to retire the $12,995,000 obligation assumed pursuant to the Reorganization (Note 3), fund the $13,038,000 equity investment in hotel real estate (Note 6) and lend $7,380,000 to an uncombined affiliate (Note 13). Included in other income on the Company's consolidated statements of income is a $350,000 gain resulting from the settlement of the $12,995,000 obligation assumed from the principal stockholder.

     On December 13, 1998, the outstanding balance under the Revolving Credit Facility will convert to a term loan and will be payable in eight equal quarterly installments beginning March 13, 1999. No amounts were outstanding under the Revolving Credit Facility at December 31, 1995. Interest is payable subject to IHC's election of the Base Rate Option (prime plus 1%) or the Eurodollar Rate Option (LIBOR plus 2.5%). The available borrowings under the Revolving Credit Facility are reduced by the letters of credit outstanding (Note
14), which at no time may exceed $2,500,000. At December 31, 1995, the borrowings available amounted to approximately $14,513,000. A nonrefundable commitment fee equal to .375% of the unused portion of the Revolving Credit Facility is payable quarterly. Additionally, letter of credit fees equal to 2.25% of the outstanding letters of credit and an annual agent's fee of $40,000 are payable quarterly.

     The Loan Agreement contains certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on the payment of dividends, limitations on additional indebtedness and certain other reporting requirements. The stockholders have pledged all of the stock and substantially all of the assets of the Company as collateral for the Loan Agreement.

     In 1993, the Company entered into a loan agreement with a bank. The agreement provided for aggregate borrowings of $1,000,000 in the form of two separate notes. One note for $500,000 was borrowed in 1993 and is payable in 60 equal monthly installments plus interest at 7.77%. The second note for $500,000 was borrowed in 1994 and is payable in 60 equal monthly installments plus interest at 9.08%.

     On May 31, 1994, Colony entered into a $1,000,000 non-interest bearing note with Radisson Hotels International, Inc. in connection with the acquisition of management and other service contracts. The note is payable in five annual installments of $200,000 beginning January 1, 1995. At December 31, 1995, the present value of the interest-free note was $703,300.

     On July 12, 1994, IHC entered into a $300,000 7% note payable in connection with the acquisition of management contracts. The note was paid on July 8, 1995.

     Statement of Financial Accounting Standards No. 107 requires disclosure about the fair value of financial instruments. Based on interest rates currently available, management believes that the carrying amount of all long-term debt is a reasonable estimation of fair value.

     Aggregate scheduled maturities of long-term debt for each of the five years ending December 31 and thereafter are as follows:

        1996............................................................  $   362,735
        1997............................................................      371,344
        1998............................................................      297,068
        1999............................................................      238,813
        2000............................................................    7,000,000
        Thereafter......................................................   28,000,000
                                                                          -----------
                                                                          $36,269,960
                                                                          ===========

                                   ---------

8. COMMON STOCK:

     Common stock at December 31, 1995 consisted of the following:

                                               CLASS "A"                  CLASS "B"
                                            NUMBER OF SHARES           NUMBER OF SHARES
                                        ------------------------   ------------------------
                              PAR                    ISSUED AND                 ISSUED AND    TOTAL
        COMPANY              VALUE      AUTHORIZED   OUTSTANDING   AUTHORIZED   OUTSTANDING   AMOUNT
------------------------  -----------   ----------   -----------   ----------   -----------   ------
IHC.....................  $       .01      5,000        1,471        495,000      164,326     $1,658
IHC Member..............          .01      1,000          100         49,000       12,075        122
Other entities..........   .01 - 1.00     11,000        1,000         49,000       39,600      1,000
                                          ------        -----        -------      -------     ------
                                          17,000        2,571        593,000      216,001     $2,780
                                          ======        =====        =======      =======     ======

     The Reorganization discussed in Note 3 resulted in the reclassification of $41,583 between common stock and paid-in capital and the reclassification of $4,478,442 between partners' capital and paid-in capital. The above changes have been reflected in the 1995 consolidated financial statements.

     In 1994, IHC recapitalized certain companies and created two classes of common stock. Both classes are identical in all respects, including a ratable share of all dividends and other distributions, except for voting rights. Holders of Class "A" Common Stock are entitled to one vote per share, while Class "B" Common Stock is non-voting. The recapitalization resulted in the reclassification of $21,500 between common stock and paid-in capital, which was reflected in the 1994 consolidated financial statements.

The Blackstone Option:

     In October 1995, IHC and Blackstone Real Estate Partners, L.P. (Blackstone) entered into an Option Agreement (the Option Agreement) pursuant to which IHC granted to Blackstone an option (the Blackstone Option) to purchase a 20% equity interest in a new company to be formed to succeed IHC and certain of its affiliates and upon payment by Blackstone of the exercise price of $23.3 million. The Blackstone Option was exercisable upon the occurrence of certain events, including the filing by the Company with the Securities and Exchange Commission of a registration statement relating to an underwritten initial public offering of shares of its common stock. In connection with the execution of the Blackstone Acquisition Agreement discussed in Note 17, Blackstone exercised the Blackstone Option conditioned upon the consummation of the proposed Initial Offering. Upon the closing of the Blackstone Option, Blackstone will receive $44.8 million of common stock based on the Initial Offering price, and the Company will pay Blackstone a $233,000 arrangement fee.

9. STOCK OPTIONS:

     In December 1995, IHC granted stock options pursuant to a Stock Option Plan adopted on the same date to certain officers to purchase shares of common stock. The exercise price for 7,143 of the options was determined based on an independent market valuation to be fair market value of the stock on the date of the grant and the exercise price for 9,137 of the options was below fair market value. The Stock Option Plan also provides for a reserve for future issuance of 332 options. The options are exercisable in installments over an eight-year period commencing on the earlier of the optionee's attaining age 60 or 10 years from the date of the grant. No options were exercisable at December 31, 1995. The officers must continue in the employment of the Company or serve as consultants to the Company and not compete against the Company in order for the options to vest. The unearned compensation related to the stock options granted is being charged to expense over the vesting period using the market value at the issuance date.

                                   ---------

9. STOCK OPTIONS--CONTINUED
     Transactions involving stock options are summarized as follows:

                                                                                        RANGE OF
                                                                                      OPTION PRICE
                                                                       OPTION PRICE    GRANTED AT
                                                           NUMBER OF    GRANTED AT     BELOW FAIR
                                                            OPTIONS     FAIR VALUE       VALUE
                                                           ---------   ------------   ------------
    Outstanding, December 31, 1994.......................        --          --                --
    Granted..............................................    16,280        $585        $174 - 303
    Exercised............................................        --          --                --
    Canceled.............................................        --          --                --
                                                             ------
    Outstanding, December 31, 1995.......................    16,280
                                                             ======

     On April 22, 1996, IHC agreed to cancel the stock options granted under the Stock Option Plan adopted in December 1995 in consideration of the Company's agreement to issue to the option holders an aggregate of 8,492 shares of restricted stock of the Company. The restricted stock will be subject to restrictions on transfer and rights of repurchase in the event of the employee's death, disability or termination of employment prior to the consummation of the Company's initial public offering (refer to Note 17). As a result of the cancellation of the stock options and issuance of the restricted stock at no cost to the recipients, the Company will reverse the amortized unearned compensation related to the stock options and record compensation expense of approximately $9.5 million, based on a fair value of $1,123 per share for the Company's common stock (refer to Note 17).

10. NET MANAGEMENT FEES:

     The Company's management agreements have initial terms that range from one month to 50 years, expire through the year 2044 and generally are cancelable under certain conditions. In addition, certain agreements are renewable for successive terms of one to ten years.

     The management agreements specify the base fees to be earned, which are generally based on percentages of gross revenues. In certain cases, incentive fees are earned based on profitability as defined by the management agreements. The net management fees earned were as follows:

                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Base management fees............  $17,621,678   $19,704,733   $22,792,054   $17,253,945   $19,098,303
Incentive management fees.......    1,347,634     3,118,482     4,752,936     2,440,302     3,133,942
Receivership fees...............      757,991        34,519            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
                                   19,727,303    22,857,734    27,544,990    19,694,247    22,232,245
Less:
  Administrative fees (Note
     13)........................      497,840       487,997       438,805       329,397       345,107
  Write-off of uncollectible
     base management fees.......           --        85,226        84,134         8,410        15,352
                                  -----------   -----------   -----------   -----------   -----------
                                  $19,229,463   $22,284,511   $27,022,051   $19,356,440   $21,871,786
                                  ===========   ===========   ===========   ===========   ===========

                                   ---------

11. EMPLOYEE BENEFITS:

     The Company participates in the following employee benefit plans:

          The IHC Employee Health and Welfare Plan (and related Health Trust) provides employees of the Company, including hotels under management, with group health insurance benefits. The Company is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. For the period January 1, 1993 through July 31, 1994, the Company and each Company-covered hotel paid premiums to the Health Trust based on the estimated conventional premiums. Effective August 1, 1994, each Company-covered hotel pays the premiums directly to the Company and the Company funds the Health Trust. The Company is responsible for any underfunding of the Health Trust and receives an insurance premium as discussed in Note 15. The employee portion of the premiums continues to be paid directly to the Health Trust. These premiums may be prospectively adjusted to consider actual claims experience. The Company paid and expensed amounts to the Health Trust related to coverage for employees at its corporate offices of approximately $346,000 in 1993 and $217,000 in 1994. Amounts paid to the Health Trust since August 1, 1994 have been eliminated against the insurance income recorded by the Company as discussed in Note 15. Premiums for employees at the hotels managed by the Company are borne by the respective hotels. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

          The Company maintains defined contribution savings plans for all employees of the Company. Eligibility for participation in the plans is based on the employee's attainment of 21 years of age and on the completion of one year of service with the Company. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plans of up to 6% of their compensation, as defined. The Company incurred expenses related to employees at its corporate offices of approximately $99,000 in 1993, $110,000 in 1994 and $124,000 in 1995.

12. DEFERRED COMPENSATION AGREEMENTS:

     In December 1995, the Company entered into deferred compensation agreements with two officers. The agreements provide for the officers to receive certain future annual payments for an eight year period commencing the earlier of age 60 or 10 years from the date of the agreement. The officers must continue in the employment of the Company or serve as consultants to the Company and not compete against the Company in order for the future payments to be earned.

     Certain key employees are awarded other deferred compensation based on performance. Expense recorded for these awards amounted to approximately $257,000 in 1993, $259,000 in 1994 and $224,000 in 1995.

13. RELATED PARTY TRANSACTIONS:

  Income and Accounts Receivable:

     Of the total income from managed hotels, approximately $5,793,000 in 1993, $6,678,000 in 1994 and $7,886,000 in 1995, respectively, were earned from hotels in which the principal stockholder of the Company has an ownership interest. Accounts receivable of approximately $946,000 and $1,028,000 at December 31, 1994 and 1995, respectively were due from these hotels.

  Notes Receivable:

     Included in notes receivable from affiliates is a note to IHC/Interstone Partnership, L.P. (IHC/IPLP), an uncombined affiliate of IHC. On December 13, 1995, IHC/IPLP borrowed $7,380,000 from IHC. The note is payable in four quarterly installments of $369,000 beginning March 13, 2000, four quarterly

                                   ---------

13. RELATED PARTY TRANSACTIONS--CONTINUED installments of $400,000 beginning March 13, 2001 and four quarterly installments of $1,076,000 beginning March 13, 2002. The note bears interest at the rate in effect selected by IHC for the Loan Agreement discussed in Note 7.

  Receivable from Stockholders:

     The Company advanced approximately $1,133,000 (net of repayments of approximately $571,000) in 1993, received approximately $776,000 (net of advances of approximately $1,689,000) in 1994 and received approximately $573,000 (net of advances of approximately $3,245,000) in 1995 from the stockholders of the Company. Such advances have no specific repayment terms and have been classified as a reduction of equity in the consolidated balance sheets.

  Principal Stockholder's Obligation:

     In 1989, the principal stockholder purchased the remaining ownership interest in the Company from a deceased stockholder's estate for approximately $20,388,000. The purchase was financed through a cash payment of $1,010,064 and the issuance of two notes in the amount of $17,078,158 and $2,300,000, respectively. The notes accrued interest at 8.5% and were payable in quarterly principal and interest payments through 2002. Pursuant to the Reorganization discussed in Note 3, the Company assumed the remaining obligation under the notes of approximately $12,995,000, which was accounted for as a capital distribution. The remaining balance on the notes was paid in December 1995 (refer to Note 7).

  Administrative Fee Agreements:

     Certain management contracts provide for the payment of administrative fees to related parties for services rendered and to be rendered in connection with the development and management of the various hotel facilities. The fees are based on a percentage of the management fees earned from the operation of the respective hotel properties.

     Administrative fee expenses to related parties included in Note 10 amounted to $430,000 in 1993, $398,000 in 1994 and $439,000 in 1995. Amounts payable on these fees are included in accounts payable in the consolidated balance sheets and amounted to $59,000 and $111,000 at December 31, 1994 and 1995, respectively.

14. COMMITMENTS AND CONTINGENCIES:

     The Company accounts for the leases of office space (the office leases expire through 1999) and certain office equipment (the equipment leases expire through 1998) as operating leases. Total rental expense amounted to approximately $685,000 in 1993, $739,000 in 1994 and $912,000 in 1995. The
following is a schedule of future minimum lease payments under these leases:

        1996.............................................................  $1,014,000
        1997.............................................................     916,000
        1998.............................................................      76,000
        1999.............................................................      41,000
                                                                           ----------
                                                                           $2,047,000
                                                                           ==========

     The Company is required to pay a proportional share of real estate taxes and operating expenses based on terms specified in one of the office space leases. This additional rental payment amounted to $110,000 in 1993, $117,000 in 1994 and $132,000 in 1995.

                                   ---------

14. COMMITMENTS AND CONTINGENCIES--CONTINUED
     The Company has made guarantees through the issuance of letters of credit for affiliated entities regarding the payment of certain liabilities of:
Interstate/Ft. Lauderdale Associates, Ltd., the owner of the Ft. Lauderdale Marriott North Hotel, in the amount of $77,000, IHC in the amount of $400,000 and CDS in the amount of $10,000. The Company also entered into two formal agreements in 1995 that guarantee the obligation under a letter of credit issued by affiliated partnerships (Interstone/Atlanta Partnership, L.P., Interstone/Colorado Springs Partnership, L.P., Interstone/Conshohocken Partnership, L.P., Interstone/Denver Partnership, L.P. and Interstone/Lisle Partnership, L.P.) that have ownership interests in five hotels managed by IHC in the amount of $1,250,000, as well as IHC's obligation to the owner of the Dana Point Resort for certain financial performance thresholds as defined in the management agreement in the amount of $1,000,000. The obligation to the owner of the Dana Point Resort also requires IHC to maintain $500,000 in escrow, which is included in restricted cash in the Company's consolidated balance sheets. The Company also provides certain financial guarantees to the lessors of hotels managed under lease agreements which operate in a manner similar to management agreements. Presently, management does not expect to incur any claims against these letters of credit and guarantees.

     As discussed in Note 8, the exercise of the Blackstone Option is conditioned upon the consummation of the proposed Initial Offering. On November 27, 1996, if the Initial Offering is not consummated, the Company has the right to call the Blackstone Option, and Blackstone has the right to require the Company to purchase the Blackstone Option for a cash payment to Blackstone of $10,500,000. If the Initial Offering is not consummated, the Company will record an expense no later than November 27, 1996 for any cash payment required to purchase the Blackstone Option.

     Additionally, the Company has employment contracts with five executives which provide for payments of two times the individual's salary and bonus for the prior fiscal year or the remaining salary due under the terms of the contracts in the event the employee is terminated without cause or if there is a change-in-control of the Company.

     In the ordinary course of business various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

15. INSURANCE:

     The Company provides certain insurance coverage to hotels under terms of the various management contracts. This insurance is generally arranged through a third party carrier. Northridge reinsures a portion of the coverage from this third party primary insurer. The policies provide for layers of coverage with minimum deductibles and annual aggregate limits. The policies are for coverage relating to innkeepers' losses (general/comprehensive liability), wrongful employment practices, garage keeper's legal liability, replacement cost automobile losses, and real and personal property and business interruption insurance. All policies are short-duration contracts and expire through August 1, 1996.

     The Company is liable for any deficiencies in the IHC Employee Health and Welfare Plan (and related Health Trust), which provides employees of the Company with group health insurance benefits (Note 11). The Company has a Financial Indemnity Liability Policy with Northridge which indemnifies the Company for its obligations for the deficiency in the related Health Trust from between $900,000 and $4,000,000. The premiums for this coverage received from the properties managed by the Company, net of intercompany amounts paid for employees at the Company's corporate offices, are recorded as direct premiums written. There was no deficiency in the related Health Trust at December 31, 1995.

                                   ---------

15. INSURANCE--CONTINUED
     Included in partners' capital is $1,285,674 and $1,596,213 at December 31, 1994 and 1995, respectively, of capital restricted under applicable government insurance regulations. The corresponding asset associated with restricted capital is included in restricted cash in the consolidated balance sheets. All other accounts of Northridge are classified with assets and liabilities of a similar nature in the consolidated balance sheets.

     The consolidated statements of income include the insurance income earned and related insurance expenses incurred by Northridge. The insurance expenses incurred by Northridge totaled approximately $344,000, $617,000 and $1,089,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The insurance income earned has been included in other management-related fees in the accompanying consolidated statements of income and is comprised of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1993           1994           1995
                                                         ----------     ----------     ----------
Reinsurance premiums written.........................    $2,360,509     $3,428,371     $4,981,063
Direct premiums written..............................            --      2,581,100      2,477,150
Reinsurance premiums ceded...........................            --             --       (422,136)
Change in unearned premiums reserve..................      (235,998)        41,511        (61,693)
Loss sharing premiums................................       731,233        910,044        697,713
                                                         ----------     ----------     ----------
Insurance income.....................................    $2,855,744     $6,961,026     $7,672,097
                                                         ==========     ==========     ==========

16. CONCENTRATION OF OPERATIONS:

     The Company provides services principally to hotels. These hotels are located in 28 states, the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand, Panama and Russia, with the largest concentration of hotels in the states of Florida and California. These hotels are operated under a number of franchisers, most predominantly, Marriott International, Inc.

17. SUBSEQUENT EVENTS:

     In June 1996, the Company completed the Initial Offering of 11,000,000 shares of its common stock at a price of $21 per share. In July 1996, the underwriters of the Company's Initial Offering exercised their over-allotment options and purchased an additional 1,448,350 shares of common stock at $21 per share from the Company. After underwriting discounts, commissions and other Initial Offering expenses, net proceeds to the Company were $211,850,865 from the Initial Offering and $28,601,929 from the exercise of the over-allotment options. The Company used a significant portion of the proceeds of the Initial Offering to repay certain debt obligations and to fund hotel acquisitions. The number of shares of common stock, outstanding at September 30, 1996 was 28,671,401.

     In October 1996, the Company's Board of Directors authorized management to pursue an offering of additional shares of common stock.

     The following transactions were consummated prior to or concurrently with the consummation of the Initial Offering:

          Exercise of the Blackstone Option: In October 1995, IHC granted Blackstone the Blackstone Option to purchase an equity interest in a new company to be formed to succeed IHC for an exercise price of $23,300,000. In connection with the Initial Offering, Blackstone exercised the Blackstone Option and received 2,133,333 shares of common stock of the Company.

          Acquisition of the Blackstone Hotel Interests: In March 1996, a subsidiary of the Company entered into a purchase and sale agreement to acquire all of Blackstone's interests in thirteen of the Owned

                                   ---------

17. SUBSEQUENT EVENTS--CONTINUED
     Hotels (the Blackstone Acquisition). In connection with the Initial Offering, the Blackstone Acquisition was consummated for a cash purchase price of $124,400,000. In addition to the Blackstone Acquisition, Blackstone also contributed their interest in one hotel in consideration for $8,300,000 of common stock of the Company. Additionally, the principal stockholders of IHC contributed their equity interests in the Owned Hotels to the Company in exchange for common stock of the Company concurrent with the Initial Offering. The Blackstone Acquisition has been accounted for using the purchase method of accounting except that carryover basis was used for 9.3% of the acquired interests. The contributions of interests in the Owned Hotels in exchange for common stock of the Company have been accounted for using carryover basis.

          Host Funding Transaction: In April 1996, Crossroads purchased 60,000 shares of common stock of Host Funding, Inc. (Host), a hotel real estate investment trust, in connection with Host's initial public offering. In connection therewith, Crossroads entered into long-term leases with Host to lease five Super 8 Motels owned by Host, which are cancelable under certain conditions specified in the lease agreements. Rental payments under each lease consist of base rent, payable quarterly, which is based upon revenues received from the operation of the leased hotels, plus a payment based on gross revenues of the hotel after required rental payments. The annual total base rent for each hotel varies from $112,000 to $265,000. Crossroads will receive a base management fee of 6% of gross revenues for each hotel. Additionally, Crossroads has agreed to pledge all of its shares of Host common stock to collateralize their performance under the leases during the first three years of their term. Thereafter, the number of shares required to be pledged declines during the remaining term of the leases.

  Long-Term Debt:

     Effective June 25, 1996, the Company entered into a $195,000,000 Term Loan and a $100,000,000 Revolving Credit Facility (collectively, the Credit Facilities). The Term Loan is payable over seven years in accelerating quarterly installments beginning September 26, 1996 and includes certain mandatory prepayment provisions. All remaining unpaid accrued interest and principal on the Term Loan will be due June 26, 2003. The Revolving Credit Facility provides for borrowings under letters of credit, revolving loans for working capital and acquisition loans to be used to finance additional hotel acquisitions. As of September 30, 1996, the Company had used $70,750,000 of the Revolving Credit Facility.

     The proceeds from the Term Loan were used to refinance certain indebtedness of the Company and to pay fees and expenses incurred in connection with the Credit Facilities. Proceeds from the Term Loan in the amount of $90,000,000 were used to purchase a subordinated participation interest in the $119,250,000 mortgage indebtedness of Interstone/CGL, a subsidiary of the Company (CGL Loan). As of September 30, 1996, on a consolidated basis, the Company had outstanding, in addition to the Term Loan, $29,250,000 of the CGL Loan. The CGL Loan requires no principal payments until the indebtedness matures on June 25, 2003. All other terms of the CGL Loan, including interest and covenants, are identical to the Credit Facilities.

     In October 1996, the Company entered into an amendment to the Credit Facilities that converts the outstanding borrowings under $100,000,000 Revolving Credit Facility to the Term Loan. Additionally, the Company extended the Revolving Credit Facility to provide for a total borrowing capacity of up to $200,000,000.

  Non-Cash Compensation:

     Prior to the Initial Offering, the Company issued 785,533 shares of restricted stock to certain executives and employees to replace certain prior options issued by IHC in 1995 (refer to Note 9). The restricted shares were valued based on the estimated value of the common stock of the Company at the time the restricted stock was issued. The issuance of the restricted stock resulted in a one-time charge of $11,895,970 which is

                                   ---------

17. SUBSEQUENT EVENTS--CONTINUED
classified as non-cash compensation expense in the accompanying unaudited consolidated statements of operations as of September 30, 1996.

  Income Taxes:

     IHC was organized as S corporations, partnerships and limited liability companies for federal and state income tax purposes until the Initial Offering. Accordingly, IHC was not subject to income tax, as all taxable income or loss of IHC was reported on the tax return of its shareholders or owners. As a result of the change in IHC's tax status to a C corporation effective with the consummation of the Initial Offering, the Company recorded income tax expense amounting to $6,261,483 to establish deferred taxes existing as of the date of the change in tax status. The difference between the Company's effective income tax rate and statutory federal income tax rate for the nine-month period ended September 30, 1996 results mainly from the change in tax entity and from state income taxes.

  Extraordinary Items:

     In June 1996, the Company recorded an extraordinary loss amounting to $7,642,641, net of a deferred tax benefit of $3,937,118, as a result of the early extinguishment of certain debt. The extraordinary loss related principally to the write-off of deferred financing fees, prepayment penalties and loan commitment fees.

  Acquisition of Additional Hotels:

     In February 1996, the Company signed a letter of intent to purchase an approximately 13% partnership interest in the Don CeSar Beach Resort, a resort currently managed by the Company. The purchase was consummated in June 1996. The Company also acquired a 5% partnership interest in the Pittsburgh City Center Marriott in June 1996. Both acquisitions have been accounted for under the cost method of accounting and are included in investments in hotel real estate in the Company's consolidated balance sheet as of September 30, 1996.

     As of November 15, 1996, the Company has acquired nine additional hotels since the Initial Offering for an aggregate purchase price of approximately $176,200,000. These separate acquisitions include: The Boston Marriott Westborough, the Brentwood Holiday Inn, the Blacksburg Marriott, the Roanoke Airport Marriott, the Embassy Suites Phoenix North (formerly Fountain Suites), the Englewood Radisson Hotel, the Radisson Plaza Hotel San Jose Airport, the Westin Resort Miami Beach (formerly Doral Ocean Beach Resort) and the Columbus Hilton.

     On November 15, 1996, the Company acquired for 1,957,895 shares of Common Stock the hotel management business affiliated with Equity Inns. This business consists of eight management contracts and 48 long-term leases. The Company is currently in the process of finalizing plans to purchase two additional hotels. The aggregate purchase price for these two purchases is $62,000,000.

  Capital Distribution:

     In March 1996, the Company made a capital distribution by issuing notes payable to the Stockholders of IHC in the aggregate amount of $30,000,000. Such notes were repaid in June 1996 with proceeds from the Initial Offering.

18. NEW ACCOUNTING PRONOUNCEMENTS:

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for fiscal year 1996. Management believes that the implementation of the standard will not have a material effect on its consolidated financial statements.

                                   ---------

18. NEW ACCOUNTING PRONOUNCEMENTS--CONTINUED
     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." The new standard, which is effective for fiscal year 1996, requires the Company to adopt either a recognition method or a disclosure-only approach of accounting for stock based employee compensation plans. Management intends to adopt the disclosure-only approach and, as such, does not believe that the implementation of the standard will have a material effect on its consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Interstone I Property Partnerships:

     We have audited the accompanying combined balance sheets of Interstone I Property Partnerships (the Partnerships) and Predecessor Entities (as defined in
Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations and owners' equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Partnerships' and Predecessor Entities' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the combined financial statements of the Predecessor Entities have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Predecessor Entities.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                    /S/ COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
April 10, 1996 except for paragraph 2 of Note 1, as to which the date is June 25, 1996

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES

                            COMBINED BALANCE SHEETS
                                   ---------

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1994             1995
                                            ASSETS                ------------     ------------
Current assets:
  Cash and cash equivalents.....................................  $  7,547,516     $  9,659,554
  Restricted cash (Note 2)......................................       685,149          508,459
  Accounts receivable...........................................     3,725,508        4,341,929
  Due from affiliates...........................................       626,387               --
  Inventories (Note 4)..........................................       715,673          651,548
  Prepaid expenses and other assets.............................       546,563          644,209
                                                                  ------------     ------------
       Total current assets.....................................    13,846,796       15,805,699
Restricted cash (Note 2)
  Property and equipment........................................     3,724,731        1,337,293
  Renovations...................................................       758,396        3,347,593
Property and equipment, net (Notes 1, 5 and 7)..................   139,535,123      150,597,558
Deferred expenses (Note 6)......................................       934,857        3,108,961
                                                                  ------------     ------------
       Total assets.............................................  $158,799,903     $174,197,104
                                                                  ============     ============
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable..............................................     3,940,977        3,033,068
  Accrued liabilities:
     Real estate taxes..........................................     1,308,662        1,948,622
     Salaries and benefits......................................     2,199,684        2,716,995
     Royalties and fees (Note 3)................................       136,236          337,430
     Management fees (Note 3)...................................       103,157          207,013
     Other......................................................     3,205,713        2,865,170
  Customer deposits.............................................       535,858          504,171
  Interest payable..............................................       649,425        1,022,845
  Due to affiliates.............................................       648,437               --
  Current portion of long-term debt (Note 7)....................    44,766,516        1,417,217
                                                                  ------------     ------------
       Total current liabilities................................    57,494,665       14,052,531
Long-term debt (Note 7).........................................    74,381,625      113,719,504
Deferred taxes..................................................       126,500               --
                                                                  ------------     ------------
       Total liabilities........................................   132,002,790      127,772,035
Commitments and contingencies (Note 14)
Owners' equity..................................................    26,797,113       46,425,069
                                                                  ------------     ------------
          Total liabilities and owners' equity..................  $158,799,903     $174,197,104
                                                                  ============     ============

     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES
              COMBINED STATEMENTS OF OPERATIONS AND OWNERS' EQUITY
                                   ---------

                                                                               NINE MONTHS     JANUARY 1
                                           YEAR ENDED DECEMBER 31,                ENDED            TO
                                  -----------------------------------------   SEPTEMBER 30,     JUNE 24,
                                     1993           1994           1995           1995            1996
                                  -----------   ------------   ------------   -------------   ------------
                                                                                                (NOTE 1)
                                                                                      (UNAUDITED)
Revenues:
  Rooms.........................  $29,965,305   $ 40,612,704   $ 53,450,530   $  40,676,193   $ 27,926,526
  Food and beverage.............   22,298,100     28,314,060     35,351,678      25,081,020     18,371,706
  Telephone.....................    1,390,266      1,790,750      2,501,378       1,902,524        957,847
  Gift shop and other...........    1,323,639      1,739,119      2,089,690       1,446,081      1,257,958
  Office building lease.........           --      1,163,712      2,550,325       1,832,203      1,403,415
                                  -----------   ------------   ------------   -------------   ------------
                                   54,977,310     73,620,345     95,943,601      70,938,021     49,917,452
Departmental costs and
  expenses......................   28,026,057     34,481,202     42,247,524      30,572,669     21,221,268
                                  -----------   ------------   ------------   -------------   ------------
     Departmental income
       (Note 8).................   26,951,253     39,139,143     53,696,077      40,365,352     28,696,184
                                  -----------   ------------   ------------   -------------   ------------
Other expenses (Note 3):
  Administration and general....    4,649,691      6,481,683      9,210,839       6,078,954      4,536,844
  Management fees...............    1,031,121      1,506,734      2,234,306       1,640,237      1,375,096
  Royalties.....................    1,455,729      2,124,273      2,551,021       1,904,727      1,426,785
  Advertising and sales.........    3,398,061      4,413,912      6,079,721       4,640,791      3,222,426
  Repairs and maintenance.......    2,734,284      3,580,133      4,545,730       3,428,428      2,013,727
  Heat, power and light.........    2,901,874      3,742,593      4,549,014       3,399,997      2,104,178
  Insurance and taxes...........    2,236,296      2,797,763      4,403,629       6,003,872      2,189,893
  Depreciation and
     amortization...............    6,877,251      7,840,428     10,250,714       7,294,841      5,282,514
  Other.........................      231,023        288,489      1,275,986         317,490        558,446
                                  -----------   ------------   ------------   -------------   ------------
                                   25,515,330     32,776,008     45,100,960      34,709,337     22,709,909
                                  -----------   ------------   ------------   -------------   ------------
                                    1,435,923      6,363,135      8,595,117       5,656,015      5,986,275
Interest expense (Note 7).......    6,381,912      7,852,173      9,605,070       5,249,295      4,737,465
                                  -----------   ------------   ------------   -------------   ------------
     (Loss) income before
       extraordinary items......   (4,945,989)    (1,489,038)    (1,009,953)        406,720      1,248,810
Extraordinary
  items-extinguishments of debt
  (Note 7)......................   25,795,725     18,381,077             --              --             --
                                  -----------   ------------   ------------   -------------   ------------
     Net income (loss)..........   20,849,736     16,892,039     (1,009,953)        406,720      1,248,810
Owners' equity:
  Beginning of year.............  (22,131,943)    (1,192,017)    26,797,113      26,797,113     46,425,069
  Capital contributions.........      156,386     40,431,885     45,273,069      34,102,046        555,521
  Capital distributions.........      (66,196)       (17,901)   (29,486,579)    (27,151,601)    (5,377,009)
  Elimination of predecessor
     entities' equity...........           --    (29,316,893)     4,851,419     (13,313,338)            --
  Transfer of Partnership
     interest...................           --             --             --              --    (42,852,391)
                                  -----------   ------------   ------------   -------------   ------------
          End of period.........  $(1,192,017)  $ 26,797,113   $ 46,425,069   $  20,840,940   $         --
                                  ===========   ============   ============   =============   ============

     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES
                       COMBINED STATEMENTS OF CASH FLOWS
                                   ---------

                                                                                         NINE MONTHS
                                                                                            ENDED        JANUARY 1
                                                     YEAR ENDED DECEMBER 31,              SEPTEMBER         TO
                                            ------------------------------------------       30,         JUNE 24,
                                                1993           1994           1995           1995          1996
                                            ------------   ------------   ------------   ------------   -----------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).......................  $ 20,849,736   $ 16,892,039   $ (1,009,953)  $    406,720   $ 1,248,810
  Adjustments to reconcile net income
     (loss) to
       cash provided by operations
     Gain on extinguishments of debt......   (25,795,725)   (18,381,077)            --             --            --
     Interest expense financed by term
       debt...............................       422,197             --             --             --            --
     Depreciation and amortization........     6,877,251      7,840,428     10,250,714      7,294,841     5,282,514
     Loss on disposal of assets...........       318,191        227,927        167,103        623,539            --
     Deferred interest on mortgages.......       943,400        938,495      1,070,260             --            --
     Change in deferred income taxes......       (11,700)       (22,100)        14,400             --            --
  Changes in assets and liabilities:
     Accounts receivable..................       374,838     (1,202,856)    (1,042,981)    (2,207,916)   (2,416,814)
     Inventories..........................      (151,830)        53,451         46,924         23,396       124,174
     Prepaid expenses and other assets....       278,031        213,266       (221,975)      (656,744)     (812,841)
     Due from affiliates..................            --             --             --        364,267      (555,521)
     Accounts payable.....................      (582,208)     1,760,765       (483,874)       281,215     1,250,178
     Accrued liabilities..................       573,382        747,324      2,963,723       (367,226)     (558,441)
     Customer deposits....................        64,218        101,483        (31,687)        41,379       (64,671)
                                            ------------   ------------   ------------   ------------   -----------
       Net cash flows provided by
          operating activities............     4,159,781      9,169,145     11,722,654      5,803,471     3,497,388
                                            ------------   ------------   ------------   ------------   -----------
Cash flows from investing activities:
  Step-up in basis........................            --             --             --     (9,333,031)           --
  Funds restricted for future acquisition
     of furniture, fixtures and
     equipment............................      (887,040)    (3,905,387)    (4,533,117)    (3,112,385)   (3,540,489)
  Acquisition of property and equipment...    (2,471,662)    (2,234,879)    (6,402,351)    (6,377,072)   (4,046,287)
  Restricted funds used to purchase
     property and equipment...............       181,509        451,022      3,964,646        241,798     4,422,103
  Cash paid for deferred expenses.........      (112,092)            --     (1,242,300)            --            --
  Proceeds from sale of assets............       125,849         19,772      1,006,937             --            --
  Acquisitions, net of cash acquired......            --    (56,210,897)   (52,887,935)            --            --
                                            ------------   ------------   ------------   ------------   -----------
       Net cash used in investing
          activities......................    (3,163,436)   (61,880,369)   (60,094,120)   (18,580,690)   (3,164,673)
                                            ------------   ------------   ------------   ------------   -----------
Cash flows from financing activities:
  Step-up in basis........................            --             --             --     20,697,266            --
  Proceeds from long-term debt............    20,116,368     54,418,832    100,983,134     31,175,202            --
  Payments on long-term debt                 (21,056,662)    (5,126,112)   (70,482,677)   (22,759,380)     (426,557)
  Cash paid for financing fees............            --       (533,483)      (786,708)    (2,057,674)           --
  Change in funds restricted for escrow
     reserve..............................       (53,055)      (364,386)      (894,541)       349,151            --
  Advances from partners..................            --             --        400,000             --            --
  Transfer of Partnership interest........            --             --             --             --    (4,744,222)
  Capital contributions...................       156,386      9,357,372     45,899,456      8,027,687       555,521
  Capital distributions...................       (66,196)       (17,901)   (24,635,160)   (15,206,472)   (5,377,011)
  Elimination of Predecessor Entity.......            --             --             --     (6,879,380)           --
                                            ------------   ------------   ------------   ------------   -----------
     Net cash (used in) provided by
       financing activities...............      (903,159)    57,734,322     50,483,504     13,346,400    (9,992,269)
                                            ------------   ------------   ------------   ------------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................        93,186      5,023,098      2,112,038        569,181    (9,659,554)
Cash and cash equivalents at beginning of
  period..................................     2,431,232      2,524,418      7,547,516      7,547,516     9,659,554
                                            ------------   ------------   ------------   ------------   -----------
Cash and cash equivalents at end of
  period..................................  $  2,524,418   $  7,547,516   $  9,659,554   $  8,116,697   $        --
                                            ============   ============   ============   ============   ===========

     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   ---------

1. BASIS OF PRESENTATION:

     The accompanying combined financial statements are comprised of nine limited partnerships (Interstone I or Partnerships) and Predecessor Entities, which at December 31, 1995, are affiliates through common ownership. At December 31, 1995, the Partnerships are owned, either directly or indirectly, 75% by Blackstone Real Estate Partners L.P. (Blackstone) and 25% by Milt Fine, the principal stockholder of Interstate Hotels Corporation (IHC), and other IHC executives. The Partnerships' assets consist of eight full-service operating hotel properties, (collectively, the Hotels).

     In conjunction with the Initial Public Offering (IPO) of Interstate Hotels Company (the Company), interest in the above partnerships was acquired by IHC Member Corporation (an affiliate of the partners and the Company) on June 25, 1996. Therefore these financial statements include the unaudited results of operations for the Partnerships from January 1, 1996 through June 24, 1996.

     The following details the Partnerships and Predecessor Entities and the respective properties included in the combined financial statements:

          Interstone/Houston Partnership, L.P. (Houston) was formed effective March 4, 1994. Effective March 7, 1994, Houston acquired the Houston Marriott North at Greenspoint for $21,000,000.

          Interstone/Lisle Partnership, L.P. (Lisle) was formed effective July 8, 1994, when it acquired the Radisson Hotel Lisle and the Lisle Executive Center in Lisle, Illinois for $23,201,000. The executive center consists of 150,437 square feet and is managed by Blackstone Real Estate Advisors
     (BREA), an affiliate of Blackstone.

          Interstone/Colorado Springs Partnership, L.P. (Colorado) was formed effective September 15, 1994. An option agreement exercised on September 27, 1994 resulted in the contribution of the Colorado Springs Marriott and $792,379 in cash and all of the associated assets and liabilities to Colorado. The predecessor owner of the hotel was controlled by the owner of IHC.

          Interstone/Denver Partnership, L.P. (Denver) was formed effective November 7, 1994 and acquired the Denver Hilton South for $12,500,000 effective December 14, 1994.

          Interstone/Atlanta Partnership, L.P. (Atlanta) was formed effective February 1, 1995. Effective February 15, 1995, Atlanta acquired substantially all of the assets and liabilities, except for the land, of the Atlanta Marriott Northeast. The purchase price was $14,025,000 and the land is being leased through an operating lease. See Note 12.

          Interstone/Conshohocken Partnership, L.P. (Conshohocken) was formed March 15, 1995 and on that date acquired all of the partnership interests in WCB Eleven Limited Partnership, the owner of the Philadelphia Marriott West for $23,744,000.

          Interstone/Williamsburg Partnership, L.P. (Williamsburg), formed effective July 6, 1995, purchased the Fort Magruder Inn and Conference Center on October 10, 1995. The purchase price was $12,800,000, which included $2,192,000 to acquire the land previously leased by the seller. In addition to the purchase price, $1,200,000 was paid for a noncompete agreement with the seller for a five year period.

          Interstone/Huntington Partnership, L.P. (IHPLP) and Huntington Hotel Partners, L.P. (HHPLP) (collectively, Huntington) own the Huntington Hilton Hotel, effective December 7, 1995, located in Melville, New York and the first and second mortgages encumbering the hotel, respectively. The hotel was acquired through the acquisition of the first and second mortgages on the hotel for $21,212,306 and a settlement agreement with 110 Huntington Associates (HA), the former owner of the hotel.

                                   ---------

1. BASIS OF PRESENTATION--CONTINUED
     With the exception of Lisle, Houston and Denver, the accompanying combined financial statements include all transactions of the Partnerships and the Predecessor Entities from January 1, 1993 to December 31, 1995 and are presented on the basis of the predecessors' historical cost basis up to the date that the property was acquired. From the date of acquisition, the accompanying combined financial statements are presented based on the Partnerships' new basis. Lisle, Houston and Denver are included from their respective date of acquisition.

     The terms of the Partnerships expire December 31, 2044 or 2045; however, dissolution will occur earlier in the event of the sale of the Partnerships' assets or a disabling event, as defined by the agreements. In accordance with the terms of the partnership agreements, subsequent capital contributions from the partners may be required in instances where cash from operations is insufficient to meet debt service requirements and other partnership expenses. Such additional capital contributions are to be made at the discretion of the general partner and are to be paid by the partners in proportion to their respective partnership interests.

     The combined financial statements of the Predecessor Entities have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotels' operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents:

     The Partnerships consider all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  Restricted Cash:

     The management and franchise agreements discussed in Note 3 and the long-term debt discussed in Note 7 provide that certain cash from operations be restricted for the future acquisition of or for the replacement of property and equipment each year based on a percentage of gross hotel revenues. The requirements range from 3% to 4%. In addition, certain of the loan agreements described in Note 7 also required an amount to be deposited into a renovation reserve for certain capital improvements and require monthly deposits to be made into an escrow account for real estate taxes.

  Inventories:

     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting.

  Property and Equipment:

     Property and equipment are recorded at cost which includes the allocated purchase price for the acquisitions described in Note 1. Property and equipment are depreciated primarily on the straight-line method over their estimated useful lives (buildings and improvements over 28 to 35 years and furniture, fixtures and equipment over 5 to 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations. A hotel's initial expenditures for the purchase of china, glassware, silverware and linens are capitalized as furniture, fixtures and equipment and amortized on a straight-line basis over a five year life. Costs for replacement of those items are charged to operations in the period the items are placed in service.

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Deferred Expenses:

     Generally the deferred financing costs and franchise fees are being amortized on the straight-line basis over periods ranging from 3 to 5 years. The non-compete agreement is being amortized over its 5 year term.

  Concentration of Credit Risk:

     The Partnerships maintain cash and cash equivalents accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Partnership has not experienced any losses in such accounts.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     The Hotels recognize revenue from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day.

  Income Tax Status:

     The entities included in the combined financial statement are non-tax paying entities (partnerships) with the exception of one predecessor entity. For the tax paying predecessor entity, income taxes were accrued and recorded in the combined financial statements. Partnerships are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the individual partners in proportion to their income and loss rates of participation. Should loss allocations cause the adjusted capital account of the limited partners to be reduced to zero, any additional losses are allocated to the general partners.

  Acquisitions:

     The acquisitions from third parties have been accounted for by the purchase method. Accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair values, as determined by real estate tax assessments and other fair market valuations. The acquisitions were financed through the issuance of debt and capital contributions.

  Unaudited Financial Statements:

     The unaudited combined statements of operations and owners' equity and cash flows for the nine-month period ended September 30, 1995 and the period from January 1, 1996 to June 24, 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the nine-month period ended September 30, 1995 and for the period from January 1, 1996 through June 24, 1996 are not necessarily indicative of the results for the entire year.

                                   ---------

3. RELATED PARTY TRANSACTIONS:

     Since their acquisition by the Partnerships, the Hotels have generally been operated pursuant to franchise agreements between IHC, as franchisee, and various franchisers. Prior to their acquisition by the Partnerships, the Predecessor Entities generally were also party to franchise arrangements. The terms of the franchise agreements range from 10 to 25 years and can be extended by the mutual consent of the parties. The agreements require ongoing fees, which comprise royalty expense in the combined statement of operations, generally ranging from 3% to 6% of room revenues and 2% to 3% of certain food and beverage revenues. In addition, other fees paid to the franchisers include a national advertising campaign fee of approximately 1% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs.

     Since their acquisition by the Partnerships, the Hotels have been operated under a management agreement with IHC which provides for a management fee of 2.8% of gross operating revenue. The terms of the agreements extend through December 31, 2044. The agreements can be terminated earlier by either party upon the occurrence of certain conditions as specified in the agreements. In addition, Colorado and Conshohocken were managed by IHC prior to their acquisition by the Partnerships. Generally, the Hotels not managed by IHC prior to their acquisition by the Partnerships were party to similar management arrangements. The management fees earned by IHC were approximately $726,000 in 1993, $1,062,000 in 1994 and $1,900,000 in 1995.

     An affiliate of IHC provides reinsurance to major insurance carriers solely in connection with the insurance coverage that those carriers provide to the Hotels. IHC also provides certain accounting and bookkeeping assistance to the Partnerships, of which no amounts were paid by the Partnerships for these services.

4. INVENTORIES:

     The components of inventories were as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
    Food.............................................................  $263,244   $248,327
    Beverage.........................................................   281,752    308,976
    Gift shop and other..............................................   170,677     94,245
                                                                       --------   --------
                                                                       $715,673   $651,548
                                                                       ========   ========

5. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1994           1995
                                                                ------------   ------------
    Land......................................................  $ 14,975,971   $ 18,357,867
    Buildings and improvements................................   124,326,343    114,315,868
    Furniture, fixtures and equipment.........................    30,679,335     33,600,537
                                                                ------------   ------------
                                                                 169,981,649    166,274,272
    Less accumulated depreciation.............................    30,446,526     15,676,714
                                                                ------------   ------------
                                                                $139,535,123   $150,597,558
                                                                ============   ============

                                   ---------

5. PROPERTY AND EQUIPMENT--CONTINUED
     When assets were acquired from Predecessor Entities, a new basis was determined and accumulated depreciation was reduced to zero.

6. DEFERRED EXPENSES:

     The components of deferred expenses were as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1994         1995
                                                                    ----------   ----------
    Deferred financing costs......................................  $1,548,043   $2,069,941
    Franchise fees................................................      77,500      119,800
    Non-compete agreement.........................................          --    1,200,000
                                                                    ----------   ----------
                                                                     1,625,543    3,389,741
    Less accumulated amortization.................................     690,686      280,780
                                                                    ----------   ----------
                                                                    $  934,857   $3,108,961
                                                                    ==========   ==========

7. LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                                       DECEMBER 31,
                                                                ---------------------------
                             PROPERTY                               1994           1995
    ----------------------------------------------------------  ------------   ------------
    Lisle:
      5.98% note payable due 1999.............................   $15,425,000             --
      Pooled loan agreement (A)...............................            --    $22,436,016
    Houston:
      8.0% note payable due 2001 (B)..........................    16,250,000     16,250,000
    Colorado:
      5.98% note payable due 1999.............................     8,000,000             --
      Pooled loan agreement (A)...............................            --     10,220,852
    Denver:
      10.69% note payable due 1998............................     9,500,000             --
      Pooled loan agreement (A)...............................            --     11,467,297
    Atlanta:
      Notes payable (average rate of 8.75%)...................     7,381,432             --
      Capital lease obligations...............................       250,662             --
      Pooled loan agreement (A)...............................            --     12,713,743
    Conshohocken:
      9.50% note payable due 1996.............................    14,598,203             --
      Pooled loan agreement (A)...............................            --     17,948,813
    Williamsburg:
      6.75% note payable due 2003.............................     4,533,200             --
      Capital lease obligations...............................       148,042             --
      Variable rate note payable due 1999 (C).................            --     11,000,000

                                   ---------

7. LONG-TERM DEBT--CONTINUED

                                                                       DECEMBER 31,
                                                                ---------------------------
                             PROPERTY                               1994           1995
    ----------------------------------------------------------  ------------   ------------
    Huntington:
      7.5% note payable due 1996..............................    43,061,602             --
      Variable rate note payable due 1998 (D).................            --     13,100,000
                                                                ------------   ------------
                                                                 119,148,141    115,136,721
              Less current portion............................    44,766,516      1,417,217
                                                                ------------   ------------
                                                                $ 74,381,625   $113,719,504
                                                                ============   ============

     (A) Effective August 31, 1995, Lisle, Denver, Atlanta, Conshohocken and Colorado entered into a pooled loan agreement. The total amount borrowed under the pooled loan agreement was $75,000,000. The proceeds were used to retire debt and acquire certain properties. The pooled loan agreement provides for joint and several liability to the Partnerships for the full amount of the outstanding loan. Substantially all of the assets and the management agreement of the Partnerships collateralize the borrowings. Principal is payable in varying monthly payments with interest at LIBOR plus 3%. The interest rate in effect at December 31, 1995 was 8.91%. The varying monthly principal payments are based on an annual calculation using a percentage of the outstanding principal balance, net income and cash flows, as defined by the agreement. All remaining unpaid accrued interest and principal will be due August 31, 1999. The loan agreement provides for a 2% prepayment penalty in the first year and a 1% penalty in the second year. The Partnerships purchased an interest rate cap that limits LIBOR to 7.5% through August 31, 1998. The carrying value of the interest rate cap at December 31, 1995 was approximately $443,000.

     The pooled loan agreement contains certain restrictive covenants including limitations on the assumption of additional indebtedness, changes in the Partnerships' agreements and changes to the franchiser and the managing agents of the Hotels (IHC and BREA). Additionally, an entity affiliated with the managing general partner issued a letter of credit in the amount of $5,000,000 on behalf of the Partnerships. The letter of credit provides for principal repayment upon the occurrence of a default or if certain financial terms are not met by the Partnerships between March 31, 1996 and April 25, 1998.

     (B) The Houston partnership borrowed $16,250,000 under a note payable agreement, the proceeds of which, combined with capital contributions, were used to acquire the Hotel. The note accrues interest at the contract rate of 8% and is payable in monthly interest only payments at the pay rate of 7% through March 1995, 7.5% from April 1995 through March 1996 and 8% thereafter. Interest due in excess of the pay rate accrues interest at the contract rate. At December 31, 1995, such amount was $246,895 and was included in accrued interest on the accompanying combined balance sheets. Beginning April 1996, the note is payable in equal monthly installments of principal and interest of $121,208 through March 2001, at which time all remaining unpaid accrued interest and principal will be due.

     (C) Effective October 10, 1995, the Williamsburg partnership entered into a loan agreement which provides for $13,000,000, of which $11,000,000 was drawn on the date of the agreement (the initial disbursement). The proceeds of the initial disbursement, combined with capital contributions, were used to acquire the hotel. The agreement also includes a provision that allows for an additional draw of up to $2,000,000 within 12 to 18 months after the initial disbursement if certain financial conditions are met, as defined by the agreement (the second disbursement). Interest is payable monthly at the rate of LIBOR plus 3.5%. The interest rate in effect at December 31, 1995 was 9.44%. Beginning at the time of the second disbursement or 18 months after the initial disbursement, whichever is earlier, equal monthly principal payments will be due based on the then outstanding principal balance amortized at the current interest rate in effect over a 25 year period. The note payable matures October, 1999 at which time all remaining unpaid

                                   ---------

7. LONG-TERM DEBT--CONTINUED
accrued interest and principal will be due. The agreement provides for a 2% prepayment penalty for the first two years after the initial disbursement and a 1% penalty in the third year.

     (D) Huntington borrowed $13,100,000, the proceeds of which, combined with capital contributions, were used to complete the acquisition described in Note
1. Interest is payable at the rate of LIBOR plus 4.0%. The interest rate in effect at December 31, 1995 was 9.66%. The partnership has the option to request a fixed interest rate based on quoted rates from the borrower for portions of the outstanding balance not to exceed $4,000,000 for various periods as provided in the note agreement. Interest is payable monthly commencing July 1, 1995. Commencing March 1, 1997, equal monthly principal payments will be due based on a 25 year amortization period. The note payable matures June 1998, at which time all remaining unpaid principal and accrued interest will be due.

     The management of the Partnerships estimate that based on projected net income and cash flows, approximately $1,417,000 of principal payments will be due during 1996 and, accordingly, this amount has been classified as a current liability on the accompanying combined balance sheets.

     Based on interest rates currently available to the Partnerships for the issuance of debt with similar terms and remaining maturities, management believes that the carrying amount of debt and the interest rate cap is a reasonable estimation of fair value.

     Aggregate scheduled maturities of the notes for each of the five years ending December 31 are as follows:

            1996.....................................................  $  1,417,217
            1997.....................................................     3,229,342
            1998.....................................................    16,597,473
            1999.....................................................    88,712,876
            2000.....................................................     4,102,144
            Thereafter...............................................     1,077,669
                                                                       ------------
                                                                       $115,136,721
                                                                       ============

     A predecessor entity obtained a first mortgage note in the amount of $14,000,000, the proceeds of which were used to satisfy an existing mortgage and letter of credit note plus accrued interest, pursuant to a binding letter of intent. The predecessor entity also entered into a subordinated mortgage note with the lender and, in exchange for entering into the agreement, in addition to payment of $600,000 proceeds from the first mortgage, the lender sold the promissory note to the predecessor entity. The extinguishment of the mortgage and letter of credit notes and the promissory note resulted in a gain of $25,795,725, which is presented as an extraordinary item in the 1993 combined statements of operations.

     Pursuant to the terms of the commitment letter dated March 8, 1994, IHC paid $100,000 to the holder of the term loan as an option for the purchase of a predecessor entity's loan for $11,000,000. The extinguishment of the predecessor entity's loan resulted in an $18,381,077 gain, which is presented as an extraordinary item in the 1994 combined statements of operations.

                                   ---------

8. DEPARTMENTAL INCOME:

     Combined departmental income is as follows:

                                                                             NINE MONTHS     JANUARY 1
                                          YEAR ENDED DECEMBER 31,               ENDED           TO
                                  ---------------------------------------   SEPTEMBER 30,    JUNE 24,
                                     1993          1994          1995           1995           1996
                                  -----------   -----------   -----------   -------------   -----------
                                                                                    (UNAUDITED)
Rooms...........................  $21,637,770   $28,813,329   $40,291,221    $31,125,679    $21,402,669
Food and beverage...............    4,367,048     7,676,644     9,305,887      6,648,224      5,306,094
Telephone.......................      603,939       836,275     1,132,807        949,233        690,115
Gift shop and other.............      342,496       772,157       692,895        376,275        247,962
Office..........................           --     1,040,738     2,273,267      1,265,941      1,049,344
                                  -----------   -----------   -----------    -----------    -----------
                                  $26,951,253   $39,139,143   $53,696,077    $40,365,352    $28,696,184
                                  ===========   ===========   ===========    ===========    ===========

9. EMPLOYEE BENEFITS:

     The Hotels participate in the following employee benefit plans which are sponsored by IHC:

     The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Health Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. The Hotels pay, directly to IHC, the employer portion of the premiums, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotels incurred expenses of approximately $573,000 in 1994 and $1,007,000 in 1995, related to the plan. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

     IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotels incurred expenses of approximately $87,000 in 1994 and $175,000 in 1995 related to the plan.

     Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotels. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotels incurred expenses amounting to approximately $96,000 in 1994, $607,000 in 1995 related to these plans.

     Predecessor entities generally did not provide any health and welfare, retirement benefit or bonus and deferred compensation plans.

10. INCOME TAXES:

     The provision for taxes of a predecessor entity was approximately $85,000, $142,000 and $89,000 in 1993, 1994 and 1995, respectively, and consists primarily of current federal and state taxes. These amounts are included in other expenses in the accompanying combined statements of operations. The net deferred tax liability primarily relates to depreciation.

                                   ---------

11. LEASE INCOME:

     The following is a schedule of future minimum rental income for the Lisle Executive Center under noncancelable operating leases as of December 31, 1995:

            1996......................................................  $ 2,680,000
            1997......................................................    2,451,000
            1998......................................................    1,789,000
            1999......................................................    1,572,000
            2000......................................................    1,018,000
            Thereafter................................................      658,000
                                                                        -----------
                                                                        $10,168,000
                                                                        ===========

12. OPERATING LEASES:

     The Hotels have various land and equipment operating leases. Total rental expense amounted to approximately $247,000 in 1993, $294,000 in 1994 and $685,000 in 1995. The following is a schedule of future minimum lease payments under these leases:

            1996.......................................................  $  655,000
            1997.......................................................     377,000
            1998.......................................................     193,000
            1999.......................................................      43,000
            2000.......................................................      29,000
            Thereafter.................................................   1,823,000
                                                                         ----------
                                                                         $3,120,000
                                                                         ==========

13. CASH FLOW INFORMATION:

     Cash payments for interest were $1,788,652, $11,866,008 and $9,231,650 in 1993, 1994 and 1995, respectively.

     Cash payments for taxes were $103,345, $79,978 and $4,184 in 1993, 1994, and 1995, respectively.

     Non-cash investing and financing activities were as follows:

          1994:
          Elimination of Predecessor Entities' equity.................  $29,316,893
                                                                        ===========
          1995:
          Elimination of Predecessor Entities' equity.................  $ 4,851,419
                                                                        ===========

     On June 25, 1996 all other non-cash assets, liabilities and equity were transferred to IHC.

                                   ---------

14. COMMITMENTS AND CONTINGENCIES:

     In the ordinary course of business various lawsuits, claims and proceedings have been or may be instituted or asserted against the Partnerships. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operations or liquidity of the Partnerships.

15. NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for fiscal year 1996. Management believes that the implementation of the standard will not have a material effect on these combined financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Interstone/CGL Partners, L.P.:

     We have audited the accompanying combined balance sheet of Interstone/CGL Partners, L.P. (the Partnership) as of December 31, 1995 and the related combined statements of operations and partners' capital and cash flows for the period from December 15, 1995 (inception) to December 31, 1995 and the accompanying combined balance sheets of Predecessor Entity (as defined in Note
1) as of December 31, 1994 and December 14, 1995 and the related combined statements of operations and predecessor equity and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to December 14, 1995. These combined financial statements are the responsibility of the Partnership's and Predecessor Entity's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and'perform the audit to obtain reasonable assurance about whether the'financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2, the combined financial statements of the Predecessor Entity have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Predecessor Entity.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Interstone/CGL Partners, L.P. as of December 31, 1995 and the combined results of its operations and cash flows for the period from December 15, 1995 (inception) to December 31, 1995 and the financial position of the Predecessor Entity as of December 31, 1994 and December 14, 1995 and the combined results of its operations and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to December 14, 1995, in conformity with generally accepted accounting principles.

                                                     /s/COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
April 10, 1996, except for paragraph 2 of Note 1, as to which the date is June 25, 1996

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                            COMBINED BALANCE SHEETS

                                   ---------

                                     ASSETS

                                                           PREDECESSOR ENTITY         PARTNERSHIP
                                                      ----------------------------    ------------
                                                      DECEMBER 31,    DECEMBER 14,    DECEMBER 31,
                                                          1994            1995            1995
                                                      ------------    ------------    ------------
Current assets:
  Cash and cash equivalents........................   $  3,198,348    $    198,922    $  6,126,483
  Accounts receivable..............................      3,700,112       4,470,676       1,231,348
  Inventories (Note 6).............................      1,525,754       1,367,815         350,229
  Prepaid expenses and other.......................      1,024,352         763,053         114,803
                                                      ------------    ------------    ------------
       Total current assets........................      9,448,566       6,800,466       7,822,863
                                                      ------------    ------------    ------------
Restricted cash (Note 3)...........................        884,364         992,337       2,771,814
Property and equipment, net (Notes 3, 7 and 10)....    127,839,673     123,341,620     166,041,651
Deferred expenses (Note 8).........................             --              --       2,928,346
                                                      ------------    ------------    ------------
       Total assets................................   $138,172,603    $131,134,423    $179,564,674
                                                      ============    ============    ============
LIABILITIES, EQUITY AND CAPITAL
Current liabilities:
  Accounts payable.................................      1,433,882         622,800       1,561,280
  Due to CIGNA (Note 3)............................      1,592,863       1,848,384              --
  Accrued liabilities:
     Real estate taxes.............................        721,912         623,778         595,053
     Salaries and benefits.........................      1,157,502         698,812       1,230,178
     Royalties and fees (Note 5)...................        123,010          48,037         103,523
     Management fees (Note 5)......................        594,871         512,588          57,037
     Other.........................................        979,274       1,589,552         714,682
  Customer deposits................................        326,955         458,108         374,501
  Current portion of long-term debt (Note 10)......             --              --       3,000,000
                                                      ------------    ------------    ------------
       Total current liabilities...................      6,930,269       6,402,059       7,636,254
                                                      ------------    ------------    ------------
Other liabilities (Note 9).........................             --              --       1,212,968
Long-term debt (Note 10)...........................             --              --     117,000,000
                                                      ------------    ------------    ------------
       Total liabilities...........................      6,930,269       6,402,059     125,849,222
                                                      ------------    ------------    ------------
Commitments and contingencies (Notes 9 and 13)
Predecessor equity.................................    131,242,334     124,732,364              --
Partners' capital..................................             --              --      53,715,452
                                                      ------------    ------------    ------------
     Total liabilities, equity and capital.........   $138,172,603    $131,134,423    $179,564,674
                                                      ============    ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

              COMBINED STATEMENTS OF OPERATIONS AND PREDECESSOR'S
                          EQUITY AND PARTNERS' CAPITAL
                                   ---------

                                                                                                     PREDECESSOR
                                                                                                        ENTITY
                                                   PREDECESSOR ENTITY                PARTNERSHIP     ------------   PARTNERSHIP
                                        -----------------------------------------   --------------   NINE MONTHS    ------------
                                                                      JANUARY 1      DECEMBER 15        ENDED        JANUARY 1
                                         YEAR ENDED DECEMBER 31,          TO        (INCEPTION) TO    SEPTEMBER          TO
                                        --------------------------   DECEMBER 14,    DECEMBER 31,        30,          JUNE 24,
                                           1993           1994           1995            1995            1995           1996
                                        -----------   ------------   ------------   --------------   ------------   ------------
                                                                                                             (UNAUDITED)
Revenues:
  Rooms...............................  $29,689,872   $ 44,368,711   $ 47,005,616       $1,197,237   $ 35,288,880   $ 25,354,896
  Food and beverage...................   14,377,451     22,211,752     23,571,905        1,174,170     17,149,631     12,272,711
  Telephone...........................    1,472,886      2,051,051      2,369,874           59,208      1,777,276      1,380,253
  Gift shop...........................      269,430        491,778        381,200           19,760        286,544        181,616
  Other...............................      457,579      1,082,302      1,274,314           34,123        962,950        673,506
                                        -----------   ------------   ------------       ----------   ------------   ------------
                                         46,267,218     70,205,594     74,602,909        2,484,498     55,465,281     39,862,982
Departmental costs and expenses.......   20,128,137     29,295,928     30,499,098        1,386,137     22,615,896     15,641,860
                                        -----------   ------------   ------------       ----------   ------------   ------------
    Departmental income (Note 11).....   26,139,081     40,909,666     44,103,811        1,098,361     32,849,385     24,221,122
Other expenses (Note 5):
  Administration and general..........    5,007,565      7,733,793      7,624,794          292,393      6,218,156      3,543,300
  Management fee......................    1,868,102      3,268,802      4,034,540           80,896      2,243,629      1,131,561
  Royalties...........................      673,762      1,120,609      1,272,321           55,255      1,230,680        963,856
  Advertising and sales...............    2,864,140      4,113,422      4,636,739          168,934      3,409,427      2,432,806
  Repairs and maintenance.............    2,406,479      3,358,253      3,469,537          152,470      2,652,742      1,727,645
  Heat, power and light...............    2,081,933      2,784,810      2,833,376          146,171      2,143,343      1,372,855
  Insurance and taxes.................    2,100,483      3,023,493      3,505,079           97,478      2,757,816      1,977,464
  Depreciation and amortization.......    4,885,249      7,124,855      7,088,752          366,181      5,514,919      4,256,078
  Other, net..........................      239,405       (198,437)       622,125           31,600       (139,173)       759,390
                                        -----------   ------------   ------------      -----------   ------------   ------------
                                         22,127,118     32,329,600     35,087,263        1,391,378     26,031,539     18,164,955
                                        -----------   ------------   ------------      -----------   ------------   ------------
                                          4,011,963      8,580,066      9,016,548         (293,017)     6,817,846      6,056,167
Interest expense (Note 10)............           --             --             --         (460,000)            --     (4,964,750)
                                        -----------   ------------   ------------      -----------   ------------   ------------
  Income (loss) before income
    tax expense.......................    4,011,963      8,580,066      9,016,548         (753,017)     6,817,846      1,091,417
Income tax expense (Note 3)...........    1,605,000      3,432,000      3,607,000               --      2,727,000             --
                                        -----------   ------------   ------------      -----------   ------------   ------------
  Net income (loss)...................    2,406,963      5,148,066      5,409,548         (753,017)     4,090,846      1,091,417
                                        -----------   ------------   ------------      -----------   ------------   ------------
Predecessor's equity and partners'
  capital:
  Beginning of period.................   75,519,277     91,875,901    131,242,334               --    131,242,334     53,715,452
  Increase (decrease) in predecessor's
    equity............................   13,949,661     34,218,367    (11,919,518)              --             --             --
  Capital contributions...............           --             --             --       54,468,469             --             --
  Transfer of Partnership interest....           --             --             --               --             --    (54,057,658)
  Distributions.......................           --             --             --               --     (9,982,028)      (749,211)
                                        -----------   ------------   ------------      -----------   ------------   ------------
  End of period.......................  $91,875,901   $131,242,334   $124,732,364      $53,715,452   $125,351,152   $         --
                                        ===========   ============   ============      ===========   ============   ============

     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                       COMBINED STATEMENTS OF CASH FLOWS
                                   ---------

                                                                                                      PREDECESSOR
                                                                                     PARTNERSHIP        ENTITY        PARTNERSHIP
                                                 PREDECESSOR ENTITY                 -------------    -------------    -----------
                                     -------------------------------------------     DECEMBER 15
                                                                     JANUARY 1       (INCEPTION)      NINE MONTHS      JANUARY 1
                                       YEAR ENDED DECEMBER 31,           TO              TO              ENDED            TO
                                     ---------------------------    DECEMBER 14,    DECEMBER 31,     SEPTEMBER 30,     JUNE 24,
                                        1993            1994            1995            1995             1995            1996
                                     -----------    ------------    ------------    -------------    -------------    -----------
                                                                                                     (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)...............   $ 2,406,963    $  5,148,066    $ 5,409,548     $    (753,017)    $ 4,090,846     $ 1,091,417
  Adjustments to reconcile net
    income (loss) to cash provided
    by operations:
    Depreciation and
      amortization................     4,885,249       7,124,855      7,088,752           366,181       5,514,919       4,256,078
  Changes in assets and
    liabilities:
    Accounts receivable...........      (694,952)        355,572       (770,564 )        (823,798)        261,561      (4,303,414)
    Inventories...................      (234,024)         29,445        157,939            (6,085)        (44,491)         63,384
    Prepaid expenses and other....       (79,904)       (242,593)       261,299            64,234         (71,112)       (675,277)
    Accounts payable..............       (15,025)        505,177       (811,082 )         752,999         113,597         125,795
    Accrued liabilities...........       527,007       1,685,986       (103,802 )       1,468,004         906,085       4,369,538
    Customer deposits.............       136,001         (42,124)       131,153          (170,307)        105,327         (86,330)
                                     -----------    ------------    ------------    -------------     -----------      ----------
      Net cash provided by
        operating activities......     6,931,315      14,564,384     11,363,243           898,211      10,876,732       4,841,191
                                     -----------    ------------    ------------    -------------     -----------      ----------
Cash flows from investing
  activities:
  Funds restricted for future
    acquisition of furniture,
    fixtures and equipment........      (374,721)       (569,691)      (489,594 )      (2,771,814)       (463,233)     (2,808,054)
  Restricted funds used to
    purchase furniture, fixtures
    and equipment.................       366,224         936,768        381,621                --         289,459       1,053,522
  Cash paid for deferred franchise
    fees..........................            --              --             --          (107,045)             --              --
  Cash received on foreclosure....       351,384       2,247,262             --                --              --              --
  Acquisition of Hotels, net of
    cash acquired of $144,650.....            --              --             --      (159,994,406)             --              --
  Acquisition of property and
    equipment, net................    (1,280,646)     (2,883,340)    (2,590,699 )              --      (2,236,116)     (1,053,522)
                                     -----------    ------------    ------------    -------------     -----------      ----------
      Net cash used in investing
        activities................      (937,759)       (269,001)    (2,698,672 )    (162,873,265)     (2,409,890)     (2,808,054)
                                     -----------    ------------    ------------    -------------     -----------      ----------
Cash flows from financing
  activities:
  Proceeds from long-term debt....            --              --             --       120,000,000              --              --
  Repayment of long-term debt.....            --              --             --                --              --        (750,000)
  Cash paid for financing fees....            --              --             --        (2,650,000)             --              --
  Distributions to
    predecessor/partnership.......    (7,846,423)    (12,446,117)   (11,919,518 )              --      (9,982,028)       (749,211)
  Transfer of Partnership
    interest......................            --              --             --                --              --      (6,660,409)
  Change in due to CIGNA..........       378,496          72,963        255,521                --          60,774              --
  Partner capital contributions...            --              --             --        50,751,537              --              --
                                     -----------    ------------    ------------    -------------     -----------      ----------
      Net cash (used in) provided
        by financing activities...    (7,467,927)    (12,373,154)   (11,663,997 )     168,101,537      (9,921,254)     (8,159,620)
                                     -----------    ------------    ------------    -------------     -----------      ----------
Net (decrease) increase in cash
  and cash equivalents............    (1,474,371)      1,922,229     (2,999,426 )       6,126,483      (1,454,412)     (6,126,483)
Cash and cash equivalents at
  beginning of period.............     2,750,490       1,276,119      3,198,348                --       3,198,348       6,126,483
                                     -----------    ------------    ------------    -------------     -----------      ----------
Cash and cash equivalents at end
  of period.......................   $ 1,276,119    $  3,198,348    $   198,922     $   6,126,483     $ 1,743,936     $        --
                                     ===========    ============    ============    =============     ===========      ==========

     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION:

  Interstone/CGL Partners, L.P.:

     Interstone/CGL Partners, L.P. (the Partnership), a limited partnership, was formed effective November 2, 1995 by Interstone/CGL Management Associates (as general partner) and Interstone Two Partners I, L.P., Interstone Two Partners II, L.P., Interstone Two Partners III, L.P. and Interstone Two Partners IV, L.P. (as limited partners, collectively the Interstone Partners). A Purchase, Sale and Contribution Agreement (the Sale Agreement) was entered into between the Partnership, CGI Partners L.P. (CGI), Quebec Street Investments Inc. (QSI) and Connecticut General Life Insurance Company (CIGNA) on November 20, 1995. CGI and QSI are affiliates of CIGNA, the then current owner of six hotels (the Hotels). Pursuant to the Sale Agreement, CGI and QSI were admitted as 25% limited partners of the Partnership in exchange for a 25% interest in the Hotels. On the closing date, December 15, 1995, the Interstone Partners purchased the remaining 75% interest in the Hotels from CGI and QSI. Immediately following the purchase, CGI and QSI distributed their limited partnership interests in the Partnership to CIGNA. The transaction was accounted for as a purchase with CIGNA's contributed basis in the Hotels recorded at CIGNA's historical cost.

     In conjunction with the Initial Public Offering (IPO) of Interstate Hotels Company (the Company), interest in the Partnership was acquired by IHC Member Corporation (an affiliate of the partners and the Company) on June 25, 1996. Therefore, these financial statements include the unaudited results of operations for the Partnership from January 1, 1996 through June 24, 1996.

  Predecessor Entity:

     CIGNA (Predecessor Entity) acquired the Hotels through foreclosure or deed-in-lieu-of foreclosure. Four of the Hotels were acquired prior to January 1, 1993 and are included in these financial statements beginning January 1, 1993. Valley Forge Doubletree Guest Suites Hotel and Warner Center Marriott Hotel are included in the accompanying combined financial statements beginning on May 20, 1993 and February 25, 1994, respectively, since records prior to such dates are not available. The Predecessor Entity recorded the assets acquired at the lower of cost or fair value.

  Hotels:

     The properties included in the combined financial statements include the following full-service hotels (collectively, the Hotels):

                HOTEL                          LOCATION
-------------------------------------    ---------------------
Tysons Corner Marriott Hotel (Tysons)    Tysons Corner, VA
Marriott Suites at Valley Forge,
  formerly Valley Forge Doubletree
  Guest Suites Hotel through January
  15, 1995 (collectively, Valley
  Forge)                                 Wayne, PA
Embassy Suites Schaumburg Hotel
  (Schaumburg)Embassy Suites
  Schaumburg                             Schaumburg, IL
Fort Lauderdale Airport Hilton (Ft.
  Lauderdale)                            Fort Lauderdale, FL
Boston Marriott Andover (Andover)        Andover, MA
Warner Center Marriott Hotel (Warner)    Woodland Hills, CA

2. BASIS OF PRESENTATION:

     The above entities are affiliates through common ownership, and accordingly are presented in a combined presentation. All significant intercompany balances and transactions have been eliminated in combination.

     The term of the Partnership expires December 31, 2045; however, dissolution will occur earlier in the event of the sale of the Partnership's assets or a disabling event, as defined by the agreement. In accordance with the terms of the partnership agreement, subsequent capital contributions from the partners may be required in instances where cash from operations is insufficient to meet debt service requirements and other partnership expenses. Such additional capital contributions are to be made at the discretion of the general partner and are to be paid by the partners in proportion to their respective partnership interests. The partnership agreement also provides for the exchange of partnership interests in the event of the failure of a partner to make subsequent capital contributions.

     The Partnership does not have access to certain books and records of CIGNA for the period prior to December 15, 1995 and, therefore, the financial statements for the Predecessor Entity include only those transactions recorded in the books and records of the Hotels, except that income tax expense has been provided for in the statements of operations based on applicable statutory rates. Transactions recorded by CIGNA that related to the Hotels, principally interest on intercompany borrowings, are excluded from these combined financial statements since they were not recorded on the Hotels' records.

     The combined financial statements of the Predecessor Entity have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotels' operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents:

     The Partnership considers all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  Restricted Cash:

     The management and franchise agreements discussed in Note 5 and the long-term debt discussed in Note 10 provide that certain cash from operations be restricted based on a percentage of gross hotel revenues for the future acquisition or for the replacement of property and equipment each year.

  Inventories:

     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting. Upon the acquisition of the Hotels by the Partnership, china, glass, silver and linen were no longer inventoried but included in furniture, fixtures and equipment as discussed below.

  Property and Equipment:

     Property and equipment are recorded at cost which includes the allocated purchase price for the acquisition described in Note 4 or the lower of cost or fair value at the date of acquisition for the Predecessor Entity. Property and equipment are depreciated primarily on the straight-line method over their estimated useful lives (buildings and improvements over 28 to 35 years and furniture, fixtures and equipment over 5 to 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations. Upon the formation of the Partnership, the Hotels' allocation of the purchase price of china, glassware, silverware and linens were capitalized as furniture, fixtures and equipment and are being amortized on a straight-line basis over a five year life. Costs for replacement of these items are charged to operations in the period the items are placed in service.

  Deferred Expenses:

     Deferred expenses at December 31,1995 consist of deferred financing costs and franchise fees related to the formation of the Partnership on December 15, 1995. The deferred financing costs and franchise fees are being amortized on the straight-line basis over periods ranging from 5 to 12 years.

  Due to CIGNA:

     Prior to December 15, 1995, the Hotels participated in a centralized cash management system with CIGNA. Cash advanced to the Hotels under this system is presented as a current liability due to CIGNA in the accompanying combined balance sheets.

  Concentrations of Credit Risk:

     The Partnership maintains cash and cash equivalents accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Partnership has not experienced any losses in such accounts.

  Financial Instruments:

     Derivative financial instruments are used by the Partnership in the management of its interest rate exposures and are accounted for on the accrual basis. Cost of interest rate swap agreements are amortized over the life of the contract.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     The Hotels recognize revenue from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day.

  Income Tax Status:

     Partnerships are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the individual partners in proportion to their income and loss rates of participation. Should loss allocations cause the adjusted capital account of the limited partners to be reduced to zero, any additional losses are allocated instead to the general partners. As discussed in Note 1, for the period prior to December 15, CIGNA was a taxable entity and an income tax expense was provided based on applicable statutory rates.

  Unaudited Financial Statements:

     The unaudited combined statements of operations and equity and partners' capital and cash flows for the nine-month period ended September 30, 1995 and the period from January 1, 1996 to June 24, 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the period from January 1, 1996 to June 24, 1996 are not necessarily indicative of the results for the entire year.

4. ACQUISITION OF PROPERTY:

     Effective December 15, 1995, the Partnership acquired the Hotels and substantially all of the associated assets and liabilities. The purchase price of $172,000,000, which was financed through the issuance of $120,000,000 in long-term debt and contributed cash, was allocated to assets and liabilities of each hotel based on their estimated fair values, as determined by certain fair market valuations. In addition, an acquisition fee of $500,000 was paid to an affiliate of the managing general partner.

5. FRANCHISE, MANAGEMENT AGREEMENTS AND RELATED PARTY TRANSACTIONS:

     The Hotel franchise agreements are as follows:

        HOTEL                         FRANCHISEE                            FRANCHISER
---------------------   --------------------------------------    ------------------------------
Valley Forge            Interstone/CGL Partners, L.P.             Marriott International, Inc.
Schaumburg              Interstone/CGL Partners, L.P.             Promus Hotels, Inc.
Ft. Lauderdale          Connecticut General Life Insurance Co.    Hilton Inns, Inc.
                        and Interstone/CGL Partners, L.P.
Andover                 Interstate Hotels Corporation             Marriott International, Inc.
Warner                  Interstate Hotels Corporation             Marriott International, Inc.

     The terms of the agreements range from 30 days to 20 years. The agreements, except for Tysons, require ongoing fees ranging from 2% to 5% of room revenue. Such fees comprise royalty expense in the combined statements of operations. In addition, other fees paid to the various franchisers include national reservation system fees, national advertising campaign fees, honored guest awards, and other promotional program fees.

     Management agreements with Interstate Hotels Corporation (IHC) provide for a management fee of 2.8% of gross revenues, 1.4% of which is subordinated to debt service. The terms of the agreements extend through December 31, 2044. The agreements can be terminated earlier by either party upon the occurrence of certain conditions as specified in the agreement. The management agreement for Tysons with Marriott International, Inc. provides for a management fee of 3% of gross revenues in lieu of any franchise fees. The term of the agreement expired March 12, 1996 and has been extended on a month to month basis by mutual consent of the parties on the then current terms of the management agreement. With the exception of Warner, each Hotel was managed by a management company other than IHC for the period prior to December 15, 1995. Management fee expense for Warner amounted to approximately $812,000 for the year ended December 31, 1994 and $830,000 for the period from January 1,1995 to December 14, 1995.

     The Partnership also has an asset management agreement with an affiliate of CIGNA which provides for fees of $500,000 per year. Additionally, the asset management agreement provides for a termination fee payable to CIGNA in the amount of $2,500,000, less aggregate management asset fees paid, in the event that CIGNA no longer holds an interest in the Partnership.

     An affiliate of IHC provides reinsurance to major insurance carriers solely in connection with the insurance coverages that those carriers provide to the Hotels. IHC also provides certain accounting and bookkeeping assistance to the Partnership, of which no amounts were paid by the Partnership for these services in 1995.

     Rent expense approximating $627,000 and $500,000 for the periods ending December 31, 1994 and December 14, 1995, respectively, was paid to affiliates of the Predecessor Entity for Warner land rent. The land was acquired by the Partnership on December 15, 1995.

6. INVENTORIES:

     The components of inventories were as follows:

                                                    DECEMBER 31,     DECEMBER 14,     DECEMBER 31,
                                                        1994             1995             1995
                                                    ------------     ------------     ------------
    China, glass, silver and linen................   $1,109,711       $  791,217        $     --
    Food..........................................      156,148          142,865         113,782
    Beverage......................................      158,454          138,395         163,012
    Gift shop and other...........................      101,441          295,338          73,435
                                                     ----------       ----------        --------
                                                     $1,525,754       $1,367,815        $350,229
                                                     ==========       ==========        ========

7. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                   DECEMBER 31,   DECEMBER 14,   DECEMBER 31,
                                                       1994           1995           1995
                                                   ------------   ------------   ------------
    Land.........................................  $ 19,546,363   $ 19,570,133   $ 19,489,864
    Buildings and improvements...................   100,123,030    100,148,647    125,222,411
    Furniture, fixtures and equipment............    33,453,013     35,994,325     21,671,427
                                                   ------------   ------------   ------------
                                                    153,122,406    155,713,105    166,383,702
    Less accumulated depreciation................    25,282,733     32,371,485        342,051
                                                   ------------   ------------   ------------
                                                   $127,839,673   $123,341,620   $166,041,651
                                                   ============   ============   ============

8. DEFERRED EXPENSES:

     The components of deferred expenses were as follows:

                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    Deferred financing costs................................................   $2,825,000
    Franchise fees..........................................................      127,475
                                                                               ----------
                                                                                2,952,475
    Less accumulated amortization...........................................       24,129
                                                                               ----------
                                                                               $2,928,346
                                                                               ==========

9. OTHER LIABILITIES:

     Pursuant to an agreement dated December 15, 1995 between the Partnership and Marriott Hotel Services, Inc. and in connection with the Sale Agreement discussed in Note 1, the Partnership assumed a liability payable to Marriott Hotel Services, Inc. upon the termination of certain franchise agreements. The agreement stipulates a payment varying between $1,212,968 and $2,425,936 depending upon when termination of the franchise agreements occurs. It is the intent of management to maintain the franchise agreements for the full term. As such, management accrued $1,212,968 as of December 31, 1995, which represents the minimum liability under the agreement.

10. LONG-TERM DEBT:

     Effective December 15, 1995, the Partnership entered into a loan agreement (the Agreement). The Agreement consisted of two notes payable in the aggregate principal amount of $120,000,000 made pursuant to a loan (the MultiState Loan) and a California loan (the California Loan). The MultiState Loan's and the California Loan's portions of the total were $100,000,000 and $20,000,000, respectively.

     The notes are payable in quarterly principal payments of $750,000 with monthly interest at LIBOR plus 2.75%. The interest rate in effect at December 31, 1995 was 8.63%. In addition, the Agreement provides for supplemental amortization payments beginning in January 1997 based on cash flow, as defined by the Agreement. All remaining unpaid interest and principal will be due December 14, 2000. The Partnership entered into an interest rate swap that provides for a fixed interest rate of 8.55% on principal of $72,000,000 effective January 31, 1996 and expiring December 15, 2000.

     The Agreement provides that no distributions, dividends or repayments are permitted during the first loan year. Thereafter, distributions, dividends or repayments to partners will be made based on cash flow as defined in the Agreement. The monthly asset management fee payment to CIGNA, pursuant to a separate agreement (Note 5), is also subject to cash flow. The notes payable contain certain other restrictive covenants including limitations on the assumption of additional indebtedness, changes in the partnership agreement and changes in the franchiser and the managing agent of the Hotel (IHC). The notes are collateralized by the management agreements.

     The Agreement also provides for joint and several liability to the borrower for the full amount of the outstanding loan. The California Loan is collateralized by substantially all of the assets of Warner and the MultiState Loan is collateralized by all of the assets of the other Hotels. The Agreement also provides for the release of a hotel from the collateral requirements upon the payment of a release price, as defined in the loan agreement, to be applied to the total outstanding principal balance under the Agreement for all Hotels. Additionally, the monthly principal payments are increased upon the collateral release of each Hotel.

     Based on interest rates currently available, management believes that the carrying amount of the notes payable and the interest rate swap are a reasonable estimation of fair value.

     Aggregate scheduled maturities of the notes for each of the five years ending December 31, are as follows:

        1996...........................................................  $  3,000,000
        1997...........................................................     3,000,000
        1998...........................................................     3,000,000
        1999...........................................................     3,000,000
        2000...........................................................   108,000,000
                                                                         ------------
                                                                         $120,000,000
                                                                         ============

11. DEPARTMENTAL INCOME:

     Combined departmental income was as follows:

                                                                  DECEMBER 15      NINE MONTHS
                       YEAR ENDED DECEMBER 31,    JANUARY 1 TO   (INCEPTION) TO       ENDED        JANUARY 1
                      -------------------------   DECEMBER 14,    DECEMBER 31,    SEPTEMBER 30,   TO JUNE 24
                         1993          1994           1995            1995            1995           1996
                      -----------   -----------   ------------   --------------   -------------   -----------
                                                                                          (UNAUDITED)
Rooms...............  $22,022,998   $33,954,095   $ 36,056,686     $  778,989       $27,067,731   $19,748,635
Food and beverage...    3,420,603     5,703,848      6,205,118        279,568         4,434,067     3,365,260
Telephone...........      733,229       972,971      1,413,475          2,482         1,017,610       814,793
Gift shop...........       46,351        54,248         68,799          4,275             9,724        10,845
Other...............      (84,100)      224,504        359,733         33,047           320,253       281,589
                      -----------   -----------    -----------     ----------       -----------   -----------
                      $26,139,081   $40,909,666   $ 44,103,811     $1,098,361       $32,849,385   $24,221,122
                      ===========   ===========    ===========     ==========       ===========   ===========

12. EMPLOYEE BENEFITS:

     Effective December 15, 1995, the Hotels participate in the following employee benefit plans which are sponsored by IHC:

     The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Health Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. The Hotels pay, directly to IHC, the employer portion of the premiums, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotels incurred expenses of approximately $4,300 for the period from December 15, 1995 to December 31, 1995 related to the plan. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

     IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotels incurred expenses of approximately $2,400 for the period from December 15, 1995 to December 31, 1995 related to the plan.

     Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotels. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotels incurred expenses amounting to approximately $10,000 for the period from December 15, 1995 to December 31, 1995 related to these plans.

13. COMMITMENTS AND CONTINGENCIES:

  Earthquake Insurance:

     Warner participates in a pooled earthquake insurance program that includes all Company-managed properties in California. The program provides a total aggregate coverage of $35,000,000 with each hotel paying a deductible equal to 5% of its then current fair market value.

     The Partnership's investment in the property and equipment of Warner as of December 31, 1995 was as follows:

          Land........................................................   $ 6,250,000
          Building and improvements...................................    43,613,883
          Furniture, fixtures and equipment...........................     6,707,068
                                                                         -----------
                                                                         $56,570,951
                                                                         ===========

     In the ordinary course of business, various lawsuits, claims or proceedings have been or may be instituted or asserted against the Partnership. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operation or liquidity of the Partnership.

14. SUPPLEMENTAL CASH FLOW INFORMATION:

     Non-cash investing and financing for foreclosed or contributed properties activities consisted of the following:

          1993:
            Land......................................................   $ 4,548,000
            Building..................................................    14,357,084
            Furniture, fixtures and equipment.........................     2,891,000
                                                                         -----------
                                                                         $21,796,084
                                                                         ===========
          1994:
            Building..................................................   $34,359,250
            Furniture, fixtures and equipment.........................     7,248,950
            Accounts receivable.......................................     1,791,127
            Inventory.................................................       721,052
            Prepaid expenses..........................................       337,778
            Liabilities...............................................       (40,935)
                                                                         -----------
                                                                         $44,417,222
                                                                         ===========
          DECEMBER 15 TO DECEMBER 31, 1995:
            CIGNA 25% capital contribution of the Hotels..............   $ 3,716,932
            Acquisition costs incurred by CIGNA.......................       613,281
            Deferred expenses.........................................       195,000
                                                                         -----------
                                                                         $ 4,525,213
                                                                         ===========

     On June 25, 1996, all other non-cash assets, liabilities and equity were transferred to IHC.

15. NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for the first quarter of 1996. Management believes that the implementation of the standard will not have a material effect on these combined financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Interstate Hotels Corporation:

     We have audited the accompanying balance sheets of Boston Marriott Westborough Hotel (the Hotel) as of December 31, 1994 and 1995, and the related statements of operations and equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 1, the financial statements of the Hotel have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995, and its operations and cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                     /s/COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania
May 2, 1996, except for paragraph 3 of Note 1, as to which the date is July 1, 1996

                       BOSTON MARRIOTT WESTBOROUGH HOTEL

                                 BALANCE SHEETS
                                   ---------

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994          1995
                                                                      -----------   -----------
                                            ASSETS
Current assets:
     Cash and cash equivalents......................................  $   110,616   $ 1,049,549
     Accounts receivable............................................      962,699       870,685
     Inventories (Note 4)...........................................      259,882       275,039
     Prepaid expenses and other.....................................      138,677       129,074
                                                                      -----------   -----------
               Total current assets.................................    1,471,874     2,324,347
Property and equipment, net (Note 5)................................   12,024,769    11,438,422
                                                                      -----------   -----------
     Total assets...................................................  $13,496,643   $13,762,769
                                                                      ===========   ===========
                                    LIABILITIES AND EQUITY
Current liabilities:
     Accounts payable...............................................      269,670       134,779
     Accrued liabilities:
       Salaries and benefits........................................      248,415       294,890
       Compensated absences.........................................      187,175       179,552
       Royalties and fees (Note 3)..................................       31,764        56,253
       Management fees (Note 3).....................................       98,442        89,592
       Other........................................................      228,792       195,930
     Customer deposits..............................................       25,548        19,788
                                                                      -----------   -----------
               Total liabilities....................................    1,089,806       970,784
Commitments and contingencies (Notes 8 and 9).......................
Equity..............................................................   12,406,837    12,791,985
                                                                      -----------   -----------
               Total liabilities and equity.........................  $13,496,643   $13,762,769
                                                                      ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                       BOSTON MARRIOTT WESTBOROUGH HOTEL

                      STATEMENTS OF OPERATIONS AND EQUITY
                                   ---------

                                                                            NINE MONTHS     JANUARY 1
                                         YEAR ENDED DECEMBER 31,               ENDED            TO
                                 ---------------------------------------   SEPTEMBER 30,     JULY 1,
                                    1993          1994          1995           1995            1996
                                 -----------   -----------   -----------   -------------   ------------
                                                                                   (UNAUDITED)
Revenues:
  Rooms........................  $ 5,011,439   $ 5,501,954   $ 5,997,813     $ 4,430,714   $  3,168,223
  Food and beverage............    3,683,959     4,016,093     4,218,510       2,928,133      2,196,953
  Telephone....................      322,211       318,707       358,571         269,223        191,352
  Gift shop....................       91,115        92,761        91,381          68,845         13,328
  Other........................      104,851       120,947       144,350          97,837        106,336
                                 -----------   -----------   -----------     -----------   ------------
                                   9,213,575    10,050,462    10,810,625       7,794,752      5,676,192
Departmental costs and expenses
  (Note 3).....................    4,087,048     4,419,216     4,680,309       3,372,228      2,373,735
                                 -----------   -----------   -----------     -----------   ------------
          Departmental income
            (Note 7)...........    5,126,527     5,631,246     6,130,316       4,422,524      3,302,457
Other expenses (Note 3):
  Administration and general...    1,020,695       996,806     1,082,227         792,120        652,684
  Management fee...............      414,355       479,286       528,631         364,444        270,047
  Royalties....................      394,229       434,731       464,945         339,752        240,776
  Advertising and sales........      625,127       599,276       640,302         470,989        312,289
  Repairs and maintenance......      344,957       418,660       474,837         350,552        280,559
  Heat, power and light........      323,592       343,711       385,730         296,246        210,402
  Insurance and taxes..........      230,773       275,270       258,503         194,663        139,794
  Depreciation.................      775,388       808,323       830,760         623,070        415,380
                                 -----------   -----------   -----------     -----------   ------------
                                   4,129,116     4,356,063     4,665,935       3,431,836      2,521,931
                                 -----------   -----------   -----------     -----------   ------------
          Income before income
            tax expense........      997,411     1,275,183     1,464,381         990,688        780,526
Income tax expense.............      399,000       510,000       586,000         396,000        312,000
                                 -----------   -----------   -----------     -----------   ------------
          Net income...........      598,411       765,183       878,381         594,688        468,526
Equity:
  Beginning of period..........   13,810,649    12,271,929    12,406,837      12,406,837     12,791,985
  Decrease in equity...........   (2,137,131)     (630,275)     (493,233)       (674,025)   (13,260,511)
                                 -----------   -----------   -----------     -----------   ------------
  End of period................  $12,271,929   $12,406,837   $12,791,985     $12,327,500   $         --
                                 ===========   ===========   ===========     ===========   ============

    The accompanying notes are an integral part of the financial statements.

                       BOSTON MARRIOTT WESTBOROUGH HOTEL

                            STATEMENTS OF CASH FLOWS

                                   ---------

                                                                            NINE MONTHS     JANUARY 1
                                          YEAR ENDED DECEMBER 31,              ENDED           TO
                                    ------------------------------------   SEPTEMBER 30,     JULY 1,
                                       1993         1994         1995          1995           1996
                                    -----------   ---------   ----------   -------------   -----------
                                                                                   (UNAUDITED)
Cash flows from operating
  activities:
  Net income......................  $   598,411   $ 765,183   $  878,381     $  594,688    $   468,526
  Adjustments to reconcile net
     income to net cash provided
     by operating activities:
     Depreciation.................      775,388     808,323      830,760        623,070        415,380
  Changes in assets and
     liabilities:
     Accounts receivable..........     (116,944)    (94,839)      92,014        393,838        279,832
     Inventories..................        9,350      11,685      (15,157)        13,184         23,397
     Prepaid expenses and other...      (10,559)    (47,842)       9,603        (12,783)        25,721
     Accounts payable.............       68,179      70,941     (134,891)       (91,309)      (126,331)
     Accrued liabilities..........      150,564     206,429       21,629       (194,611)         2,043
     Customer deposits............      838,769    (852,557)      (5,760)         5,118           (374)
                                    -----------   ---------   ----------     ----------    -----------
     Net cash provided by
       operating activities.......    2,313,158     867,323    1,676,579      1,331,195      1,088,194
                                    -----------   ---------   ----------     ----------    -----------
Cash flows from investing
  activities:
  Purchase of property and
     equipment....................     (148,734)   (451,052)    (244,413)      (218,441)      (147,676)
                                    -----------   ---------   ----------     ----------    -----------
     Net cash used in investing
       activities.................     (148,734)   (451,052)    (244,413)      (218,441)      (147,676)
Cash flows from financing
  activities:
  Net (distributions)
     contributions from owners....   (2,137,131)   (630,275)    (493,233)      (674,025)    (1,990,067)
                                    -----------   ---------   ----------     ----------    -----------
     Net cash (used in) provided
       by financing activities....   (2,137,131)   (630,275)    (493,233)      (674,025)    (1,990,067)
Net increase (decrease) in cash
  and cash equivalents............       27,293    (214,004)     938,933        438,729     (1,049,549)
Cash and cash equivalents at
  beginning of period.............      297,327     324,620      110,616        110,616      1,049,549
                                    -----------   ---------   ----------     ----------    -----------
Cash and cash equivalents at end
  of period.......................  $   324,620   $ 110,616   $1,049,549     $  549,345    $        --
                                    ===========   =========   ==========     ==========    ===========

    The accompanying notes are an integral part of the financial statements

                       BOSTON MARRIOTT WESTBOROUGH HOTEL

                         NOTES TO FINANCIAL STATEMENTS
                                   ---------

1. BASIS OF PRESENTATION:

     The Boston Marriott Westborough Hotel (Hotel) is a full service property operated under a management agreement (Agreement) with Interstate Hotels Corporation (IHC) and the owner of the Hotel, State Mutual Life Insurance Company of America (SMLIC). The initial term of the Agreement ends on December 31, 2001 and can be extended, by mutual consent of the parties, on the then current terms of the Agreement for annual periods. SMLIC obtained the Hotel on January 2, 1991 through a deed-in-lieu of foreclosure and recorded the assets acquired at the lower of cost or fair value based on certain fair market valuations.

     IHC does not have access to certain books and records of SMLIC, and therefore, the financial statements include only those transactions recorded in the books and records of the Hotel except that income tax expense has been provided for in the statement of operations based on applicable statutory rates. Transactions recorded by SMLIC that relate to the Hotel, principally interest on intercompany borrowings, are excluded from these financial statements since they are not recorded on the Hotel's records.

     IHC Member Corporation (an affiliate of IHC) purchased the Hotel from SMLIC on July 1, 1996 . As a result, these financial statements include the unaudited results of operations for the Hotel through July 1, 1996.

     These financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel's operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents:

     The Hotel considers all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  Inventories:

     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting.

  Property and Equipment:

     Property and equipment are recorded at cost (or the allocated lower of cost or fair value at the date of foreclosure as described in Note 1). Property and equipment are depreciated primarily on the straight-line method over their useful lives (building and improvements over 25 years and furniture, fixtures and equipment over 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and the related accumulated depreciation applicable to property no longer in service or fully depreciated are eliminated from the accounts, and any gain or loss thereon is included in operations.

  Concentration of Credit Risk:

     The Hotel maintains cash and cash equivalents with two financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Hotel has not experienced any losses in such amounts.

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     The Hotel recognizes revenue from its rooms, gift shop, catering and restaurant facilities as earned on the close of each business day.

  Unaudited Financial Statements:

     The unaudited balance sheet as of September 30, 1996 and the unaudited statements of operations and equity and cash flows for the nine-month period ended September 30, 1995 and for the period from January 1, 1996 through July 1, 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the period ended period from January 1, 1996 through July 1, 1996 is not necessarily indicative of the results for the entire year.

3. RELATED PARTY TRANSACTIONS:

     The Hotel is operated as a Marriott Hotel pursuant to a franchise agreement (Agreement) dated July 13, 1991 between Interstate Hotels Corporation as franchisee, and Marriott Corporation, as franchiser. The initial term of the Agreement extends through July 12, 2001 and can be extended, by the mutual consent of the parties and on the then current terms of Marriott International franchise agreements, for five successive five-year terms. The Agreement requires ongoing fees, which comprise royalty expense in the statements of operations and equity amounting to 6% of room revenues and 3% of certain food and beverage revenues. In addition, other fees paid to Marriott Corporation include a national advertising campaign fee of .8% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs. These other fees amounted to approximately $433,000 in 1993, $475,000 in 1994 and $513,000 in 1995.

     The management agreement referred to in Note 1 provides for a base management fee of 3.5% of gross revenues and an incentive fee equal to 20% of cash available for distribution, as defined, in the management agreement. The management fees earned by IHC were approximately $323,000 in 1993, $352,000 in 1994 and $378,000 in 1995. The incentive fees earned by IHC approximated $92,000 in 1993, $128,000 in 1994 and $150,000 in 1995.

     An affiliate of IHC provides reinsurance to major insurance carriers for certain insurance coverages that the carriers provide to the Hotel. IHC also provides certain accounting and bookkeeping assistance to the Hotel, of which no amounts were paid by the Hotel for these services.

                                   ---------

4. INVENTORIES:

     The components of inventories were as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
    China, glass, silver and linen...................................  $175,233   $196,611
    Food.............................................................    34,363     32,394
    Beverage.........................................................    40,668     37,300
    Gift shop and other..............................................     9,618      8,734
                                                                       --------   --------
                                                                       $259,882   $275,039
                                                                       ========   ========

5. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994          1995
                                                                  -----------   -----------
    Land........................................................  $ 1,020,646   $ 1,050,646
    Building and improvements...................................   11,465,695    11,457,392
    Furniture, fixtures and equipment...........................    2,354,638     2,577,354
                                                                  -----------   -----------
                                                                   14,840,979    15,085,392
    Less accumulated depreciation...............................    2,816,210     3,646,970
                                                                  -----------   -----------
                                                                  $12,024,769   $11,438,422
                                                                  ===========   ===========

6. DEPARTMENTAL INCOME:

     Departmental income was as follows:

                                                                          NINE MONTHS    JANUARY 1
                                        YEAR ENDED DECEMBER 31,              ENDED           TO
                                  ------------------------------------   SEPTEMBER 30,    JULY 1,
                                     1993         1994         1995          1995           1996
                                  ----------   ----------   ----------   -------------   ----------
                                                                                (UNAUDITED)
    Rooms.......................  $3,858,285   $4,232,332   $4,686,660     $3,453,042    $2,436,269
    Food and beverage...........   1,069,955    1,200,047    1,185,742        785,306       678,771
    Telephone...................     190,143      198,935      237,011        176,936       131,906
    Gift shop...................      (9,223)     (15,979)     (13,168)        (8,994)       (3,356)
    Other.......................      17,367       15,911       34,071         16,234        58,867
                                  ----------   ----------   ----------     ----------    ----------
                                  $5,126,527   $5,631,246   $6,130,316     $4,422,524    $3,302,457
                                  ==========   ==========   ==========     ==========    ==========

7. EMPLOYEE BENEFITS:

     The Hotel participates in the following employee benefit plans which are sponsored by IHC:

          The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. The Hotel pays, directly to IHC, the employer portion of the premium, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotel incurred expenses of approximately $147,000,

                                   ---------

7. EMPLOYEE BENEFITS--CONTINUED
     $188,000 and $154,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

          IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotel incurred expenses of approximately $32,000 in 1993, $40,000 in 1994 and $44,000 in 1995 related to the plan.

          Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotel. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotel incurred expenses amounting to approximately $159,000 in 1993, $100,000 in 1994 and $109,000 in 1995
     related to these plans.

8. OPERATING LEASES:

     The Hotel accounts for various equipment leases as operating leases. Total rental expense amounted to approximately $136,000 in 1993, $121,000 in 1994 and $129,000 in 1995. The following is a schedule of future minimum lease payments under these leases:

        1996..............................................................  $129,000
        1997..............................................................    65,000
        1998..............................................................     5,000
        1999..............................................................     2,000
                                                                            --------
                                                                            $201,000
                                                                            ========

9. COMMITMENT AND CONTINGENCIES:

     Pursuant to the management agreement referred to in Note 1, SMLIC is required to deposit in the Hotel's account additional funds necessary to maintain operating funds on hand of $300,000.

     In the ordinary course of business, various lawsuits, claims or proceedings have been or may be instituted or asserted against the Hotel. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operation or liquidity of the Hotel.

10. SIGNIFICANT CUSTOMERS:

     The Hotel's largest customer represented approximately 13%, 16% and 18% of revenues for the years ended December 31, 1993, 1994 and 1995 and 15% for the nine-month period ended September 30, 1995 and 17% for the period from January 1, 1996 through July 1, 1996, respectively.

11. NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for the first quarter of 1996. Management believes that the implementation of the standard will not have a material effect on these financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors


Interstate Hotels Company:



     We have audited the accompanying combined balance sheet of Carter Associates and Carter Associates, Inc. (collectively, Carter) as of December 31, 1995 and the related combined statements of operations and partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Carter as of December 31, 1995, and the combined results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                    /s/ COOPERS & LYBRAND L.L.P.



Pittsburgh, Pennsylvania


November 20, 1996

                 CARTER ASSOCIATES AND CARTER ASSOCIATES, INC.



                             COMBINED BALANCE SHEET



                               DECEMBER 31, 1995

                                   ---------


                                     ASSETS



Current assets:
  Cash and cash equivalents....................................................   $    12,280
  Restricted cash (Note 2)
     Property and equipment....................................................        21,425
     Escrow....................................................................       174,309
  Accounts receivable..........................................................       332,823
  Inventories (Note 4).........................................................       185,421
  Prepaid expenses and other...................................................        34,194
                                                                                  -----------
     Total current assets......................................................       760,452
Deferred expenses, net of amortization of $128,032.............................       325,515
Property and equipment, net (Note 5)...........................................    18,051,277
                                                                                  -----------
     Total assets..............................................................   $19,137,244
                                                                                  ===========
                              LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Bank overdraft...............................................................        57,786
  Accounts payable.............................................................       303,770
  Accrued liabilities:
     Salaries and benefits.....................................................        94,692
     Compensated absences......................................................       187,635
     Royalties and fees (Note 3)...............................................       127,396
     Other.....................................................................       133,109
  Customer deposits............................................................        20,695
  Current portion of long-term debt (Note 7)...................................       647,361
                                                                                  -----------
     Total current liabilities.................................................     1,572,444
Long-term debt (Note 7)........................................................    22,954,674
                                                                                  -----------
     Total liabilities.........................................................    24,527,118
Commitments and contingencies (Notes 9 and 10).................................            --
Partners' deficit..............................................................    (5,389,874)
                                                                                  -----------
     Total liabilities and partners' deficit...................................   $19,137,244
                                                                                  ===========



     The accompanying notes are an integral part of the combined financial statements.

                 CARTER ASSOCIATES AND CARTER ASSOCIATES, INC.



            COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT

                                   ---------


                                                                        NINE MONTHS      SEVEN MONTHS
                                                       YEAR ENDED          ENDED            ENDED
                                                      DECEMBER 31,     SEPTEMBER 30,       JULY 31,
                                                          1995             1995              1996
                                                      ------------     -------------     ------------
                                                                                (UNAUDITED)
Revenues:
  Rooms............................................   $  6,553,232      $ 5,042,582      $  3,870,206
  Food and beverage................................      3,511,795        2,538,224         1,935,390
  Telephone........................................        170,015          123,853           101,326
  Gift shop........................................        164,610          121,579            97,214
  Other............................................        125,652           97,510            74,984
                                                      ------------      -----------      ------------
                                                        10,525,304        7,923,748         6,079,120
Departmental costs and expenses (Note 3)...........      4,712,794        3,486,279         2,706,292
                                                      ------------      -----------      ------------
     Departmental income (Note 7)..................      5,812,510        4,437,469         3,372,828
Other expenses (Note 3):
  Administration and general.......................        978,946          737,499           534,583
  Management fee...................................         65,132           46,591            39,894
  Royalties........................................        344,329          262,588           204,648
  Advertising and sales............................        763,831          570,159           424,444
  Repairs and maintenance..........................        491,921          402,341           311,468
  Heat, power and light............................        385,372          291,207           242,439
  Insurance and taxes..............................        423,691          317,572           242,069
  Depreciation and amortization....................        617,203          461,930           433,954
  Other............................................         27,911           28,288            10,989
                                                      ------------      -----------      ------------
                                                         4,098,336        3,118,175         2,444,488
                                                      ------------      -----------      ------------
                                                         1,714,174        1,319,294           928,340
Interest expense...................................      2,096,786        1,538,685         1,177,476
                                                      ------------      -----------      ------------
     Net loss......................................       (382,612)        (219,391)         (249,136)
Partners' deficit:
  Beginning of period..............................     (5,449,007)      (5,449,007)       (5,389,874)
  Contributions....................................        489,795          489,795                --
  Distributions....................................        (48,050)         (15,000)               --
                                                      ------------      -----------      ------------
  End of period....................................   $ (5,389,874)     $(5,193,603)     $ (5,639,010)
                                                      ============      ===========      ============



     The accompanying notes are an integral part of the combined financial statements.

                 CARTER ASSOCIATES AND CARTER ASSOCIATES, INC.



                       COMBINED STATEMENTS OF CASH FLOWS

                                   ---------


                                                                          NINE MONTHS       SEVEN MONTHS
                                                        YEAR ENDED           ENDED             ENDED
                                                       DECEMBER 31,      SEPTEMBER 30,        JULY 31,
                                                           1995               1995              1996
                                                       -------------     --------------     ------------
                                                                                   (UNAUDITED)
Net loss............................................    $  (382,612)      $   (219,391)      $ (249,136)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization..................        617,203            461,930          433,954
  Changes in assets and liabilities:
     Accounts receivable............................         60,933             25,260           60,493
     Due from partners..............................             --            (62,423)        (118,373)
     Inventories....................................          7,044              7,488            9,348
     Prepaid expenses and other.....................        (27,966)          (109,640)             (18)
     Accounts payable...............................         39,837             13,310          (38,618)
     Accrued liabilities............................        109,746            781,432          550,569
     Customer deposits..............................         (1,305)               559            1,771
                                                        -----------       ------------       ----------
       Net cash provided by operating activities....        422,880            898,525          649,990
                                                        -----------       ------------       ----------
Cash flows from investing activities:
  Funds restricted for property and equipment.......         (9,808)                --           (1,536)
  Purchase of property and equipment................       (170,638)           (81,905)         (62,570)
                                                        -----------       ------------       ----------
       Net cash used in investing activities........       (180,446)           (81,905)         (64,106)
                                                        -----------       ------------       ----------
Cash flows from financing activities:
  Bank overdraft....................................        (87,838)           (75,774)          26,138
  Proceeds from issuance of debt....................        335,979            251,984          195,988
  Repayment of long-term debt.......................       (889,689)        (1,492,631)        (806,120)
  Decrease in escrow reserve........................          6,531             72,848           19,076
  Cash paid for financing fees......................        (48,100)           (48,100)         (21,666)
  Capital contributions.............................        489,795            489,795               --
  Capital distributions.............................        (48,050)           (15,000)              --
                                                        -----------       ------------       ----------
       Net cash used in financing activities........       (241,372)          (816,878)        (586,584)
                                                        -----------       ------------       ----------
Net increase (decrease) in cash and cash
  equivalents.......................................          1,062               (258)            (700)
Cash and cash equivalents at beginning of period....         11,218             11,218           12,280
                                                        -----------       ------------       ----------
Cash and cash equivalents at end of period..........    $    12,280       $     10,960       $   11,580
                                                        ===========       ============       ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................    $ 2,097,133       $  1,538,685       $1,177,476
                                                        ===========       ============       ==========



The accompanying notes are an integral part of the combined financial statements

                 CARTER ASSOCIATES AND CARTER ASSOCIATES, INC.



                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                   ---------


1. BASIS OF PRESENTATION:



     Carter Associates (a limited partnership) owns the full service 300 room hotel in Roanoke, Virginia (the Hotel). Carter Associates, Inc. (an S Corporation) is employed as an independent contractor to supervise, direct and control the management and operations of the Hotel pursuant to a management agreement dated May 30, 1985 with Carter Associates. The initial term of the agreement ends on December 31, 2001 and can be extended, by mutual consent of the parties, on the then current terms of the agreement for annual periods. The sole shareholder of Carter Associates, Inc. is T.A. Carter. T.A. Carter is also a limited partner in Carter Associates. The accompanying combined financial statements of Carter Associates and Carter Associates, Inc. (collectively, Carter) have been presented on a combined basis due to common ownership and management. All significant intercompany transactions have been eliminated.



     The Hotel was acquired by Interstate Hotels Corporation, an affiliate of Interstate Hotels Company, on August 1, 1996. Therefore, these financial statements include the unaudited results of operations for Carter for the period from January 1, 1996 through July 31, 1996.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Cash and Cash Equivalents:



     The Hotel considers all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.



  Restricted Cash:



     The franchise agreement with Marriott Corporation (Marriott) discussed in
Note 3 provides that cash from operations be restricted for the future acquisition or for the replacement of property and equipment each year based on a percentage of gross hotel revenues (3% in 1995).



  Inventories:



     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting.



  Income Tax Status:



     Partnerships and S corporations are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the individual partners in proportion to their income and loss rates of participation.



  Property and Equipment:



     Property and equipment are recorded at cost . Property and equipment are depreciated primarily on the straight-line method over their useful lives (building and improvements over 40 years and furniture, fixtures and equipment over 5 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and the related accumulated depreciation applicable to property no longer in service or fully depreciated are eliminated from the accounts, and any gain or loss thereon is included in operations.



  Deferred Expenses:



     Deferred expenses consist of loan costs and franchise fees which are being amortized on the straight-line basis over a 10 year period.

                                   ---------


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


  Use of Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Revenue Recognition:



     The Hotel recognizes revenue from its rooms, gift shop, catering and restaurant facilities as earned on the close of each business day.



  Unaudited Financial Statements:



     The unaudited combined statements of operations and partners' deficit and cash flows for the nine-month period ended September 30, 1995 and the period from January 1, 1996 to July 31, 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the period from January 1, 1996 to July 31, 1996 are not necessarily indicative of the results for the entire year.



3. RELATED PARTY TRANSACTIONS:



     The Hotel is operated as a Marriott Hotel pursuant to a franchise agreement (Agreement) dated September 20, 1983 between Carter Associates as franchisee, and Marriott as franchiser. The initial term of the Agreement extends through July 12, 2001 and can be extended, by the mutual consent of the parties, on the then current terms of Marriott International franchise agreements, for five successive five-year terms. The Agreement requires ongoing fees, which comprise royalty expense in the combined statements of operations and partners' deficit, amounting to 6% of room revenues and 3% of certain food and beverage and gift shop revenues. In addition, other fees paid to Marriott include a national advertising campaign fee of .8% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs. These other fees amounted to approximately $52,200 in 1995.



     Pursuant to an agreement dated December 16, 1993, Marriott agreed to allow the Hotel to defer 1.5% of the current franchise fees on room sales and on food and beverage sales (refer to Note 8). The deferred amounts are to be repaid over a period of five years or less. Amounts paid to Marriott for deferred franchise fees were approximately $135,600 in 1995. The full amount of deferred fees and any interest thereon is immediately payable upon the sale of the Hotel.



     The Hotel pays management fees to T.A. Carter, part-owner of the hotel. The management agreement referred to in Note 1 provides for a base management fee of $60,000 plus payroll taxes to be paid to T.A. Carter. The management fees paid by the Hotel were approximately $65,100 in 1995. Additionally, the Hotel pays Downtown East Realty Company (another entity owned by T.A. Carter), for accounting services provided during the year. Amounts paid for such services approximated $64,800 in 1995.



     The Hotel obtained a loan from the NCH Corporation, which is also owned in part by T.A. Carter (refer to Note 8). Amounts paid to the NCH Corporation amounted to approximately $125,500 in 1995 for payments made on the loan.

                                   ---------


4. INVENTORIES:



     The components of inventories at December 31, 1995 are as follows:



        China, glass, silver and linen....................................   $ 62,464
        Food..............................................................     34,918
        Beverage..........................................................     26,214
        Gift shop and other...............................................     61,825
                                                                             --------
                                                                             $185,421
                                                                             ========



5. PROPERTY AND EQUIPMENT:



     Property and equipment consisted of the following at December 31, 1995:



        Land...........................................................   $ 2,501,326
        Building and improvements......................................    20,192,376
        Furniture, fixtures and equipment..............................     3,562,480
                                                                          -----------
                                                                           26,256,182
        Less accumulated depreciation..................................     8,204,905
                                                                          -----------
                                                                          $18,051,277
                                                                          ===========



6. DEPARTMENTAL INCOME:



     Departmental income was as follows:



                                                                 NINE MONTHS       SEVEN MONTHS
                                                YEAR ENDED          ENDED             ENDED
                                               DECEMBER 31,     SEPTEMBER 30,        JULY 31,
                                                   1995             1995               1996
                                               ------------     -------------     --------------
                                                                          (UNAUDITED)
        Rooms...............................    $4,676,686       $ 3,627,244        $2,811,379
        Food and beverage...................       978,780           694,399           464,584
        Telephone...........................        92,877            67,028            58,662
        Gift shop...........................        33,495            25,377            16,186
        Other...............................        30,672            23,421            22,017
                                                ----------       -----------        ----------
                                                $5,812,510       $ 4,437,469        $3,372,828
                                                ==========       ===========        ==========



7. LONG-TERM DEBT:



     Long-term debt consisted of the following at December 31, 1995:



        First mortgage (A).............................................   $19,963,372
        Second mortgage (B)............................................     1,995,651
        Installment note payable (C)...................................       455,198
        Installment note payable (D)...................................       548,833
        Installment note payable (E)...................................       618,770
        Installment note payable (F)...................................        20,211
                                                                          -----------
                                                                          $23,602,035
                                                                          ===========



(A) The Hotel has a first mortgage to Aetna Life insurance Company. The first mortgage accrues interest at the contract rate of 9.125% and is payable at the pay rate of 8.5% in monthly installments of principal and interest of $138,626 for the period from September 1, 1992 through August 1, 1997. The difference

                                   ---------


7. LONG-TERM DEBT--CONTINUED


    between the pay rate and the contract rate is deferred and added to the principal balance of the mortgage. Beginning September 1, 1997 and continuing on the first day of each month thereafter to and including maturity, the monthly payment will include interest on the accrued balance at the contract rate together with amortization sufficient to reduce the outstanding principal and accrued interest thereon to $17,102,000. The maturity date is August 31, 2002 at which time all principal and accrued interest thereon is due. Two of the partners of Carter Associates have guaranteed 15% of the outstanding principal and interest of the first mortgage.



     The first mortgage is subject to a prepayment penalty equal to the greater of 1% of the outstanding loan balances or an amount calculated based on the present value of the remaining mortgage payments as defined by the agreement.



(B) The second mortgage is payable to the Federal Deposit Insurance Corporation
    (FDIC) and is subordinated to the first mortgage above. The principal balance of the note was increased to include all accrued but unpaid interest outstanding as of December 31, 1993. For repayment terms, the principal was divided into two parts. The two parts bear interest at a rate between 7% and 9%. Both parts require varying principal payments until they mature on December 1, 1998, at which time all unpaid principal and accrued interest is due. The second mortgage is guaranteed by two of the partners of Carter Associates.



(C) The installment note payable is payable to Marriott for deferred franchise fees. The note bears interest at a rate of 7% per annum and is payable in monthly payments of $15,417 that are first applied to interest with the balance applied to principal.



(D) The installment note is payable to Marriott for franchise fees that are deferred for the period September 1, 1992 through December 31, 1996 amounting to one and one-half of current franchise fees on room and food and beverage sales. The notes bears interest at a rate of 7% per annum and on the same terms and conditions stated in (C) with payments to begin on the earlier of January 1, 1999 or the repayment of all amounts under (C).



(E) The installment note payable to NCH Corporation, a related party, bears interest at a rate of 8% per annum. The note is payable in monthly principal and interest payments of $15,961.



(F) The installment note payable to Ford Motor credit contains add-on interest at a rate of 9.5%. The note is payable in monthly principal and interest payments with a final payment of $10,766 due on September 15, 1997. Collateral on this obligation includes a vehicle with a book value of $16,478 at December 31, 1995.



The first and second mortgages are collateralized by substantially all of the assets of the Hotel.



Statement of Financial Accounting Standards No. 107 requires disclosure about fair value of financial instruments. Based on interest rates currently available, management believes that the carrying amount of the notes payable are a reasonable estimation of fair value.



Aggregate scheduled maturities of long-term debt for each of the next five years ending December 31, are as follows:



                1996...........................................   $   647,361
                1997...........................................       508,392
                1998...........................................     2,734,776
                1999...........................................       715,123
                2000...........................................       630,922
                Thereafter.....................................    18,365,461
                                                                  -----------
                                                                  $23,602,035
                                                                  ===========

                                   ---------


8. OPERATING LEASES:



     The Hotel accounts for various equipment leases as operating leases. Total rental expense amounted to approximately $6,886 in 1995. The following is a schedule of future minimum lease payments under these leases:



                1996...............................................   $ 6,651
                1997...............................................     7,203
                1998...............................................     7,127
                                                                      -------
                                                                      $20,981
                                                                      =======



9. COMMITMENT AND CONTINGENCIES:



     In the ordinary course of business, various lawsuits, claims or proceedings have been or may be instituted or asserted against the Hotel. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operation or liquidity of the Hotel.



10. NEW ACCOUNTING PRONOUNCEMENT:



     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for the first quarter of 1996. Management believes that the implementation of the standard will not have a material effect on these financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners


OBR Limited, L.P.:



     We have audited the accompanying balance sheet of OBR Limited, L.P. d/b/a Doral Ocean Beach Resort ("the Partnership") as of December 31, 1995 and the related statements of operations and owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OBR Limited, L.P. as of December 31, 1995 and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                    /s/ COOPERS & LYBRAND L.L.P.



Miami, Florida


April 12, 1996, except for Note 12


  as to which the date is October 12, 1996

                               OBR LIMITED, L.P.


                         D/B/A DORAL OCEAN BEACH RESORT



                                 BALANCE SHEETS



                                                                    DECEMBER 31,      SEPTEMBER 30,
                                                                       1995                1996
                                                                    ------------      -------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................    $    155,813       $    682,259
  Accounts receivable...........................................       1,418,111            624,508
  Inventories...................................................       1,134,355          1,160,600
  Prepaid expenses and other assets.............................         357,562            260,396
                                                                    ------------       ------------
       Total current assets.....................................       3,065,841          2,727,763
Property and equipment, net.....................................      28,718,629         28,984,447
Deposits........................................................         203,341            200,955
Deferred expenses...............................................         501,311            538,123
                                                                    ------------       ------------
       Total assets.............................................    $ 32,489,122       $ 32,451,288
                                                                    ============       ============
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable..............................................       1,451,041          1,055,605
  Accrued liabilities:
     Salaries and benefits......................................         578,073            508,070
     Other......................................................         422,183            271,215
  Customer deposits.............................................         353,442            272,651
  Due to affiliates.............................................       1,016,149          1,069,510
  Current portion of long-term debt.............................         295,258         13,950,593
  Current portion of capital lease obligation...................         124,941            120,067
                                                                    ------------       ------------
       Total current liabilities................................       4,241,087         17,247,711
Long-term debt..................................................      19,018,433          5,190,914
Capital lease obligation........................................          85,129            650,802
                                                                    ------------       -------------
       Total liabilities........................................      23,344,649         23,089,427
Commitments and contingencies (Notes 6 and 8)
Owners' equity..................................................       9,144,473          9,361,861
                                                                    ------------       ------------
       Total liabilities and owners' equity.....................    $ 32,489,122       $ 32,451,288
                                                                    ============       ============



   The accompanying notes are an integral part of these financial statements.

                               OBR LIMITED, L.P.
                         D/B/A DORAL OCEAN BEACH RESORT



                  STATEMENTS OF OPERATIONS AND OWNERS' EQUITY



                                                                               NINE MONTHS ENDED
                                                     YEAR ENDED                  SEPTEMBER 30,
                                                    DECEMBER 31,       ---------------------------------
                                                        1995                1995               1996
                                                    -------------      --------------      -------------
                                                                                  (UNAUDITED)
Revenues:
  Rooms..........................................    $ 13,183,288       $  9,677,694        $  9,980,754
  Food and beverage..............................       6,734,335          4,724,336           4,348,412
  Telephone......................................       1,026,704            761,845             760,976
  Other..........................................         514,132            415,233             494,114
                                                     ------------       ------------        ------------
                                                       21,458,459         15,579,108          15,584,256
Departmental costs and expenses..................      10,084,554          7,117,781           6,951,360
                                                     ------------       ------------        ------------
     Departmental income.........................      11,373,905          8,461,327           8,632,896
                                                     ------------       ------------        ------------
Other expenses:
  Administration and general.....................       2,167,225          1,698,805           1,816,943
  Management fees................................         422,228            316,672             375,476
  Advertising and sales..........................       1,445,097          1,087,612           1,074,648
  Repairs and maintenance........................       1,209.917            952,749             959,453
  Heat, power and light..........................       1,130,320            806,663             718,321
  Rent, taxes and insurance......................       1,065,004            779,777             754,502
  Depreciation and amortization..................       1,548,903          1,190,224           1,279,699
  Other..........................................         335,062            303,854              77,759
                                                     ------------       ------------        ------------
                                                        9,323,756          7,136,356           7,056,801
                                                     ------------       ------------        ------------
                                                        2,050,149          1,324,971           1,576,095
Interest expense.................................       1,944,771          1,482,866           1,358,707
                                                     ------------       ------------        ------------
     Net income (loss)...........................         105,378           (157,895)            217,388
Owner's equity:
  Beginning of period............................       8,739,095          8,739,095           9,144,473
  Capital contributions..........................         300,000            300,000                  --
                                                     ------------       ------------        ------------
  End of period..................................    $  9,144,473       $  8,881,200        $  9,361,861
                                                     ============       ============        ============



   The accompanying notes are an integral part of these financial statements.

                               OBR LIMITED, L.P.


                         D/B/A DORAL OCEAN BEACH RESORT



                            STATEMENTS OF CASH FLOWS



                                                                                NINE MONTHS ENDED
                                                       YEAR ENDED                 SEPTEMBER 30,
                                                      DECEMBER 31,      ---------------------------------
                                                          1995               1995               1996
                                                      -------------     --------------     --------------
                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)................................    $    105,378      $   (157,895)       $  217,388
  Adjustments to reconcile net income (loss) to
     cash provided by operations:
       Depreciation and amortization expense.......       1,548,903         1,190,224         1,279,699
  Changes in assets and liabilities:
     Accounts receivable...........................         246,091           515,196           793,603
     Inventories...................................        (208,247)         (171,752)          (26,245)
     Prepaid expenses and other assets.............          22,647            76,220            99,552
     Accounts payable..............................        (904,332)       (1,039,563)         (395,436)
     Accrued liabilities...........................         (74,462)          (95,633)         (220,971)
     Customer deposits.............................        (289,014)         (307,054)          (80,791)
                                                       ------------      ------------        ----------
          Net cash flows provided by
            operating activities...................         446,964             9,743         1,666,799
                                                       ------------      ------------        ----------
Cash flows from investing activities:
  Acquisition of property and equipment............      (1,069,085)         (714,263)         (774,619)
  Land development costs...........................          (8,835)           (8,835)          (95,475)
                                                       ------------      ------------        ----------
          Net cash used in investing activities....      (1,077,920)         (723,098)         (870,094)
                                                       ------------      ------------        ----------
Cash flows from financing activities:
  Deferred loan costs..............................         (44,824)          (44,824)               --
  Proceeds from long-term debt.....................         400,000           400,000            47,000
  Payments on long-term debt and
     capital lease obligations.....................        (394,219)         (291,892)         (370,620)
  Advances from partners and affiliates............         419,420           531,882            53,361
  Capital contributions............................         300,000           300,000                --
                                                       ------------      ------------        ----------
          Net cash flows provided by (used in)
            financing activities...................         680,377           895,166          (270,259)
                                                       ------------      ------------        ----------
Net increase in cash and cash equivalents..........          49,421           181,811           526,446
Cash and cash equivalents, beginning of period.....         106,392           106,392           155,813
                                                       ------------      ------------        ----------
Cash and cash equivalents, end of period...........    $    155,813      $    288,203        $  682,259
                                                       ============      ============        ==========
Supplemental disclosure of cash flow information:
     Cash paid for interest........................    $  1,802,091      $  1,340,186        $1,358,707
                                                       = ==========      ============        ==========
Noncash investing activities:
     Property and equipment acquired with
       capital lease...............................    $         --      $         --        $  712,235
                                                       ============      ============        ==========



   The accompanying notes are an integral part of these financial statements.

                               OBR LIMITED, L.P.


                         D/B/A DORAL OCEAN BEACH RESORT



                         NOTES TO FINANCIAL STATEMENTS

                                   ---------


1. BASIS OF PRESENTATION:



     OBR Limited, L.P. d/b/a Doral Ocean Beach Resort (the "Partnership"), a Delaware limited partnership, was formed effective October 21, 1993 by OBR Management, L.C. (as general partner) and OBR Holdings, Inc. and Reserve Hugo, Inc. (as limited partners). On October 28, 1993, the Partnership purchased the Doral Ocean Beach Resort (the "Hotel"), a 420 room full-service ocean front resort hotel including water sport facilities, for $27,250,000.



     In accordance with the terms of the partnership agreement, subsequent capital contributions from the general partner may be required upon dissolution of the Partnership and liquidation of its assets. Limited partners have no personal liability with respect to any liabilities or obligations of the Partnership except to the extent that such limited partner assumes or guarantees any of the debts of the Partnership.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Cash and Cash Equivalents:



     The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.



  Inventories:



     Inventories consist principally of food, beverages, supplies, china, glassware and linen and are stated at the lower of cost (first-in, first-out) or market.



  Property and Equipment:



     Property and equipment are stated at cost which includes the allocated purchase price for the acquisition described in Note 1. Property and equipment are depreciated primarily on the straight-line method over their estimated useful lives (buildings and improvements over 25 to 35 years and furniture, fixtures and equipment over 5 to 7 years). Expenditures for maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. The carrying amount and accumulated depreciation of assets which are sold or retired are removed from the accounts in the year of disposal and any resultant gain or loss is included in the results of operations.



  Deferred Expenses:



     Deferred expenses consist of loan costs, land development and other costs. Loan costs are being amortized on the straight-line basis over the five year life of the loan. The Partnership is considering the development of property located adjacent to the hotel in the near future. Land development costs (i.e., engineering surveys, permits and architectural drawings) related to this project will be capitalized to the project once it is deemed feasible by the Partnership. If the project is not deemed feasible, these development costs will be written-off in the period such determination is made.



  Concentration of Credit Risk:



     From time to time the Partnership maintains cash balances with financial institutions in excess of federally insured limits. The Partnership has not experienced any losses in such accounts.

                                   ---------


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


  Use of Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Revenue Recognition:



     The Partnership recognizes revenues from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day.



  Income Taxes:



     OBR Limited, L.P. is a Delaware limited partnership. Accordingly, Federal or State income taxes, if any, are the responsibility of the individual partners. The terms of the limited partnership agreement provide, among other things, that profits and losses be shared 99% by the limited partners and 1% by the general partner.



  Unaudited Financial Statements:



     The unaudited balance sheet as of September 30, 1996 and the unaudited statements of operations and owners' equity and cash flows for the nine months ended September 30, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the nine month period ended September 30, 1996 is not necessarily indicative of the results for the entire year.



3. INVENTORIES:



     Inventories consisted of the following:




                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1995              1996
                                                              ------------      -------------
                                                                                 (UNAUDITED)
      Food and beverage....................................    $   280,170        $  217,683
      Supplies.............................................        162,645           212,137
      China, glassware, silver and linen...................        691,540           730,780
                                                               -----------        ----------
        Total..............................................    $ 1,134,355        $1,160,600
                                                               ===========        ==========

                                   ---------


4. PROPERTY AND EQUIPMENT:



     Property and equipment consisted of the following:



                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1995              1996
                                                              -------------     -------------
                                                                                (UNAUDITED)
      Land and improvements................................    $ 12,448,839      $ 12,448,839
      Buildings and improvements...........................      12,218,295        12,706,380
      Furniture, fixtures and equipment....................       6,297,270         7,287,988
      Telephone and computer equipment.....................         600,725           608,776
                                                               ------------      ------------
                                                                 31,565,129        33,051,983
      Less accumulated depreciation and amortization.......       2,846,500         4,067,536
                                                               ------------      ------------
                                                               $ 28,718,629      $ 28,984,447
                                                               ============      ============



5. DEFERRED EXPENSES:



     Deferred costs consisted of the following:



                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1995               1996
                                                              -------------     -------------
                                                                                 (UNAUDITED)
      Mortgage loan costs..................................     $ 186,994          $186,994
      Land development costs...............................       263,442           358,917
      Other deferred expenses..............................       192,917           192,917
                                                                ---------          --------
                                                                  643,353           738,828
      Less accumulated amortization........................       142,042           200,705
                                                                ---------          --------
      Deferred expenses, net...............................     $ 501,311          $538,123
                                                                =========          ========

                                   ---------


6. LONG-TERM DEBT:



     Long-term debt consisted of the following:



                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1995               1996
                                                              ------------      -------------
                                                                                 (UNAUDITED)
      $14,500,000 first mortgage note payable, interest at
        10% annually; monthly payments of principal and
        interest of $139,928 through January 2, 1997 at
        which time a balloon payment is due; collateralized
        by substantially all property and equipment of the
        hotel. ............................................    $ 13,971,697      $ 13,753,013
      $4,500,000 second mortgage note payable, interest at
        7% annually; monthly payments of interest only of
        $26,250; balloon payment due October 29, 1998;
        collateralized by property and equipment. .........       4,500,000         4,500,000
      $1,250,000 third mortgage note payable, interest at
        prime annually; monthly payments of interest only
        through December 15, 1996, then monthly payments of
        principal and interest; balloon payment due
        November 8, 1998; collateralized by substantially
        all property and equipment. .......................         841,994           888,494
                                                               ------------      ------------
                                                                 19,313,691        19,141,507
      Less current portion.................................         295,298        13,950,593
                                                               ------------      ------------
                                                               $ 19,018,433      $  5,190,914
                                                               ============      ============



     The proceeds of the first and second mortgage notes were used to purchase the Hotel. The terms of the first mortgage note provide for the Partnership to remit escrow payments of $52,379 for real estate taxes on a monthly basis. The proceeds of the third mortgage note were used for renovations to the Hotel. As of December 31, 1995, approximately $379,752 of this note was utilized for outstanding letters of credit.



     Principal payments due on the above debt in the years subsequent to December 31, 1995 are as follows:



            YEAR ENDED DECEMBER 31,
            -----------------------
                   1996............................................   $   295,258
                   1997............................................    18,442,780
                   1998............................................       575,653
                                                                      -----------
                                                                      $19,313,691
                                                                      ===========

                                   ---------


7. DEPARTMENTAL INCOME:



     Departmental income was as follows:



                                                                        NINE MONTHS ENDED
                                                   YEAR ENDED             SEPTEMBER 30,
                                                  DECEMBER 31,      -------------------------
                                                      1995             1995           1996
                                                  -------------     ----------     ----------
                                                                           (UNAUDITED)
      Rooms....................................    $  9,712,833     $7,086,313     $7,338,062
      Food and beverage........................         901,728        755,865        443,245
      Telephone................................         515,378        368,863        484,775
      Other....................................         243,966        250,286        366,814
                                                   ------------     ----------     ----------
                                                   $ 11,373,905     $8,461,327     $8,632,896
                                                   ============     ==========     ==========



8. COMMITMENTS AND CONTINGENCIES:



  Lease Commitments:



     The Partnership leases certain equipment under capital lease agreements. The present value of future minimum lease payments as of December 31, 1995 are as follows:



         YEAR ENDED DECEMBER 31,
         -----------------------
               1996.......................................................   $136,434
               1997.......................................................     36,984
               1998.......................................................     36,984
               1999.......................................................     31,951
                                                                             --------
               Total minimum lease payments...............................    242,353
               Less amount representing interest..........................     32,283
                                                                             --------
               Present value of net minimum lease payments................    210,070
               Less current portion.......................................    124,941
                                                                             --------
                                                                             $ 85,129
                                                                             ========



  Pension Plan:



     The Partnership makes contributions along with other employers to union-sponsored multiemployer pension plans based on the number of hours worked by employees covered under union contracts. The Multiemployer Pension Plan Amendments Act of 1989 imposes certain liabilities upon employers associated with multiemployer plans who withdraw from such a plan or upon termination of said plan. The Partnership has not received information from the plans' administrator to determine its share of unfunded vested benefits, if any. The Partnership has not undertaken to terminate, withdraw or partially withdraw from the plans. Amounts charged to income as a contribution to the multiemployer plans were approximately $74,000 for the year ended December 31, 1995.



  License Agreement:



     The Partnership entered into a five year license agreement for the use of the name "Doral Ocean Beach Resort" and certain logos. The agreement provides for a monthly fee of .5% of gross revenues.



  Litigation:



     In March 1995, claims of lien of approximately $296,000 were filed by contractors in connection with costs incurred for room renovations at the Hotel. Management challenged these liens because the renovations

                                   ---------


8. COMMITMENTS AND CONTINGENCIES--CONTINUED


were not completed and subcontractors and materialmen were not paid by the general contractor. During 1995, the Partnership obtained a payment bond for the above mentioned liens in order to cover any losses resulting therefrom. The payment bond is collateralized by a letter of credit in the amount of approximately $380,000 which has been issued as part of the third mortgage note (see Note 5).



     The parties have reached a settlement whereby all claims will be dismissed and the claims of lien will be discharged and released. The Partnership expects to pay approximately $50,000 as part of this settlement, which amounts will be capitalized upon payment.



9. LEASE INCOME:



     The Partnership is a lessor of retail space at the Hotel. The aggregate amount of minimum rental payments to be received under non-cancelable operating leases consisted of the following at December 31, 1995:



           YEAR ENDED DECEMBER 31,
           -----------------------
                   1996...............................................   $ 81,000
                   1997...............................................     93,000
                   1998...............................................     82,000
                   1999...............................................     84,000
                   Thereafter.........................................     84,000
                                                                         --------
                                                                         $424,000
                                                                         ========



10. TRANSACTIONS WITH PARTNERS AND AFFILIATES:



     In August 1995, the Partnership received a $700,000 loan from its limited partners. The loan bears no interest and is due from the Partnership upon demand. As of December 31, 1995 and September 30, 1996, amounts due to partners and affiliates totaled $1,016,149 and $1,069,510, respectively. Such amounts are non-interest bearing and due on demand. In September 1995, the Partnership received a $300,000 capital contribution from its limited partners.



     The Partnership has entered into a five year management agreement with an affiliate of the general partner to operate the Hotel. The agreement provides for a monthly fee of $33,334 or 11% of gross operating profit, whichever is greater, and reimbursement of all reasonable out-of-pocket costs and expenses incurred by the manager. For 1995, the affiliate limited its management fee to approximately $422,000.



11. NEW ACCOUNTING PRONOUNCEMENT:



     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for fiscal year 1996. Management believes that the implementation of the standard will not have a material effect on these financial statements.



12. SUBSEQUENT EVENT:



     On October 12, 1996, the Partnership sold substantially all of the assets associated with the Hotel to Interstate Hotels Corporation for $43,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholder


Trust Leasing, Inc. and Trust Management, Inc.:



     We have audited the accompanying combined balance sheet of Trust Management, Inc. and Trust Leasing, Inc. (formerly McNeill Hospitality Corporation and McNeill Hotel Company) as of December 31, 1995 and the related combined statement of operations, shareholder's equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the management of Trust Management, Inc. and Trust Leasing, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Trust Management, Inc. and Trust Leasing, Inc. as of December 31, 1995 and the combined results of their operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                    /s/ COOPERS & LYBRAND L.L.P.



Memphis, Tennessee


October 14, 1996, except


  for Note 9, as to which


  the date is November 15, 1996

                 TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.



                            COMBINED BALANCE SHEETS



                                 (In Thousands)



                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1996
                                                                     ------------     -------------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................................      $5,554           $11,672
  Accounts receivable:
     Trade........................................................       1,245             2,699
     Affiliate....................................................         328               674
  Inventories.....................................................         168               273
  Prepaid expenses................................................         597               782
                                                                        ------           -------
          Total current assets....................................       7,892            16,100
  Furniture and equipment, net....................................         216               205
  Investments (Note 7)............................................         277             3,148
                                                                        ------           -------
          Total assets............................................      $8,385           $19,453
                                                                        ======           =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Notes payable--current..........................................         508               360
  Accounts payable................................................       1,482             1,912
  Accrued lease payable...........................................       2,280             6,956
  Accrued expenses--other.........................................       2,340             3,550
                                                                        ------          --------
          Total current liabilities...............................       6,610            12,778
                                                                        ------           -------
Notes payable--long-term..........................................          90                72
                                                                        ------           -------
Commitments and contingencies (Note 6)
Shareholder's equity:
  Common stock....................................................           1                 1
  Additional paid-in capital......................................          --             2,875
  Advances to shareholder.........................................        (866)             (772)
  Retained earnings...............................................       2,550             4,499
                                                                        ------           -------
          Total shareholder's equity..............................       1,685             6,603
                                                                        ------           -------
          Total liabilities and shareholder's equity..............      $8,385           $19,453
                                                                        ======           =======



     The accompanying notes are an integral part of the combined financial statements.

                 TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.



                       COMBINED STATEMENTS OF OPERATIONS



                             (dollars in thousands)



                                                                               NINE MONTHS ENDED
                                                             YEAR ENDED          SEPTEMBER 30,
                                                            DECEMBER 31,      --------------------
                                                                1995           1995         1996
                                                            ------------      -------      -------
                                                                                  (UNAUDITED)
Lodging revenues:
  Room revenue...........................................     $ 52,585        $38,397      $62,040
  Food and beverage revenue..............................        1,543          1,046        1,846
  Other revenue..........................................        2,440          1,765        2,581
Management and related fees..............................          821            628          604
                                                              --------        -------      -------
                                                                57,389         41,836       67,071
                                                              --------        -------      -------
Lodging expenses:
  Hotel operating costs and expenses.....................       12,713          9,090       14,645
  Food and beverage expense..............................        1,216            811        1,507
  Franchise costs........................................        4,122          3,012        4,858
  Advertising and promotion..............................        1,619          1,102        1,942
  Utilities..............................................        2,777          1,956        3,440
  Repairs and maintenance................................        2,208          1,572        2,626
  Taxes and insurance....................................          848            521          757
Lease expense............................................       24,101         17,996       28,883
General and administrative...............................        4,458          3,133        4,555
Salaries and benefits....................................        2,296          1,528        1,872
Depreciation and amortization............................           20             15           23
                                                              --------        -------      -------
                                                                56,378         40,736       65,108
                                                              --------        -------      -------
     Operating income....................................        1,011          1,100        1,963
                                                              --------        -------      -------
Other income (expense):
  Investment income (loss)...............................           37             23           25
  Interest expense.......................................          (79)           (53)         (39)
                                                              --------        -------      -------
Net income...............................................     $    969        $ 1,070      $ 1,949
                                                              ========        =======      =======



     The accompanying notes are an integral part of the combined financial statements.

                 TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.



                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY



                             (dollars in thousands)



                                                     ADVANCES       ADDITIONAL                      TOTAL
                                         COMMON         TO           PAID-IN       RETAINED     SHAREHOLDER'S
                                         STOCK      SHAREHOLDER      CAPITAL       EARNINGS        EQUITY
                                         ------     -----------     ----------     --------     -------------
Balance at December 31, 1994..........    $  1         $(343)         $   --        $1,581         $ 1,239
  Net income..........................      --            --              --           969             969
  Increase in advances to
     shareholder......................      --          (523)             --            --            (523)
                                          ----         -----          ------        ------         -------
Balance at December 31, 1995..........       1          (866)             --         2,550           1,685
  Net income (unaudited)..............      --            --              --         1,949           1,949
  Decrease in advances to shareholder
     (unaudited)......................      --            94              --            --              94
  Capital contribution (unaudited)....      --            --           2,875            --           2,875
                                          ----         -----          ------        ------         -------
Balance at September 30, 1996
  (unaudited).........................    $  1         $(772)         $2,875        $4,499         $ 6,603
                                          =====        ======         ======        ======         =======



     The accompanying notes are an integral part of the combined financial statements.

                 TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.



                       COMBINED STATEMENTS OF CASH FLOWS


                             (dollars in thousands)



                                                                                NINE MONTHS ENDED
                                                                YEAR ENDED        SEPTEMBER 30,
                                                               DECEMBER 31,     ------------------
                                                                   1995          1995       1996
                                                               ------------     ------     -------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income................................................      $  969        $1,070     $ 1,949
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................          20            15          23
       Changes in assets and liabilities:
          Accounts and note receivable......................         (39)         (411)     (1,800)
          Inventories.......................................         (67)          (38)       (105)
          Prepaid expenses..................................        (196)         (234)       (185)
          Accounts payable..................................         421           194         430
          Accrued expenses..................................       1,307         3,640       5,886
          Equity in earnings of limited partnership.........         (10)           (8)         (7)
          Other assets......................................          --           (25)         --
                                                                  ------        ------     -------
            Net cash provided by operating activities.......       2,405         4,203       6,191
                                                                  ------        ------     -------
Cash flows from investing activities:
  Purchase of units in Equity Inns Partnership, L.P.........          --            --      (2,875)
  Purchase of common stock in Equity Inns, Inc..............        (269)         (269)         --
  Dividends received........................................          13            10          11
  Purchase of furniture and equipment.......................         (54)          (20)        (12)
                                                                  ------        ------     -------
            Net cash used in investing activities...........        (310)         (279)     (2,876)
                                                                  ------        ------     -------
Cash flows from financing activities:
  Payments on capital lease obligations.....................         (13)           (8)        (16)
  Payments on lines of credit...............................        (202)         (177)       (150)
  Capital contribution......................................          --            --       2,875
  (Increase) decrease in advances to shareholder............        (523)           23          94
                                                                  ------        ------     -------
            Net cash provided by (used in) financing
               activities...................................        (738)         (162)      2,803
                                                                  ------        ------     -------
Net change in cash and cash equivalents.....................       1,357         3,762       6,118
Cash and cash equivalents at beginning of period............       4,197         4,197       5,554
                                                                  ------        ------     -------
Cash and cash equivalents at end of period..................      $5,554        $7,959     $11,672
                                                                  ======        ======     =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................      $   68        $   46     $    30
                                                                  ======        ======     =======
  Cash paid during the year for taxes.......................      $   68        $   66     $    67
                                                                  ======        ======     =======
  Noncash investing activities:
     During 1995, Trust Management entered into capital
       leases for computer equipment of $120.
     In February, 1994, Trust Management exchanged an
       interest in hotel property (held through a limited
       partnership interest) for units in the Partnership.
       The exchange was recorded on a historical cost basis
       (see Note 7).



     The accompanying notes are an integral part of the combined financial statements.

                 TRUST MANAGEMENT, INC. AND TRUST LEASING, INC.



                         NOTES TO FINANCIAL STATEMENTS



                 (dollars in thousands, except per share data)

                                   ---------


1. BASIS OF PRESENTATION AND ORGANIZATION:



  Basis of Presentation:



     The accompanying financial statements of Trust Leasing, Inc. and Trust Management, Inc. (formerly McNeill Hotel Company and McNeill Hospitality Corporation) have been presented on a combined basis due to common ownership and management and because each of the entities are expected to be the subject of a business combination with Interstate Hotel Corporation ("IHC"), a publicly held hotel management company. All significant interhotel and intercompany balances and transactions have been eliminated.



  Organization:



     Trust Leasing, Inc. ("Trust Leasing") began operations on March 1, 1994 and is wholly owned by Mr. Phillip H. McNeill, Sr. ("McNeill"). Trust Leasing has elected status as a Subchapter S corporation under the Internal Revenue Code. Trust Leasing was formed to operate and lease hotels owned by Equity Inns Partnership, L.P. (the "Partnership") pursuant to separate percentage lease agreements. Approximately 97% of the Partnership is owned by Equity Inns, Inc. ("ENNS"), its sole general partner, a company in which McNeill is also chief executive officer and chairman of the board of directors.



     As of December 31, 1995, Trust Leasing leases thirty-seven hotels from the Partnership with a total of 4,444 rooms in twenty-one states (46 hotels at September 30, 1996, see Note 9). Twenty-seven of the hotels are operated as Hampton Inn hotels under franchise agreements with Promus Companies, Inc. Three of the hotels are operated as Residence Inn hotels under franchise agreements with Marriott, Inc. Three of the hotels are operated as Comfort Inn hotels under a franchise agreement with Choice Hotels International, Inc. Four of the hotels are operated as Holiday Inn Hotels or Holiday Inn Express Hotels under franchise agreements with Holiday Inn, Inc. Thirty-one of the hotels are limited service hotels, three of the hotels are full service hotels and three of the hotels are extended stay hotels.



     Each hotel is separately leased by the Partnership to Trust Leasing under a percentage lease agreement ("Percentage Leases") that includes a non-cancelable term of ten years, subject to earlier termination upon certain events and is accounted for as an operating lease. The leases require a base rental payment to be made to the Partnership on a monthly basis and additional quarterly payments to be made based on a percentage of gross room revenue, beverage revenue and food revenue, if applicable, of the hotels. Trust Leasing will not be considered in default for non-payment of the percentage rent as long as such payment is made within ninety days of the end of the calendar year.



     Trust Management, Inc. ("Trust Management") began operations on May 20, 1991 and is also wholly owned by McNeill. Trust Management has elected status as a Subchapter S corporation under the Internal Revenue Code. Trust Management operates and manages hotel properties pursuant to management agreements with the respective owners of the hotels. Several of the managed hotels are owned by entities in which McNeill has an ownership interest. Trust Management does not manage any of the hotels owned by the Partnership. The accompanying combined statements of operations include only the income earned from the management of such properties while the actual hotel property operating assets, liabilities, income and expenses are included in the owners' financial statements.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Cash Equivalents:



     All highly liquid investments with maturity of three months or less when purchased are considered to be cash equivalents.

                 (dollars in thousands, except per share data)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


  Inventories:



     Inventories, consisting primarily of linens and food and beverage, are stated at the lower of cost (generally, first-in, first-out) or market.



  Furniture and Equipment:



     Furniture and equipment is stated at cost net of accumulated depreciation of $30 at December 31, 1995, of which $10 represents accumulated amortization on capitalized leases. Depreciation is based on the straight-line method over the estimated useful life. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When furniture and equipment are sold, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to operations.



  Investments:



     Investments include approximately 264,000 units of limited partnership interest in the Partnership ("Partnership Units") and 25,000 shares of common stock of Equity Inns, Inc.



     Pursuant to FASB Statement No. 115, Trust Leasing has classified its readily marketable equity securities of Equity Inns, Inc. as available for sale, and, therefore, these securities are carried at market value which equals cost at December 31, 1995. Unrealized gains or losses, if applicable, will be reflected in shareholder's equity. The investment in Partnership Units represents an approximate .11% interest in Equity Inns, L.P. and is accounted for using the equity method, as a result of McNeill's influence over the Partnership's operating and financial policies.



  Revenue Recognition:



     Hotel revenues and management and related fees are recognized as earned. Ongoing credit evaluations are performed, and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.



  Franchise Costs:



     The cost of obtaining the franchise licenses for the leased hotels is paid by the Partnership, and the ongoing franchise fees are paid by Trust Leasing. Franchise licenses and the related franchise fees for managed hotels are paid by the respective owners. These fees are generally computed as a percentage of room revenue for each hotel in accordance with franchise agreements.



  Income Taxes:



     No provision for federal income taxes is required for Trust Leasing and Trust Management as the companies are both S corporations as defined by the Internal Revenue Code. State and local income tax expense and benefits recognized by Trust Leasing and Trust Management are not significant and are included in the combined statements of operations.



  Concentration of Credit Risk:



     Trust Management and Trust Leasing place cash deposits at a major bank. Bank account balances exceeded Federal Depository Insurance limits by $4.3 million at December 31, 1995. Management believes the credit risk related to these deposits is minimal.

                 (dollars in thousands, except per share data)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


  Use of Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Unaudited Financial Statements:



     The unaudited interim combined balance sheet as of September 30, 1996 and the unaudited combined statements of operations, changes in shareholder's equity, and cash flows for the nine months ended September 30, 1995 and 1996 reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim combined financial statements. All such adjustments are of a normal and recurring nature. The data disclosed in Notes 1 and 6 to the combined financial statements for these periods is also unaudited.



3. CAPITAL LEASES:



     Trust Management leases computer equipment under agreements which are classified as capital leases. Leased capital assets included in property, plant and equipment at December 31, 1995 totaled $125.



     Future minimum payments, by year, under noncancelable capital leases with remaining terms of one year or more consist of the following at December 31, 1995:



            1996.......................................................    $ 34
            1997.......................................................      34
            1998.......................................................      32
            1999.......................................................      32
            2000.......................................................      11
                                                                           ----
            Total minimum lease payments...............................     143
            Amounts representing interest..............................      30
                                                                           ----
            Present value of net minimum payments......................     113
            Current portion............................................     (23)
                                                                           ----
            Long-term capitalized lease obligations....................    $ 90
                                                                           ====



4. NOTES PAYABLE:



     Trust Management has use of two lines of credit totaling $800. Outstanding borrowings under these lines of credit totaled $486 as of December 31, 1995. The weighted average interest rate on these borrowings was 9.83% at December 31, 1995 which represents the bank's weighted average prime rate plus 1%. Both lines of credit are reviewed annually for renewal. The outstanding borrowings against these lines of credit are personally guaranteed by McNeill.



5. EMPLOYEE BENEFITS:



     In 1995, Trust Leasing and Trust Management became self-insured for employee health and workers' compensation claims. Stop loss insurance policies are maintained for employee health and workers' compensation to limit Trust Leasing's and Trust Management's per occurrence and aggregate liability in any given year. Actual claims and premiums on stop loss insurance are paid through a combination of employer and employee contributions. Included in the 1995 combined statement of operations is $691 related to these benefits.

                 (dollars in thousands, except per share data)



6. COMMITMENTS:



  Leasing Operations:



     At December 31, 1995, Trust Leasing has future lease commitments to the Partnership under the Percentage Leases which expire in 2004 (25 hotels) and 2005 (12 hotels). Minimum future rental payments are computed based on the base rent as defined under these noncancelable operating leases and is as follows:



                                     YEAR                            AMOUNT
                ----------------------------------------------   ---------------
                1996..........................................      $  16,967
                1997..........................................         16,967
                1998..........................................         16,967
                1999..........................................         16,967
                2000..........................................         16,967
                2001 and thereafter...........................         66,354
                                                                    ---------
                                                                    $ 151,189
                                                                    =========



     Trust Leasing paid base rents of approximately $12.6 million and percentage rents in excess of base rents of approximately $11.5 million for the year ended December 31, 1995. The percentage rents are based on a percentage of gross room revenue, beverage revenue and food revenue, if applicable, of the hotels. Both the base rent and the threshold room revenue amount in each percentage rent formula is adjusted for changes in the CPI. The adjustment is calculated at the beginning of each year, provided the lease has been in effect for a complete calendar year, based upon the average change in the CPI during the prior 24 months. The adjustment in any lease year may not exceed 7%. Effective January 1, 1996, twenty-five of the leases were adjusted, resulting in a 2.8% increase in both base rent and threshold room revenue.



     At December 31, 1995 and September 30, 1996, Trust Leasing owed the Partnership $2.3 million and $7.0 million, respectively, primarily representing the previous quarter's percentage rents which were paid to the Partnership by March 31, 1996 and October 30, 1996, respectively.



     Other than real estate and personal property taxes and maintenance of underground utilities and structural elements, which are obligations of the Partnership, the Percentage Leases require Trust Leasing to pay rent, insurance, all costs and expenses and all utility and other charges incurred in the operation of the Hotels.



     Trust Leasing is also obligated to indemnify and hold harmless the Partnership from and against all liabilities, costs and expenses incurred by or asserted against the Partnership in the normal course of operating the Hotels.



     Trust Leasing is not permitted to sublet all or any part of the Hotels or assign its interest under any of the Percentage Leases without the prior written consent of the Partnership.



     In the event the Partnership enters into an agreement to sell or otherwise transfer a hotel, the Partnership has the right to terminate the Percentage Lease agreement with Trust Leasing. Upon termination the Partnership must either pay Trust Leasing the fair market value of their leasehold interest in the remaining term of the Percentage Lease agreement to be terminated or offer to Trust Leasing a substitute hotel lease on terms that would create a leasehold interest in the new hotel with a fair market value equal to or greater than the fair market value of the remaining leasehold interest under the terminated Percentage Lease agreement.



     Trust Leasing has agreed that during the term of the Percentage Leases it will maintain a ratio of total debt to consolidated net worth (as defined in the Percentage Leases, net worth of Trust Leasing, Inc.) of less than or equal to 50%, exclusive of capitalized leases. Debt is construed to mean any indebtedness incurred in excess of normal trade payables (i.e., operating trade payables and percentage leases payable).

                 (dollars in thousands, except per share data)



6. COMMITMENTS--CONTINUED


  Hotel Management Operations:



     At December 31, 1995, Trust Management had 10 management contracts with terms ranging from 4 to 10 years which expire through the year 2005, of which 7 of these agreements are with hotels in which McNeill has an ownership interest. Under the terms of the agreement, Trust Management is responsible for the operations of such hotels, including the collection of revenues and payment of operating expenses. The management agreements generally provide for a basic management fee based on a percentage (ranging from 3% to 5%) of adjusted gross revenues as defined in the agreement. Additionally, the agreements provide for fees related to accounting and payroll-related services provided to the hotels. The management agreements are subject to certain cancellation provisions.



7. RELATED PARTY TRANSACTIONS:



     Trust Leasing and Trust Management lease office space from a limited partnership wholly owned by McNeill and his family. Under this arrangement Trust Leasing and Trust Management are charged a monthly fee of approximately $6.



     Included in management and related fee income are amounts earned on management contracts for hotels in which McNeill has an ownership interest. In 1995 these amounts totaled $492. Affiliated accounts receivable include amounts related to management fees or other miscellaneous items due from hotels owned by the Partnership or managed hotels in which McNeill has an ownership interest.



     Included in salaries and benefits in 1995 is approximately $1,300 related to McNeill's compensation.



     During 1995, Trust Leasing purchased 25,000 shares of ENNS' common stock. The stock is pledged as collateral for personal indebtedness of McNeill.



     During 1994, Trust Leasing loaned McNeill $171 in exchange for a note receivable. The note, which was included in advances to shareholder, was due on demand and carried an interest rate of 7.25%. The note and accrued interest were paid in 1995. Interest income earned on the note was $7 in 1995.



     Other shareholder's advances have no specific repayment terms and have been classified as a reduction of shareholder's equity in the combined balance sheets.



     In 1994, upon completion of its initial public offering ("IPO"), Equity Inns, Inc. contributed substantially all of the net assets of the IPO to the Partnership in exchange for an approximate 86.5% sole general partnership interest in the Partnership. The Partnership used the proceeds to acquire eight hotels from various selling partnerships ("Selling Partnerships"). Rather than receiving cash for their interest in the Selling Partnerships upon the sale of such hotels, certain partners in the Selling Partnerships, including affiliates of Equity Inns, Inc., elected to receive limited partnership interests in the Partnership ("Units"). Such affiliates were considered to be promoters of Equity Inns, Inc. and accordingly, the assets transferred in exchange for Units were recorded on a historical cost basis. One of the affiliates was Trust Management, Inc. which exchanged an interest in a hotel property for Units.



8. FAIR VALUE OF FINANCIAL INSTRUMENTS:



     Statement of Financial Accounting Standards 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the Company reports the carrying amount of cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued expenses at cost which approximates fair value due to the short maturity of these instruments.

                 (dollars in thousands, except per share data)



9. SUBSEQUENT EVENTS:



     During 1996, outstanding borrowings under Trust Management's $300 line of credit were repaid.



     Since December 31, 1995, Trust Management has acquired four additional management contracts, three of which are for hotels that have not yet opened. Additionally, the Partnership has acquired the following hotels which are leased and operated by Trust Leasing pursuant to Percentage Leases which expire in 2006:



                                                                            ANNUAL BASE
                    HOTEL                           ACQUISITION DATE           RENT
----------------------------------------------    --------------------    ---------------
Hampton Inn--Knoxville, TN (118 rooms)            February 21, 1996           $   351
Hampton Inn--Baltimore, MD (116 rooms)            March 14, 1996                  538
Hampton Inn--Detroit, MI (125 rooms)              May 31, 1996                    624
Homewood Suites--Hartford, CT (132 rooms)         May 31, 1996                    880
Residence Inn--Madison, WI (80 rooms)             June 25, 1996                   357
Holiday Inn--Winston-Salem, NC (160 rooms)        June 28, 1996                   423
Hampton Inn--Scottsdale, AZ (126 rooms)           July 16, 1996                   780
Hampton Inn--Chattanooga, TN (167 rooms)          July 22, 1996                   690
Homewood Suites--San Antonio, TX (124 rooms)      September 27, 1996              854
Residence Inn--Burlington, VT (96 rooms)          October 1, 1996                 651
Homewood Suites--Phoenix, AZ (124 rooms)          November 5, 1996              1,032



     In January 1996, Trust Leasing and Trust Management implemented a 401(k) profit sharing plan available to all eligible employees. The amount of matching company contributions equals 1/4% for every 1% contributed by the employee up to a maximum of 6% of each employee's contributions. In connection with the proposed transaction with IHC as further described below, the 401(k) profit sharing plan will be terminated.



     On April 16, 1996, Trust Leasing purchased 250,000 Partnership Units in a private placement. The Units were purchased at $11.50 per Unit, resulting in a total cost of $2,875,000. In connection with this transaction, Phillip H. McNeill, Sr. made a capital contribution of $2,875,000 to Trust Leasing. On October 18, 1996, in connection with terms of the transaction with Crossroads/Memphis as discussed herein, Trust Leasing distributed its investment of 250,000 Partnership Units and 25,000 shares of Common Stock of Equity Inns, Inc. to Phillip H. McNeill, Sr.



     On October 4, 1996, Phillip H. McNeill, Sr. entered into an agreement, subject to certain conditions, to contribute substantially all of the assets of Trust Leasing and of Trust Management, including the leases between Trust Leasing and the Partnership, to Crossroads/Memphis Partnership, L.P. ("Crossroads/ Memphis"), an affiliate of IHC which is a company not presently affiliated with Trust Leasing, Trust Management or Mr. McNeill, in exchange for partnership interests in Crossroads/Memphis. The transaction was completed on November 15, 1996. As a result of the transaction, the terms of the Percentage Leases were extended to 15 years.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Fountain Suites Hotel



     We have audited the accompanying hotel balance sheet of Fountain Suites Hotel as of December 31, 1995, and the related statements of hotel operations and hotel equity and hotel cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     As discussed in Note 1, the financial statements of the Hotel have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel's operations.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fountain Suites Hotel at December 31, 1995, and the results of its hotel operations and the hotel cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                                        /s/ PANNELL KERR FORSTER



February 16, 1996, except for paragraphs 1 and 4 of


Note 1, as to which the date is November 25, 1996.

                             FOUNTAIN SUITES HOTEL



                              HOTEL BALANCE SHEET

                                   ---------


                                                                                  DECEMBER 31,
                                                                                      1995
                                                                                  -------------
Current assets
  Cash.........................................................................    $    126,903
  Accounts receivable, trade...................................................         209,076
  Inventories..................................................................          30,943
  Prepaid expenses.............................................................          43,431
                                                                                   ------------
     Total current assets......................................................         410,353
                                                                                   ------------
Net property and equipment.....................................................      13,420,059
Deposits.......................................................................          91,327
                                                                                   ------------
Total assets...................................................................    $ 13,921,739
                                                                                   ============
LIABILITIES AND EQUITY
Current liabilities
Accounts payable...............................................................    $    227,221
  Accrued liabilities:
     Salaries and benefits.....................................................         241,934
     Property and sales tax....................................................         324,596
     Other.....................................................................          60,467
  Advance deposits.............................................................         153,511
                                                                                   ------------
     Total current liabilities.................................................       1,007,729
Commitments and contingencies (Note 4)
Equity.........................................................................      12,914,010
                                                                                   ------------
Total liabilities and equity...................................................    $ 13,921,739
                                                                                   ============



        The accompanying notes are an integral part of these statements

                             FOUNTAIN SUITES HOTEL



                STATEMENTS OF HOTEL OPERATIONS AND HOTEL EQUITY

                                   ---------


                                                                              UNAUDITED
                                                                     ----------------------------
                                                                     NINE MONTHS
                                                     YEAR ENDED         ENDED         JANUARY 1
                                                      DECEMBER        SEPTEMBER           TO
                                                         31,             30,          AUGUST 29,
                                                        1995            1995             1996
                                                     -----------     -----------     ------------
Revenues
  Rooms (Note 5)..................................   $ 6,483,658     $ 4,978,039     $  5,074,456
  Food............................................     2,021,260       1,478,883        1,365,706
  Beverage........................................       312,276         223,188          210,075
  Telephone.......................................       349,258         277,601          238,425
  Other...........................................        56,139          36,766           87,267
                                                     -----------     -----------     ------------
     Total revenues...............................     9,222,591       6,994,477        6,975,929
                                                     -----------     -----------     ------------
Departmental costs and expenses
  Rooms...........................................     1,490,485       1,121,896          978,477
  Food............................................   1,663,713..       1,229,281        1,017,342
  Beverage........................................       179,317         134,016           97,375
  Telephone.......................................       164,653         131,428           90,001
                                                     -----------     -----------     ------------
     Total departmental costs and expenses........     3,498,168       2,616,621        2,183,195
                                                     -----------     -----------     ------------
Total operating departmental income...............     5,724,423       4,377,856        4,792,734
                                                     -----------     -----------     ------------
Other expenses
  Administrative and general......................       999,888         747,293          797,932
  Advertising and sales...........................       716,073         556,821          470,972
  Repairs and maintenance.........................       657,718         496,385          396,993
  Heat, power and light...........................       468,658         366,406          302,666
  Management and incentive fees...................       387,352         306,763          374,637
  Insurance and taxes.............................       564,217         428,656          352,764
  Depreciation....................................     1,026,708         770,031          338,490
                                                     -----------     -----------     ------------
     Total other expenses.........................     4,820,614       3,672,355        3,034,454
                                                     -----------     -----------     ------------
Income before income tax expense..................       903,809         705,501        1,758,280
Income tax expense................................       361,522         282,200          703,312
                                                     -----------     -----------     ------------
Excess of hotel operating revenue over expenses...       542,287         423,301        1,054,968
Equity, beginning of period.......................    12,153,851      12,153,851       12,914,010
Net increase (decrease) in equity (Note 1)........       217,872         506,144      (13,968,978)
                                                     -----------     -----------     ------------
Equity, end of period.............................   $12,914,010     $13,083,296     $         --
                                                     ===========     ===========     ============



        The accompanying notes are an integral part of these statements.

                             FOUNTAIN SUITES HOTEL



                         STATEMENTS OF HOTEL CASH FLOWS

                                   ---------


                                                                               UNAUDITED
                                                                      ---------------------------
                                                                      NINE MONTHS
                                                      YEAR ENDED         ENDED         JANUARY 1
                                                       DECEMBER        SEPTEMBER          TO
                                                          31,             30,         AUGUST 29,
                                                         1995            1995            1996
                                                      -----------     -----------     -----------
Cash flows from operating activities
  Excess of hotel operating revenue over
     expenses......................................   $   542,287     $   423,301     $ 1,054,968
  Adjustments to reconcile to net cash provided by
     operating activities
       Depreciation................................     1,026,708         770,031         338,490
       (Increase) decrease in operating assets
          Accounts receivable, trade...............       154,048         173,912           6,363
          Inventories..............................        10,386          20,600          13,335
          Prepaid expenses.........................        15,302          24,573          19,734
          Deposits.................................       (10,975)         (7,475)         (4,471)
       Increase (decrease) in operating liabilities
          Accounts payable.........................      (139,500)       (176,334)       (214,221)
          Accrued liabilities......................       (40,097)        144,618         181,233
          Advance deposits.........................       107,405         (20,756)       (148,383)
                                                      -----------     -----------     ------------
            Net cash provided by operating
               activities..........................     1,665,564       1,352,470       1,247,048
                                                      -----------     -----------     ------------
Net cash used in investing activities
  Purchases of property and equipment..............      (190,903)       (145,957)       (115,640)
                                                      -----------     -----------     ------------
Cash flows from financing activities
  Net distributions to owner.......................    (1,545,680)     (1,259,722)     (1,258,311)
  Payments on long term debt.......................       (24,845)        (24,845)             --
                                                      -----------     -----------     ------------
            Net cash used in financing
               activities..........................    (1,570,525)     (1,284,567)     (1,258,311)
                                                      -----------     -----------     ------------
Net decrease in cash...............................       (95,864)        (78,054)       (126,903)
Cash, beginning of period..........................       222,767         227,767         126,903
                                                      -----------     -----------     ------------
Cash, end of period................................   $   126,903     $   149,713     $        --
                                                      ===========     ===========     ============



        The accompanying notes are an integral part of these statements.

                             FOUNTAIN SUITES HOTEL



                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1995



NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  History and Operations:



     The Fountain Suites Hotel (Hotel) is a full service property located in Phoenix, Arizona, which was owned by FSH Investment Corp. (FSH) as of December 31, 1995. The Hotel was subsequently acquired by Interstate Hotels Corporation, an affiliate of Interstate Hotels Company (IHC), on August 29, 1996 (the Acquisition). As a result, these financial statements include the unaudited results of hotel operations for the Hotel for the period from January 1, 1996 through August 29, 1996.



     IHC does not have access to certain books and records of FSH, and therefore, the financial statements include only those transactions recorded in the operating accounts of the Hotel except that income tax expense has been provided based upon the applicable statutory rates. Transactions recorded by FSH that relate to the Hotel, principally loan advances, interest and payments on long-term debt, are excluded from these financial statements since they are not included in the operating accounts acquired by IHC.



     These financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel's operations.



  Basis of Accounting:



     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. Previously, the Hotel's financial statements were prepared on the basis of accounting FSH used for income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles (GAAP). All tax to GAAP adjustments have been recorded to opening period equity.



  Inventories:



     Inventories of food and beverages are carried at the lower of cost or market, cost being determined on a first-in, first-out basis.



  Property and Equipment:



     Property and equipment are stated at cost. The cost of assets retired, together with related accumulated depreciation are eliminated from the accounts in the year of disposition.



     Maintenance and repairs are charged to operating expense as incurred. The cost of renewals and betterments which materially extend the useful lives of the assets or increase their productivity are capitalized.



     The Hotel provides for depreciation using the straight-line method over the useful lives as follows:



                Buildings.......................................    31.5 Years
                Furniture, fixtures and equipment...............       7 Years



  Use of Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the

                               DECEMBER 31, 1995

                                   ---------


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.



  Revenue Recognition:



     The Hotel recognizes revenue from its rooms and restaurant facilities as earned on the close of each business day.



  Unaudited Financial Statements:



     The unaudited statements of hotel operations and hotel equity and hotel cash flows for the nine-month period ended September 30, 1995 and for the period from January 1, 1996 through August 29, 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the period from January 1, 1996 through August 29, 1996 is not necessarily indicative of the results for the entire year.



NOTE 2. MANAGEMENT AGREEMENT:



     Prior to the Acquisition, the Hotel was managed by an affiliated corporation, pursuant to a management agreement which had been in effect since 1988.



     The agreement had an initial term of 20 years, with options to extend for four additional periods of five years each. The agreement provided for a basic management fee equal to 2% of gross revenues plus an incentive management fee equal to 10% of net cash flow before debt service. In addition, the Hotel reimbursed the affiliate management company for its allocable share of certain corporate, sales and marketing expenses.



     The accompanying financial statements include management and incentive fees of approximately $387,000 for the year ended December 31, 1995 and $307,000 for the nine month period ended September 30, 1995 and $375,000 for the period from January 1, 1996 through August 29, 1996.



NOTE 3. PROPERTY AND EQUIPMENT:



     Property and equipment consisted of the following:



                                                                     DECEMBER 31,
                                                                         1995
                                                                     ------------
            Land..................................................   $  4,197,262
            Buildings.............................................     10,655,985
            Furniture, fixtures and equipment.....................      9,445,830
                                                                     ------------
                                                                       24,299,077
            Less accumulated depreciation.........................    (10,879,018)
                                                                     ------------
            Net property and equipment............................   $ 13,420,059
                                                                     ============

                               DECEMBER 31, 1995

                                   ---------


NOTE 4. COMMITMENTS AND CONTINGENCIES:



  Operating Leases:



     The Hotel has operating leases for office and hotel equipment expiring in 2000. Rent expense under these leases for the year ended December 31, 1995 was approximately $69,000. Future annual lease payments related to the leases as of December 31, 1995 are:



                1996..............................................   $ 96,999
                1997..............................................     83,369
                1998..............................................     83,369
                1999..............................................     83,034
                2000..............................................     72,725
                                                                     --------
                                                                     $419,496
                                                                     ========



  401(k) Retirement Plan:



     Effective January 1, 1996, the Hotel became a participant in a 401(k) defined contribution retirement plan established by the affiliated management company. The Hotel matched 25% of each participating employee's contribution (up to a total match equal to 1% of the employee's annual compensation), and such employer contributions became fully vested as a result of the acquisition.



NOTE 5. REVENUES FROM SIGNIFICANT CUSTOMERS:



     The Hotel had one significant customer who provided approximately 16 percent of the gross room revenues for the year ended December 31, 1995 and 16 percent for the nine month period ended September 30, 1995 and 19 percent for the period from January 1, 1996 through August 29, 1996.

PHOTO                                           PHOTO

ROANOKE AIRPORT MARRIOTT                        FORT MAGRUDER INN
ROANOKE, VIRGINIA (MANAGED)                     WILLIAMSBURG, VIRGINIA (OWNED)


PHOTO                                           PHOTO

LOS ANGELES WESTIN BONAVENTURE                  MARRIOTT'S CASA MARINA RESORT
LOS ANGELES, CALIFORNIA (MANAGED)               KEY WEST, FLORIDA (MANAGED)


PHOTO

MARRIOTT AT SAWGRASS RESORT
PONTE VEDRA BEACH, FLORIDA (MANAGED)

===============================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................      7
The Company.........................     12
Recent Developments.................     13
Price Range of Common Stock.........     16
Dividend Policy.....................     16
Use of Proceeds.....................     16
Capitalization......................     17
Selected Financial and Other Data...     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     21
Indebtedness of the Company.........     27
Business and Properties.............     29
Management..........................     47
Principal Shareholders..............     61
Certain Relationships and Related
  Transactions......................     62
Description of Capital Stock........     64
Shares Eligible for Future Sale.....     66
Taxation............................     67
Underwriting........................     70
Legal Matters.......................     71
Experts.............................     72
Forward-Looking Information.........     72
Available Information...............     72
Index to Financial Statements.......    F-1

===============================================================================


===============================================================================

                                4,000,000 SHARES
                                      LOGO

                               INTERSTATE HOTELS
                                    COMPANY
                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------
                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.

                           CREDIT LYONNAIS SECURITIES
                                   (USA) INC.
                                          , 1996
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION OF THESE SECURITIES UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED DECEMBER 6, 1996

PROSPECTUS
                                     [LOGO]

                                4,000,000 SHARES
                           INTERSTATE HOTELS COMPANY

                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock of Interstate Hotels Company (the "Company") are being offered by the Company. Of the 4,000,000 shares of Common Stock offered, 600,000 shares are being offered hereby outside the United States and Canada by the International Underwriters and 3,400,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters. The offering price and aggregate underwriting discount per share are identical for both offerings (the "Offering"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "IHC." On November 12, 1996, the last reported sale price of the Common stock on the NYSE was $25 5/8 per share.
                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                                       UNDERWRITING         PROCEEDS TO
                                                PRICE TO PUBLIC        DISCOUNT(1)           COMPANY(2)
===========================================================================================================
Per Share...................................           $                    $                    $
-----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                    $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $          .

(3) The Company has granted the several International Underwriters and the several U.S. Underwriters 30-day options to purchase up to an additional 90,000 and 510,000 shares of Common Stock, respectively, to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $            , $            and $            , respectively. See
    "Underwriting."
                            ------------------------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York City on or about        , 1996.
                            ------------------------
MERRILL LYNCH INTERNATIONAL
                CREDIT LYONNAIS SECURITIES

                                MONTGOMERY SECURITIES

                                             MORGAN STANLEY & CO.
                                                   INTERNATIONAL
                                                        SMITH BARNEY INC.
                            ------------------------

                The date of this Prospectus is           , 1996.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                                  UNDERWRITING

     The International Underwriters named below (the "International Underwriters"), acting through their international representatives, Merrill Lynch International, Credit Lyonnais Securities, Montgomery Securities, Morgan Stanley & Co. International Limited and Smith Barney Inc. (the "International Representatives"), have severally agreed, subject to the terms and conditions of an International Purchase Agreement with the Company (the "International Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The International Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting International Underwriters may be increased as set forth in the International Purchase Agreement.

                                                                                 NUMBER
                 U.S. UNDERWRITERS                                              OF SHARES
                 -----------------                                              ---------
    Merrill Lynch International..............................................
    Credit Lyonnais Securities...............................................
    Montgomery Securities....................................................
    Morgan Stanley & Co. International.......................................
    Smith Barney Inc. .......................................................
                                                                                  -------
                 Total.......................................................     600,000
                                                                                  =======

     The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Credit Lyonnais Securities (USA) Inc. are acting as U.S. representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 600,000 shares of Common Stock to the International Underwriters pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 3,400,000 shares of Common Stock. Under certain circumstances under the U.S. Purchase Agreement, the commitments of non-defaulting U.S. Underwriters may be increased. The public offering price per share and the total underwriting discount per share will be identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Underwriters and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. Sales of Common Stock to be purchased by the International Underwriters in the International Offering and the U.S. Underwriters in the U.S. Offering are conditioned upon one another.

     The Company has granted the International Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 90,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. To the extent that the International Underwriters exercise this option, each International Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such International Underwriter's initial amount reflected in the foregoing table. Additionally, the Company has granted the U.S. Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 510,000 shares at the public offering price per share, less the underwriting discount, solely to cover over-allotments, if any, on terms similar to those granted to the International Underwriters.

     The International Underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not
in excess of $     per share, and the International Underwriters may allow, and
such dealers may reallow, a discount not in excess of $     per share to certain
other dealers. After the completion of the Offering, the offering price, concession and discount may be changed.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     The International Underwriters and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except, in each case, for transactions pursuant to such agreement.

     The International Representatives and the U.S. Representatives acted as representatives of the Underwriters in the IPO and received customary underwriting compensation in connection therewith.


     The Company and each of its directors and executive officers who is a holder of Common Stock and the Fine Family Shareholders have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased pursuant to the Offering or in the open market) or securities convertible into or exercisable for Common Stock without the prior written consent of Merrill Lynch for a period of 90 days after the date of this Prospectus. See "Shares Eligible for Future Sale."


     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In the International Purchase Agreement, the Company has agreed to indemnify the several International Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     If requested by the Company, the Underwriters will reserve up to 100,000 shares of Common Stock for sale at the public offering price to certain employees, customers, vendors and business associates of the Company who have expressed an interest in purchasing shares of Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares of Common Stock. Any reserved shares of Common Stock that are not so purchased by such persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other Common Stock offered by this Prospectus.

     Each International Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of the Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations
1995), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                    EXPERTS


     The Consolidated Financial Statements of Interstate Hotels Company and Predecessor Entity as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone/CGL Partners, L.P. and Predecessor Entity as of December 31, 1994, December 14, 1995 and December 31, 1995 and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995; and the Financial Statements of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Carter Associates and Carter Associates, Inc. as of December 31, 1995 and for the year ended December 31, 1995; the Financial Statements of OBR Limited, L.P. as of December 31, 1995 and for the year ended December 31, 1995; and the Combined Financial Statements of Trust Management, Inc. and Trust Leasing, Inc. as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.



     The Financial Statements of Fountain Suites Hotel as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the reports of Pannell Kerr Forster, independent accountants, given on their authority as experts in accounting and auditing.


                          FORWARD-LOOKING INFORMATION


     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of the Company, the Company's rapid expansion, the ownership and leasing of real estate, competition from other hospitality companies, changes in economic cycles, as well as the other factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Common Stock is listed on the New

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company is required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. The Company intends to furnish its shareholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

===============================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................      7
The Company.........................     12
Recent Developments.................     13
Price Range of Common Stock.........     16
Dividend Policy.....................     16
Use of Proceeds.....................     16
Capitalization......................     17
Selected Financial and Other Data...     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     21
Indebtedness of the Company.........     27
Business and Properties.............     29
Management..........................     47
Principal Shareholders..............     61
Certain Relationships and Related
  Transactions......................     62
Description of Capital Stock........     64
Shares Eligible for Future Sale.....     66
Taxation............................     67
Underwriting........................     70
Legal Matters.......................     71
Experts.............................     72
Forward-Looking Information.........     72
Available Information...............     72
Index to Financial Statements.......    F-1

===============================================================================


===============================================================================
                                4,000,000 SHARES
                                      LOGO

                               INTERSTATE HOTELS
                                    COMPANY
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                           CREDIT LYONNAIS SECURITIES

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                 INTERNATIONAL

                               SMITH BARNEY INC.
                                        , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the Common Stock being registered hereby:



        Securities and Exchange Commission Registration Fee.............   $   51,570
        National Association of Securities Dealers, Inc. Filing Fee.....       17,578
        New York Stock Exchange Listing Fee.............................       47,800
        Printing and Engraving Expenses.................................      325,000
        Legal Fees and Expenses.........................................      400,000
        Accounting Fees and Expenses....................................      550,000
        Transfer Agent and Registrar Fees...............................        2,000
        Miscellaneous Fees and Expenses.................................      126,052
                                                                           ----------
             Total......................................................   $1,520,000
                                                                           ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct and that such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determining that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that the indemnification and advancement of expenses provided by Subchapter 17D of the BCL (i) will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office, and (ii) may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter 17D of BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental corporate changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     The Company's Bylaws provide in general that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Bylaws further provide that any alteration, amendment, or repeal of the indemnification provisions, if not approved by 80% of the total number of directors of the Company, requires the affirmative vote of shareholders owning at least 80% of the outstanding shares entitled to vote.

     As authorized by the Company's Articles of Incorporation, the Company entered into indemnification agreements with each of its directors. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorney's fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In April 1996, the Company issued 10,000 shares of Common Stock to Milton Fine, Chairman of the Board of the Company, for nominal consideration. The shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     Reference is made to "Certain Relationships and Transactions--The Organization and Initial Public Offering" and "Management--Stock Option Grants" regarding shares of Common Stock issued in connection with the Organization, the purchasers thereof and the consideration therefor. Such issuances occurred without registration under the Securities Act pursuant to the exemptions afforded by Section 3(a)(9) or 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (a) Exhibits.


 EXHIBIT NO.                                     DESCRIPTION
-------------   ------------------------------------------------------------------------------
    1.1(a)      Form of Purchase Agreement (U.S. Version)
    1.1(b)      Form of Purchase Agreement (International Version)
+   2.1         Agreement and Plan of Merger, dated as of November 1, 1995, among Interstate
                Hotels Corporation and the other persons signatory thereto
++  2.2         Formation Agreement among the Company and the parties identified on the signature page thereof
++  3.1         Amended and Restated Articles of Incorporation of the Company
++  3.2         Amended and Restated By-Laws of the Company
    4.1         Specimen Common Stock Certificate
++  4.2(a)      Credit Agreement, dated as of June 25, 1996, among Interstate Hotels
                Corporation, Credit Lyonnais and the other parties signatory thereto
    4.2(b)      First Amendment to Credit Agreement, dated October 21, 1996, among Interstate
                Hotels Corporation, Credit Lyonnais and the other parties signatory thereto
    5.1         Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered
+  10.1(a)      Option Agreement, dated as of October 12, 1995, among Interstate Hotels
                Corporation and the other persons signatory thereto
+  10.1(b)      Amendment No. 1 to Option Agreement, dated as of December 15, 1995, among
                Interstate Hotels Corporation and the other persons signatory thereto
+  10.1(c)      Amendment No. 2 to Option Agreement, dated as of March 29, 1996, among
                Interstate Hotels Corporation and the other persons signatory thereto
+  10.2         Agreement of Purchase and Sale, dated as of March 29, 1996, among the Sellers named therein and IHC Member Corporation
+  10.3         Contribution Agreement, dated as of March 29, 1996, among Interstate Hotels
                Corporation and the other persons signatory thereto
++ 10.4         Stockholders Agreement, dated as of June 25, 1996, among the Company,
                Blackstone Real Estate Advisors L.P. and the shareholders named therein
++ 10.5         Registration Rights Agreement, dated as of June 25, 1996, among the Company and the shareholders named therein
+  10.6         Master Agreement, dated as of April 1, 1996, among Host Funding, Inc.,
                Crossroads Hospitality Tenant Company, L.L.C. and Crossroads Hospitality
                Company, L.L.C.
+  10.7(a)      Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Miner,
                Missouri
+  10.7(b)      Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Poplar
                Bluff, Missouri
+  10.7(c)      Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Rock
                Falls, Illinois


+  10.7(d)      Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 San
                Diego, California
+  10.7(e)      Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8
                Somerset, Kentucky

 EXHIBIT NO.                                     DESCRIPTION
-------------   ------------------------------------------------------------------------------
+  10.8(a)(1)   Interstone Three Partners I L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners I L.P. and IHC/Interstone
                Partnership II, L.P.
++ 10.8(a)(2)   First Amendment to Interstone Three Partners I L.P. Limited Partnership
                Agreement, dated as of June 25, 1996, among BJS Interstone Management
                Associates, IHC/ Interstone Corporation, Blackstone Real Estate Partners I
                L.P. and IHC/Interstone Partnership II, L.P.
+  10.8(b)(1)   Interstone Three Partners II L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners II L.P. and IHC/Interstone
                Partnership II, L.P.
++ 10.8(b)(2)   First Amendment to Interstone Three Partners II L.P. Limited Partnership
                Agreement, dated as of June 25, 1996, among BJS Interstone Management
                Associates, IHC/ Interstone Corporation, Blackstone Real Estate Partners II
                L.P. and IHC/Interstone Partnership II, L.P.
+  10.8(c)(1)   Interstone Three Partners III L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners III L.P., Blackstone Real Estate
                Holdings L.P., Blackstone RE Capital Partners L.P., Blackstone RE Offshore
                Capital Partners L.P. and IHC/Interstone Partnership II, L.P.
++ 10.8(c)(2)   First Amendment to Interstone Three Partners III L.P. Limited Partnership
                Agreement, dated as of June 25, 1996, among BJS Interstone Management
                Associates, IHC/ Interstone Corporation, Blackstone Real Estate Partners III
                L.P., Blackstone Real Estate Holdings L.P., Blackstone RE Capital Partners
                L.P., Blackstone RE Offshore Capital Partners L.P. and IHC/Interstone
                Partnership II, L.P. Interstone Three Partners IV L.P. Limited Partnership
                Agreement, dated as
+  10.8(d)(1)   of December 15, 1995, among BJS Interstone Management Associates,
                IHC/Interstone Corporation, Blackstone Real Estate Partners IV L.P.,
                Blackstone RE Capital Partners II L.P. and IHC/Interstone Partnership II, L.P.
++ 10.8(d)(2)   First Amendment to Interstone Three Partners IV L.P. Limited Partnership
                Agreement, dated as of June 25, 1996, among BJS Interstone Management
                Associates, IHC/ Interstone Corporation, Blackstone Real Estate Partners IV
                L.P., Blackstone RE Capital Partners II L.P. and IHC/Interstone Partnership
                II, L.P.
+  10.9         Interstate Hotels Company Executive Retirement Plan
+  10.10        Interstate Hotels Company Equity Incentive Plan
+  10.11        Interstate Hotels Company Stock Purchase Plan
+  10.12        Interstate Hotels Company Management Bonus Plan
+  10.13        Interstate Hotels Company Stock Option Plan for Non-Employee Directors
+  10.14(a)     Employment Agreement between the Company and Milton Fine
+  10.14(b)     Employment Agreement between the Company and W. Thomas Parrington, Jr.
+  10.14(c)     Employment Agreement between the Company and J. William Richardson
+  10.14(d)     Employment Agreement between the Company and Robert L. Froman
+  10.14(e)     Employment Agreement between the Company and Marvin I. Droz
   10.14(f)     Employment Agreement between the Company and Thomas D. Reese
+  10.15        Form of Severance Agreement between the Company and each of Milton Fine, W.
                Thomas Parrington, Jr., J. William Richardson, Robert L. Froman and Marvin I.
                Droz
+  10.16        Form of Indemnification Agreement between the Company and each of its directors

 EXHIBIT NO.                                     DESCRIPTION
-------------   ------------------------------------------------------------------------------
+  10.17(a)     Interstate Hotels Company Deferred Compensation Plan
+  10.17(b)     Deferred Compensation Agreement between the Company and W. Thomas Parrington,
                Jr.
+  10.17(c)     Deferred Compensation Agreement between the Company and J. William Richardson
   10.18(a)(1)  Contribution Agreement, dated as of October 4, 1996, among Trust Leasing,
                Inc., Trust Management, Inc., Phillip H. McNeill, Sr., Crossroads/Memphis
                Company, L.L.C. and Crossroads/Memphis Partnership, L.P.
   10.18(a)(2)  First Amendment to Contribution Agreement, dated November 4, 1996, among Trust
                Leasing, Inc., Trust Management, Inc., Phillip H. McNeill, Sr.,
                Crossroads/Memphis Company, L.L.C. and Crossroads/Memphis Partnership, L.P.
   10.18(a)(3)  Second Amendment to Contribution Agreement, dated November 15, 1996, among
                Trust Leasing, Inc., Trust Management, Inc., Phillip H. McNeill, Sr.,
                Crossroads/Memphis Company, L.L.C. and Crossroads/Memphis Partnership, L.P.
   10.18(b)(1)  Master Agreement, dated as of November 4, 1996, among Equity Inns Partnership,
                L.P., Interstate Hotels Corporation, Equity Inns, Inc., Crossroads/Memphis
                Partnership, L.P. and Crossroads Future Company, L.L.C.
   10.18(b)(2)  First Amendment to Master Agreement, dated November 15, 1996, among Equity
                Inns Partnership, L.P., Interstate Hotels Corporation, Equity Inns, Inc.,
                Crossroads/Memphis Partnership, L.P. and Crossroads Future Company, L.L.C.
   21.1         List of Subsidiaries of the Company
   23.1         Consent of Coopers & Lybrand L.L.P.
   23.2         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
   23.3         Consent of Pannell Kerr Forster
*  24.1         Powers of Attorney executed by the Company, Michael J. Aranson, David J. Fine,
                Milton Fine, R. Michael McCullough, W. Thomas Parrington, Jr., J. William
                Richardson, Thomas J. Saylak and Steven J. Smith
*  27.1         Financial Data Schedule


------------------


*  Filed previously as an exhibit to this Registration Statement.


+ Filed previously as an exhibit to the Company's Registration Statement on Form S-1, as amended (File No. 333-3958), and incorporated herein by reference.

++ Filed previously as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference.

(B) FINANCIAL STATEMENT SCHEDULES.

     No schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are required under the related instructions or are applicable or the information is contained in the financial statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 2 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, in the State of Pennsylvania, on December 6, 1996.


                                        INTERSTATE HOTELS COMPANY



                                        By:      /s/ MARVIN I. DROZ
                                            --------------------------------
                                                     Marvin I. Droz
                                                 Senior Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Company's Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated on December 6, 1996.



               SIGNATURE                                          TITLE
----------------------------------------     ------------------------------------------------

                   *                              President and Chief Executive Officer
----------------------------------------
       W. Thomas Parrington, Jr.

                   *                           Executive Vice President and Chief Financial
----------------------------------------                         Officer
         J. William Richardson                 (Principal Financial and Accounting Officer)

                   *                         Director
----------------------------------------
              Milton Fine

                   *                                             Director
----------------------------------------
             David J. Fine

                   *                                             Director
----------------------------------------
           Michael J. Aranson

                   *                                             Director
----------------------------------------
         R. Michael McCullough

                   *                                             Director
----------------------------------------
            Thomas J. Saylak

                   *                                             Director
----------------------------------------
            Steven J. Smith




                                        *By:     /s/ MARVIN I. DROZ
                                              ---------------------------
                                                     Marvin I. Droz

                                             Pursuant to Powers of Attorney
                                               filed previously with the
                                           Securities and Exchange Commission

                               INDEX TO EXHIBITS


 EXHIBIT NO.                                 DESCRIPTION                                  PAGE
-------------   ----------------------------------------------------------------------    -----
    1.1(a)      Form of Purchase Agreement (U.S. Version)
    1.1(b)      Form of Purchase Agreement (International Version)
+   2.1         Agreement and Plan of Merger, dated as of November 1, 1995, among
                Interstate Hotels Corporation and the other persons signatory thereto
++  2.2         Formation Agreement among the Company and the parties identified on the signature page thereof
++  3.1         Amended and Restated Articles of Incorporation of the Company
++  3.2         Amended and Restated By-Laws of the Company
    4.1         Specimen Common Stock Certificate
++  4.2(a)      Credit Agreement, dated as of June 25, 1996, among Interstate Hotels
                Corporation, Credit Lyonnais and the other parties signatory thereto
    4.2(b)      First Amendment to Credit Agreement, dated October 21, 1996, among
                Interstate Hotels Corporation, Credit Lyonnais and the other parties signatory thereto
    5.1         Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered
+  10.1(a)      Option Agreement, dated as of October 12, 1995, among Interstate
                Hotels Corporation and the other persons signatory thereto
+  10.1(b)      Amendment No. 1 to Option Agreement, dated as of December 15, 1995, among Interstate Hotels Corporation and the other persons signatory thereto
+  10.1(c)      Amendment No. 2 to Option Agreement, dated as of March 29, 1996, among
                Interstate Hotels Corporation and the other persons signatory thereto
+  10.2         Agreement of Purchase and Sale, dated as of March 29, 1996, among the
                Sellers named therein and IHC Member Corporation
+  10.3         Contribution Agreement, dated as of March 29, 1996, among Interstate
                Hotels Corporation and the other persons signatory thereto
++ 10.4         Stockholders Agreement, dated as of June 25, 1996, among the Company,
                Blackstone Real Estate Advisors L.P. and the shareholders named therein
++ 10.5         Registration Rights Agreement, dated as of June 25, 1996, among the
                Company and the shareholders named therein
+  10.6         Master Agreement, dated as of April 1, 1996, among Host Funding, Inc.,
                Crossroads Hospitality Tenant Company, L.L.C. and Crossroads
                Hospitality Company, L.L.C.
+  10.7(a)      Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the
                Super 8 Miner, Missouri
+  10.7(b)      Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the
                Super 8 Poplar Bluff, Missouri
+  10.7(c)      Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the
                Super 8 Rock Falls, Illinois
+  10.7(d)      Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the
                Super 8 San Diego, California
+  10.7(e)      Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the
                Super 8 Somerset, Kentucky

 EXHIBIT NO.                                 DESCRIPTION                                  PAGE
-------------   ----------------------------------------------------------------------    -----
+  10.8(a)(1)   Interstone Three Partners I L.P. Limited Partnership Agreement, dated as of December 15, 1995, among BJS Interstone Management Associates,
                IHC/ Interstone Corporation, Blackstone Real Estate Partners I L.P.
                and IHC/Interstone Partnership II, L.P.
++ 10.8(a)(2)   First Amendment to Interstone Three Partners I L.P. Limited
                Partnership Agreement, dated as of June 25, 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real
                Estate Partners I L.P. and IHC/Interstone Partnership II, L.P.
+  10.8(b)(1)   Interstone Three Partners II L.P. Limited Partnership Agreement, dated as of December 15, 1995, among BJS Interstone Management Associates,
                IHC/ Interstone Corporation, Blackstone Real Estate Partners II L.P.
                and IHC/ Interstone Partnership II, L.P.
++ 10.8(b)(2)   First Amendment to Interstone Three Partners II L.P. Limited
                Partnership Agreement, dated as of June 25, 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real
                Estate Partners II L.P. and IHC/Interstone Partnership II, L.P.
+  10.8(c)(1)   Interstone Three Partners III L.P. Limited Partnership Agreement,
                dated as of December 15, 1995, among BJS Interstone Management
                Associates, IHC/ Interstone Corporation, Blackstone Real Estate
                Partners III L.P., Blackstone Real Estate Holdings L.P., Blackstone RE
                Capital Partners L.P., Blackstone RE Offshore Capital Partners L.P.
                and IHC/Interstone Partnership II, L.P.
++ 10.8(c)(2)   First Amendment to Interstone Three Partners III L.P. Limited
                Partnership Agreement, dated as of June 25, 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real
                Estate Partners III L.P., Blackstone Real Estate Holdings L.P.,
                Blackstone RE Capital Partners L.P., Blackstone RE Offshore Capital
                Partners L.P. and IHC/Interstone Partnership II, L.P. Interstone Three
                Partners IV L.P. Limited Partnership Agreement, dated as
+  10.8(d)(1)   of December 15, 1995, among BJS Interstone Management Associates, IHC/
                Interstone Corporation, Blackstone Real Estate Partners IV L.P.,
                Blackstone RE Capital Partners II L.P. and IHC/Interstone Partnership
                II, L.P.
++ 10.8(d)(2)   First Amendment to Interstone Three Partners IV L.P. Limited
                Partnership Agreement, dated as of June 25, 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real
                Estate Partners IV L.P., Blackstone RE Capital Partners II L.P. and
                IHC/Interstone Partnership II, L.P.
+  10.9         Interstate Hotels Company Executive Retirement Plan
+  10.10        Interstate Hotels Company Equity Incentive Plan
+  10.11        Interstate Hotels Company Stock Purchase Plan
+  10.12        Interstate Hotels Company Management Bonus Plan
+  10.13        Interstate Hotels Company Stock Option Plan for Non-Employee Directors
+  10.14(a)     Employment Agreement between the Company and Milton Fine
+  10.14(b)     Employment Agreement between the Company and W. Thomas Parrington, Jr.
+  10.14(c)     Employment Agreement between the Company and J. William Richardson
+  10.14(d)     Employment Agreement between the Company and Robert L. Froman
+  10.14(e)     Employment Agreement between the Company and Marvin I. Droz
   10.14(f)     Employment Agreement between the Company and Thomas D. Reese
+  10.15        Form of Severance Agreement between the Company and each of Milton
                Fine, W. Thomas Parrington, Jr., J. William Richardson, Robert L.
                Froman and Marvin I. Droz

 EXHIBIT NO.                                 DESCRIPTION                                  PAGE
-------------   ----------------------------------------------------------------------    -----
+  10.16        Form of Indemnification Agreement between the Company and each of its directors
+  10.17(a)     Interstate Hotels Company Deferred Compensation Plan
+  10.17(b)     Deferred Compensation Agreement between the Company and W. Thomas
                Parrington, Jr.
+  10.17(c)     Deferred Compensation Agreement between the Company and J. William
                Richardson
   10.18(a)(1)  Contribution Agreement, dated as of October 4, 1996, among Trust
                Leasing, Inc., Trust Management, Inc., Phillip H. McNeill, Sr.,
                Crossroads/Memphis Company, L.L.C. and Crossroads/Memphis Partnership,
                L.P.
   10.18(a)(2)  First Amendment to Contribution Agreement, dated November 4, 1996, among Trust Leasing, Inc., Trust Management, Inc., Phillip H. McNeill,
                Sr., Crossroads/ Memphis Company, L.L.C. and Crossroads/Memphis
                Partnership, L.P.
   10.18(a)(3)  Second Amendment to Contribution Agreement, dated November 15, 1996, among Trust Leasing, Inc., Trust Management, Inc., Phillip H. McNeill,
                Sr., Crossroads/ Memphis Company, L.L.C. and Crossroads/Memphis
                Partnership, L.P.
   10.18(b)(1)  Master Agreement, dated as of November 4, 1996, among Equity Inns
                Partnership, L.P., Interstate Hotels Corporation, Equity Inns, Inc.,
                Crossroads/Memphis Partnership, L.P. and Crossroads Future Company,
                L.L.C.
   10.18(b)(2)  First Amendment to Master Agreement, dated November 15, 1996, among
                Equity Inns Partnership, L.P., Interstate Hotels Corporation, Equity
                Inns, Inc., Crossroads/ Memphis Partnership, L.P. and Crossroads
                Future Company, L.L.C.
   21.1         List of Subsidiaries of the Company
   23.1         Consent of Coopers & Lybrand L.L.P.
   23.2         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
   23.3         Consent of Pannell Kerr Forster
*  24.1         Powers of Attorney executed by the Company, Michael J. Aranson, David
                J. Fine, Milton Fine, R. Michael McCullough, W. Thomas Parrington,
                Jr., J. William Richardson, Thomas J. Saylak and Steven J. Smith
*  27.1         Financial Data Schedule


------------------


*  Filed previously as an exhibit to this Registration Statement.


+ Filed previously as an exhibit to the Company's Registration Statement on Form S-1, as amended (File No. 333-3958), and incorporated herein by reference.

++ Filed previously as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 and incorporated herein by reference.